Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273287

PROSPECTUS

BITCOIN DEPOT INC.

Up to 83,747,027 Shares of Class A Common Stock

Up to 43,848,750 Shares of Class A Common Stock Underlying Warrants

Up to 12,223,750 Warrants to Purchase Class A Common Stock

This prospectus relates to the issuance by us of up to 43,848,750 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Bitcoin Depot Inc. (the “Company”) consisting of (i) up to 12,223,750 shares of our Class A common stock issuable upon the exercise of warrants (the “Private Placement Warrants”) that were originally issued in a private placement to GSR II Meteora Sponsor LLC, a Delaware limited liability company (“Sponsor”); and (ii) up to 31,625,000 shares of our Class A common stock issuable upon the exercise of warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) that were originally issued as part of the units sold by GSR II Meteora Acquisition Corp., a Delaware corporation (“GSRM”) in its initial public offering. We will receive the proceeds from any exercise of any Warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of the following:

(i) up to 83,747,027 shares of Class A common stock consisting of:

(a) up to 657,831 shares of Class A common stock held by former stockholders of GSRM, of which (i) 203,481 shares were issued pursuant to certain Voting and Non-Redemption Agreements (as defined below) at an effective purchase price of $0.00 per share and (ii) 454,350 shares were issued pursuant to certain Non-Redemption Agreements (as defined below) at an effective purchase price of $3.00 per share;

(b) up to 5,769,185 shares of Class A common stock held by certain third parties and affiliates of Sponsor and former directors of GSRM, in each case that were issued at Closing in exchange for an equivalent number of shares of Class B common stock of GSRM that were originally purchased for approximately $0.004 per share;

(c) up to 1,075,761 shares of Class A common stock issuable upon the vesting and conversion of the Company’s Class E common stock, par value $0.0001 per share (the “Class E common stock”), held by certain third parties and affiliates of Sponsor and former directors of GSRM, in each case that were issued at Closing in exchange for an equivalent number of shares of Class B common stock of GSRM that were originally purchased for approximately $0.004 per share;

(d) up to 59,100,000 shares of Class A common stock underlying the following securities held by BT Assets as of the Closing (which in each case were issued as consideration in the Business Combination based on a value of $10.00 per share): (i) 15,000,000 BT HoldCo Earnout Units, consisting of (A) 5,000,000 Class 1 Earnout Units of BT HoldCo, (B) 5,000,000 Class 2 Earnout Units of BT HoldCo, and (C) 5,000,000 Class 3 Earnout Units of BT HoldCo, and (ii) 44,100,000 BT HoldCo Common Units (which correspond to 44,100,000 shares of Class V common stock);

(e) up to 4,300,000 shares of Class A common stock issuable upon conversion of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), which were purchased for $10.00 per share and issued at Closing and are held by the PIPE Subscribers pursuant to that certain PIPE Agreement, dated as of June 23, 2023 (the “PIPE Agreement”), by and among GSRM, Lux Vending, LLC dba Bitcoin Depot (“BT OpCo”), and the subscribers set forth therein (the “PIPE Subscribers”);

(f) up to 500,000 shares of Class A common stock issued at Closing to Brandon Mintz under the Bitcoin Depot Inc. 2023 Omnibus Incentive Equity Plan at an effective cost basis of $3.23 per share;

(g) up to 120,500 shares of Class A common stock issuable upon exercise of the restricted stock units issued at Closing to Scott Buchanan under the Bitcoin Depot Inc. 2023 Omnibus Incentive Equity Plan at an effective cost basis of $3.23 per share; and

(h) up to 12,223,750 shares of Class A common stock issuable upon exercise of the Private Placement Warrants that were originally purchased for $1.00 per Private Placement Warrant; and

(ii) up to 12,223,750 Private Placement Warrants that were originally purchased concurrently with the closing of the GSRM initial public offering at a price of $1.00 per Private Placement Warrant and distributed to certain third parties and affiliates of Sponsor concurrently with Closing.

We will not receive any proceeds from the sale of shares of Class A common stock or Private Placement Warrants by the Selling Securityholders pursuant to this prospectus.

The shares of Class A common stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 56.0% of shares of Class A common stock outstanding of the Company as of August 25, 2023. Given the substantial number of shares of Class A common stock being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares of Class A common stock or Warrants by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of holders of Class A common stock or Warrants intend to sell such securities, could increase the volatility of the market price of our Class A common stock or Warrants or result in a significant decline in the public trading price of our Class A common stock or Warrants. Even if our trading price of Class A common stock is significantly below $10.00 per share, the offering price for the units offered in the IPO (as defined below), certain of the Selling Securityholders may still have an incentive to sell shares of Class A common stock, because they purchased the shares at prices lower than the public investors or the current trading price of our Class A common stock. For example, based on the closing price of our Class A common stock of $2.86 per share as of August 25, 2023, certain Selling Securityholders would realize a significant gain from the sale of their shares of Class A common stock even if other Bitcoin Depot securityholders experience a negative rate of return. Specifically, holders of shares of Class A common stock issued to Sponsor at Closing in exchange for Class B common stock of GSRM and distributed by the Sponsor in connection with closing would realize a profit of $2.856 per share, or $16.5 million in the aggregate (excluding shares of Class A common stock issuable upon the vesting and conversion of Class E common stock held by such holders). Holders of shares of Class A common stock issued pursuant to Voting and Non-Redemption Agreements would realize a profit of $2.86 per share, or $581,956 in the aggregate. Holders of shares of Class A common stock issued pursuant to Non-Redemption Agreements would not have realized a profit based on the closing price of Class A common stock as of August 25, 2023. Mr. Mintz and Mr. Buchanan would each not have realized a profit in respect of Class A common stock issued to them at closing pursuant to the 2023 Omnibus Incentive Equity Plan based on the closing price of Class A common stock as of August 25, 2023. Based upon the closing price of our Public Warrants of $0.21 per warrant as of August 25, 2023, holders of the Private Placement Warrants would not have realized a profit on the sale of such warrants as of such date based on a $1.00 per warrant purchase price. The extent to which the PIPE Subscribers may be able to profit on the sale of the shares of Class A common stock underlying the Series A Preferred Stock held by them primarily depends on the trading price of our Class A common stock during each Reference Period (as defined in the PIPE Agreement) under the PIPE Agreement. For example, assuming that the Settlement Price (as defined below) for each Reference Period is $2.86, which was the closing price of our Class A common stock on August 25, 2023, and no Reference Periods were non-selected such that the first six Reference Periods were applied and including the First and Second Option Premium payments (as defined in the PIPE Agreement) by the Company to the PIPE Subscribers, the effective subscription price of the Series A Preferred Stock, upon conversion into Class A common stock, would be approximately $1.96 per share, and the PIPE Subscribers would realize a profit of approximately $0.90 per share, or approximately $3.9 million in the aggregate, if they sold all such shares at $2.86 per share. For the avoidance of doubt, this aggregate profit figure does not include any profit from the sale of the 700,000 shares of Class A common stock which the PIPE Subscribers agreed to not redeem at the Closing pursuant to the PIPE Agreement. The per share and aggregate profit that could be realized upon any sales has been calculated based on a ratable cost basis across the 4,300,000 shares of Class A common stock underlying the Series A Preferred stock that the PIPE Subscribers acquired and the 700,000 shares of Class A common stock that the PIPE Subscribers did not redeem. For further information on the release or retention of funds relating to the PIPE financing and potential future payments to be made to the PIPE Subscribers thereunder, see “Risk Factors — Uncertainties with respect to reference period payments we may be required to make to the PIPE Subscribers, or that may be due to us, under the PIPE Agreement could materially and adversely affect our liquidity position, our ability to operate our business and executed our strategy, and the trading volatility and price of our securities.” For further information regarding risks relating to the foregoing, see “Risk Factors — The shares of Class A common stock being registered for resale pursuant to this prospectus include shares that were purchased at prices that may be significantly below the trading price of our Class A common stock and the sale of which would result in the applicable Selling Securityholder realizing a significant gain even if other Bitcoin Depot securityholders experience a negative rate of return.”

We will only receive proceeds from the exercise of Warrants if and when the holders of the Warrants choose to exercise them. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Class A common stock and the spread between the exercise price of the Warrants and the price of our Class A common stock at the time of exercise. If the market price of our Class A common stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will choose to exercise. There can be no assurance that the Warrants will be in the money prior to their expiration. In addition, our Warrant holders have the option to exercise the Warrants on a cashless basis in certain circumstances. See “Description of Securities — Warrants.” As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. We do not currently, and in the future do not expect to, rely on the proceeds from any exercise of the warrants to fund our operations or capital expenditures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for further information.

We will bear all costs, expenses and fees in connection with the registration of the securities. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the securities.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the Class A common stock. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our Class A common stock or Private Placement Warrants.

Our Class A common stock and Public Warrants, are listed on the Nasdaq Capital Market under the symbols “BTM” and “BTMWW,” respectively. On August 25, 2023, the last reported sales price of our Class A common stock was $2.86 per share and the last reported sales price of our Public Warrants was $0.21 per Public Warrant.

Our Chief Executive Officer, Brandon Mintz, (through his ownership interests in BT Assets) owns a majority of the voting power of our issued and outstanding Common Stock (as defined herein). As a result, we qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated September 1, 2023

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 (the “Registration Statement”) that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell the securities offered by them described in this prospectus.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the SEC. Neither we nor the Selling Securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are issuing, and the Selling Securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

We may also provide a prospectus supplement or post-effective amendment to the Registration Statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the Registration Statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this Registration Statement may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. The Company does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of the Company by, any other companies.

FREQUENTLY USED TERMS

As used in this prospectus, unless otherwise noted or the context otherwise requires, references to:

“Amended and Restated Bylaws” are to the amended and restated bylaws of Bitcoin Depot;

“Amended and Restated Charter” are to the second amended and restated certificate of incorporation of Bitcoin Depot;

“Amended and Restated Credit Agreement,” are to the amended and restated credit agreement by and among BT OpCo, as borrower, BT Assets, as holdings, the subsidiary guarantors party thereto, the financial institutions and institutional investors from time to time party thereto, as lenders, and Silverview Credit Partners, LP, as administrative agent, which provides BT OpCo with a $20.8 million term loan;

“Amended and Restated Registration Rights Agreement” are to that certain Amended and Restated Registration Rights Agreement entered into by and among the Company, Sponsor, BT Assets and the other holders party thereto, as amended;

“BitAccess” are to BitAccess Inc., a Canada corporation;

“Bitcoin Depot” are to Bitcoin Depot Inc., a Delaware corporation;

“BT Assets” are to BT Assets, Inc., a Delaware corporation;

“BT Entity Restructuring” are to (i) the merger of BT OpCo with and into a newly-formed Delaware limited liability company known as “Bitcoin Depot Operating LLC”, with Bitcoin Depot Operating LLC surviving the merger, (ii) the formation of BT HoldCo and contribution of all of BT Assets’ equity in BT OpCo to BT HoldCo and (iii) the issuance by BT HoldCo of the BT HoldCo Common Units, BT HoldCo Preferred Units and BT HoldCo Earnout Units, in each case consummated in connection with the Business Combination;

“BT HoldCo” are to BT HoldCo LLC, a Delaware limited liability company, and a subsidiary jointly held by the Company and BT Assets;

“BT HoldCo Common Units” are to the common units of BT HoldCo having the rights, preferences and privileges set forth in the BT HoldCo Amended and Restated Limited Liability Company Agreement;

“BT HoldCo Earnout Units” are to the (i) Class 1 Earnout Units of BT HoldCo, (ii) Class 2 Earnout Units of BT HoldCo and (iii) Class 3 Earnout Units of BT HoldCo;

“BT HoldCo Matching Warrants” are to the warrants issued by BT HoldCo to the Company to purchase a number of BT HoldCo Common Units equal to the number of shares of Class A common stock that may be purchased upon the exercise in full of all Warrants outstanding immediately after Closing;

“BT HoldCo Preferred Units” are to the preferred units of BT HoldCo having the rights, preferences and privileges set forth in the BT HoldCo Amended and Restated Limited Liability Company Agreement;

“BT HoldCo Preferred Unit Amount” means $29.0 million;

“BT OpCo” are to Lux Vending, LLC, a Georgia limited liability company, prior to the Business Combination, and to Bitcoin Depot Operating LLC, a Delaware limited liability company, after the Business Combination;

“Business Combination” means the transactions contemplated by the Transaction Agreement and related documents;

“Class A common stock” are to (i) prior to giving effect to the Business Combination, the Class A common stock, par value $0.0001 per share, of GSRM, and (ii) after giving effect to the Business Combination, the Class A common stock, par value $0.0001 per share, of Bitcoin Depot Inc. (as the combined post-Business Combination company);

“Class B common stock” are to (i) prior to giving effect to the Business Combination, the Class B common stock, par value $0.0001 per share, of GSRM, and (ii) after giving effect to the Business Combination, the Class B common stock, par value $0.0001 per share, of Bitcoin Depot;

“Class E-1 common stock” are to the Class E-1 common stock, par value $0.0001, of Bitcoin Depot;

“Class E-2 common stock” are to the Class E-2 common stock, par value $0.0001, of Bitcoin Depot;

“Class E-3 common stock” are to the Class E-3 common stock, par value $0.0001, of Bitcoin Depot;

“Class E common stock” are to the Class E-1 common stock, Class E-2 common stock and Class E-3 common stock, of Bitcoin Depot, collectively;

“Class M common stock” are to the Class M common stock, par value $0.0001, of Bitcoin Depot;

“Class O common stock” are to the Class O common stock, par value $0.0001, of Bitcoin Depot;

“Class V common stock” are to the Class V common stock, par value $0.0001, of Bitcoin Depot;

“Closing” are to the consummation of the Business Combination;

“Code” are to the U.S. Internal Revenue Code of 1986, as amended;

“Common Stock” are to the Class A common stock, the Class B common stock, the Class E common stock, the Class M common stock, the Class O common stock, and the Class V common stock, collectively;

“Company,” “our,” “us” or “we” are to GSRM prior to the consummation of the Business Combination and to Bitcoin Depot after giving effect to the Business Combination;

“cryptocurrency” means an asset that is issued and/or transferred using distributed ledger or blockchain technology;

“DGCL” are to the General Corporation Law of the State of Delaware;

“GAAP” means generally accepted accounting principles in the United States;

“Governmental Authority” are to any federal, national, state, provincial, territorial or municipal government, or any political subdivision of such government, and any agency, commission, department, board, bureau, official, minister, arbitral body (public or private), tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or municipal government, or any political subdivision of such authority, including any authority having governmental or quasi-governmental powers, domestic or foreign;

“GSRM” are to GSR II Meteora Acquisition Corp., a Delaware corporation, prior to the Business Combination;

“Incentive Equity Plan” are to the Bitcoin Depot Inc. 2023 Omnibus Incentive Plan;

“Investment Company Act” are to the Investment Company Act of 1940, as amended;

“IPO” are to GSRM’s initial public offering of units, which closed on March 1, 2022;

“Lock-up Period” are to the period that began on the date of the Closing through the date that Bitcoin Depot issues its fourth quarterly earnings release that occurs at least 60 days after the Closing, provided, that: (i) 25% of the Lock-up Shares shall be released from the lock-up upon Bitcoin Depot issuing its first quarterly earnings release that occurs at least 60 days after the Closing; (ii) an additional 25% of the Lock-up Shares shall be released from the lock-up upon Bitcoin Depot issuing its second quarterly earnings release that occurs at least 60 days after the Closing; and (iii) a further 25% of the Lock-up Shares shall be released from the lock-up upon Bitcoin Depot issuing its third quarterly earnings release that occurs at least 60 days after the Closing;

“Lock-up Shares” are to the shares of the Common Stock and Warrants exercisable for shares of Common Stock, in each case, directly or indirectly held by Sponsor, or distributed by Sponsor to certain third parties or affiliates of Sponsor concurrently with Closing, or BT Assets;

“Nasdaq” means The Nasdaq Capital Market;

“Non-Redemption Agreements” are to the non-redemption agreements, dated as of May 31, 2023, June 22, 2023, June 23, 2023 or June 26, 2023, as applicable, by and among GSRM and the parties named therein, and related agreements that GSRM entered into prior to the stockholder meeting dated June 28, 2023 to approve the Business Combination;

“PIPE Agreement” are to that certain PIPE Agreement, dated as of June 23, 2023, by and among GSRM, BT OpCo and the PIPE Subscribers party thereto;

“PIPE Subscribers” are to the entities or individuals subscribing for the Series A Preferred Stock pursuant to the PIPE Agreement and entering into a non-redemption agreement;

“Preferred Stock” are to the shares of preferred stock, par value $0.0001 per share, of Bitcoin Depot;

“Private Placement Warrants” are to the warrants issued to Sponsor for $1.00 per warrant in a private placement that closed simultaneously with the closing of the IPO, and which, after the effectiveness of the Business Combination are exercisable at $11.50 per Private Placement Warrant for one share of Class A common stock;

“Public Warrants” are to the warrants sold by GSRM as part of the units in the IPO, and which, after the effectiveness of the Business Combination are exercisable at $11.50 per Public Warrant for one share of Class A common stock;

“SEC” are to the Securities and Exchange Commission;

“Series A Preferred Stock” are to the shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of Bitcoin Depot;

“Sponsor” are to GSR II Meteora Sponsor, LLC, a Delaware limited liability company, or if applicable, certain third parties and affiliates of Sponsor that received the shares of Class A common stock, shares of Class E common stock and/or Private Placement Warrants concurrently with Closing;

“Sponsor Support Agreement” are to that certain Sponsor Support Agreement, dated as of August 24, 2022, by and among Sponsor, GSR and BT Assets, as amended by the First Amendment to the Sponsor Support Agreement, dated as of June 7, 2023;

v

“Tax Receivable Agreement” are to that certain Tax Receivable Agreement, dated as of June 30, 2023, by and among the Company, BT HoldCo and BT Assets;

“Transaction Agreement” are to the Transaction Agreement, dated as of August 24, 2022, by and among GSRM, Sponsor, BT Assets, BT OpCo and BT HoldCo, as amended from time to time;

“Voting and Non-Redemption Agreements” are to those certain Voting and Non-Redemption Agreements, dated as of May 18, 2023 or May 22, 2023, as applicable, by and among GSRM and their Stockholders named therein;

“Voting common stock” are, collectively to the shares of Class A common stock, Class B common stock, Class M common stock, Class O common stock and Class V common stock;

“Warrant Agreement” are to that certain Warrant Agreement, dated February 24, 2022, by and between GSRM and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent; and

“Warrants” are to the Public Warrants and the Private Placement Warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our and our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Bitcoin Depot. Forward-looking statements in this prospectus may include, for example, statements about:

•	estimates and forecasts of financial and performance metrics and expectations related to realizing the potential benefits of the Business Combination;

•	risks relating to the uncertainty of the projected financial information with respect to the Company;

•	failure to realize the anticipated benefits of the Business Combination;

•	the ability to maintain the listing of the Class A common stock and the Warrants on Nasdaq;

•	the Company’s ability to issue equity or equity-linked securities, to obtain debt financing or refinance existing indebtedness on satisfactory terms, or otherwise raise financing in the future;

•	the liquidity and trading of the Class A common stock and the Warrants;

•	members of the Company’s management team allocating their time to other businesses and potentially having conflicts of interest with the Company’s business;

•	the Company’s future financial performance;

•	the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors;

•	the Company’s ability to manage future growth;

•	the Company’s ability to develop new products and services, bring them to market in a timely manner, and make enhancements to its business;

•	the effects of competition on the Company’s business;

•	market adoption and future performance of cryptocurrencies;

•	changes in domestic and foreign business, financial, political and legal conditions;

•	future global, regional or local economic and market conditions;

•	the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries;

•	the development, effects and enforcement of laws and regulations; and

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those factors described or referenced in this Registration Statement, GSRM’s final IPO prospectus dated February 24, 2022 and its most recent Annual Report on Form 10-K for the year ended December 31, 2022, in each case, under the heading “Risk Factors,” and other documents of GSRM filed, or that the Company will file, from time to time with the SEC.

If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that we do not presently know or that we currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

In addition, forward-looking statements reflect our expectations, plans or forecasts of future events and views as of the date hereof. We anticipate that subsequent events and developments will cause our assessments to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as otherwise required by applicable law. These forward-looking statements should not be relied upon as representing our assessment as of any date subsequent to the date hereof.

These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. As a result of a number of known and unknown risks and uncertainties, actual results or our performance of the Company may be materially different from those expressed or implied by these forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the Registration Statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless the context otherwise requires, we use the terms “Bitcoin Depot,” “Company,” “we,” “us” and “our” in this prospectus to refer to Bitcoin Depot Inc. and our consolidated subsidiaries.

Overview

We help power the digital economy for users of cash, operating the largest network of Bitcoin ATMs (“BTMs”) in North America.

Our mission is to Bring Crypto to the Masses™. Digital means and systems dominate the way that consumers send money, make purchases, and invest; however, we believe that many people utilize cash as their primary means of initiating a transaction, either as a necessity or as a preference. These individuals have largely been excluded from the digital financial system and associated technological advancements in our global and digitally interconnected society. Our simple and convenient process to convert cash into Bitcoin via our BTMs and feature-rich mobile app enables not only these users, but also the broader public, to access the digital financial system.

As of June 30, 2023, our offerings included approximately 6,350 BTMs in retailer locations throughout the U.S. and Canada, our BDCheckout product, which is accepted at 5,195 retail locations, and our mobile app. We maintain a leading position among cash-to-Bitcoin BTM operators in the U.S. and Canada. As of June 30, 2023, we operated the largest cash-to-Bitcoin BTM network in the U.S. representing an approximate 20% market share. Our BTMs offer one-way exchange of cash-to-Bitcoin, with the limited exception of 31 BTMs (representing less than 1% of our total kiosks as of June 30, 2023) which also provide customers the ability to sell Bitcoin to us in exchange for cash. We do not currently have plans to expand the ability of our users to sell Bitcoin to us in exchange for cash. We have also recently acquired a leading BTM operating system provider, BitAccess, to build out our BDCheckout product and our other software and operational capabilities.

The Business Combination

On August 24, 2022, GSRM entered into the Transaction Agreement (as amended by the First Amendment, dated as of February 13, 2023, as further amended by the Second Amendment, dated as of April 4, 2023, as further amended by the Third Amendment, dated as of May 11, 2023, and as further amended by the Fourth Amendment, dated as of June 7, 2023), pursuant to which (among other things) the following occurred on June 30, 2023 (the “Closing Date”):

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GSRM filed a Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, pursuant to which GSRM changed its name to “Bitcoin Depot Inc.” and the number of authorized shares of our Common Stock was increased to 2,272,250,000 shares, consisting of (i) 800,000,000 shares of Class A common stock, (ii) 20,000,000 shares of Class B common stock, (iii) 300,000,000 shares of Class M common stock, (iv) 800,000,000 shares of Class O common stock, (v) 300,000,000 shares of Class V common stock, (vi) 2,250,000 shares of Class E common stock, consisting of three series: (a) 750,000 shares of Class E-1 common stock, (b) 750,000 shares of Class E-2 common stock and (c) 750,000 shares of Class E-3 common stock, and (vii) 50,000,000 shares of Preferred Stock;

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(i) the BT Entity Restructuring was consummated, consisting of (a) the merger of BT OpCo with and into a newly-formed Delaware limited liability company known as “Bitcoin Depot Operating LLC”, with Bitcoin Depot Operating LLC surviving the merger and (b) the formation of BT HoldCo and contribution of all of BT Assets’ equity in BT OpCo to BT HoldCo, pursuant to which BT HoldCo issued BT HoldCo Common Units, BT HoldCo Preferred Units and BT HoldCo Earnout Units to BT Assets; (ii) we paid cash to BT Assets in exchange for certain BT HoldCo Common Units; (iii) we contributed (a) cash to BT HoldCo in exchange for BT HoldCo Common Units, (b) warrants issued by BT HoldCo to purchase a number of BT HoldCo Common Units equal to the number of shares of Class A common stock that may be purchased upon the exercise in full of all warrants of GSRM outstanding immediately after the Closing and (c) a number of BT HoldCo Earnout Units equal to the number of newly issued shares of Class E common stock issued to Sponsor; (iv) Sponsor exchanged all shares of Class B common stock for newly issued shares of Class A common stock and Class E common stock, subject to the terms of conversion or forfeiture and cancellation set forth in that certain Sponsor Agreement, dated as of August 24, 2022, by and among Sponsor, the Company and BT Assets, as amended by the First Amendment to Sponsor Agreement, dated as of June 7, 2023 (the “Sponsor Agreement”); (v) BT Assets was issued 44,100,000 newly issued shares of Class V common stock, convertible at BT Assets’ election into Class A common stock; and (vi) we issued 500,000 shares of Class A common stock under the Incentive Equity Plan to Brandon Mintz; and

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upon the execution and delivery to BT OpCo and GSRM of a Phantom Equity Award Termination Agreement, dated as of June 30, 2023 (each, a “Phantom Equity Award Termination Agreement” and, collectively, the “Phantom Equity Award Termination Agreements”), by the holders of equity awards granted under the Lux Vending, LLC dba Bitcoin Depot 2021 Participation Plan (each, a “Phantom Equity Award”) outstanding immediately prior to the Closing were converted into the right to receive, in aggregate cash payments in an amount equal to $350,000 and 35,000 restricted stock units, which vest quarterly over one year from the date of grant.

In connection with the Business Combination, holders of 3,686,863 shares of Class A common stock sold in the IPO exercised their right to have their public shares redeemed for a pro rata portion of the trust account which held the proceeds from the IPO and interest earned (the “Trust Account”), calculated as of two business days prior to the Closing, which was approximately $10.47 per share, or $38.6 million in the aggregate. After taking into account such redemptions and prior to the payment of any transaction expenses associated with the consummation of the Business Combination, the remaining balance in the Trust Account was $36.2 million.

Following the Business Combination, former GSRM public stockholders owned approximately 10.6% of the issued and outstanding shares of Common Stock (in the form of Class A Common Stock, representing approximately 1.3% of the voting power of Bitcoin Depot), the Sponsor owned, and immediately distributed, approximately 11.8% of the issued and outstanding shares of Common Stock (in the form of Class A Common Stock and Class E Common Stock, representing approximately 1.5% of the voting power of Bitcoin Depot), Brandon Mintz, together with BT Assets, beneficially owned approximately 77.5% of the issued and outstanding shares of Common Stock (in the form of 44,100,000 shares of Class V Common Stock held by BT Assets, which are non-economic and represent approximately 97.0% of the voting power in Bitcoin Depot as the Class V Common Stock carry ten votes per share, and 500,000 shares of Class A Common Stock held directly by Brandon Mintz, representing an additional approximately 0.1% of the voting power of Bitcoin Depot). The foregoing percentages exclude the impact of unvested restricted stock units and options.

Amended and Restated Credit Agreement

In connection with the consummation of the Business Combination, BT OpCo and BT Assets entered into the Amended and Restated Credit Agreement which provides BT OpCo with a $20.8 million term loan (the “Term Loan”) and allows for, inter alia, entry into the Transaction (as defined in the Amended and Restated Credit Agreement). The Term Loan is guaranteed by BT Assets and certain of our subsidiaries and is collateralized by substantially all of the assets of BT OpCo, BT Assets and those certain subsidiaries. The Maturity Date of the Term Loan is June 23, 2026 (the “Maturity Date”). Borrowings under the Term Loan bear interest at a rate of 17.0% per annum. For more information about the Term Loan, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Sources of Liquidity — Amended and Restated Credit Agreement.”

PIPE Agreement

On June 30, 2023, the Company consummated the transactions contemplated by the PIPE Agreement. Pursuant to the PIPE Agreement, the Company issued 4,300,000 shares of Series A Preferred Stock in a private placement to PIPE Subscribers and the PIPE Subscribers did not redeem 700,000 shares of GSRM Class A common stock that they held prior to the Business Combination. The Company transferred $583,200 to the PIPE Subscribers pursuant to the terms of the PIPE Agreement and in connection with the PIPE Financing (as defined herein). The PIPE Agreement (i) requires a fixed payment of the $350,000 in respect of the Second Option Premium (as defined in the PIPE Agreement) by the Company to the PIPE Subscribers and (ii) could result in an additional potential payment by the Company of up to $12.1 million in respect of Deficiency payments (as defined in the PIPE Agreement), which may become payable in the event of our share price decreasing below certain thresholds on a cumulative basis over the term of the PIPE Agreement. Such cash payments due to the PIPE Subscribers will be due by April 2024 (based on the currently scheduled Reference Periods (as defined in the PIPE Agreement)).

For more information about the PIPE Agreement, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Sources of Liquidity — PIPE Financing.”

Corporate Information

We were originally known as GSR II Meteora Acquisition Corp. On June 30, 2023, GSRM, BT Assets, BT HoldCo and BT OpCo consummated the transactions contemplated under the Transaction Agreement, following the approval at the special meeting of the stockholders of GSRM held on June 28, 2023. In connection with the Closing of the Business Combination, we changed our name from GSR II Meteora Acquisition Corp. to Bitcoin Depot Inc.

Our principal executive offices are located at 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia, 30326. Our corporate website address is www.BitcoinDepot.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. The website address is included as an inactive textual reference only. “Bitcoin Depot” and our other registered and common law trade names, trademarks and service marks are property of Bitcoin Depot Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and they may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may limit comparability of our financial statements with certain other public companies because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) ending after the fifth anniversary of the closing of GSRM’s IPO (i.e., December 31, 2027), (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates equals or exceeds $700 million as of the prior June 30th; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Summary of Risk Factors

You should consider all of the information contained in this prospectus before investing in our securities which involves substantial risk. Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” beginning on page 10 of this prospectus, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may have a material adverse effect on our business, cash flows, financial condition and results of operations. Important factors and risks that could cause actual results to differ materially from those in the forward-looking statements include, among others, the following:

Risks Related to our Business and Industry, including that:

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Our transaction volume may be partially dependent on the prices of Bitcoin we sell, which can be volatile. If such prices decline, the volume of user transactions could decrease and our business, operating results, and financial condition would be adversely affected.

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Our long-term success depends on our ability to develop new and innovative products and services to address and keep pace with the rapidly evolving market for payments and financial services, and, if we are not able to implement successful enhancements and new features for our products and services, our business, operating results, and financial condition could be materially and adversely affected.

•	Converting cash into cryptocurrency (and vice versa) involves risks, which could result in loss of user assets, user disputes and other liabilities, which could adversely impact our business.

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Any significant disruption in our kiosks or software, information technology systems or any of the blockchain networks related to our business, could result in a loss of users or funds and adversely impact our brand and reputation and our business, operating results, and financial condition.

Risks Related to Government Regulation and Privacy Matters, including that:

•	Any failure to obtain or maintain necessary money transmission registrations and licenses could adversely affect our operations.

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We are subject to an extensive and highly evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws, rules and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

Risks Related to Third Parties, including that:

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Many of our kiosks and key components to these kiosks are procured from a single or limited number of suppliers. Thus, we are at risk of shortage, price increases, tariffs, changes, delay or discontinuation of these kiosks or components, which could disrupt and materially and adversely affect our business.

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A substantial portion of our kiosks are placed with a small number of retailers today. The expiration, termination or renegotiation of any of these contracts with our top retail partners or if one or more of our top retail partners were to cease doing business with us or substantially reduce its dealings with us, could cause our revenues to decline significantly and our business, financial condition and results of operations could be adversely impacted.

Risks Related to our Management and Employees, including that:

•	Our management team has limited experience managing a public company.

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The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial condition.

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Our officers, directors, employees, and large stockholders may encounter potential conflicts of interests with respect to their positions or interests in cryptocurrencies, entities, and other initiatives and digital asset-related businesses, which could adversely affect our business and reputation.

Risks Related to our Organizational Structure and the Tax Receivable Agreement, including that:

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We are a holding company. Our sole material asset is our interests in BT HoldCo, and we are accordingly dependent upon distributions from BT HoldCo to pay taxes, make payments under the Tax Receivable Agreement and cover our corporate and other overhead expenses.

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We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, we qualify for, and currently and may in the future rely on, certain exemptions from Nasdaq’s corporate governance requirements. As such, you may not have the same protections afforded to stockholders of companies that are subject to such requirements.

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We will be required to make payments to BT Assets under the Tax Receivable Agreement for certain Tax Attributes (as defined herein), and no such payments will be made to any party other than BT Assets. The amounts of such payments could be significant.

Risks Related to our Indebtedness, including that:

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We are party to debt agreements (and we may in the future become party to new debt agreements) that could restrict our operations and impair our financial condition. The agreements governing our indebtedness will impose restrictions on us that limit the discretion of management in operating our business and that, in turn, could impair our ability to meet our obligations under our debt.

Risks Related to our Class A common stock, including that:

•	An active, liquid trading market for our Class A common stock may not develop or be sustained, which may adversely affect the value of our Class A common stock.

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The class structure of our common stock has the effect of concentrating voting control within Brandon Mintz and his affiliates (including BT Assets), which limits or precludes your ability to influence corporate matters.

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A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This, as well as other future sales of Class A common stock in the public market, or the perception that any such sales may occur, could cause the market price of Class A common stock to drop significantly, even if our business is doing well, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

The Offering

Issuance of Common Stock

Issuer	Bitcoin Depot Inc.

Shares of Class A common stock offered by us	Up to 43,848,750 shares of Class A common stock, consisting of:

•	12,223,750 shares of Class A common stock underlying the Private Placement Warrants that were originally purchased at a purchase price of $1.00 per warrant; and

•	31,625,000 shares of Class A common stock underlying the Public Warrants that were originally issued as part of the units sold by GSRM at a purchase price of $10.00 per unit in its IPO.

Shares of Class A common stock outstanding prior to the exercise of all Public and Private Placement Warrants	12,358,691 (as of August 25, 2023)

Shares of Class A common stock outstanding assuming exercise of all Public and Private Placement Warrants	56,207,441 (based on the total shares outstanding as of August 25, 2023 and excluding (i) the conversion of Class V Common Stock upon the exchange by BT Assets of BT HoldCo Common Units and (ii) the conversion of Class E common stock upon vesting)

Exercise price of the Public and Private Placement Warrants	$11.50 per share, subject to adjustment as described herein.

Use of proceeds

We will receive up to an aggregate of approximately $504.3 million from the exercise of the Public and Private Placement Warrants if such warrants are exercised for cash. However, we will only receive such proceeds if and when the holders of the Warrants choose to exercise them. We expect to use the net proceeds from the exercise of the Public and Private Placement Warrants for general corporate purposes. We believe the likelihood that Warrant holders will exercise their Public Warrants and Private Placement Warrants, and therefore the amount of cash proceeds that we would receive, is highly dependent upon the trading price of our Class A Common Stock. We have 43,848,750 outstanding Warrants to purchase 43,848,750 shares of our Class A common stock, exercisable at an exercise price of $11.50 per share. If the trading price for our common stock is less than $11.50 per share, we believe holders of our Public Warrants and Private Placement Warrants will be unlikely to exercise their Warrants. As of August 25, 2023, the closing price of our Class A common stock was $2.86. There can be no assurance that the Warrants will be in the money prior to their expiration. In addition, the Warrant holders have the option to exercise their

Warrants on a cashless basis in certain circumstances. See “Description of Securities —Warrants” for more information. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. See “Use of Proceeds.”

Resale of Class A common stock and Warrants

Shares of Class A common stock offered by the Selling Securityholders	We are registering the issuance by us of up to 43,848,750 shares of Class A common stock consisting of (i) up to 12,223,750 shares of our Class A common stock issuable upon the exercise of the Private Placement Warrants that were originally issued in a private placement to Sponsor; and (ii) up to 31,625,000 shares of our Class A common stock issuable upon the exercise of the Public Warrants that were originally issued as part of the units sold by GSRM in its initial public offering. We will receive the proceeds from any exercise of any Warrants for cash.

We are also registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, an aggregate of 83,747,027 shares of Class A common stock, consisting of:

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up to 657,831 shares of Class A common stock held by former stockholders of GSRM of which (i) 203,481 shares were issued pursuant to certain Voting and Non-Redemption Agreements at an effective purchase price of $0.00 per share and (ii) 454,350 shares were issued pursuant to certain Non-Redemption Agreements at an effective purchase price of $3.00 per share.

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up to 5,769,185 shares of Class A common stock held by certain third parties and affiliates of Sponsor and former directors of GSRM, in each case that were issued at Closing in exchange for an equivalent number of shares of Class B common stock of GSRM that were originally purchased for approximately $0.004 per share.

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up to 1,075,761 shares of Class A common stock issuable upon the vesting and conversion of the Class E common stock held by certain third parties and affiliates of Sponsor and former directors of GSRM in exchange for an equivalent number of shares of Class B common stock of GSRM that were originally purchased for approximately $0.004 per share.

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up to 59,100,000 shares of Class A common stock underlying the following securities held directly by BT Assets as of the Closing (which in each case were issued as consideration in the Business Combination based on a value of $10.00 per share): (i) 15,000,000 BT HoldCo Earnout Units, consisting of (A) 5,000,000 Class 1 Earnout Units of BT HoldCo, (B) 5,000,000 Class 2 Earnout Units of BT HoldCo, and (C) 5,000,000 Class 3 Earnout Units of BT HoldCo, and (ii) 44,100,000 BT HoldCo Common Units (which correspond to 44,100,000 shares of Class V common stock);

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up to 4,300,000 shares of Class A common stock issuable upon conversion of our Series A Preferred Stock held by the PIPE Subscribers pursuant to that certain PIPE Agreement and which were purchased for $10.00 per share and issued at Closing;

•	up to 500,000 shares of Class A common stock held directly by Brandon Mintz and received pursuant to the Incentive Equity Plan, at an effective cost basis of $3.23 per share;

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up to 120,500 shares of Class A common stock issuable upon exercise of the restricted stock units issued at Closing to Scott Buchanan under the Bitcoin Depot Inc. 2023 Omnibus Incentive Equity Plan, at an effective cost basis of $3.23 per share; and

•	up to 12,223,750 shares of Class A common stock issuable upon exercise of the Private Placement Warrants that were originally purchased for $1.00 per Private Placement Warrant.

Warrants offered by the Selling Securityholders	Up to 12,223,750 Private Placement Warrants that were originally purchased at a purchase price of $1.00 per Private Placement Warrant and distributed to certain third parties and affiliates of Sponsor concurrently with Closing.

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the securities registered for resale under this prospectus.

Lock-Up Restrictions	Certain of our Selling Securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section titled “Certain Relationships and Related Party Transactions” and “Certain Relationships and Related Party Transactions — Amended and Restated Registration Rights Agreement.”

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of Class A common stock or Private Placement Warrants by the Selling Securityholders, except with respect to amounts received by us due to the exercise of the Warrants, to the extent such Warrants are exercised for cash.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors.”

Nasdaq ticker symbols	“BTM” for the Class A common stock and “BTMWW” for the Public Warrants.

For additional information concerning the offering, see “Plan of Distribution.”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. Although we have organized risks generally according to these categories in the discussion below, many of the risks may have ramifications in more than one category. These categories, therefore, should be viewed as a starting point for understanding the significant risks we face and not as a limitation on the potential impact of the matters discussed. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to our Business and Industry

Our transaction volume may be partially dependent on the prices of Bitcoin we sell, which can be volatile. If such prices decline, the volume of user transactions could decrease and our business, operating results, and financial condition would be adversely affected.

We generate substantially all of our revenue from the cash paid by customers to purchase Bitcoin from our kiosks. The number of user transactions and our transaction volumes may be partially dependent on the prices of Bitcoin, as well as the associated demand for buying, selling and trading Bitcoin, which can be and historically have been volatile. If such prices decline, the number of user transactions or our transaction volumes could decrease. As such, any such declines, or any declines in the price of Bitcoin or market liquidity for cryptocurrency generally, may result in lower total revenue to us. For example, from January 1, 2020 through November 2021, the trading price of Bitcoin appreciated significantly, from a low of approximately $3,800 per Bitcoin in March 2020, to a high of approximately $68,900 per Bitcoin in November 2021 (an all-time-high). Since then, the price of Bitcoin has traded down to approximately $30,500 per Bitcoin as of June 30, 2023. The price and trading volume of any cryptocurrency, including Bitcoin, is subject to significant uncertainty and volatility, depending on a number of factors, including:

•	market conditions of, and overall sentiment towards, cryptocurrency;

•	changes in liquidity, market-making volume, and trading activities;

•	trading activities in cryptocurrency, including on other cryptocurrency platforms worldwide, many of which may be unregulated, and may include manipulative activities;

•	investment and trading activities of highly active retail and institutional users, speculators, miners, and investors;

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the speed and rate at which cryptocurrency is able to gain adoption as a medium of exchange, utility, store of value, consumptive asset, security instrument, or other financial assets worldwide, if at all;

•	changes in user and investor confidence in cryptocurrency and cryptocurrency platforms;

•	negative publicity and events relating to the digital financial system;

•	unpredictable social media coverage or “trending” of, or other rumors and market speculation regarding cryptocurrency;

•	the ability for cryptocurrency to meet user and investor demands;

•	the functionality and utility of cryptocurrency and its associated ecosystems and networks, including cryptocurrency designed for use in various applications;

•	retail user preferences and perceived value of cryptocurrency and cryptocurrency markets;

•	increased competition from other payment services or cryptocurrency for which we do not sell that exhibit better speed, security, scalability, or other characteristics;

•	regulatory or legislative changes and updates affecting the digital financial system;

•	the characterization of cryptocurrency under the laws of various jurisdictions around the world;

•	the adoption of unfavorable taxation policies on cryptocurrency investments by governmental entities;

•	the maintenance, troubleshooting, and development of the blockchain networks underlying cryptocurrency, including by miners, validators, and the development community;

•	the ability for cryptocurrency networks to attract and retain miners or validators to secure and confirm transactions accurately and efficiently;

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legal and regulatory changes affecting the operations of miners and validators of blockchain networks, including limitations and prohibitions on mining activities, or new legislative or regulatory requirements as a result of growing environmental concerns around the use of energy in mining cryptocurrency, including Bitcoin, and other proof-of-work mining activities;

•	ongoing technological viability and security of cryptocurrency and its associated smart contracts, applications and networks, including vulnerabilities against hacks and scalability;

•	fees and speed associated with processing cryptocurrency transactions, including on the underlying blockchain networks and on cryptocurrency platforms;

•	financial strength of market participants;

•	the availability and cost of funding and capital;

•	interruptions in service from or failures of major cryptocurrency platforms;

•	availability of an active derivatives market for various cryptocurrencies;

•	availability of banking and payment services to support cryptocurrency-related projects;

•	level of interest rates and inflation;

•	monetary policies of governments, trade restrictions, and fiat currency devaluations; and

•	national, North American and international economic and political conditions.

There is no assurance that any given cryptocurrency will maintain or increase in value or that there will be meaningful transaction volumes from our users. In the event that the price or trading of, or demand for, cryptocurrency declines, our business, operating results, and financial condition would be adversely affected.

Our long-term success depends on our ability to develop new and innovative products and services to address and keep pace with the rapidly evolving market for payments and financial services, and, if we are not able to implement successful enhancements and new features for our products and services, our business, operating results and financial condition could be materially and adversely affected.

Rapid and significant technological changes continue to confront the industries in which we operate, including developments in digital banking, mobile financial apps, ATMs and BTMs, and point-of-service solutions, as well as developments in cryptocurrency and in tokenization, which replaces sensitive data (e.g., payment card information) with symbols (tokens) to keep the data safe in the event that sensitive data is stolen or viewed by unauthorized third parties.

These new and evolving services and technologies may be superior to, impair, or render obsolete the products and services we currently offer or the technologies we currently use to provide them. Incorporating new technologies into our products and services may require substantial expenditures and take considerable time, and we may not be successful in realizing a return on these development efforts in a timely manner or at all. Our ability to develop new and innovative products and services may be inhibited by industry-wide standards, payment networks, existing and future laws and regulations, resistance to change from our users or third parties’ intellectual property rights. Our success will depend on our ability to develop new technologies and to adapt to technological changes and evolving industry standards. If we are unable to provide enhancements and new features for our products and services or to develop new and innovative products and services that achieve market acceptance or that keep pace with rapid technological developments and evolving industry standards, our business, operating results and financial condition would be materially and adversely affected.

We often rely, not only on our own initiatives and innovations, but also on third parties, including some of our competitors, for the development of and access to new technologies and development of a robust market for these new products and technologies. Failure to accurately predict or to respond effectively to developments in our industry may significantly impair our business.

In addition, because our BitAccess software is designed to operate with a variety of systems and devices, we need to continuously modify and enhance our products and services to keep pace with changes in technologies. Any failure of our BitAccess software to continue to operate effectively with new technologies could reduce our growth opportunities, the demand for our products and services, result in dissatisfaction of our users, and materially and adversely affect our business.

Our risk management efforts may not be effective, which could expose us to losses and liability and otherwise harm our business.

We offer payments and other products and services to a large number of users. We have programs designed to vet and monitor these users and the transactions we process for them as part of our risk management efforts, but such programs require continuous improvement and may not be effective in detecting and preventing fraud and illegitimate transactions. When our services are used to process illicit transactions, and we settle those funds to users and are unable to recover them, we suffer losses and liability. Additionally, illicit transactions can also expose us to governmental and regulatory enforcement actions.

The highly automated nature of, and liquidity offered by, our services make us and our users a target for illegal or improper uses, including scams and fraud directed at our users, fraudulent or illegal sales of goods or services, money laundering, and terrorist financing. Our risk management policies, procedures, techniques, and processes may not be sufficient to identify all risks to which we are exposed, to enable us to prevent or mitigate the risks we have identified, or to identify additional risks to which we may become subject in the future. Our current business, changing and uncertain economic, geopolitical, and regulatory environment, and anticipated domestic and international growth will continue to place significant demands on our risk management and compliance efforts, and we will need to continue developing and improving our existing risk management infrastructure, techniques, and processes.

We maintain insurance policies providing general liability, umbrella and excess liability coverage, each of which has an aggregate limit between $2.0 million to $5.0 million, as well as coverage relating to cyber-related incidents, having an aggregate policy limit of approximately $2.0 million. Typically, these insurance policies have one-year terms, and we are able to apply for term renewal at the end of each calendar year. With respect to termination provisions included in the subject policies, we have the option to terminate each policy by providing notice to the applicable provider and fulfilling our obligation to pay the minimum earned premium due under the applicable policy. While we maintain a program of insurance coverage for various types of liabilities, we may self-insure against certain business risks and expenses where we believe we can adequately self-insure against the anticipated exposure and risk or where insurance is either not available or deemed not cost-effective.

We obtain and process a large amount of sensitive user data. Any real or perceived improper use of, disclosure of, or access to such data could harm our reputation, as well as have an adverse effect on our business.

We obtain and process large amounts of sensitive data, including personal data related to our users and their transactions, such as their names, addresses, social security or tax identification numbers, copies of government- issued identification, facial recognition data (from scanning of photographs for identity verification), bank statements and transaction data. We face risks, including to our reputation, in the handling and protection of this data, and these risks will increase as our business expands, including through our acquisition of, and investment in, other companies and technologies. Federal, state, and international laws and regulations governing privacy, data protection, and e-commerce transactions require us to safeguard our users’, employees’, and service providers’ personal data.

We have administrative, technical, and physical security measures and controls in place and maintain a robust information security program. However, our security measures, or the security measures of companies we acquire, may be inadequate or breached as a result of third-party action, employee or service provider error, malfeasance, malware, phishing, hacking attacks, system error, trickery, advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security or otherwise, and, as a result, someone may be able to obtain unauthorized access to sensitive information, including personal data, on our systems. We could be the target of a cybersecurity incident, which could result in harm to our reputation and financial losses. Additionally, our users have been and could be targeted in cybersecurity incidents like an account takeover, which could result in harm to our reputation and financial losses. Additionally, privacy and data protection laws are evolving, and these laws may be interpreted and applied in a manner that is inconsistent with our data handling safeguards and practices that could result in fines, lawsuits, and other penalties, and significant changes to our business practices and products and services. Our future success depends on the reliability and security of our products and services. To the extent that the measures we or any companies we acquire have taken prove to be insufficient or inadequate, or to the extent we discover a security breach suffered by a company we acquire following the closing of such acquisition, we may become subject to litigation, breach notification obligations, or regulatory or administrative sanctions, which could result in significant fines, penalties, damages, harm to our reputation, or loss of users. If our own confidential business information or sensitive user information were improperly disclosed, our business could be adversely affected. Additionally, a party who circumvents our security measures could, among other effects, appropriate user information or other proprietary data, cause interruptions in our operations, or expose users to hacks, viruses, and other disruptions.

We face intense competition, and if we are unable to continue to compete effectively for any reason, our business, financial condition, and results of operations could be adversely affected.

The markets in which we compete are highly competitive, and we face a variety of current and potential competitors that may have larger and more established user bases and substantially greater financial, operational, marketing and other resources than we have. The digital financial system is highly innovative, rapidly evolving, and characterized by healthy competition, experimentation, changing user needs, frequent introductions of new products and services, and subject to uncertain and evolving industry and regulatory requirements. We expect competition to intensify as existing and new competitors introduce new products and services or enhance existing ones. We compete against a number of companies operating both within the U.S. and abroad, including traditional financial institutions, financial technology companies and brokerage firms that have entered the cryptocurrency market in recent years, digital and mobile payment companies offering overlapping features targeted at our users, and companies focused on cryptocurrency.

The products and services provided by our competitors are differentiated by features and functionalities, including brand recognition, user service, reliability, distribution network and options, price, speed, and convenience. Distribution channels such as online, mobile solutions, account deposit and kiosk-based services continue to evolve and impact the competitive environment for cryptocurrency transactions. For example, traditional financial institutions could offer competing cryptocurrency-related products and services to our existing and prospective users.

Our future growth depends on our ability to compete effectively in Bitcoin transaction-related services. For example, if our products and services do not offer competitive features and functionalities or if we do not keep up with technological advances, we may lose users to our competitors, which could adversely affect our business, financial condition and results of operations. In addition, if we fail to charge our users comparable and appropriate transaction and other fees relative to our competitors, users may not use our services, which could adversely affect our business, financial condition and results of operations. For example, transaction volume, where we face intense competition, could be adversely affected by pricing pressures between our services and those of some of our competitors, which could reduce the markup at which we sell Bitcoin to users and the separate flat transaction fee that we charge and adversely affect our financial condition and results of operations. We have the ability to implement fee adjustments from time to time in response to competition and other factors. Fee reductions could adversely affect our financial condition and results of operations in the short-term and may also adversely affect our financial condition and results of operations in the long-term if transaction volumes do not increase sufficiently in response.

Many innovative start-up companies and larger companies have made, and continue to make, significant investments in research and development, and we expect these companies to continue to develop similar or superior products and technologies that compete with our products and services. Further, more traditional financial and non-financial services businesses may choose to offer cryptocurrency-related services in the future as cryptocurrencies gain adoption. Our current and potential competitors may establish cooperative relationships among themselves or with third parties that may further enhance their resources.

Our existing competitors have, and our potential competitors are expected to have, various competitive advantages over us, such as:

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the ability to trade cryptocurrencies, and offer products and services, that we do not support or offer (due to constraints from regulatory authorities, our banking partners, and other factors) such as tokens that constitute securities or derivative instruments under U.S. or foreign laws;

•	greater name recognition, longer operating histories, larger user bases, and larger market shares;

•	larger sales and marketing budgets and organizations;

•	more established marketing, banking, and compliance relationships;

•	greater user support resources;

•	greater resources to make acquisitions;

•	lower labor, compliance, risk mitigation, and research and development costs;

•	larger and more mature intellectual property portfolios;

•	greater number of applicable licenses, registrations or similar authorizations;

•	established core business models outside of facilitating cryptocurrency transactions, allowing them to operate on lesser margins or at a loss;

•	operations in certain jurisdictions with lower compliance costs and greater flexibility to explore new product offerings; and

•	substantially greater financial, technical, and other resources.

If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, operating results, and financial condition could be adversely affected.

Converting cash into cryptocurrency (and vice versa) involves risks, which could result in loss of user assets, user disputes and other liabilities, which could adversely impact our business.

To own, transfer and use a cryptocurrency on its underlying blockchain network, a person must have a private and public key pair associated with a network address, commonly referred to as a “wallet.” Each wallet is associated with a unique “public key” and “private key” pair, each of which is a string of alphanumerical characters. Our mobile app allows our users to receive and transfer Bitcoin using an un-hosted digital wallet (which can be created by a user via our mobile app) or by inputting the information for any other digital wallet. Also, some blockchain networks may require additional information to be provided in connection with any transfer of Bitcoin to or from a user’s wallet. A number of errors can occur in the process of converting cash into or transferring Bitcoin by way of our mobile platform, such as typos, mistakes, or the failure to include the information required by the blockchain network. For instance, a user may incorrectly enter the desired recipient’s public key. Alternatively, a user may transfer Bitcoin to a wallet address that such user does not own, control, or hold the private keys to. In addition, each wallet address is only compatible with the underlying blockchain network on which it is created. For instance, a Bitcoin wallet address can only be used to send and receive Bitcoins. If any Ethereum or other cryptocurrency is sent to a Bitcoin wallet address, or if any of the foregoing errors occur, all of the user’s sent cryptocurrency will be permanently and irretrievably lost with no means of recovery. We have encountered and expect to encounter similar incidents with our users. Such incidents could result in user disputes, damage to our brand and reputation, legal claims against us, and financial liabilities, any of which could adversely affect our business.

Disputes with our users could adversely impact our brand and reputation and our business, operating results, and financial condition.

From time to time we have been, and may in the future be, subject to claims and disputes with our users with respect to our products and services, such as regarding the execution and settlement of cryptocurrency trades, fraudulent or unauthorized transactions, account takeovers, deposits and withdrawals of cryptocurrency, failures or malfunctions of our systems and services, or other issues relating to our products and services. Additionally, the ingenuity of criminal fraudsters may cause our users to be subject to ongoing account takeovers and identity fraud issues. While we have taken measures to detect and reduce the risk of fraud, there is no guarantee that they will be successful and, in any case, require continuous improvement and optimization for continually evolving forms of fraud to be effective. There can be no guarantee that we will be successful in detecting and resolving these disputes or defending ourselves in any of these matters, and any failure may result in impaired relationships with our users, damage to our brand and reputation, and substantial fines and damages. In some cases, the measures we have implemented to detect and deter fraud have led to poor user experiences, including indefinite account inaccessibility for some of our users, which increases our user support costs and can compound damages. We could incur significant costs in compensating our users, such as if a transaction was unauthorized, erroneous, or fraudulent. We could also incur significant legal expenses resolving and defending claims, even those without merit. To the extent we are found to have failed to fulfill our regulatory obligations, we could also lose our authorizations, registrations or licenses or become subject to conditions that could make future operations more costly, impair our ability to grow, and adversely impact our operating results. We are subject to investigation and enforcement action by state, federal, and international consumer protection agencies, including the Consumer Financial Protection Bureau (the “CFPB”), the Federal Trade Commission (“FTC”), state attorneys general in the U.S., the Canadian Office of Consumer Affairs, and other similar U.S. and Canadian government authorities, each of which monitors user complaints against us and, from time to time, escalates matters for investigation and potential enforcement against us.

While certain of our agreements with users contain arbitration provisions with class action waiver provisions that may limit our exposure to class action litigation, some federal, state, and foreign courts have refused or may refuse to enforce one or more of these provisions, and there can be no assurance that we will be successful in enforcing these arbitration provisions, including the class action waiver provisions, in the future or in any given case. Legislative, administrative, or regulatory developments may directly or indirectly prohibit or limit the use of pre-dispute arbitration clauses and class action waiver provisions. Any such prohibitions or limitations on or discontinuation of the use of such arbitration or class action waiver provisions could subject us to additional lawsuits, including additional class action litigation, and significantly limit our ability to avoid exposure from class action litigation.

There are a number of risks associated with our non-U.S. operations that could adversely affect our business.

We provide products and services in the U.S. and Canada and may in the future expand in various international markets. Our ability to grow in international markets and our future results could be adversely affected by a number of factors, including:

•	difficulty in attracting a sufficient number of users or retail partners, or a lack of acceptance of our products and services;

•	failure to anticipate competitive conditions and competition with service providers or other market players that have grater experience in the local markets than we do;

•	difficulty in recruiting and retaining qualified employees and managing foreign operations in an environment of diverse cultures, laws and customs;

•	challenges caused by distance, language and cultural differences and the increased travel, infrastructure and other resources associated with international operations;

•	failure to conform with applicable business customs, including translation into foreign languages, cultural context and associated expenses;

•	any inability or difficulties supporting or integrating with local third-party providers;

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changes in political and economic conditions and potential instability in certain regions, including in particular the recent civil unrest, terrorism, political turmoil and economic uncertainty in Africa, the Middle East, Europe, and other regions;

•	restrictions on money transfers to, from and between certain countries;

•	currency controls, new currency adoptions and repatriation issues;

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changes in regulatory requirements or in foreign policy, including the adoption of domestic or foreign laws, regulations and interpretations detrimental to our business (including, but not limited to, with respect to payments, privacy, data protection, information security and tax);

•	difficulty in gaining acceptance from industry self-regulating bodies;

•	possible increased costs and additional regulatory burdens imposed on our business, including tariffs, sanctions, fines or other trade restrictions;

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changes to or the implementation of new U.S. sanctions, resulting in bank closures in certain countries, the ultimate freezing of our assets, adverse effects on existing business relationships, and/or restrictions on entering into new business relationships where carrying on business would violate such sanctions;

•	burdens of complying with a wide variety of laws and regulations;

•	potential increased exposure to public health issues such as pandemics, and related industry and governmental actions to address these issues;

•	possible fraud or theft losses and lack of compliance by international representatives in foreign legal jurisdictions where collection and legal enforcement may be difficult or costly;

•	reduced protection of our intellectual property rights;

•	unfavorable tax rules or trade barriers; and

•	failure to successfully manage our exposure to non-U.S. dollar exchange rates.

In the future, if a material portion of our revenue is generated in currencies other than the U.S. dollar, we will be subject to risks associated with changes in the value of our revenues denominated in non-U.S. dollars. As exchange rates among the U.S. dollar and other currencies fluctuate, the impact of these fluctuations may have a material adverse effect on our results of operations or financial condition as reported in U.S. dollars.

Our products and services may be exploited to facilitate illegal activity such as fraud, money laundering, gambling, tax evasion, and scams. If any of our users use our business to further such illegal activities, our business could be adversely affected.

Our products and services may be exploited to facilitate illegal activity including fraud, money laundering, gambling, tax evasion, and scams. We may be specifically targeted by individuals seeking to conduct fraudulent transfers, and it may be difficult or impossible for us to detect and avoid such transactions in certain circumstances. The use of our products and services for illegal or other illicit purposes could subject us to claims, individual and class action lawsuits, and government and regulatory investigations, prosecutions, enforcement actions, inquiries, or requests that could result in liability and reputational harm for us. Moreover, certain activities that may be legal in one jurisdiction may be illegal in another jurisdiction, and certain activities that are at one time legal may in the future be deemed illegal in the same jurisdiction. As a result, there is significant uncertainty and cost associated with detecting and monitoring transactions for compliance with local laws. In the event that a user is found responsible for intentionally or inadvertently violating the laws in any jurisdiction, we may be subject to governmental inquiries, enforcement actions, prosecuted, or otherwise held secondarily liable for aiding or facilitating such activities. Changes in law have also increased the penalties for money transmitters for certain illegal activities, and government authorities may consider increased or additional penalties from time to time. Government authorities may seek to bring legal action against money transmitters, including us, for involvement in the sale of infringing or allegedly infringing items. Any threatened or resulting claims could result in reputational harm, and any resulting liabilities, loss of transaction volume, or increased costs could harm our business.

Moreover, while fiat currencies can be used to facilitate illegal activities, cryptocurrencies are relatively new and, in many jurisdictions, may be lightly regulated or largely unregulated. Many types of cryptocurrencies have characteristics, such as the speed with which cryptocurrency transactions can be conducted, the ability to conduct transactions without the involvement of regulated intermediaries, the ability to engage in transactions across multiple jurisdictions, the irreversible nature of certain cryptocurrency transactions, and encryption technology that anonymizes these transactions, that make cryptocurrency susceptible to use in illegal activity. U.S. federal and state and foreign regulatory authorities and law enforcement agencies, such as the Department of Justice, SEC, U.S. Commodity Futures Trading Commission (the “CFTC”), FTC, or the Internal Revenue Service (“IRS”), and various state securities and financial regulators have taken and continue to take legal action against persons and entities alleged to be engaged in fraudulent schemes or other illicit activity involving cryptocurrency. Facilitating transactions in cryptocurrency, including those that obscure the identities of the sender and/or receiver, may cause us to be at increased risk of liability arising out of anti-money laundering and economic sanctions laws and regulations.

Like many money service businesses, we face a variety of unique challenges when it comes to anti-money laundering compliance, which require us to implement compliance programs unique in comparison to a bank or large financial institution. Our kiosks operate in retail store fronts detached from the store’s core business operations which necessitates all Know Your Customer and anti-money laundering data collection to be automated at the kiosk without any interpersonal interactions. Further, individuals attempting to shield the ultimate beneficiary of these transactions often move funds from these transactions multiple times. In addition, we do not typically trace where the Bitcoin is sent following the delivery of the Bitcoin from Bitcoin Depot to the user which could make it easier for users to obscure the ultimate beneficiary or end use of the Bitcoin purchased from us, especially when those looking to commit fraud or launder money could present different or even fictitious, counterfeit, or altered identification on separate occasions.

While we have designed our risk management and compliance framework to detect significant illicit activities conducted by our potential or existing users, we cannot ensure that we will be able to detect all illegal or other illicit activity on our platform. If any of our users use our platform to further such illegal or other illicit activities, our business could be adversely affected.

If we fail to retain existing users or add new users, or if our users decrease their level of engagement with our products and services, our business, operating results, and financial condition may be significantly harmed.

Our success depends on our ability to retain existing users and attract new users to increase engagement with our products and services. To do so, we must continue to offer leading technologies and ensure that our products and services are secure, reliable, and engaging. We must also expand our products and services and offer competitive transaction and other fees in an increasingly crowded and price-sensitive market. There is no assurance that we will be able to continue to do so, that we will be able to retain our current users or attract new users, or keep our users engaged. Any number of factors can negatively affect user retention, growth, and engagement, including if:

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we fail to increase awareness of our brand and successfully compete with the offerings and prices other companies, or if our users otherwise increasingly engage with competing products and services, including those that we are unable to offer due to regulatory reasons;

•	we fail to introduce new and improved products and services, or if we introduce new products or services that are not favorably received;

•	we fail to successfully identify and acquire or invest in businesses, products or technologies that we believe could complement or expand our business;

•	we fail to support new and in-demand cryptocurrencies or if we elect to support cryptocurrencies with negative reputations;

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there are changes in sentiment about the quality or usefulness of our products and services or concerns related to privacy, security, or other factors including, without limitation, changes in macro-level user preference for using cash to purchase Bitcoin;

•	there are adverse changes in our products and services that are mandated by legislation, regulatory authorities, or litigation;

•	we fail to maintain existing authorizations as well as obtain newly required authorizations, registrations and licenses for our products;

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users perceiving Bitcoin and other cryptocurrencies to be a bad investment, or experiencing significant losses in Bitcoin or other cryptocurrencies, may not desire to utilize our products and services;

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technical or other problems prevent us from delivering our products and services with the speed, functionality, security and reliability that our users expect, or if we fail to otherwise gain and maintain the trust and confidence of our users;

•	there are cybersecurity incidents, employee or service provider misconduct or other unforeseen activities that cause losses to us or our users;

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there are modifications to our fee model, including as a result of changes in or the adoption of any laws or regulations imposing restrictions or limitations on the markup at which we sell Bitcoin to users or the separate flat transaction fee that we are able to charge our users, or modifications by competitors to their fee models;

•	we fail to provide adequate customer service for our users and retail partners;

•	regulatory and governmental bodies in countries that we target for expansion express negative views towards cryptocurrency-related services and, more broadly, the digital financial system; or

•	we or other companies in our industry are the subject of adverse media reports or other negative publicity.

From time to time, certain of these factors have negatively affected user retention, growth, and engagement to varying degrees. If we are unable to maintain or increase our user base and user engagement, our revenue and financial results may be adversely affected. Any decrease in user retention, growth, or engagement could render our products and services less attractive to users, which may have an adverse impact on our revenue, business, operating results, and financial condition. If our user growth rate slows or declines, we will become increasingly dependent on our ability to maintain or increase levels of user engagement and monetization in order to drive growth of revenue.

Our products and services may be negatively characterized by consumer advocacy groups, the media or certain federal, state and local government officials, and if those negative characterizations become increasingly accepted by current or potential new users and/or our retail partners, or result in restrictions or limitations on the fees we charge to users, our reputation could be significantly impacted, which when coupled with required modifications to our fee model could result in decreased demand for our products and services and a corresponding decrease in our transaction volume, all of which could materially and adversely impact our business.

Certain media reports have asserted that laws and regulations regarding cryptocurrencies and related transactions and activities should be broader and more restrictive. In many cases, these media reports can focus on fees charged to users, which are often alleged to be higher than the fees typically charged by banks or similar institutions, as well as marketing tactics, which are alleged to target socioeconomically vulnerable communities. The fees and marketing strategies associated with our kiosks are from time to time characterized by consumer advocacy groups and media reports as predatory or abusive without discussing the numerous benefits to users. If the negative characterization of our marketing strategies and/or fee structure becomes increasingly accepted by current or potential new users or our retail partners, demand for our products and services could decrease, which could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to quickly and effectively respond to such characterizations, or if there are modifications to our fee model, including as a result of changes in or the adoption of any laws or regulations imposing restrictions or limitations on the markup at which we sell Bitcoin to users, we may experience declines in user loyalty and transactions and our relationships with our retail partners may suffer, which could have a material adverse effect on our business, results of operations and financial condition. Additionally, any actions by our competitors that are challenged by users, advocacy groups, the media or governmental agencies or entities as being abusive or predatory, could result in our products and services being perceived as unlawful or inappropriate activities or business practices, merely because we operate in the same general industries as such competitors. Such perception, whether or not accurate, could have a material adverse effect on our business, results of operations and financial condition.

Our strategy and focus on delivering high-quality, compliant, easy-to-use, and secure Bitcoin-related services may not maximize short-term or medium-term financial results.

We have taken, and expect to continue to take, actions that we believe are in the best interests of our users and the long-term interests of our business, even if those actions do not necessarily maximize short-term or medium-term results. These include expending significant managerial, technical, and legal efforts on complying with laws and regulations that are applicable to our products and services and protecting our and our users’ data. For instance, our compliance personnel costs are approximately $2.0 million annually. Substantially all of our operating costs with respect to regulation and compliance are correlated with our transaction volumes, and mainly driven by payroll to employ a growing number of personnel to support the expansion of our business. We also focus on driving long-term engagement with our users through innovation and developing new industry-leading products and technologies. These decisions may not be consistent with the short-term and medium-term expectations of our stockholders and may not produce the long-term benefits that we expect, which could have an adverse effect on our business, operating results, and financial condition.

Any significant disruption in our kiosks or software, information technology systems, or any of the blockchain networks related to our business, could result in a loss of users or funds and adversely impact our brand and reputation and our business, operating results, and financial condition.

Our reputation and ability to attract and retain users and grow our business depends on our ability to operate our products and services at high levels of reliability, scalability, and performance, including the ability to process and monitor, on a daily basis, the transactions that occur across multiple systems. Our kiosks and software, the ability of our users to transact in Bitcoin, and our ability to operate at a high level, are dependent on our ability to access the blockchain networks underlying the supported Bitcoin, for which access is dependent on our systems’ ability to access the internet. Further, the successful and continued operations of such blockchain networks will depend on a network of computers, miners, or validators, and their continued operations, all of which may be impacted by service interruptions.

Our kiosks and certain cryptocurrency and blockchain networks have experienced from time to time, and may experience in the future, service interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, insider threats, break-ins, sabotage, human error, vandalism, earthquakes, hurricanes, floods, fires, and other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses or other malware, or other events. In addition, extraordinary transactions or site usage could cause our kiosks to operate at an unacceptably slow speed or even fail.

If any of our kiosks are disrupted for any reason, our products and services may fail, resulting in unanticipated disruptions, slower response times and delays in our users’ transaction execution and processing, failed transactions, incomplete or inaccurate accounting, recording or processing of transactions, unauthorized transactions, loss of user information, increased demand on limited user support resources, user claims, complaints with regulatory organizations, lawsuits, or enforcement actions. A prolonged interruption in the availability or reduction in the availability, speed, or functionality of our products and services could harm our business. Significant or persistent interruptions in our services could cause current or potential users to believe that our kiosks or software are unreliable, leading them to switch to our competitors or to avoid or reduce the use of our products and services, and could permanently harm our reputation and brands. Moreover, to the extent that any system failure or similar event results in damages to our users, these users could seek significant compensation from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address. Problems with the reliability or security of our kiosks or software would harm our reputation, and damage to our reputation and the cost of remedying these problems could negatively affect our business, operating results, and financial condition.

Because we are a regulated money services business in certain jurisdictions, interruptions have resulted and in the future may result in regulatory scrutiny, and significant or persistent interruptions could lead to significant fines and penalties, and mandatory and costly changes to our business practices, and ultimately could cause us to lose existing licenses or banking and other relationships that we need to operate or prevent or delay us from obtaining additional authorizations, registrations or licenses that may be required for our business.

In addition, we are continually improving and upgrading our information systems and technologies. We also rely on technologies developed by others, and if we are unable to continue to obtain licenses for such technologies or licenses to substitute for similar technologies, our business could be adversely impacted. Implementation of new systems and technologies is complex, expensive, time-consuming, and may not be successful. If we fail to timely and successfully implement new information systems and technologies, or improvements or upgrades to existing information systems and technologies, or if such systems and technologies do not operate as intended, it could have an adverse impact on our business, internal controls (including internal controls over financial reporting), operating results, and financial condition.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that engage in Bitcoin and/or other cryptocurrency-related activities, or accept Bitcoin as payment, including financial institutions of investors in our securities, and we may be exposed to counterparty risk as a result.

Although a number of significant U.S. banks and investment institutions, such as Goldman Sachs, Citi Group, J.P. Morgan, Bank of America and BlackRock, have indicated they plan to begin allowing their customers to carry and invest in Bitcoin and other cryptocurrencies, the acceptance and use of Bitcoin and other cryptocurrencies by banks is relatively uncommon and may never become mainstream. Indeed, a number of companies and individuals engaged in Bitcoin and/or other cryptocurrency-related activities have been unable to find banks or financial institutions that are willing to provide them with banking services. Similarly, a number of companies and individuals or businesses associated with Bitcoin or other cryptocurrencies may have had and may continue to have their existing banking services discontinued with financial institutions in response to government action, particularly in China, where the regulatory response to cryptocurrencies has been to exclude their use for ordinary consumer transactions within China. We also may be unable to obtain or maintain these services for our business. To date, we have not experienced such issues in finding banks or financial institutions willing to provide services to us that has had a material impact on our business, financial condition or results of operations. The difficulty that many businesses that provide Bitcoin and/or derivatives on other digital asset-related activities have and may continue to have in finding banks and financial institutions willing to provide them services may be decreasing the usefulness of cryptocurrency as a payment system and harming public perception of cryptocurrency and could decrease cryptocurrency’s usefulness and harm its public perception in the future.

The public perception of Bitcoin or cryptocurrency could be damaged if banks or financial institutions were to close the accounts of businesses engaging in Bitcoin and/or other cryptocurrency-related activities. This could occur as a result of compliance risk, cost, government regulation, or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and derivatives on commodities exchanges, the over-the-counter market and the Depository Trust Company. The adoption or implementation of similar policies, rules or regulations by these or similar entities could negatively affect our relationships with financial institutions and impede our ability to convert Bitcoin and other cryptocurrencies to fiat currencies. Such factors could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could ultimately have a material adverse effect on our business, prospects, or operations and harm investors.

Due to unfamiliarity and some negative publicity associated with cryptocurrency-related businesses, existing and potential users may lose confidence in cryptocurrency-related products and services, which could negatively affect our business.

Cryptocurrency and related products and services are relatively new. Many of our competitors are unlicensed, unregulated, operate without supervision by any Governmental Authorities, and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. As a result, users and the general public may lose confidence in cryptocurrency businesses, including regulated businesses like ours.

Since the inception of the digital financial system, numerous cryptocurrency businesses have been sued, investigated, or shut down due to fraud, manipulative practices, business failure, and security breaches. In many of these instances, customers of these businesses were not compensated or made whole for their losses. Larger businesses like us are more appealing targets for hackers and malware and may also be more likely to be targets of regulatory enforcement actions. For example, in May 2019, Binance, one of the world’s largest platforms, was hacked, resulting in losses of approximately $40.0 million, and in February 2021, Bitfinex settled a long-running legal dispute with the State of New York related to Bitfinex’s alleged misuse of over $800.0 million of customer assets. Further, in the first half of 2022, major cryptocurrency lending platforms declared bankruptcy, resulting in a loss of confidence in participants of the digital financial system and negative publicity surrounding cryptocurrency more broadly.

In addition, there have been reports that a significant amount of cryptocurrency trading volume on cryptocurrency businesses is fabricated and false in nature, with a specific focus on unregulated businesses located outside the U.S. Such reports may indicate that the market for cryptocurrency business activities is significantly smaller than otherwise understood.

We have entered into, and may in the future enter into, acquisitions, strategic investments, partnerships or relationships, entries into new businesses, joint ventures, divestitures, and other transactions which could fail to achieve strategic objectives, disrupt our ongoing operations or result in operating difficulties, divert the attention of management, liabilities and expenses, harm our business, and negatively impact our results of operations.

In pursuing our business strategy, we routinely conduct discussions and evaluate opportunities for possible acquisitions, strategic investments, partnerships and relationships, entries into new businesses, joint ventures, divestitures, and other transactions. We have in the past acquired or invested in, and we continue to seek to acquire or invest, in businesses, technologies, or other assets that we believe could complement or expand our business, including acquisitions of new lines of business that are adjacent to or outside of our existing products and services. As we grow, the pace and scale of our acquisitions may increase and may include larger acquisitions than we have done historically. The identification, evaluation, and negotiation of potential acquisition or strategic investment transactions may divert the attention of management and entail various expenses, whether or not such transactions are ultimately completed. There can be no assurance that we will be successful in identifying, negotiating, and consummating favorable transaction opportunities. In addition to transaction and opportunity costs, these transactions involve large challenges and risks, whether or not such transactions are completed, any of which could harm our business and negatively impact our results of operations, including risks that:

•	the transaction may not advance our business strategy or may harm our growth or profitability;

•	we may not be able to secure required regulatory approvals or otherwise satisfy closing conditions for a proposed transaction in a timely manner, or at all;

•	the transaction may subject us to additional regulatory burdens that affect our business in potentially unanticipated and significantly negative ways;

•	we may not realize a satisfactory return on our investment or increase our revenue;

•	we may experience difficulty, and may not be successful in, integrating technologies, IT or business enterprise systems, culture, or management or other personnel of the acquired business;

•	we may incur significant acquisition costs and transition costs, including in connection with the assumption of ongoing expenses of the acquired business;

•	we may not realize the expected benefits or synergies from the transaction in the expected time period, or at all;

•	we may be unable to retain key personnel;

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acquired businesses or businesses that we invest in may not have adequate controls, processes, and procedures to ensure compliance with laws and regulations, including with respect to data privacy, data protection, and information security, and our due diligence process may not identify compliance issues or other liabilities;

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acquired businesses’ technology stacks may add complexity, resource constraints, and legacy technological challenges that make it difficult and time consuming to achieve such adequate controls, processes, and procedures;

•	we may fail to identify or assess the magnitude of certain liabilities, shortcomings, or other circumstances prior to acquiring or investing in a business, which could result in additional financial,

legal, regulatory, or tax exposure and may subject us to additional controls, policies, procedures, liabilities, litigation, costs of compliance or remediation, or other adverse effects on our business, operating results, or financial condition;

•	we may have difficulty entering into new market segments or new geographic territories;

•	we may be unable to retain the users, vendors, and partners of acquired businesses;

•	there may be lawsuits or regulatory actions resulting from the transaction;

•	there may be risks associated with undetected security weaknesses, cyberattacks, or security breaches or incidents at companies that we acquire or with which we may combine or partner;

•	there may be local and foreign regulations applicable to the international activities of our business and the businesses we acquire; and

•	acquisitions could result in dilutive issuances of equity securities or the incurrence of debt.

Also, in the future we may choose to divest certain businesses, products, or services. If we decide to sell assets or a business, we may have difficulty obtaining terms acceptable to us in a timely manner, or at all. Additionally, we may experience difficulty separating out portions of, or entire, businesses, incur loss of revenue or experience negative impact on margins, or we may not achieve the desired strategic and financial benefits. Such potential transactions may also delay achievement of our strategic objectives, cause us to incur additional expenses, disrupt user or employee relationships, and expose us to unanticipated or ongoing obligations and liabilities, including as a result of our indemnification obligations. Further, during the pendency of a divestiture, we may be subject to risks such as a decline in the business to be divested, loss of employees, users, or suppliers and the risk that the transaction may not close, any of which would have a material adverse effect on the business to be divested and our retained business. If a divestiture is not completed for any reason, we may not be able to find another buyer on the same terms, and we may have incurred significant costs without the corresponding benefit.

Joint ventures and minority investments inherently involve a lesser degree of control over business operations, thereby potentially increasing the financial, legal, operational, regulatory, and/or compliance risks associated with the joint venture or minority investment. In addition, we may be dependent on joint venture partners, controlling stockholders, management, or other persons or entities who control them and who may have business interests, strategies, or goals that are inconsistent with ours. Business decisions or other actions or omissions of the joint venture partners, controlling stockholders, management, or other persons or entities who control them may adversely affect the value of our investment, result in litigation or regulatory action against us, and may otherwise damage our reputation and brand.

Our business could be harmed if we are unable to accurately forecast demand for Bitcoin and to adequately manage our Bitcoin balances and kiosk inventory.

We invest broadly in our business, and such investments are partially driven by our expectations of the future success of Bitcoin. An inability to correctly forecast the success of Bitcoin could harm our business. For example, we must forecast kiosk inventory needs and expenses based on our estimates of future demand for Bitcoin and our products and services, and place orders for kiosks sufficiently in advance with our third-party suppliers. In addition, we must forecast demand for Bitcoin to maintain our holdings of Bitcoin at sufficient levels to meet customer needs, while minimizing the potential to hold Bitcoin at levels that could subject us to significant exposure to price volatility. Our ability to accurately forecast demand for Bitcoin and consequently, our products and services, could be affected by many factors, including an increase or decrease in demand for Bitcoin or for our competitors’ products or services, changes in general market or economic conditions, and business closures.

If we underestimate demand for our products or services, the suppliers of our kiosks may not be able to deliver sufficient quantities to meet the demand, and we may experience a shortage of kiosks for deployment. If we overestimate demand for our products and services, we may purchase or lease excess kiosks and the excess kiosks may become obsolete or out-of-date, which may result in write-downs or write-offs and the sale of excess kiosks at discounted prices, which could negatively impact our operating results and our business.

Cryptocurrency balances, including the cryptocurrency balances we maintain for our own account or cryptocurrency balances that may be maintained for us, and any investments in cryptocurrency, is subject to volatile market prices, impairment, and other risks of loss.

We had approximately $0.8 million and $0.5 million of cryptocurrency as of June 30, 2023 and December 31, 2022, respectively. The prices of cryptocurrencies have been highly volatile and may continue to be volatile in the future, including as a result of various associated risks and uncertainties. For example, the prevalence of cryptocurrency is a relatively recent trend, and the long-term adoption of cryptocurrency by investors, consumers, and businesses remains uncertain. The lack of a physical form, reliance on technology for creation, existence, and transactional validation, and decentralization may subject cryptocurrencies’ integrity to the threat of malicious attacks and technological obsolescence. We currently no longer hold any cryptocurrency as an investment and as described under the heading “Business — Our Products,” we only hold Bitcoin for operational purposes. To the extent the market value of the Bitcoin we hold continues to decrease relative to the purchase prices, our financial condition may be adversely impacted.

Moreover, cryptocurrencies are considered indefinite-lived intangible assets under applicable accounting rules, meaning that any decrease in its market value below our book value for such asset at any time subsequent to its acquisition will require us to recognize impairment charges, whereas we may make no upward revisions for any market price increases until a sale, which may adversely affect our operating results in any period in which such impairment occurs. We have recorded several such impairment charges. If there are future changes in applicable accounting rules that require us to change the manner in which we account for our cryptocurrencies, there could be a material and adverse effect on our financial results and the market price of our Class A common stock.

Our products and services may not function as intended due to undetected errors in our software, hardware, and systems, product defects, developmental delays, or due to security breaches or incidents or human error in administering these systems, which could damage user or third-party relations, decrease our potential profitability and expose us to liability, and materially and adversely affect our business.

Our software, hardware, systems, and processes may contain undetected errors or vulnerabilities that could have a material adverse effect on our business, particularly to the extent such errors or vulnerabilities are not detected and remedied quickly. We have from time to time found defects in our user-facing software and hardware, internal systems, and technical integrations with third-party systems, and new errors or vulnerabilities may be introduced in the future. If there are such errors or defects in our software, hardware, or systems, we may face negative publicity, government investigations, and litigation. Additionally, we rely on a limited number of component and product suppliers located outside of the U.S. to manufacture our products. If there are defects in the manufacture of our kiosks, we may face similar negative publicity, investigations, and litigation, and we may not be fully compensated by our suppliers for any financial or other liability that we suffer as a result. As our hardware and software services continue to increase in size and complexity, and as we integrate new, acquired subsidiaries with different technology stacks and practices, these risks may correspondingly increase as well.

In addition, we provide incremental releases of product and service updates and functional enhancements, which increase the possibility of errors. Any errors, data leaks, security breaches or incidents, disruptions in services, or other performance problems with our products or services caused by external or internal actors could hurt our reputation and damage our business. Software and system errors, or human error, could delay or inhibit settlement of payments, result in over settlement, cause reporting errors, or prevent us from collecting transaction- based fees, or negatively impact our ability to serve our users. Similarly, security breaches or incidents, which may be caused by or result from cyber-attacks by hackers or others, computer viruses, worms, ransomware, other malicious software programs, security vulnerabilities, employee or service provider theft, misuse or negligence, phishing, identity theft or compromised credentials, denial-of-service attacks, or other causes, could impact our business and disrupt the proper functioning of our products or services, cause errors, allow loss or unavailability of, unauthorized access to, or disclosure of, proprietary, confidential or otherwise sensitive information of ours or our users, and other destructive outcomes. Any of the foregoing issues could result in costly and time-consuming efforts to redesign and redistribute our products, give rise to regulatory inquiries and investigations, and result in lawsuits and other liabilities and losses, which could have a material and adverse effect on our business.

Cybersecurity threats continue to increase in frequency and sophistication; a successful cybersecurity attack could interrupt or disrupt our information technology systems or cause the loss of confidential or protected data which could disrupt our business, force us to incur excessive costs, cause reputational harm and adversely affect our business.

The size and complexity of our information systems make such systems potentially vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees or vendors, or from attacks by malicious third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives and expertise. While we have invested in the protection of data and information technology, there can be no assurance that our efforts will prevent or quickly identify service interruptions or security breaches. We maintain cyber liability insurance; however, this insurance may not be sufficient to cover the financial, legal, business or reputational losses that may result from an interruption or breach of our systems. Any such interruption or breach of our systems could adversely affect our business operations and result in the loss of critical or sensitive confidential information or intellectual property and could result in financial, legal, business and reputational harm to us.

Litigation or investigations involving us, our agents or other contractual counterparties could result in material settlements, fines or penalties and may adversely affect our business, financial condition and results of operations.

We have been and in the future may be, subject to allegations and complaints that individuals or entities have used our products and services for fraud-induced money transfers, as well as certain money laundering activities, which may result in fines, penalties, judgments, settlements and litigation expenses. We also are the subject from time to time of litigation related to our business. The outcome of such allegations, complaints, claims and litigation cannot be predicted. For more information about litigation relating to our business, including the Canaccord Claim (as defined herein), please read the section of this Registration Statement entitled “Business — Legal Proceedings.”

Regulatory and judicial proceedings and potential adverse developments in connection with ongoing litigation may adversely affect our business, financial condition and results of operations. There may also be adverse publicity associated with lawsuits and investigations that could decrease third-party and consumer use and acceptance of our products and services. Additionally, our business may be the subject of class action lawsuits including securities litigation, regulatory actions and investigations and other general litigation. The outcome of class action lawsuits, including securities litigation, regulatory actions and investigations and other litigation is difficult to assess or quantify but may include substantial fines and expenses, as well as the revocation of required authorizations, registrations or licenses or the loss of approved status, which could have a material adverse effect on our business, financial position, and results of operations or users’ confidence in our business. Plaintiffs or regulatory agencies in these lawsuits, actions or investigations may seek recovery of very large or indeterminate amounts, and the magnitude of these actions may remain unknown for substantial periods of time. The cost to defend or settle future lawsuits or investigations may be significant. In addition, improper activities, lawsuits or investigations involving third-parties may adversely impact our business operations or reputation even if we are not directly involved.

Major bank failure or sustained financial market illiquidity, or illiquidity at our clearing, cash management and custodial financial institutions, could adversely affect our business, financial condition and results of operations.

We face certain risks in the event of a sustained deterioration of financial market liquidity, as well as in the event of sustained deterioration in the liquidity, or failure, of our clearing, cash management and custodial financial institutions. In particular:

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we may be unable to access funds in our deposit accounts on a timely basis. Any resulting need to access other sources of liquidity or short-term borrowing would increase our costs. Any delay or inability to settle transactions with users or our contractual counterparties could adversely impact our business, financial condition and results of operations.

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in the event of a major bank failure or other adverse financial event impacting where our cash, cash equivalents and interest-bearing deposits are held, we could face major risks to the recovery of such deposits. As of June 30, 2023, approximately $0.5 million of our $27.4 million in cash, cash equivalents and interest-bearing deposits was not subject to insurance protection against loss or was in excess of the deposit insurance limits at banks.

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further, to facilitate the purchasing process for Bitcoin on the cryptocurrency exchange operated by Gemini Trust Company, LLC (“Gemini”), we maintain a minimum USD balance needed for anticipated Bitcoin purchases for any given day, all or a portion of which may not be subject to insurance protection against loss.

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our existing debt financing agreements are sources of funding for our corporate transactions and liquidity needs. If any of the lenders participating in our debt financing agreements were unable or unwilling to fulfill its lending commitment to us, our short-term liquidity and ability to engage in corporate transactions, such as acquisitions, could be adversely affected; and

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we may be unable to borrow from financial institutions or institutional investors on favorable terms, which could adversely impact our ability to pursue our growth strategy and fund key strategic initiatives.

If financial liquidity deteriorates, there can be no assurance we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

Our recent rapid growth, including in our transaction volume, may not be indicative of our future growth. Our rapid growth also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

Our revenue was approximately $646.8 million in 2022 and $549.0 million in 2021. Additionally, our revenue for the three months ended June 30, 2023 and 2022, was $197.5 million and $167.9 million, respectively. Further, our revenue for the six months ended June 30, 2023 and 2022, was $361.1 million and $322.4 million, respectively. We experienced significant growth in our transaction volume from the years ended December 31, 2021 to December 31, 2022. Additionally, we experienced growth in our average transaction size from the three and six months ended June 30, 2022 to the same periods ended June 30, 2023. However, even if our transaction volume continues to increase, we expect that our growth rate will decline in the future as a result of a variety of factors, including the increasing scale of our business, new entrants into the market and the maturation of the BTM operator industry. Overall growth of our transaction volume depends on a number of factors, and we may not successfully accomplish our objectives, which makes it difficult for us to forecast our future operating results. If the assumptions that we use to plan our business are incorrect or change in reaction to changes in our market, or if we are unable to maintain or grow transaction volumes, our stock price could be volatile, and it may be difficult to achieve and maintain profitability. Additionally, if we fail to address the risks and difficulties that we face, including those associated with the factors listed above as well as those described elsewhere in this “Risk Factors” section, our growth rate will be adversely affected. You should not rely on our results for any prior quarterly or annual periods as any indication of our future transaction volumes or revenue growth.

The further development and acceptance of cryptocurrency networks and other cryptocurrencies, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to predict and evaluate. The slowing or stopping of the development or acceptance of digital asset systems may adversely affect an investment in us.

Cryptocurrency that may be used to buy and sell goods and services, among other things, are a new and rapidly evolving industry which is subject to a high degree of uncertainty. The factors affecting the further development of the digital asset industry, as well as the digital asset networks, include:

•	continued worldwide growth in the adoption and use of cryptocurrencies;

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governmental and quasi-governmental regulation of cryptocurrencies and their use, or restrictions on or regulation of access to and operation of the digital asset network or similar cryptocurrency systems;

•	the maintenance and development of the open-source software protocol of cryptocurrency networks;

•	changes in consumer demographics and public tastes and preferences;

•	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

•	general economic conditions and the regulatory environment relating to cryptocurrency; and

•	the impact of regulators focusing on cryptocurrencies and digital securities and the costs associated with such regulatory oversight.

A decline in the popularity or acceptance of the digital asset networks could adversely affect an investment in us.

We are, or may in the future, be susceptible to risks arising from disruptions in crypto asset markets. Such risks could potentially result in, among other things:

•	the depreciation of investments held in us, including the depreciation in the price of our publicly traded stock;

•	decreased user demand for our products and services;

•	financing risks to us, including relating to our ability to obtain equity and debt financing;

•	increased losses or impairments of the crypto assets held by us;

•	legal proceedings and government investigations involving us or our affiliates or other third-parties with which we do business; or

•	indirect risks to our business due to any adverse impact of recent or future crypto market disruptions on our users, suppliers or other counterparties.

Additionally, although we are not directly connected to recent crypto market events, we may still suffer reputational harm due to our association with the cryptocurrency industry in light of the recent disruption in, or as a result of any future disruptions in, the crypto asset markets. Specifically, recent negative publicity stemming from these market disruptions and speculation of potential future disruptions increases our risk of reputational harm simply by association with the industry.

Further, any future market disruptions resulting in overall decreased interest in Bitcoin could harm our business. The prevalence of cryptocurrency is a relatively recent trend, and the long-term adoption of cryptocurrency by investors, consumers, and businesses remains uncertain.

The number of user transactions and our transaction volumes is partially dependent on the price of Bitcoin, as well as the associated demand for buying, selling, and trading Bitcoin, which can be and historically have been volatile. If such prices decline, the number of user transactions or our transaction volumes could decrease. As such, any such declines, or any declines in the price of Bitcoin or market liquidity for cryptocurrency generally, may result in lower total revenue to us due to an associated decrease in demand for our products and services. The price and trading volume of any cryptocurrency, including Bitcoin, is subject to significant uncertainty and volatility, depending on a number of factors, as discussed elsewhere in this section under the subheading “—Our transaction volume may be partially dependent on the prices of Bitcoin we sell, which can be volatile. If such prices decline, the volume of user transactions could decrease and our business, operating results, and financial condition would be adversely affected.”

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business operations, our financial condition, and results of operations.

Actual events involving limited liquidity, defaults, non-performance, or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank (“SVB”), was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (“FDIC”), as receiver. Similarly, on March 12, 2023, Signature Bank Corp. (“Signature”), and Silvergate Capital Corp. were each swept into receivership. Although a statement by the U.S. Department of the Treasury, the U.S. Federal Reserve and the FDIC indicated that all depositors of SVB would have access to all of their money after only one business day of closure, including funds held in uninsured deposit accounts, borrowers under credit agreements, letters of credit and certain other financial instruments with SVB, Signature or any other financial institution that is placed into receivership by the FDIC may be unable to access undrawn amounts thereunder. Although we are not a borrower under or party to any material letter of credit or any other such instruments with SVB, Signature or any other financial institution currently in receivership, and we are not a borrower under or party to any credit agreement with such institutions, if we enter into any such instruments and any of our lenders or counterparties to such instruments were to be placed into receivership, we may be unable to access such funds. In addition, if any of our partners, suppliers or other parties with whom we conduct business are unable to access funds pursuant to such instruments or lending arrangements with such a financial institution, such parties’ ability to pay their obligations to us or to enter into new commercial arrangements requiring additional payments to us could be adversely affected. In this regard, counterparties to SVB credit agreements and arrangements, and third parties such as beneficiaries of letters of credit (among others), may experience direct impacts from the closure of SVB and uncertainty remains over liquidity concerns in the broader financial services industry. Similar impacts have occurred in the past, such as during the 2008 to 2010 financial crisis.

Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. Although the U.S. Department of the Treasury, the FDIC and the Federal Reserve Board have announced a program to provide up to $25.0 billion of loans to financial institutions secured by certain of such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments, widespread demands for customer withdrawals or other liquidity needs of financial institutions for immediate liquidity may exceed the capacity of such program. Additionally, we regularly maintain cash balances at third-party financial institutions in excess of the FDIC standard insurance limit, and there is no guarantee that the U.S. Department of the Treasury, the FDIC and the Federal Reserve Board will provide access to uninsured funds in the future in the event of the closure of such banks or financial institutions, or that they would do so in a timely fashion.

Our access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect us, any financial institutions with which we enter into credit agreements or arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could involve financial institutions or financial services industry companies with which we have financial or business relationships but could also include factors involving financial markets or the financial services industry generally. We have not materially modified or updated our policies and practices as they relate to our banking partners and related counterparties in light of the recent financial services industry instability.

The results of events or concerns that involve one or more of these factors could include a variety of material adverse effects on our current and projected business operations and our financial condition and results of operations. These risks include, but may not be limited to, the following:

•	delayed access to deposits or other financial assets or the uninsured loss of deposits or other financial assets;

•	inability to enter into credit facilities or other working capital resources;

•	potential or actual breach of contractual obligations that require us to maintain letters of credit or other credit support arrangements; or

•	termination of cash management arrangements and/or delays in accessing or actual loss of funds subject to cash management arrangements.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses or other obligations, financial or otherwise, result in breaches of our financial and/or contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors, could have material adverse effects on our liquidity and our current and/or projected business operations and financial condition and results of operations.

In addition, any further deterioration in the macroeconomic economy or financial services industry could lead to losses or defaults by our partners, vendors or suppliers, which in turn could have a material adverse effect on our current and/or projected business operations and results of operations and financial condition. For example, a partner may fail to make payments when due, default under their agreements with us, become insolvent or declare bankruptcy, or a supplier may determine that it will no longer deal with us as a customer. In addition, a vendor or supplier could be adversely affected by any of the liquidity or other risks that are described above as factors that could result in material adverse effects on us, including but not limited to delayed access or loss of access to uninsured deposits or loss of the ability to draw on existing credit facilities involving a troubled or failed financial institution. The bankruptcy or insolvency of any partner, vendor or supplier, or the failure of any partner to make payments when due, or any breach or default by a partner, vendor or supplier or the loss of any significant supplier relationships, could cause us to suffer material losses and may have a material adverse effect on our business.

If we are unable to adequately protect our brands and the intellectual property rights related to our existing and any new or enhanced products and services, or if we infringe on the rights of others, our business, prospects, financial condition, and results of operations could be adversely affected.

Our brands are important to our business. We utilize trademark registrations in the countries we operate and other tools to protect our brands. Our business would be harmed if we were unable to adequately protect our brands and the value of our brands was to decrease as a result.

We rely on a combination of patent, trademark and copyright laws, trade secret protection and confidentiality and license agreements to protect the intellectual property rights related to our products and services. We also investigate the intellectual property rights of third parties to prevent our infringement of those rights. We may be subject to third-party claims alleging that we infringe their intellectual property rights or have misappropriated other proprietary rights. We may be required to spend resources to defend such claims or to protect and police our own rights, including maintenance costs as well as expenses associated with sending and responding to demand letters and with administrative proceedings or litigation. We cannot be certain of the outcome of any such allegations. Some of our intellectual property rights may not be protected by intellectual property laws, particularly in foreign jurisdictions.

The loss of our intellectual property protection, the inability to secure or enforce intellectual property protection or to successfully defend against claims of intellectual property infringement could harm our business, prospects, financial condition, and results of operation.

BitAccess provides operating software to other BTM operators to run their machines, which could lead to access to information about the operations of our competitors, giving us an anti-competitive advantage that could result in a higher risk of litigation if sufficient controls are not in place.

BitAccess provides operating software to multiple BTM operators. Through our acquisition of BitAccess, we supply software to some of our competitors. If a party (whether internal, external, an affiliate or unrelated third-party) is able to circumvent our data security systems or those of the competitors to whom we supply software, or engage in cyber-attacks, such party could obtain our competitors’ proprietary information, the loss, theft or inaccessibility of, unauthorized access to, or improper use or disclosure of, our competitors’ data and/or significant interruptions in our competitors’ operations. Further, if sufficient controls are not in place, or if we fail to implement adequate data security practices or fail to comply with our policies or otherwise suffer a network or other security breach, our competitors’ information may be improperly (even if inadvertently) accessed, used or disclosed. If any of the foregoing were to occur, we could potentially have visibility into the operations of our competitors, which may give us an unfair, anti-competitive advantage. As a result, we could be subject to claims of alleged infringement, misappropriation, or other violations of the intellectual property rights of our competitors or other third parties in the operation of our business, including for our use of our competitors’ or other third-party intellectual property rights or our internally developed or acquired intellectual property and technologies. Consequently, this could lead to a higher litigation risk in the future. We maintain a comprehensive portfolio of insurance policies to meet both our legal obligations and to cover perceived risks within our business, but we cannot know whether our coverage and the deductibles under these policies are adequate to protect us against the aforementioned risks that we face.

We are subject to economic and geopolitical risk, business cycles, and the overall level of consumer, business and government spending, which could negatively affect our business, financial condition, results of operations, and cash flows.

The cryptocurrency payments technology industry depends heavily on the overall level of consumer, business and government spending. We are exposed to general economic conditions that affect consumer confidence, spending, and discretionary income and changes in consumer purchasing habits. A sustained deterioration in general economic conditions in the markets in which we operate, supply chain disruptions, inflationary pressure or interest rate fluctuations may adversely affect our financial performance by reducing demand for cryptocurrencies and cryptocurrency-based services and thereby reducing transaction volumes. A reduction in transaction volumes could result in a decrease in our revenues and profits.

A downturn in the economy could force retailers or financial institutions to close or petition for bankruptcy protection, resulting in lower revenue and earnings for us. We also have a certain amount of fixed costs, such as rents, debt service, and salaries, which could limit our ability to quickly adjust costs and respond to changes in our business and the economy. Changes in economic conditions could also adversely affect our future revenues and profits and cause a materially adverse effect on our business, financial condition, results of operations, and cash flows.

In addition, our business, growth, financial condition or results of operations could be materially adversely affected by instability or changes in a country’s or region’s economic conditions; inflation; changes in laws or regulations or in the interpretation of existing laws or regulations, whether caused by a change in government or otherwise; increased difficulty of conducting business in a country or region due to actual or potential political or military conflict; or action by the U.S. or foreign governments that may restrict our ability to transact business in a foreign country or with certain foreign individuals or entities. A possible slowdown in global trade caused by increasing tariffs or other restrictions could decrease consumer or corporate confidence and reduce consumer, government and corporate spending in countries inside or outside the U.S., which could adversely affect our operations. Climate-related events, including extreme weather events and natural disasters and their effect on critical infrastructure in the U.S. or internationally, could have similar adverse effects on our operations, users, or third-party suppliers.

We depend on major mobile operating systems and third-party platforms. If Google Play, the Apple App Store, or other platforms prevent users from downloading our mobile app, our ability to grow may be adversely affected.

We rely upon third-party platforms for the distribution of certain products and services. Our mobile app is provided as a free application through both the Apple App Store and the Google Play Store. The Google Play Store and Apple App Store are global application distribution platforms and the main distribution channels for our mobile app. As such, the promotion, distribution, and operation of our mobile app is subject to the respective platforms’ terms and policies for application developers, which are very broad and subject to frequent changes and re-interpretation.

The terms and conditions under which we access these distribution platforms may contain restrictions related to cryptocurrencies that could be broadly construed, and if construed to encompass the functionality of our mobile app, could limit the nature and scope of services that can be offered. If our products and services are found to be in violation of any such terms and conditions, we may no longer be able to offer our products and services through such third-party platforms. There can be no guarantee that third-party platforms will continue to support our mobile application, or that users will be able to continue to use our products and services. Any changes, bugs, technical or regulatory issues with third-party platforms, our relationships with mobile manufacturers and carriers, or changes to their terms of service or policies could degrade our app’s functionalities, reduce or eliminate our ability to distribute our app, give preferential treatment to competitive products and services, limit our ability to deliver high quality offerings, or impose fees or other charges, any of which could affect usage of our products and services and harm our business.

If miners or validators of Bitcoin demand high transaction fees, our operating results may be adversely affected.

Miners and validators are individuals or entities who operate a computer or group of computers that add new transactions to blocks, and verify blocks created by other miners. Miners collect transaction fees and are rewarded with new tokens for their services, which such fees and rewards can be unpredictable. When a user buys Bitcoin from a kiosk, miner fees incurred to process the withdrawal transaction on the underlying blockchain network are an inherent component of the transaction costs. If the block rewards for miners on any blockchain network are not sufficiently high to incentivize miners, miners may demand higher transaction fees, or collude to reject low transaction fees and force users to pay higher fees. Although we generally attempt to pass miner fees through to our users, we may incur from time to time, reduced margins related to higher miner fees in excess of what we expect when we charge a transaction fee to our users, resulting in adverse impacts on our operating results.

We rely on search engines, social networking sites, and other web-based platforms to attract a meaningful portion of our users, and if those search engines, social networking sites and other web-based platforms change their listings or policies regarding advertising, or increase their pricing or suffer problems, it may limit our ability to attract new users.

Many users locate our website and kiosks through internet search engines, such as Google, and advertisements on social networking sites and other web-based platforms. If we are listed less prominently or fail to appear in search results for any reason, downloads of our mobile application, and visits to our website and kiosks, could decline significantly, and we may not be able to replace this traffic. Search engines revise their algorithms from time to time in an attempt to optimize their search results. If the search engines on which we rely for algorithmic listings modify their algorithms, we may appear less prominently or not at all in search results, which could result in reduced traffic to our website or kiosks that we may not be able to replace. Additionally, if the costs of search engine marketing services, such as Google AdWords, increase, we may incur additional marketing expenses, we may be required to allocate a larger portion of our marketing spend to this channel or we may be forced to attempt to replace it with another channel (which may not be available at reasonable prices, if at all), and our business, financial condition and results of operations could be adversely affected.

Furthermore, competitors may in the future bid on search terms that we use to drive traffic to our website and engagement with current and potential users. Such actions could increase our marketing costs and result in decreased traffic to our website or use of our application and kiosks. In addition, search engines, social networking sites and other web-based platforms may change their advertising policies from time to time. If any change to these policies delays or prevents us from advertising through these channels, it could result in reduced traffic to our website or use of our application and kiosks. Additionally, new search engines, social networking sites and other web-based platforms may develop in specific jurisdictions or more broadly that reduce traffic on existing search engines, social networking sites and other web-based platforms. Moreover, the use of voice recognition technology such as Alexa, Google Assistant, Cortana, or Siri may drive traffic away from search engines, potentially resulting in reduced traffic to our website or use of our application and kiosks. If we are not able to achieve awareness through advertising or otherwise, we may not achieve significant traffic to our website, mobile application or kiosks.

Risks Related to Government Regulation and Privacy Matters

Any failure to obtain or maintain necessary money transmission registrations and licenses could adversely affect our operations.

We currently operate in states where we have obtained the requisite licenses to the extent that the laws and regulations of such states clearly indicate that a license is required or where state regulators have advised us that we need a license to operate. In the U.S., we are registered as a money services business with the Financial Crimes Enforcement Network of the U.S. Department of the Treasury (“FinCEN”) and are currently also licensed to operate as a money transmitter in Alabama, Alaska, Connecticut, Florida, Nevada, New Mexico, Rhode Island, Vermont, Washington, Puerto Rico, and the District of Columbia. In Canada, we are registered with the Financial Transactions and Reports Analysis Centre of Canada as a money services business. We have applied for a BitLicense from the New York State Department of Financial Services (“NYDFS”) and have money transmitter license applications pending in Kentucky and Ohio. We also currently operate in states where we do not believe we are required, or have been informed by the relevant jurisdiction that we are not required, to obtain money transmitter licenses or any other required licenses. This belief is based on our analysis of the applicable laws and regulations and/or our communications with the regulators in the relevant jurisdiction. We plan to apply for money transmitter or virtual currency licenses or their equivalents in additional jurisdictions as needed. As we obtain additional licenses, we may be required to bear substantial costs to comply with the requirements of the additional states or jurisdictions. If our licenses are not renewed, we are denied licenses in additional states or jurisdictions where we choose to apply for a license, or jurisdictions that have previously not required a license require a license in the future, we could be forced to seek a license or change our business practices.

As a money services business and a money transmitter, we are subject to a range of legal obligations and requirements including bonding, net worth maintenance, user notice and disclosure, reporting, recordkeeping and cybersecurity requirements, and obligations that apply to the safeguarding of third-party funds and crypto assets. In addition, the licensed entity within our corporate structure is subject to inspection and examination by the state licensing agencies and certain actions involving that entity, such as changes in controlling equity holders, board members, and senior management, may require regulatory approval. Further, if we were found by these regulators to be in violation of any applicable laws, rules, or regulations, we could be subject to fines, penalties, lawsuits, and enforcement actions, additional compliance requirements, increased regulatory scrutiny of our business, restriction of our operations, or damage to our reputation or brand. Regulatory requirements are constantly evolving, and we cannot predict whether we will be able to meet changes to existing regulations or the introduction of new regulations without such compliance harming our business, financial condition, and operating results.

Certain jurisdictions have enacted rules that require money transmitters, money services businesses, or virtual currency businesses to establish and maintain transaction monitoring, filtering, scanning and cybersecurity programs. Wherever we are subject to these rules, we are required to adopt business practices that require additional expenditures and impact our operating results.

Additionally, if federal, state, or international regulators were to take actions that limit or prohibit us or our business partners from continuing to operate our business or their businesses as currently operated, whether by imposing additional requirements, compliance obligations or sanctions, such actions could harm our business. Any change to our business practices that makes our service less attractive to users or prohibits use of our services by residents of a particular jurisdiction could decrease our transaction volume and harm our business.

We are subject to an extensive and highly evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws, rules, and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

Our business is subject to extensive laws, rules, regulations, policies, orders, determinations, directives, and legal and regulatory interpretations and guidance in the markets in which we operate. The scope of laws, rules, and regulations that can impact our business is expansive and includes certain of the requirements that apply to financial services, money transmission, privacy protection, cybersecurity, electronic payments, securities and commodities regulation, data governance, data protection, fraud detection, marketing (including the Telephone Consumer Protection Act of 1991), civil rights (including the Americans with Disabilities Act, which generally requires, among other things, that our BTMs be accessible to individuals with disabilities, such as visually- impaired persons), competition, bankruptcy, tax, anti-bribery, economic and trade sanctions, anti-money laundering, and counter-terrorist financing as well as bespoke cryptocurrency and cryptocurrency laws that have been adopted in some jurisdictions that can impact cryptocurrency custody, exchange, and transfer, cross-border and domestic cryptocurrency transmission.

Many of these legal and regulatory regimes were adopted prior to the advent of the internet, mobile technologies, cryptocurrencies, and related technologies. As a result, some applicable laws, rules and regulations do not contemplate or address unique issues associated with cryptocurrencies or the digital financial system, are subject to significant uncertainty, and vary widely across U.S. federal, state, and local and international jurisdictions. These legal and regulatory regimes evolve frequently and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of cryptocurrencies and the digital financial system requires us to exercise our judgment as to whether certain laws, rules, and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions. For example, in light of the regulatory uncertainty around what digital assets qualify as “securities” under U.S. federal securities laws, we elected to only transact in Bitcoin and stop offering transactions of Litecoin and Ethereum.

To the extent we have not complied with such laws, rules, and regulations, we could be subject to significant fines, revocation of authorizations, registrations or licenses, limitations on our products and services, whistleblower complaints, reputational harm, and other regulatory consequences, each of which may be significant and could adversely affect our business, operating results, and financial condition.

In addition to existing laws, rules and regulations, various governmental and regulatory bodies, including legislative and executive bodies, in the U. S. and in other jurisdictions may adopt new laws, rules, regulations and regulatory requirements. For example, we could become subject to laws, regulations or other regulatory action imposing restrictions, disclosure requirements or limitations on the transaction fees that we are able to charge our users for Bitcoin transactions, including the markup at which we sell Bitcoin to users and the separate flat transaction fee that we charge. As a result, we may not be able to sell Bitcoin at a profitable margin, which would adversely affect our revenue and financial condition. Furthermore, new interpretations of existing laws, rules, and regulations may be issued by such bodies or the judiciary, which may adversely impact the development of the digital financial system as a whole and our legal and regulatory status in particular by changing how we operate our business, how our products and services are regulated, and what products or services we and our competitors can offer, requiring changes to our compliance and risk mitigation measures, imposing new registration or licensing requirements, or imposing a total ban on certain Bitcoin transactions, as has occurred in certain jurisdictions in the past.

We are subject to ongoing supervision, examination, oversight, and reviews and currently are, and expect in the future, to be subject to investigations and inquiries, by U.S. federal and state regulators, and foreign financial service regulators. As a result of findings from these reviews and examinations, regulators have, are, and may in the future require us to take certain actions, including amending, updating, or revising our compliance policies and procedures from time to time, limiting the kinds of users that we provide services to, changing, terminating, or delaying our registrations or licenses and the introduction of our existing or new product and services, and undertaking further external audits. From time to time, we may receive examination reports citing violations of rules and regulations, inadequacies in existing compliance programs, and requiring us to enhance certain practices with respect to our compliance program, including user due diligence, transaction monitoring, training, and regulatory reporting and recordkeeping. Implementing appropriate measures to properly remediate these examination findings may require us to incur significant costs, and if we fail to properly remediate any of these examination findings, we could face civil litigation, significant fines, damage awards, forced removal of certain employees including members of our executive team, barring of certain employees from participating in our business in whole or in part, revocation of existing authorizations, registrations or licenses, limitations on existing and new products and services, reputational harm, negative impact to our existing relationships with regulators, exposure to criminal liability, or other regulatory consequences. Further, we believe increasingly strict legal and regulatory requirements and additional regulatory investigations and enforcement, any of which could occur or intensify, may continue to result in changes to our business practices, as well as increased costs, and supervision and examination for ourselves and our service providers. Moreover, new laws, rules, regulations, or interpretations may result in additional litigation, regulatory investigations, and enforcement or other actions, including preventing or delaying us from offering certain products or services offered by our competitors or could impact how we offer such products and services. Adverse changes to, or our failure to comply with, any laws, rules, and regulations have had, and may continue to have, an adverse effect on our reputation and brand and our business, operating results, and financial condition.

It may become illegal to acquire, own, hold, sell, or use Bitcoin or other cryptocurrencies, participate in blockchains or utilize cryptocurrencies in other countries, which would adversely affect us.

Although currently the use of cryptocurrencies generally is not restricted in most countries, countries such as China and Russia have taken harsh regulatory actions to curb the use of cryptocurrencies and may continue to take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use cryptocurrencies or to exchange them for fiat currency. In September 2021, China instituted a blanket ban on all cryptocurrency transactions and mining, including services provided by overseas cryptocurrency exchanges in mainland China, effectively making all cryptocurrency-related activities illegal in China. In other nations, including Russia, it is illegal to accept payment in cryptocurrency for consumer transactions, and banking institutions are barred from accepting deposits of Bitcoin or other cryptocurrencies. In January 2022, the Central Bank of Russia called for a ban on cryptocurrency activities ranging from mining to trading. While our operations are currently limited to the U.S. and Canada, such restrictions may adversely affect our growth potential or us if the restrictions limit the large-scale use of cryptocurrency or if the use of cryptocurrency becomes confined to certain regions globally. Such circumstances could have a material adverse effect on our business, prospects, operating results, and financial condition.

The theft, loss, or destruction of private keys required to access any Bitcoin may be irreversible. If we are unable to access our private keys or if we experience a hack or other data loss relating to our ability to access any Bitcoin, it could cause regulatory scrutiny, reputational harm, and other losses.

Bitcoin is generally accessible only by the possessor of the unique private key relating to the digital wallet in which the Bitcoin is held. While blockchain protocols typically require public addresses to be published when used in a transaction, private keys must be safeguarded and kept private to prevent a third party from accessing the Bitcoin held in the applicable wallet. To the extent that any of the private keys relating to our wallets containing Bitcoin held for our own account or our users’ private keys relating to their un-hosted wallets is lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, we or our users will be unable to access the Bitcoin held in the related wallet. Further, we cannot provide assurance that our or our users’ wallets will not be hacked or otherwise compromised. Cryptocurrency and blockchain technologies have been, and may in the future be, subject to security breaches, hacking, or other malicious activities. Any loss of private keys relating to, or any hack or other compromise of, digital wallets used to store our users’ Bitcoin could adversely affect our users’ ability to access or sell their Bitcoin, as well as result in loss of user trust in us. As such, any loss of private keys due to a hack, employee or service provider misconduct or error, or other compromise by third parties could hurt our brand and reputation, result in significant losses, and adversely impact our business. The balance in Bitcoin Depot’s hot wallets as of June 30, 2023, was approximately $0.8 million. The average balance in Bitcoin Depot’s hot wallets during the three and six months ended June 30, 2023 and the year ended December 31, 2022 was $0.2 million, $0.2 million and $0.3 million, respectively, and the maximum balance held during three and six months ended June 30, 2023 and the year ended December 31, 2022 was $2.4 million, $2.4 million and $1.0 million, respectively.

The digital financial system is novel. As a result, policymakers are just beginning to consider what a regulatory regime for cryptocurrencies should look like and the elements that would serve as the foundation for such a regime. If we are unable to effectively react to future proposed legislation and regulation of cryptocurrencies or cryptocurrency businesses, our business, operating results, and financial condition could be adversely affected.

The digital financial system is novel. As a result, many policymakers are just beginning to consider what a regulatory regime for cryptocurrency should look like and the elements that would serve as the foundation for such a regime. As cryptocurrency has grown in both popularity and market size, various U.S. federal, state, and local and foreign governmental organizations, consumer protection agencies, and public advocacy groups have been examining the operations of cryptocurrency networks, users and platforms, with a focus on how cryptocurrencies can be used to launder the proceeds of illicit activities, fund criminal or terrorist enterprises, and the safety and soundness of platforms and other service providers that hold cryptocurrencies for users. Many of these entities have called for heightened regulatory oversight, and have proposed legislation and regulations, undertaken enforcement actions and/or issued consumer advisories describing the risks posed by cryptocurrencies to users and investors. The impacts of such potential and proposed heightened regulatory oversight are not yet known. For example, as part of the current California legislative session, state senators introduced Senate Bill 401, which aims to regulate digital financial asset transaction kiosks (a “crypto kiosk”), including by imposing the following: (i) for operators that permit customers to maintain fiat currency balances, limiting the amount of funds that the operator can accept from, or dispense to a California resident per day at its crypto kiosks; (ii) requiring that specific information be included on transaction receipts printed by crypto kiosks; and (iii) requiring operators to provide the California Department of Financial Protection and Innovation (the

“Department”) with a list of all locations of the crypto kiosks that the operator owns, operates or manages in California, which the Department would publish on the Department’s website.

Competitors, including traditional financial services, have spent years cultivating professional relationships with relevant policymakers on behalf of their industry so that those policymakers may understand that industry, the current legal landscape affecting that industry, and the specific policy proposals that could be implemented to responsibly develop that industry. The lobbyists working for these competitors have similarly spent years developing and working to implement strategies to advance these industries. Members of the digital financial system have started to engage policymakers directly and with the help of external advisors and lobbyists, but this work is still in a relatively nascent stage. As a result, new laws, rules, and regulations may be proposed and adopted in the U.S. and internationally, or existing laws, rules, and regulations may be interpreted in new ways, that harm the digital financial system or digital asset businesses, which could adversely impact our business.

Our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions may increase and we may be subject to inquiries, investigations, and enforcement actions by U.S. and non-U.S. regulators and governmental authorities, including those related to sanctions, export control, and anti-money laundering.

If we expand our non-U.S. activities, we may become obligated to comply with additional laws, rules, regulations, policies, and legal interpretations of both the jurisdictions in which we operate and those into which we offer products and services on a cross-border basis. For instance, financial regulators outside the U.S. have in recent months significantly increased their scrutiny of digital asset exchanges, such as by requiring digital asset exchanges operating in their local jurisdictions to be regulated and licensed under local laws. Moreover, laws regulating financial services, the internet, mobile technologies, cryptocurrencies, and related technologies outside of the U.S. are evolving, extensive and could impose different, more specific, or even conflicting obligations on us, as well as broader liability. In addition, we are required to comply with laws, rules, and regulations related to economic sanctions and export controls enforced by U.S. Department of Commerce’s Bureau of Industry and Security, and U.S. anti-money laundering and counter-terrorist financing laws, rules, and regulations enforced by FinCEN and certain state financial services regulators. U.S. sanctions and export control laws and regulations generally restrict dealings by persons subject to U.S. jurisdiction with certain jurisdictions that are the target of comprehensive embargoes, currently the Crimea Region, the Donetsk People’s Republic of Ukraine, the Luhansk People’s Republic of Ukraine, Cuba, Iran, North Korea, and Syria, as well as with persons, entities, and governments identified on certain prohibited party lists. Moreover, as a result of the Russian invasion of Ukraine, the U.S., the E.U., the United Kingdom, and other jurisdictions have imposed wide-ranging sanctions on Russia and Belarus and persons and entities associated with Russia and Belarus. There can be no certainty regarding whether such governments or other governments will impose additional sanctions, or other economic or military measures against Russia or Belarus.

We have an Office of Foreign Assets Control (“OFAC”) compliance program in place that includes monitoring of IP addresses to identify prohibited jurisdictions and of blockchain addresses that have either been identified by OFAC as prohibited or that otherwise are believed by us to be associated with prohibited persons or jurisdictions. Nonetheless, there can be no guarantee that our compliance program will prevent transactions with particular persons or addresses or prevent every potential violation of OFAC sanctions, and our expansion into additional jurisdictions may subject us to additional risks related to use of our services by sanctioned persons.

From time to time, we have submitted voluntary disclosures to OFAC or responded to administrative subpoenas from OFAC. Certain of these voluntary self-disclosures are currently under review by OFAC. To date, none of those proceedings has resulted in a monetary penalty or finding of violation. Any present or future government inquiries relating to sanctions could result in negative consequences for us, including costs related to government investigations, financial penalties, and harm to our reputation. The impact on us related to such matters could be substantial. Although we have implemented controls and are working to implement additional controls and screening tools designed to prevent sanctions violations, there is no guarantee that we will not inadvertently provide access to our products and services to sanctioned parties or jurisdictions in the future.

Regulators worldwide frequently study each other’s approaches to the regulation of the digital financial system. Consequently, developments in any jurisdiction may influence other jurisdictions. New developments in one jurisdiction may be extended to additional services and other jurisdictions. As a result, the risks created by any new law or regulation in one jurisdiction are magnified by the potential that they may be replicated, affecting our business in another place or involving another service. Conversely, if regulations diverge worldwide, we may face difficulty adjusting our products, services, and other aspects of our business with the same effect.

The complexity of U.S. federal and state and international regulatory and enforcement regimes could result in a single event prompting numerous overlapping investigations and legal and regulatory proceedings by multiple government authorities across different jurisdictions. Any of the foregoing could, individually or in the aggregate, harm our reputation, damage our brands and business, and adversely affect our operating results and financial condition. Due to the uncertain application of existing laws, rules, and regulations, it may be that, despite our regulatory and legal analysis concluding that certain products and services are currently unregulated, such products or services may indeed be subject to financial regulation, licensing, or authorization obligations that we have not obtained or with which we have not complied. As a result, we are at a heightened risk of enforcement action, litigation, regulatory, and legal scrutiny which could lead to sanctions, cease and desist orders, or other penalties and censures which could significantly and adversely affect our continued operations and financial condition.

Complex and evolving U.S. and international laws, rules and regulation regarding privacy and data protection could result in claims, changes to our business practices, penalties, increased cost of operations, or otherwise harm our business.

We are subject to requirements relating to data privacy and the collection, processing, storage, transfer, and use of data under U.S. federal, state and foreign laws. For example, the FTC routinely investigates the privacy practices of companies and has commenced enforcement actions against many, resulting in multi-million dollar settlements and multi-year agreements governing the settling companies’ privacy practices. The California Consumer Protection Act, which became effective on January 1, 2020, imposes heightened data privacy requirements on companies that collect information from California residents. If we are unable to meet any such requirements, we may be subject to significant fines or penalties. As the number of jurisdictions enacting privacy and related laws increases and the scope of these laws and enforcement efforts expands, we will increasingly become subject to new and varying requirements. Failure to comply with existing or future data privacy laws, rules, regulations and requirements, including by reason of inadvertent disclosure of personal information, could result in significant adverse consequences, including reputational harm, civil litigation, regulatory enforcement, costs of remediation, increased expenses for security systems and personnel, and harm to our users. These consequences could materially adversely affect our business, financial condition and results of operations.

In addition, we make information available to certain U.S. federal and state, as well as certain foreign, government agencies in connection with regulatory requirements to assist in the prevention of money laundering and terrorist financing and pursuant to legal obligations and authorizations. In recent years, we have experienced increasing data sharing requests by these agencies, particularly in connection with efforts to prevent terrorist financing or reduce the risk of identity theft. During the same period, there has also been increased public attention to the corporate use and disclosure of personal information, accompanied by legislation and regulations intended to strengthen data protection, information security, and consumer privacy. These regulatory goals may conflict, and the law in these areas may not be consistent or settled. While we believe that we are compliant with our regulatory responsibilities, the legal, political, and business environments in these areas are rapidly changing, and subsequent legislation, regulation, litigation, court rulings or other events could expose us to increased program costs, liability and reputational damage that could have a material adverse effect on our business, financial condition, and results of operations.

We are subject to compliance with U.S. anti-money laundering laws, the Foreign Corrupt Practices Act and numerous laws and regulations. Failure to comply with these laws could result in material settlements, fines, penalties, and increased operating costs, all of which may adversely affect our business, financial condition and results of operations.

We are considered a money services business in the U.S. under the Bank Secrecy Act (“BSA”), as amended by the USA PATRIOT Act of 2001. As such, we are subject to reporting, recordkeeping and anti-money laundering provisions in the U.S. as well as other jurisdictions. Many of these laws are evolving, with requirements that may be unclear and inconsistent across jurisdictions, making compliance challenging. Subsequent legislation, regulation, litigation, court rulings or other events could expose us to increased program costs, liability and reputational damage. During 2017 and 2018, there were significant regulatory reviews and actions taken by U.S. and other regulators and law enforcement agencies against banks, money services businesses and other financial institutions related to money laundering. We are also subject to regulatory oversight and enforcement by FinCEN. Any determination that we have violated any anti-money-laundering laws could have an adverse effect on our business, financial condition, and results of operations.

We are also subject to regulations imposed by the FCPA in the U.S. and similar anti-bribery laws in other jurisdictions. To the extent we expand our non-U.S. operations, we could experience a higher risk associated with the FCPA and similar anti-bribery laws than other companies. Since 2016, there has been an increase in regulatory reviews and enforcement actions taken by the U.S. and other regulators related to antibribery laws, along with increased scrutiny on payments to and relationships with, foreign entities and individuals. Any investigation or negative finding in connection with such laws could result in significant fines or internal compliance cost, and could also harm our reputation, which would result in a negative impact on our business.

Future developments in tax laws or regulations regarding the treatment and reporting of cryptocurrencies for U.S. and foreign tax purposes could adversely impact our tax expense and liabilities, reporting obligations, liquidity, and business.

Due to the new and evolving nature of cryptocurrencies and the absence of comprehensive legal and tax guidance with respect to digital asset products and transactions, many significant aspects of the U.S. and foreign tax treatment of transactions involving cryptocurrencies, such as the purchase and sale of cryptocurrencies, are uncertain, and it is unclear whether, when and what guidance may be issued in the future on the treatment of digital asset transactions for U.S. and foreign income tax purposes.

In 2014, the IRS released Notice 2014-21, discussing certain aspects of “virtual currency” for U.S. federal income tax purposes and, in particular, stating that such virtual currency (i) is “property,” (ii) is not “currency” for purposes of the rules relating to foreign currency gain or loss, and (iii) may be held as a capital asset. In 2019, the IRS released Revenue Ruling 2019-24 and a set of “Frequently Asked Questions” (which have been periodically updated), that provide additional guidance, including guidance to the effect that, under certain circumstances, hard forks of digital currencies are taxable events giving rise to ordinary income and guidance with respect to the determination of the tax basis of virtual currency. However, this guidance does not address other significant aspects of the U.S. federal income tax treatment of cryptocurrencies and related transactions.

There continues to be uncertainty with respect to the timing, character and amount of income inclusions for various digital asset transactions. Although we believe our treatment of digital asset transactions for federal income tax purposes is consistent with existing guidance provided by the IRS and existing U.S. federal income tax principles, because of the rapidly evolving nature of digital asset innovations and the increasing variety and complexity of digital asset transactions and products, it is possible the IRS and various U.S. states may disagree with our treatment of certain digital asset transactions for U.S. tax purposes, which could adversely affect our users and our business. Similar uncertainties exist in the foreign markets in which we operate, affecting our non-U.S. user base, and these uncertainties and potential adverse interpretations of tax law could affect our non-U.S. users and the vitality of our platforms outside of the U.S. There can be no assurance that the IRS, the U.S. state revenue agencies or other foreign tax authorities, will not alter their respective positions with respect to cryptocurrencies in the future or that a court would uphold the treatment set forth in existing guidance. It also is unclear what additional guidance may be issued in the future on the treatment of existing digital asset transactions and future digital asset innovations for purposes of U.S. tax or other foreign tax regulations. Any such alteration of existing IRS, U.S. state and foreign tax authority positions or additional guidance regarding digital asset products and transactions could result in adverse tax consequences for holders of cryptocurrencies and could have an adverse effect on the value of cryptocurrencies and the broader cryptocurrency markets. Future technological and operational developments that may arise with respect to cryptocurrencies may increase the uncertainty with respect to the treatment of cryptocurrency for U.S. and foreign tax purposes. The uncertainty regarding tax treatment of digital asset transactions impacts our users, and could adversely impact our business, including if the volume of cryptocurrency transactions decreases due to adverse tax effect.

The ongoing military action between Russia and Ukraine could adversely affect our business, financial condition and results of operations.

On February 24, 2022, Russian military forces launched a military action in Ukraine, and sustained conflict and disruption in the region is likely. Although the length, impact and outcome of the ongoing military conflict in Ukraine is highly unpredictable, this conflict could lead to significant market and other disruptions, including significant volatility in commodity prices and supply of energy resources, increases in inflation and interest rates, instability in financial markets, supply chain interruptions, political and social instability, labor shortages, changes in consumer or purchaser preferences as well as increase in cyberattacks and espionage.

The situation is rapidly evolving and the United States, the European Union, the United Kingdom and other countries may implement additional sanctions, export controls or other measures against Russia, Belarus and other countries, regions, officials, individuals or industries in the respective territories. Such sanctions and other measures, as well as the existing and potential further responses from Russia or other countries to such sanctions, tensions and military actions, could adversely affect the global economy and financial markets and could adversely affect our business, financial condition and results of operations.

We are actively monitoring the situation in Ukraine and assessing its impact on our business. To date we have not experienced any material interruptions in our infrastructure, supplies, technology systems or networks needed to support our operations. We are unable to predict the progress or outcome of the conflict in Ukraine or its impacts in Ukraine, Russia or Belarus as the conflict, and any resulting government reactions, are rapidly developing and beyond our control. The extent and duration of the military action, sanctions and resulting market disruptions could be significant and could potentially have a substantial impact on the global economy and our business for an unknown period of time. Any of the abovementioned factors could affect our business, financial condition and results of operations. Any such disruptions may also magnify the impact of other risks described in this Registration Statement.

Risks Related to Third Parties

We currently rely on third-party service providers and their systems for certain aspects of our operations, and any interruptions in services provided by these third parties may impair our ability to support our users.

We rely on third parties and their systems in connection with many aspects of our business, including our kiosk manufacturers, our retail partners, logistics providers, and banks; cloud computing services and data centers that provide facilities, infrastructure, website functionality and access, components, and services, including databases and data center facilities and cloud computing; as well as third parties that provide outsourced user service, compliance support and product development functions, which are critical to our operations. Because we rely on third parties to provide these services and systems and to facilitate certain of our business activities, we face increased operational risks. We do not directly manage the operation of any of these third parties, including their data center facilities that we use. These third parties may be subject to financial, legal, regulatory, and labor issues, cybersecurity incidents, break-ins, computer viruses, denial-of-service attacks, sabotage, theft, acts of vandalism, privacy breaches, service terminations, disruptions, interruptions, and other misconduct. They are also vulnerable to damage or interruption from human error, power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes, pandemics (including the COVID-19 pandemic), and similar events. For example, on February 24, 2021, the U.S. Federal Reserve’s payments network experienced an outage, which had the potential to result in reduced functionality for certain of our products. In addition, these third parties may breach their agreements with us, disagree with our interpretation of contract terms or applicable laws and regulations, refuse to continue or renew these agreements on commercially reasonable terms or at all, fail or refuse to process transactions or provide other services adequately, take actions that degrade the functionality of our services, impose additional costs or requirements on us or our users, or give preferential treatment to competitors. There can be no assurance that third parties that provide services to us or to our users on our behalf will continue to do so on acceptable terms, or at all. If any third parties do not adequately or appropriately provide their services or systems or perform their responsibilities to us or our users on our behalf, such as if third-party service providers close their data center facilities without adequate notice, are unable to restore operations and data, fail to perform as expected, or experience other unanticipated problems, we may be unable to procure alternatives in a timely and efficient manner and on acceptable terms, or at all, and we may be subject to business disruptions, losses or costs to remediate any of the deficiencies, user dissatisfaction, reputational damage, legal or regulatory proceedings, or other adverse consequences which could harm our business.

Many of our kiosks and key components to these kiosks are procured from a single or limited number of suppliers. Thus, we are at risk of shortage, price increases, tariffs, changes, delay, or discontinuation of these kiosks or components, which could disrupt and materially and adversely affect our business.

Due to our reliance on the components or products produced by certain of our suppliers, we are subject to the risk of shortages and long lead times or other disruptions in the supply of certain components or products. Our ongoing efforts to identify alternative manufacturers for the assembly of our products and for many of the single-sourced components used in our products may not be successful. In the case of off-the-shelf and other hardware components of our kiosk-based equipment, we are subject to the risk that our suppliers may discontinue or modify them, or that the components may cease to be available on commercially reasonable terms, or at all. We have in the past experienced, and may in the future experience, component shortages or delays or other problems in product assembly, and the availability of these components or products may be difficult to predict. For example, our manufacturers may experience temporary or permanent disruptions in their manufacturing operations due to equipment breakdowns, labor strikes or shortages, natural disasters, the occurrence of a contagious disease or illness, component or material shortages, cost increases, acquisitions, insolvency, bankruptcy, business shutdowns, trade restrictions, changes in legal or regulatory requirements, or other similar problems. The current global supply chain disruptions and shortages, in particular with respect to integrated circuits, have affected our supply chain and resulted in low levels of inventory for some of our hardware products. Therefore, our suppliers may be unable to timely fulfill orders for some hardware products. These hardware shortages could negatively affect our ability to deploy our kiosks and serve our users, and if such shortages continue for an extended period of time, could materially and adversely impact our financial results.

Additionally, various sources of supply-chain risk, including strikes or shutdowns at delivery ports or loss of or damage to our products while they are in transit or storage, intellectual property theft, losses due to tampering, third- party vendor issues with quality or sourcing control, failure by our suppliers to comply with applicable laws and regulation, potential tariffs or other trade restrictions, or other similar problems could limit or delay the supply of our products or harm our reputation. In the event of a shortage or supply interruption from suppliers of these components, such as the current global shortage of integrated circuits, we may not be able to develop alternate sources quickly, cost-effectively, or at all. Any interruption or delay in manufacturing, component supply, any increases in component costs (or prices charged by our vendors generally), or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to provide our products and services to users. This could harm our relationships with our users and retail partners, prevent us from acquiring new users and merchants, and materially and adversely affect our business.

A substantial portion of our kiosks are placed with a small number of retailers today. The expiration, termination or renegotiation of any of these contracts with our top retail partners or if one or more of our top retail partners were to cease doing business with us or substantially reduce its dealings with us, could cause our revenues to decline significantly and our business, financial condition and results of operations could be adversely impacted.

For the year ended December 31, 2022 and the three and six months ended June 30, 2023, we derived approximately 32.0%, 28.4% and 29.5%, respectively, of our total revenue from kiosks placed at the locations of our largest retail partner, Circle K, under individual corporate and franchisee lease agreements.

Because a significant portion of our kiosks are placed with a small number of retailers, a portion of our future revenues and operating income depends upon the successful continuation of our relationship with our top retail partners and the loss of any of our largest retail partners, a decision by any one of them to reduce the number of our kiosks placed in their locations, or a decision to sell or close their locations could result in a decline in our revenues or otherwise adversely impact our business operations. Furthermore, if their financial conditions were to deteriorate in the future, and as a result, one or more of these retail partners were required to close a significant number of their store locations, our revenues would be significantly impacted.

Additionally, these retail partners may elect not to renew their contracts when they expire. Even if our major contracts are extended or renewed, the renewal terms may be less favorable to us than the current contracts. If any of our largest retail partners enters bankruptcy proceedings and rejects its contract with us, fails to renew its contract upon expiration, or if the renewal terms with any of them are less favorable to us than under our current contracts, it could result in a decline in our revenues and profits and have a material adverse impact on our operations and cash flows.

Risks Related to our Management and Employees

Our management team has limited experience managing a public company.

Our management team has limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, operating results, and financial condition.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial condition.

We operate in a relatively new industry that is not widely understood and requires highly skilled and technical personnel. We believe that our future success is highly dependent on the talents and contributions of our senior management team, members of our executive team, and other key employees across product, engineering, risk management, finance, compliance and legal, and marketing. Our future success depends on our ability to attract, develop, motivate, and retain highly qualified and skilled employees. Due to the nascent nature of the digital financial system, the pool of qualified talent is extremely limited, particularly with respect to executive talent, engineering, risk management, and financial regulatory expertise. We face intense competition for qualified individuals from numerous software and other technology companies. To attract and retain key personnel, we incur significant costs, including salaries and benefits and equity incentives. Even so, these measures may not be enough to attract and retain the personnel we require to operate our business effectively. The loss of even a few key employees or senior leaders, or an inability to attract, retain and motivate additional highly skilled employees required for the planned expansion of our business could adversely impact our operating results and impair our ability to grow.

Our officers, directors, employees, and large stockholders may encounter potential conflicts of interests with respect to their positions or interests in cryptocurrencies, entities, and other initiatives and digital asset-related businesses, which could adversely affect our business and reputation.

Certain of our officers, directors, and employees are involved with or active investors in certain digital asset-related businesses, such as cryptocurrency miners, as well as active investors in digital asset projects themselves, and may make investment decisions that favor projects that they have personally invested in. Our largest stockholders may also make investments in these digital asset projects. Similarly, certain of our directors, officers, employees, and large stockholders may hold cryptocurrencies that we are considering supporting, and may be more supportive of such listing notwithstanding legal, regulatory, and other issues associated with such cryptocurrencies. While we have instituted policies and procedures to limit and mitigate such risks, there is no assurance that such policies and procedures will be effective, or that we will be able to manage such conflicts of interests adequately. If we fail to manage these conflicts of interests, or we receive unfavorable media coverage with respect to actual or perceived conflicts of interest, our business may be harmed and the brand, reputation and credibility of our company may be adversely affected.

Risks Related to our Organizational Structure and the Tax Receivable Agreement

We are a holding company. Our sole material asset is our interests in BT HoldCo, and we are accordingly dependent upon distributions from BT HoldCo to pay taxes, make payments under the Tax Receivable Agreement, and cover our corporate and other overhead expenses.

We are a holding company and have no material assets other than our ownership of equity interests in BT HoldCo. As such, we do not have any independent means of generating revenue or cash flow, and our ability to pay taxes and operating expenses or declare and pay dividends in the future, if any, is dependent upon the financial results and cash flows of BT HoldCo and its subsidiaries (including BT OpCo), and distributions we receive from BT HoldCo.

BT HoldCo is treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to entity-level U.S. federal income taxation. Instead, taxable income will be allocated to the unitholders of BT HoldCo. Furthermore, BT OpCo is disregarded as an entity separate from BT HoldCo for U.S. federal income tax purposes. Accordingly, we are required to pay income taxes on our allocable share of any net taxable income of BT HoldCo, which includes income of BT OpCo. To the extent BT HoldCo has available cash, we generally intend to cause BT HoldCo to make pro rata distributions to its unitholders, including us, in an amount at least sufficient to allow us to cover our tax obligations, to satisfy our payment obligations under the Tax Receivable Agreement and to cover our corporate and other overhead expenses. There can be no assurance that BT HoldCo and its subsidiaries (including BT OpCo) will generate sufficient cash flow to distribute funds to us, or that applicable state law and contractual restrictions, including negative covenants in any financing agreements of BT HoldCo or its subsidiaries (including BT OpCo), will permit such distributions. To the extent that we need funds and BT HoldCo or its subsidiaries (including BT OpCo) are restricted from making such distributions under applicable law or under the terms of any financing agreements, or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, we qualify for, and currently and may in the future rely on, certain exemptions from Nasdaq’s corporate governance requirements. As such, you may not have the same protections afforded to stockholders of companies that are subject to such requirements.

Because Brandon Mintz (through his ownership interests in BT Assets) owns a majority of the voting power of our outstanding common stock, we qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under the Nasdaq rules, a listed company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•

the nominating and corporate governance committee of the Board (the “NCG Committee”) be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	there be an annual performance evaluation of the nominating and corporate governance and compensation committees.

These requirements will not apply to us as long as we remain a controlled company. We currently rely on two of these exemptions. As a result, we will not have a fully independent compensation committee or a fully independent nominating and corporate governance committee. We may in the future also rely on the other exemptions so long as we qualify as a controlled company. To the extent we rely on any of these exemptions, holders of shares of Class A common stock will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Brandon Mintz and his affiliates (including BT Assets) own a substantial majority of the Common Stock and have the right to appoint a majority of our board members, and his interests may conflict with those of other stockholders.

Holders of our voting stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or the Amended and Restated Charter. As a result of BT Assets’ majority ownership, we are a “controlled company” within the meaning of Nasdaq corporate governance standards and BT Assets will be able to substantially influence matters requiring stockholder or board approval, including the election of directors, approval of any potential acquisition of us, changes to our organizational documents, significant corporate transactions, and certain decisions we make with respect to directing the manager of BT HoldCo. In particular, as discussed elsewhere in this Registration Statement, for so long as BT Assets continues to own a majority of our voting stock, Brandon Mintz, through BT Assets, will be able to substantially influence matters requiring stockholder or board approval, including the election of directors, approval of any potential acquisition of us, changes to our organizational documents, significant corporate transactions, and certain board decisions with respect to the management of BT HoldCo. This concentration of ownership makes it unlikely that any other holder or group of holders of Common Stock or Preferred Stock will be able to affect the way we and BT HoldCo are managed or the direction of our business. Furthermore, the concentration of ownership could deprive you of an opportunity to receive a premium for your shares of Class A common stock as part of a sale of us and ultimately might adversely affect the trading price of the Class A common stock to the extent investors perceive a disadvantage in owning stock of a company with a controlling stockholder. The interests of BT Assets and Brandon Mintz with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings, and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other stockholders.

For example, the interests of BT Assets may conflict with the interests of our other stockholders in light of the Tax Receivable Agreement and its ownership of the BT HoldCo Preferred Units. In particular, BT Assets’

right to receive payments under the Tax Receivable Agreement could influence its decisions regarding whether and when to support the disposition of assets, the incurrence or refinancing of new or existing indebtedness, the timing or amount of distributions by BT HoldCo or the termination of the Tax Receivable Agreement and acceleration of our obligations thereunder. The determination of future tax reporting positions, the structuring of future transactions and the handling of any challenge by any taxing authority to our tax reporting positions may take into consideration tax or other interests of BT Assets, including the effect of such positions on our obligations under the Tax Receivable Agreement and with respect to the amount of tax distributions, which may differ from our interests or the interests of our other stockholders. In addition, BT Assets’ ownership of the BT HoldCo Preferred Units and the right to receive distributions pursuant thereto could influence decisions regarding the timing or amount of distributions by BT HoldCo, and BT Assets’ interests in connection with such matters may differ from the interests of our other stockholders. These decisions could adversely affect our liquidity or financial condition.

We are required to make payments to BT Assets under the Tax Receivable Agreement for certain Tax Attributes, and no such payments will be made to any party other than BT Assets. The amounts of such payments could be significant.

In connection with the Closing of the Business Combination, we entered into a Tax Receivable Agreement with BT HoldCo and BT Assets. Pursuant to the Tax Receivable Agreement, we are generally required to pay BT Assets 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign income taxes that we actually realize, or in certain circumstances are deemed to realize, as a result of certain Tax Attributes, including:

•

existing tax basis in certain assets of BT HoldCo and BT OpCo, including assets that will eventually be subject to depreciation or amortization, once placed in service, attributable to BT HoldCo Common Units acquired by us in connection with the Closing and thereafter in accordance with the terms of the BT HoldCo Amended and Restated Limited Liability Company Agreement;

•

tax basis adjustments resulting from our acquisition of BT HoldCo Common Units from BT Assets at the Closing and thereafter pursuant to the terms of the BT HoldCo Amended and Restated Limited Liability Company Agreement (including any such adjustments resulting from certain payments made by us under the Tax Receivable Agreement);

•	disproportionate tax-related allocations as a result of Section 704(c) of the Code; and

•	tax deductions in respect of interest payments deemed to be made by us in connection with the Tax Receivable Agreement (collectively, “Tax Attributes”).

The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of BT HoldCo. For purposes of the Tax Receivable Agreement, we will generally be treated as realizing a tax benefit from the use of a Tax Attribute on a “with and without” basis, by comparing our actual tax liability to the amount we would have been required to pay had we not been able to utilize any of the Tax Attributes. The amounts payable, as well as the timing of any payments, under the Tax Receivable Agreement are dependent upon significant future events, including (but not limited to) the timing of the exchanges of BT HoldCo Common Units and surrender of a corresponding number of shares of Class V common stock, the price of the Class A common stock at the time of each exchange, the extent to which such exchanges are taxable transactions, the depreciation and amortization periods that apply to any increase in tax basis resulting from such exchanges, the types of assets held by BT HoldCo and BT OpCo, the amount and timing of taxable income we generate in the future, the U.S. federal income tax rate then applicable and the portion of our payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis.

Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that we determine (with the amount of subject payments determined in consultation with an advisory firm and subject to BT Assets’ review and consent). The IRS or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any Tax Attributes initially claimed or utilized by us are disallowed, BT Assets will not be required to reimburse us for any excess payments that may previously have been made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to BT Assets will be applied against and reduce any future cash payments otherwise required to be made by us to BT Assets under the Tax Receivable Agreement, after the determination of such excess. However, a challenge to any Tax Attributes initially claimed or utilized by us may not arise for a number of years following the initial time of such payment. Moreover, even if a challenge arises earlier, any such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. As a result, there might not be future cash payments against which such excess can be applied and we could be required to make payments under the Tax Receivable Agreement in excess of our actual savings in respect of the Tax Attributes, which could materially impair our financial condition.

We expect that the payments that we will be required to make under the Tax Receivable Agreement could be substantial. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement. Moreover, the payments under the Tax Receivable Agreement will not be conditioned upon BT Assets having a continued ownership interest in us.

In certain cases, payments under the Tax Receivable Agreement may be accelerated or significantly exceed the actual benefits we realize, if any, in respect of the Tax Attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement provides that, in the case of certain early termination events (including certain changes of control, material breaches, or at our option subject to the approval of a majority of our independent directors), we will be required to make a lump-sum cash payment to BT Assets equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including that we will have sufficient future taxable income to fully utilize the Tax Attributes over certain specified time periods and that all BT HoldCo Common Units that had not yet been exchanged for Class A common stock, Class M common stock, or cash are deemed exchanged.

Accordingly, as a result of these assumptions, the required lump-sum payment may be significantly in advance of, and could materially exceed, the realized future tax benefits to which the payment relates. Consequently, our obligations under the Tax Receivable Agreement could have a material and adverse impact on Bitcoin Depot’s liquidity and financial condition and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. For example, in connection with the preparation of the proxy statement filed in connection with the Business Combination, we previously estimated that, if we had experienced a change of control or the Tax Receivable Agreement had otherwise been terminated immediately after the Closing, the estimated lump-sum payment would have been approximately $90.2 million. This estimated lump-sum payment was based on certain assumptions and was calculated using a discount rate equal to the Secured Overnight Financing Rate plus 100 basis points, applied against an undiscounted liability of approximately $134.6 million (based on the 21% U.S. federal corporate income tax rate and an estimated state and local income tax rate). These amounts are estimates and were prepared for informational purposes only. The actual amount of such lump-sum payment could vary significantly. There can be no assurance that we will be able to finance such lump-sum payment. In addition, to the extent that we are unable to make such lump-sum payment for any reason, the unpaid amounts will be deferred and will accrue interest until paid.

In the event that our payment obligations under the Tax Receivable Agreement are accelerated upon certain changes of control, the consideration payable to holders of Class A common stock could be substantially reduced.

If we experience a change of control (as defined under the Tax Receivable Agreement), our obligation to make the lump-sum payment required under the Tax Receivable Agreement could result in holders of Class A common stock receiving substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Further, BT Assets is not required to have a continued equity interest in us or BT HoldCo in order to receive payments under the Tax Receivable Agreement and therefore may not have an equity interest in us at the time of any such change of control. Accordingly, the interests of BT Assets may conflict with those of the holders of Class A common stock.

If BT HoldCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we and BT HoldCo might be subject to potentially significant tax inefficiencies, and we would not be able to recover payments previously made by us under the Tax Receivable Agreement even if the corresponding Tax Attributes were subsequently determined to have been unavailable due to such status.

We and BT HoldCo intend to operate such that BT HoldCo does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, exchanges of BT HoldCo Common Units pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement or other transfers of BT HoldCo Common Units could cause BT HoldCo to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that exchanges or other transfers of BT HoldCo Common Units qualify for one or more such safe harbors.

If BT HoldCo were to become a publicly traded partnership, significant tax inefficiencies might result for us and for BT HoldCo, including as a result of our inability to file a consolidated U.S. federal income tax return with BT HoldCo. In addition, we would no longer receive the benefit of certain increases in tax basis received as a result of our acquisition of BT HoldCo Common Units from BT Assets, and we would not be able to recover any payments previously made by us under the Tax Receivable Agreement, even if the corresponding Tax Attributes were subsequently determined to have been unavailable due to BT HoldCo’s status as a publicly traded partnership.

In certain circumstances, BT HoldCo will be required to make tax distributions to the BT HoldCo unitholders (including us) and the tax distributions that BT HoldCo will be required to make may be substantial. To the extent we receive tax distributions in excess of our tax liabilities and obligations to make payments under the Tax Receivable Agreement and do not distribute such cash balances as dividends on shares of Class A common stock, BT Assets could benefit from such accumulated cash balances if it exchanges its BT HoldCo Common Units pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement.

BT HoldCo is treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to U.S. federal income tax. Instead, taxable income will generally be allocated to the BT HoldCo unitholders (including us). The BT HoldCo Amended and Restated Limited Liability Company Agreement requires tax distributions be made by BT HoldCo to the BT HoldCo unitholders (including us), on a pro rata basis, to the extent funds of BT HoldCo are legally available for distribution and such distribution would not be prohibited under any credit facility or any other agreement to which BT HoldCo or any of its subsidiaries is a party, in each case, as determined by us in our reasonable discretion. Tax distributions will be made on a quarterly basis to each unitholder based on such unitholder’s allocable share of the taxable income of BT HoldCo and an assumed tax rate (and, in our case, taking into account our obligations under the Tax Receivable Agreement). The assumed tax rate will be the highest combined federal, state, and local tax rate that may potentially apply to a corporate or individual taxpayer (whichever is higher), taking into account certain assumptions and without regard to the actual final tax liability of any unitholder.

As a result of (i) potential differences in the amount of net taxable income allocable to us and to BT Assets, (ii) the lower maximum tax rate applicable to corporations than individuals, and (iii) the use of an assumed tax rate in calculating BT HoldCo’s tax distribution obligations, we may receive distributions significantly in excess of our actual tax liabilities and our obligations to make payments under the Tax Receivable Agreement. We will have no obligation to distribute such cash balances to our stockholders. If we do not distribute such cash balances as dividends on shares of Class A common stock and instead, for example, hold such cash balances or lend them to BT HoldCo, BT Assets would benefit from any value attributable to such accumulated cash balances as a result of its right to acquire shares of Class A common stock, Class M common stock or, at our election, an amount of cash equal to the fair market value thereof, in exchange for its BT HoldCo Common Units.

If we are deemed an “investment company” under the Investment Company Act applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

An issuer will generally be deemed to be an “investment company” for purposes of the Investment Company Act if:

•

it is an “orthodox” investment company because it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; or

•

it is an inadvertent investment company because, absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We believe that we are engaged primarily in the business of operating BTMs that allow users to purchase Bitcoin with cash and not primarily in the business of investing, reinvesting, or trading in securities. We do not propose to engage primarily in the business of investing, reinvesting, or trading in securities. Accordingly, we do not believe that BT Assets is, or that BT OpCo, BT HoldCo, or Bitcoin Depot will be, an “orthodox” investment company as described in the first bullet point above. Furthermore, Bitcoin Depot will treat each of BT OpCo and BT HoldCo as a majority-owned subsidiary for purposes of the Investment Company Act. Therefore, we believe that less than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis following the Closing comprise assets that could be considered investment securities. Accordingly, we do not believe that Bitcoin Depot, BT HoldCo, or BT OpCo will be an inadvertent investment company by virtue of the 40% inadvertent investment company test as described in the second bullet point above. In addition, we believe we will not be an investment company under section 3(b)(1) of the Investment Company Act because we will be primarily engaged in a non-investment company business.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. Following the Closing, we have continued and intend to continue to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act. However, if anything were to happen that would cause us to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on our capital structure, ability to transact business with affiliates (including BT HoldCo and BT OpCo) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among BT OpCo, us or our senior management team, or any combination thereof and materially and adversely affect our business, financial condition, and results of operations.

Our ability to pay dividends to our stockholders will be subject to the discretion of our board of directors and may be limited by our holding company structure and applicable provisions of Delaware law.

As a holding company, we are dependent upon the ability of BT OpCo to generate earnings and cash flows and distribute them to us (through BT HoldCo) so that we may pay our obligations and expenses (including our taxes and payments under the Tax Receivable Agreement) and pay to our stockholders any dividends that our board of directors may declare, in its sole discretion, in the future. See “—We are not obligated to, and do not intend to pay dividends on any class of our common stock for the foreseeable future. Our ability to pay dividends to our stockholders will be subject to the discretion of our board of directors and may be limited by our holding company structure, our financing arrangements and applicable provisions of Delaware law.” We expect to cause BT HoldCo to make distributions to its members. However, the ability of BT HoldCo to make such distributions to holders of its BT HoldCo Common Units is subject to its operating results, cash requirements and financial condition, restrictive covenants in our debt instruments, preferential distributions to the holders of the BT HoldCo Preferred Units, and applicable Delaware law (which may limit the amount of funds available for distribution to its members). Our ability to declare and pay dividends to our stockholders is likewise subject to Delaware law (which may limit the amount of funds available for dividends). If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient distributions from our business, we may not be able to make, or may be required to reduce or eliminate, the payment of future dividends, if any, on Class A common stock or Class M common stock.

Risks Related to our Indebtedness

We are party to debt agreements (and we may in the future become party to new debt agreements) that could restrict our operations and impair our financial condition. The agreements governing our indebtedness will impose restrictions on us that limit the discretion of management in operating our business and that, in turn, could impair our ability to meet our obligations under our debt.

The agreements governing our Term Loan include restrictive covenants that, among other things, restrict our ability to:

•	incur additional debt;

•	pay dividends and make distributions;

•	make certain investments;

•	repurchase equity interests and prepay certain indebtedness;

•	create liens;

•	enter into transactions with affiliates;

•	modify the nature of our business;

•	transfer and sell assets, including material intellectual property;

•	enter into agreements prohibiting our ability to grant liens in favor of our senior secured creditors;

•	amend or modify the terms of any junior financing arrangements;

•	amend our organizational documents; and

•	merge, dissolve, liquidate or consolidate.

In addition, our Term Loan includes other restrictions. Our failure to comply with the terms and covenants of our indebtedness could lead to a default under the terms of the governing documents, which would entitle the lenders to accelerate the indebtedness and declare all amounts owed due and payable.

As of June 30, 2023, our total indebtedness, excluding unamortized debt discounts and debt issuance costs of $4.5 million, was $22.5 million. In connection with the consummation of the Business Combination, we amended and restated our existing credit agreement, which provided BT OpCo with a $20.8 million term loan. We may also incur significant additional indebtedness in the future.

Our substantial indebtedness could have adverse consequences, including:

•	making it more difficult for us to satisfy our obligations;

•	increasing our vulnerability to adverse economic, regulatory and industry conditions;

•	limiting our ability to obtain additional financing for future working capital, capital expenditures, acquisitions and other purposes;

•	requiring us to dedicate a substantial portion of our cash flow from operations to fund payments on our debt, thereby reducing funds available for operations and other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	making us more vulnerable to increases in interest rates; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt.

We may be unable to generate sufficient cash to service all of our indebtedness and financial commitments.

Our ability to make scheduled payments on or to refinance our indebtedness and financial commitments depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions including financial, business and other factors beyond our control. We may be unable to generate sufficient cash flow to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund debt and other obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure our indebtedness. Our ability to restructure or refinance indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to service our debt would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. If we face substantial liquidity problems, we might be required to sell assets to meet debt and other obligations. Our debt restricts our ability to dispose of assets and dictates our use of the proceeds from such disposition.

We may not be able to consummate dispositions, and the proceeds of any such disposition may be inadequate to meet obligations. We may be unable to access adequate funding as a result of a decrease in lender commitments due to an unwillingness or inability on the part of lending counterparties to meet their funding obligations and the inability of other lenders to provide additional funding to cover a defaulting lender’s portion. As a result, we may be unable to execute our business plan, make acquisitions or otherwise conduct operations, which would have a material adverse effect on our financial condition and results of operations.

Increases in interest rates could adversely affect our business.

We require continued access to capital. Our business and operating results can be harmed by factors such as the availability, terms of, and cost of capital, increases in interest rates, or a reduction in credit rating. These changes could cause our cost of doing business to increase, limit our ability to pursue acquisition opportunities, reduce cash flow, and place us at a competitive disadvantage. Recent and continuing disruptions and volatility in the global capital markets may lead to a contraction in credit availability impacting our ability to finance our operations. A significant reduction in cash flows from operations or the availability of credit could materially and adversely affect our financial condition and results of operations.

Risks Related to Ownership of Our Securities

The market price of our Class A common stock may be volatile, and could decline significantly and rapidly. Market volatility may affect the value of an investment in our Class A common stock and could subject us to litigation.

The market price of our Class A common stock could be subject to wide fluctuations in response to the risk factors described in this Registration Statement and others beyond our control, including:

•	the number of shares of Class A common stock publicly owned and available for trading;

•	overall performance of the equity markets or publicly-listed financial services, cryptocurrency and technology companies;

•	our actual or anticipated operating performance and the operating performance of our competitors;

•	changes in the projected operational and financial results we provide to the public or our failure to meet those projections;

•

failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company or our failure to meet the estimates or the expectations of investors;

•	any major change in our board of directors, management or key personnel;

•	issuance of shares of Class A common stock;

•	the highly volatile nature of the digital financial system and the prices of cryptocurrencies;

•	rumors and market speculation involving the digital financial system or us or other companies in our industry;

•

announcements by us or our competitors of significant innovations, new products, services, features, integrations or capabilities, acquisitions, strategic investments, partnerships, joint ventures, or capital commitments; and

•	other events or factors, including those resulting from COVID-19, political instability, and acts of war, or terrorism, or responses to these events, including the current conflict in Ukraine.

For example, as of the date of Closing, the closing price of our Class A common stock was $3.23. Since then, the closing price of our Class A common stock reached a high of $4.34 on July 26, 2023 and a low of $2.80 on July 7, 2023. Furthermore, the stock market has recently experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies and financial services, cryptocurrency and technology companies in particular. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general macroeconomic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our Class A common stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business.

An active, liquid trading market for our Class A common stock may not develop or be sustained, which may adversely affect the value of our Class A common stock.

Upon the closing of the Business Combination, our Class A common stock commenced trading on Nasdaq under the symbol “BTM.” An active trading market for our shares may not develop or be sustained, which in turn would likely have a material adverse effect on the value of our Class A common stock. The market price of our Class A common stock may decline below the initial public offering price, and you may not be able to sell your shares of our Class A common stock at or above the price you paid, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

The class structure of our Common Stock has the effect of concentrating voting control within Brandon Mintz and his affiliates (including BT Assets), which limits or precludes your ability to influence corporate matters.

Shares of Class M common stock and Class V common stock each have ten votes per share, and shares of Class A common stock and Class O common stock each have one vote per share. Because of the ten-to-one voting ratio between the Class M common stock and the Class V common stock, on the one hand, and all other classes of our voting stock, on the other hand, the holder(s) of Class V common stock collectively holds more than a majority of the combined voting power of our common stock, and therefore such holders are able to control all matters submitted to our stockholders for approval. In the event Brandon Mintz and his affiliates (including, without limitation, BT Assets) cease to beneficially own in the aggregate (directly or indirectly) a number of shares of Class M common stock and Class V common stock that, in the aggregate, is at least 20% of the voting power represented by the shares of Class V common stock held by them, in the aggregate, as of immediately after the Closing, (i) each of the then-outstanding shares of Class M common stock will automatically convert, on a one-for-one basis, into one fully paid and non-assessable share of Class A common stock and (ii) each of the then-outstanding shares of Class V common stock will automatically convert, on a one-for-one basis, into one fully paid and non-assessable share of Class O common stock, in each case without any further action required on the part of Bitcoin Depot or any other person.

Any purported transfer or assignment of shares of Class O common stock or Class V common stock which is not permitted by or otherwise provided for under the Amended and Restated Charter will be null and void and not recognized or given effect. Transfers by holders of shares of Class M common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions. Such conversions of shares of Class M common stock to shares of Class A common stock upon transfer will have the effect, over time, of increasing the relative voting power of those other holders of shares of Class M common stock (if any) who retain their shares in the long-term. However, because of the nature of the relative voting power of classes of our common stock, the holders of Class V common stock and Class M common stock, notwithstanding conversions of shares thereof conversions, may continue to control a majority of the combined voting power of our outstanding capital stock.

We are not obligated to, and do not intend to pay dividends on any class of our common stock for the foreseeable future. Our ability to pay dividends to our stockholders will be subject to the discretion of our board of directors and may be limited by our holding company structure, our financing arrangements and applicable provisions of Delaware law.

We have never declared or paid any cash dividends on any class of Common Stock, are not obligated to pay, and do not intend to pay any cash dividends in the foreseeable future. We anticipate that for the foreseeable future we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Our payment of any dividends will be subject to contractual and legal restrictions and other factors that our board of directors deems relevant.

Our Amended and Restated Charter contains an exclusive forum provision for certain claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Amended and Restated Charter provides that, to the fullest extent permitted by law, and unless we provide consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Amended and Restated

Charter or our Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, provided that this provision, including for any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and the Amended and Restated Charter provides that the federal district courts of the United States of America are, to the fullest extent permitted by law, the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless we consent in writing to the selection of an alternative forum. Our decision to adopt an exclusive forum provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the exclusive forum provision should be enforced in a particular case, application of the exclusive forum provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The exclusive forum provision applies to suits brought to enforce any duty or liability created by the Exchange Act to the fullest extent permitted by law. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities will be deemed to have notice of and consented to our exclusive forum provisions. These provisions may limit our stockholders’ ability to bring a claim in a judicial forum they find favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Amended and Restated Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Anti-takeover provisions contained in our Amended and Restated Charter, our Amended and Restated Bylaws and provisions of Delaware law could impair a takeover attempt.

Our Amended and Restated Charter, Amended and Restated Bylaws and Delaware law contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors and therefore depress the trading price of shares of Class A common stock. Among other things, the class structure of our Common Stock provides holders of Class M common stock and Class V common stock with the ability to significantly influence the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the outstanding shares of our Common Stock. Further, our Amended and Restated Charter and Amended and Restated Bylaws include provisions (i) providing our directors with the exclusive ability (subject to the rights of holders of any series of preferred stock) to fill a vacancy on the board of directors; (ii) authorizing our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors; (iii) after we no longer qualify as a “controlled company” under applicable Nasdaq listing rules, limiting stockholders’ ability (a) to call special meetings of stockholders, (b) to require special meetings of stockholders to be called and (c) to take action by written consent; (iv) requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors; and (v) not permitting cumulative voting rights. These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

As a Delaware corporation, we would normally be subject to certain provisions of Delaware law, including Section 203 of the DGCL, which prevents certain stockholders holding more than 15% of our outstanding capital stock from engaging in certain business combinations without the approval of our board of directors or the holders of at least two-thirds of our outstanding voting stock not held by such stockholder. We expressly elect not to be subject to Section 203 of the DGCL in our Amended and Restated Charter.

Any provision of our Amended and Restated Charter, Amended and Restated Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for shares of Class A common stock.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This, as well as other future sales of Class A common stock in the public market, or the perception that any such sales may occur, could cause the market price of Class A common stock to drop significantly, even if our business is doing well, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. After this Registration Statement is effective and until such time that it is no longer effective, the registration statement registering such securities will permit the resale of these shares. Subject to certain limitations and exceptions, BT Unitholders may exchange their BT Units, together with shares of Class V common stock or Class O common stock, for shares of Class M common stock or Class A common stock, respectively (on a one-for-one basis, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions) and then transfer those shares of Class M common stock (which, in that, case automatically convert into shares of Class A common stock) or sell those shares of Class A common stock. This could cause the market price of the Class A common stock to drop significantly, even if our business is doing well. Sales of a substantial number of shares of Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Class A common stock or make it more difficult for you to sell your holdings at times and at prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders thereunder will continue to offer the securities covered thereby for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time. We may file additional registration statements to provide for the resale from time to time of restricted shares issued in connection with Closing of the Business Combination. As restrictions on resale end and the registration statements are available for use, the market price of the Class A common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The shares of Class A common stock being registered for resale pursuant to this prospectus includes shares that were purchased at prices that may be significantly below the trading price of our Class A common stock and the sale of which would result in the applicable Selling Securityholder realizing a significant gain even if other Bitcoin Depot securityholders experience a negative rate of return.

The shares of Class A common stock being registered for resale pursuant to this prospectus includes shares that were purchased at prices that may be significantly below the trading price of our Class A common stock and the sale of which would result in the applicable Selling Securityholder realizing a significant gain even if other Bitcoin Depot securityholders experience a negative rate of return. For example, in connection with the IPO, the

Sponsor paid an aggregate of $25,000, or approximately $0.004 per share, for shares of Class B common stock of GSRM that were converted to 5,769,185 shares of Class A common stock and 1,075,761 shares of Class E common stock at the Closing and the Sponsor paid $12.2 million for 12,223,750 Private Placement Warrants, or $1.00 per Private Placement Warrant. Additionally, in connection with the Business Combination, we issued (i) a total of 657,831 shares of Class A common stock to former stockholders of GSRM of which (a) 203,481 shares were issued pursuant to certain Voting and Non-Redemption Agreements at an effective purchase price of $0.00 per share and (b) 454,350 shares were issued pursuant to certain Non-Redemption Agreements at an effective purchase price of $3.00 per share, and (ii) a total of 500,000 shares of Class A common stock to Brandon Mintz pursuant to the 2023 Omnibus Incentive Equity Plan at an effective cost basis of $3.23 per share.

Even if our trading price is significantly below $10.00, the offering price for the units offered to public stockholders in GSRM’s IPO, the above mentioned Selling Securityholders may still have an incentive to sell shares of our Class A common stock because they purchased the shares at prices lower than the public investors or the current trading price of our Class A common stock. For example, based on the closing price of our Class A common stock of $2.86 per share as of August 25, 2023: (i) holders of shares of Class A common stock issued to Sponsor at Closing in exchange for Class B common stock of GSRM and distributed by the Sponsor in connection with closing would realize a profit of $2.856 per share, or $16.5 million in the aggregate (excluding shares of Class A common stock issuable upon the vesting and conversion of Class E common stock held by such holders); (ii) holders of shares of Class A common stock issued pursuant to (a) Voting and Non-Redemption Agreements would not have realized a profit and (b) Non-Redemption Agreements would not have realized a profit; and (iii) Mr. Mintz and Mr. Buchanan would each not have realized a profit in respect of Class A common stock issued to them at closing pursuant to the 2023 Omnibus Incentive Equity Plan. Based upon the closing price of our Public Warrants of $0.21 per warrant as of August 25, 2023, holders of the Private Placement Warrants would not have realized a profit on the sale of such warrants as of such date based on a $1.00 per warrant purchase price.

Additionally, the PIPE Subscribers may also be able to profit on the sale of shares held by them. The extent to which the PIPE Subscribers may be able to profit on the sale of the shares of Class A common stock underlying the Series A Preferred Stock held by them primarily depends on the trading price of our Class A common stock during each Reference Period (as defined in the PIPE Agreement) under the PIPE Agreement. For example, assuming that the Settlement Price (as defined below) for each Reference Period is $2.86, which was the closing price of our Class A common stock on August 25, 2023, and no Reference Periods were non-selected such that the first six Reference Periods were applied and including the First and Second Option Premium payments (as defined in the PIPE Agreement) by the Company to the PIPE Subscribers, the effective subscription price of the Series A Preferred Stock, upon conversion into Class A common stock, would be approximately $1.96 per share, and the PIPE Subscribers would realize a profit of approximately $0.90 per share, or approximately $3.9 million in the aggregate, if they sold all such shares at $2.86 per share. For the avoidance of doubt, this aggregate profit figure does not include any profit from the sale of the 700,000 shares of Class A common stock which the PIPE Subscribers agreed to not redeem at the Closing pursuant to the PIPE Agreement. The per share and aggregate profit that could be realized upon any sales has been calculated based on a ratable cost basis across the 4,300,000 shares of Class A common stock underlying the Series A Preferred stock that the PIPE Subscribers acquired and the 700,000 shares of Class A common stock that the PIPE Subscribers did not redeem. For further information on the release or retention of funds relating to the PIPE financing and potential future payments to be made to the PIPE Subscribers thereunder, see “Risk Factors—Uncertainties with respect to reference period payments we may be required to make to the PIPE Subscribers, or that may be due to us, under the PIPE Agreement could materially and adversely affect our liquidity position, our ability to operate our business and executed our strategy, and the trading volatility and price of our securities.”

The shares of Class A common stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 85.4% of the shares outstanding on a fully diluted basis as of August 25, 2023. Given the substantial number of shares of common stock being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Class A common stock or result in a significant decline in the public trading price of our Class A common stock. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders thereunder will continue to offer the securities covered thereby for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

Warrants will become exercisable for Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in further dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 43,848,750 shares of Class A common stock are exercisable in accordance with the terms of the Warrant Agreement governing those securities. These Public Warrants and Private Placement Warrants are exercisable for $11.50 per share at any time. To the extent such Warrants are exercised, additional shares of Class A common stock will be issued, which will result in further dilution to the holders of shares of Class A common stock and increase the number of shares of Class A common stock eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised could adversely affect the market price of shares of Class A common stock.

The Private Placement Warrants are identical to the Public Warrants except as otherwise set forth herein that: (i) the Company may not elect to redeem the Private Placement Warrants; (ii) the Private Placement Warrants (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by Sponsor; (iii) they may be exercised by the Sponsor or its permitted transferees on a cashless basis; and (iv) the Private Placement Warrants (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) are entitled to registration rights.

The Warrants may not be “in the money” or expire worthless, and we may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

The exercise price for each Warrant is $11.50 per share, subject to adjustment, which is greater than the market price of our Class A common stock, which was $2.86 per share based on the closing price on August 25, 2023. There can be no assurance that the Warrants will be “in the money” prior to their expiration and, as such, the Warrants may expire worthless.

We also have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, provided that the last reported sale price of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Public Warrant holders equals or exceeds $18.00 per share and provided certain other conditions are met. If and when the Public Warrants become redeemable, we may exercise its redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. In addition, such redemption may occur at a time when the Public Warrants are “out of the money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our Class A common stock had your Public Warrants remained outstanding. Please see “Description of Securities — Public Warrants.”

We may issue preferred stock whose terms could adversely affect the voting power or value of the Class A common stock.

The Amended and Restated Charter authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. On June 30, 2023, in connection with the Closing, we issued 4,300,000 shares of Series A Preferred Stock in a private placement to entities affiliated with Shaolin in connection with the previously announced PIPE Financing. Although the Series A Preferred Stock do not carry voting rights (other than in relation to amendments to the certificate of designation itself or as required by the DGCL), the terms of one or more additional classes or series of preferred stock could adversely impact the voting power or value of our Class A common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the Class A common stock.

Each share of Series A Preferred Stock (i) ranks senior to our common stock with respect to dividends, distributions, redemptions, and payments upon liquidation or dissolution, (ii) is entitled to participate in any distributions or dividends made to holders of Class A common stock, (iii) does not have voting rights (other than in relation to amendments to the certificate of designation itself or as required by the DGCL), (iv) is initially convertible at any time at the election of the holder into one share of Class A common stock, subject to accrued and unpaid dividends, if any, and (v) be entitled to customary anti-dilution protections.

BT OpCo has identified material weaknesses in its internal control over financial reporting. If it is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence and materially and adversely affect its business and operating results, and it may face litigation as a result.

In connection with the preparation of BT OpCo’s consolidated financial statements as of December 31, 2022, management of BT OpCo identified material weaknesses in its internal control over financial reporting. The material weaknesses had not been remediated as of June 30, 2023. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis. The material weaknesses identified related to (i) the fact that BT OpCo did not have formalized system of internal control over financial reporting in place to ensure that risks are properly assessed, controls are properly designed and implemented and internal controls are properly monitored and functioning, (ii) BT OpCo’s reliance on IT systems and the use of service organizations to initiate, process, and record transactions, for which it did not evaluate or test the respective control objectives and data provided by the service organizations, and did not maintain a sufficient complement of formally documented general IT controls over access, segregation of duties, security, and change management, (iii) BT OpCo’s lack of technical accounting resources to analyze and apply technical accounting considerations, (iv) BT OpCo having insufficient controls in place to prevent potential unauthorized activity related to cryptocurrencies, and (v) an ineffective review over the consolidation process. Management of BT OpCo has concluded that these material weaknesses arose because, as a private company, BT OpCo did not have the necessary business processes, personnel and related internal controls necessary to satisfy the accounting and financial reporting requirements of a public company.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud, and material weaknesses could limit the ability to prevent or detect a misstatement of accounts or disclosures that could result in a material misstatement of annual or interim financial statements. To address the material weaknesses, BT OpCo will need to add personnel as well as implement additional financial reporting processes. Management of BT OpCo intends to continue to take steps to remediate the material weaknesses described above through hiring additional qualified accounting and financial reporting personnel, further enhancing their accounting processes, and by monitoring the respective controls. Management will not be able to fully remediate these material weaknesses until these steps have been completed and the controls have been operating effectively for a sufficient period of time. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects or that the actions that management may take in the future will be sufficient to remediate the control deficiencies that led to the material weaknesses in BT OpCo’s internal control over financial reporting or that they will prevent or detect potential future material weaknesses. BT OpCo’s current controls and any new controls that management develops may become inadequate because of changes in conditions in the business and weaknesses in disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm the operating results or cause BT OpCo to fail to meet the reporting obligations and may result in a restatement of BT OpCo’s financial statements for prior periods.

BT OpCo’s independent registered public accounting firm is not required to attest to the effectiveness of the internal control over financial reporting until after BT OpCo is no longer an “emerging growth company” as defined in the JOBS Act. At such time, BT OpCo’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which the internal control over financial reporting is documented, designed or operating. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of the internal control over financial reporting that will eventually be required to be included in Bitcoin Depot’s periodic reports that are filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in Bitcoin Depot’s reported financial and other information, which would likely have a negative effect on the trading price of the Class A common stock. In addition, we may not be able to continue to be listed on Nasdaq, which could have an adverse effect on the liquidity of your investment.

Uncertainties with respect to reference period payments we may be required to make to the PIPE Subscribers, or that may be due to us, under the PIPE Agreement could materially and adversely affect our liquidity position, our ability to operate our business and execute our business strategy, and the trading volatility and price of our securities.

On June 23, 2023, we entered into the PIPE Agreement with Lux Vending, LLC dba Bitcoin Depot and the PIPE Subscribers, pursuant to which, among other things, on the date of, and substantially concurrently with, the Closing, we issued and sold to the PIPE Subscribers in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act, shares of Series A Preferred Stock which are initially convertible into shares of Class A common stock on a one-for-one basis, representing an aggregate of 4,300,000 shares of Class A common stock on an as-converted basis, and the PIPE Subscribers agreed to not redeem 700,000 shares of Class A Common Stock in connection with the GSRM special meeting of stockholders to consider and approve, among other proposals, the Business Combination. The PIPE Financing, together with the PIPE Non-Redemption (as defined herein), represented gross proceeds of up to approximately $50.0 million (excluding certain premiums and reimbursements and subject to reduction) in the form of cash proceeds from the PIPE Financing or funds in the Trust Account in respect of the PIPE Non-Redemption.

Excluding $7.0 million that was released to the Company at the Closing, the proceeds of the PIPE Financing are initially held by the PIPE Subscribers, subject to release to us or retention by the PIPE Subscribers as described below. The amount of PIPE Financing proceeds to be released to us (such amounts, the “Released Amounts”) or retained by the PIPE Subscribers (such amounts, the “Retained Amounts”) will be determined during six Reference Periods selected by us in advance out of a total of eight possible Reference Periods, each consisting of 10 consecutive VWAP Trading Days (as defined in the PIPE Agreement) beginning on the first day of each such Reference Period. The first Reference Period begins on the 76th day after the Closing; the second

Reference Period begins on the 106th day after the Closing; the third Reference Period begins on the 136th day after the Closing; the fourth Reference Period begins on the 166th day after the Closing; the fifth Reference Period begins on the 196th day after the Closing; the sixth Reference Period begins on the 226th day after the Closing; the seventh Reference Period begins on the 256th day after the Closing; and the eighth Reference Period begins on the 286th day after the Closing.

The amount of funds to be released to us or retained by the PIPE Subscribers in any Reference Period will be based on (i) the amount of proceeds held by the PIPE Subscribers at the outset of each Reference Period; (ii) the value of approximately one sixth of the Class A common stock attributable to the PIPE Financing observed during the Reference Period (based on the arithmetic average of the volume weighted average price on each VWAP Trading Day (as defined in the PIPE Agreement) of the Reference Period or, in certain circumstances, a Qualifying Private Bid Price (as defined in the PIPE Agreement) or an Adjusted Settlement Price (as defined in the PIPE Agreement)) (collectively, the “Settlement Price”) relative to specified hurdle prices (the “Forward Prices”); and (iii) a Minimum Retention Amount (as defined in the PIPE Agreement) representing amounts to be retained in respect of the remaining Reference Periods based on the Forward Prices. The Forward Prices for each reference period are as follows: $10.5466 for the first Reference Period; $10.6666 for the second Reference Period; $10.7866 for the third Reference Period; $10.9066 for the fourth Reference Period; $11.0266 for the fifth Reference Period; $11.1466 for the sixth Reference Period; $11.2666 for the seventh Reference Period; and $11.3866 for the eighth Reference Period, in each case subject to certain adjustments as set forth in the PIPE Agreement. In certain circumstances, we may be required to make a Deficiency payment to the PIPE Subscribers (as defined in the PIPE Agreement). The maximum possible value of the Deficiency payment to the PIPE Subscribers is $12.1 million, assuming the Settlement Price for each Reference Period is $0.00 and the first and second Reference Periods are, at the option of the company, not included in the set of six included Reference Periods. In certain circumstances, the length and commencement date of the above-described Reference Periods may be altered at the sole discretion of the PIPE Subscribers, including but not limited to in the event the volume-weighted average price of the Class A common stock trades at prices below certain thresholds specified in the PIPE Agreement.

Accordingly, the aggregate amount of proceeds to be released to us (if any) will be highly dependent on the value of the Class A common stock during the Reference Periods. If, for example, the Settlement Price for each reference period were $2.86, which was the closing price of our Class A common stock on August 25, 2023, and no Reference Periods were non-selected such that the first six Reference Periods were applied and including the First and Second Option Premium payments (as defined in the PIPE Agreement) by the Company to the PIPE Subscribers, the aggregate value of the Released Amounts to the Company would be approximately $3.4 million (in addition to the $7.0 million that was released to the Company at the Closing), the aggregate value of the Retained Amounts retained by the PIPE Subscribers would be approximately $39.9 million, and the Deficiency would be $0. Because the Released Amounts and the Retained Amounts will initially be paid out of the approximately $43.3 million that already has been retained by the PIPE Subscribers (the “Prefunded Amount”), we do not expect that we will be required to use cash on hand to settle such payments. We cannot guarantee you that the amount of funds remaining in the Prefunded Amount will be sufficient to cover the Retained Amounts due to the PIPE Subscribers. In the event that the balance of the Prefunded Amount becomes insufficient to cover the Retained Amounts, we may be required to settle any Deficiency using funds from cash on hand, which would reduce the amount of cash we have on hand for business operations and other purposes. In addition, because the amount and timing of the Reference Period payments and the Released Amounts are closely related to the trading price of our Class A common stock, which may fluctuate significantly from time to time, we are unable to estimate with accuracy the amount of such Released Amounts or Deficiency (if applicable), or the timing of such payments, and such uncertainties could adversely affect our liquidity position and ability to operate our business and execute our business strategy, which may in turn have a material adverse impact on the trading volatility and price of our securities. In addition, although the PIPE Subscribers have provided representations about their ability to fulfill their obligations to us in the PIPE Agreement, the PIPE Subscribers might not transfer the Released Amounts due to us in full and/or on time, in which case such amounts owed would represent an unsecured obligation of each PIPE Subscriber on a several and not joint basis. Our ability to recover such amounts owed is uncertain and may require litigation and other expense.

General Risk Factors

Adverse economic conditions may adversely affect our business.

Our performance is subject to general economic conditions, and their impact on the digital asset markets and our users. The U.S. and other key international economies have experienced cyclical downturns from time to time in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies, and overall uncertainty with respect to the economy. The impact of general economic conditions on the digital financial system is highly uncertain and dependent on a variety of factors, including market adoption of cryptocurrencies, global trends in the digital financial system, central bank monetary policies, and other events beyond our control. Geopolitical developments, such as trade wars and foreign exchange limitations can also increase the severity and levels of unpredictability globally and increase the volatility of global financial and digital asset markets. To the extent that conditions in the general economic and cryptocurrency markets materially deteriorate, our ability to attract and retain users may suffer.

Investors’ expectations of our performance relating to environmental, social, and governance factors may impose additional costs and expose us to new risks.

There is an increasing focus from certain investors, employees, users and other stakeholders concerning corporate responsibility, specifically related to environmental, social, and governance (“ESG”) matters, or ESG. Some investors may use these non-financial performance factors to guide their investment strategies and, in some cases, may choose not to invest in us if they believe our policies and actions relating to corporate responsibility are inadequate. The growing investor demand for measurement of non-financial performance is addressed by third-party providers of sustainability assessment and ratings on companies. The criteria by which our corporate responsibility practices are assessed may change due to the constant evolution of the sustainability landscape, which could result in greater expectations of us and cause us to undertake costly initiatives to satisfy such new criteria. If we elect not to or are unable to satisfy such new criteria, investors may conclude that our policies and actions with respect to corporate social responsibility are inadequate. We may face reputational damage in the event that we do not meet the ESG standards set by various constituencies.

Furthermore, if our competitors’ corporate social responsibility performance is perceived to be better than ours, potential or current investors may elect to invest with our competitors instead. In addition, in the event that we communicate certain initiatives and goals regarding ESG matters, we could fail, or be perceived to fail, in our achievement of such initiatives or goals, or we could be criticized for the scope of such initiatives or goals. If we fail to satisfy the expectations of investors, employees, and other stakeholders or our initiatives are not executed as planned, our reputation and business, operating results, and financial condition could be adversely impacted.

We may be adversely affected by natural disasters, pandemics, such as COVID-19, and other catastrophic events, and by man-made problems such as geopolitical conflicts and terrorism, that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Natural disasters or other catastrophic events may also cause damage or disruption to our operations, international commerce, and the global economy, and could have an adverse effect on our business, operating results, and financial condition. Our business operations are subject to interruption by natural disasters, fire, power shortages, and other events beyond our control. In addition, our non-U.S. operations expose us to risks associated with public health crises, such as pandemics and epidemics, which could harm our business and cause our operating results to suffer. For example, the ongoing effects of the COVID-19 pandemic and the precautionary measures that we have adopted have resulted, and could continue to result, in difficulties or changes to our user support, or create operational or other challenges, any of which could adversely impact our business and operating results. Further, acts of terrorism, labor activism or unrest, and other geopolitical conflicts or unrest, including the ongoing conflict in Ukraine, could cause disruptions in our business or the businesses of our partners or the economy as a whole. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, or telecommunications failure, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in development of our products and services, lengthy interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on our future operating results. We do not maintain insurance sufficient to compensate us for the potentially significant losses that could result from disruptions to our services. Additionally, all the aforementioned risks may be further increased if we do not implement a disaster recovery plan or our disaster recovery plans prove to be inadequate. To the extent natural disasters or other catastrophic events concurrently impact data centers we rely on in connection with processing transactions, users will experience significant delays in withdrawing funds, or in the extreme we may suffer loss of user funds.

Climate change could negatively impact our business long-term.

Global climate change may have an increasingly adverse impact on our business continuity and our ability to keep our employees safe and provide for our users and retail partners. We consider potential risks related to weather as part of our operations strategy and have business continuity and disaster recovery plans in place. However, they may not adequately protect us from serious disasters and adverse impacts. In addition, climate change events could have an impact on critical infrastructure in the U.S. and internationally, which has the potential to disrupt our business, our third-party suppliers, and the business of retail partners. They may also cause us to experience higher losses, attrition, and additional costs to maintain or resume operations.

We have operations all over the world and our BTM kiosks in California, Texas and Florida are particularly vulnerable to climate change effects. In 2021, the west coast of the U.S. experienced historic wildfires; a winter storm in Texas led to massive power outages; and multiple hurricanes formed over the U.S. gulf coast — all of which caused significant destruction to the affected regions. We anticipate that similar weather events will continue to bring significant annual destruction in vulnerable areas. The long-term effects of climate change could have significant repercussions for the global economy and cause significant financial and physical damages.

The requirements of being a public company, including maintaining adequate internal control over our financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.

As a public company we have and will continue to incur significant legal, accounting, and other expenses. Additionally, we are subject to reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the rules subsequently implemented by the SEC, the rules and regulations of the listing standards of Nasdaq, and other applicable securities rules and regulations. Stockholder activism, the current political and social environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which has and will likely continue to result in additional compliance costs and could impact the manner in which we operate our business in ways we cannot currently anticipate. Compliance with these rules and regulations may strain our financial and management systems, internal controls, and employees. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. Moreover, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control, over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures, and internal control, over financial reporting to meet this standard, significant resources and management oversight may be required. If we encounter material weaknesses or deficiencies in our internal control over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. Effective internal control is necessary for us to produce reliable financial reports and is important to prevent fraud.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.235 billion of revenues in a fiscal year, have $700.0 million or more in market value of Class A common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. Additionally, we intend to take advantage of the extended transition periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the transition periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the extended transition periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards.

If some investors find Class A common stock to be less attractive as a result, there may be a less active trading market for Class A common stock and our stock price may be more volatile.

We might require additional capital to support business growth, and this capital might not be available.

We have funded our operations since inception primarily through debt, financing lease arrangements, and revenue generated by our operations. While we believe that our existing cash and cash equivalents and availability under our debt financing agreements are sufficient to meet our working capital needs and planned capital expenditures, and to service our debt, there is no guarantee that this will continue to be true in the future. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments in our business to respond to business opportunities and challenges, including developing new products and services, enhancing our operating infrastructure, expanding our non-U.S. operations, and acquiring complementary businesses and technologies, all of which may require us to secure additional funds. In the future, we may also require additional capital due to refinancing needs, regulatory surety bond requirements, or unforeseen circumstances and may decide to engage in equity, equity-linked or debt financings, or enter into additional debt financing agreements for any of the foregoing reasons. We may not be able to secure any such additional financing on terms favorable to us, in a timely manner or at all.

Changes by any rating agency to our outlook or credit rating could negatively affect the value of any debt securities of ours as well as our equity securities, and increase our borrowing costs. If our credit ratings are downgraded or other negative action is taken, our ability to obtain additional financing in the future on favorable terms or at all could be adversely affected. In the event of a downgrade of our credit rating or if other negative action is taken, our ability to obtain additional financing may be adversely affected and any future debt offerings or credit arrangements we propose to enter into may be on less favorable terms or terms that may not be acceptable to us. In addition, even if debt financing is available, the cost of additional financing may be significantly higher than our current debt. If we incur additional debt, the debt holders would have rights senior to holders of Class A common stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on Class A common stock. Furthermore, we have authorized the issuance of “blank check” preferred stock. If we issue additional equity securities or other securities convertible into equity, including convertible debt securities, our existing stockholders could experience dilution in their percentage ownership of our company, and any such securities could have rights, preferences and privileges senior to those of our currently authorized and issued Class A common stock.

The trading prices for Class A common stock may be highly volatile, which may reduce our ability to access capital on favorable terms or at all. In addition, a slowdown or other sustained adverse downturn in the general economic or digital asset markets could adversely affect our business and the value of the Class A common stock. Because our decision to raise capital in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of the Class A common stock and diluting their interests. Our inability to obtain adequate financing or financing on terms satisfactory to us, when we require it, could significantly limit our ability to continue supporting our business growth and responding to business challenges.

Our projections prepared in connection with this Registration Statement delivered to the former stockholders of GSRM are subject to significant risks, assumptions, estimates, and uncertainties. As a result, our projected revenues, market share, expenses, and profitability may differ materially from our expectations in any given quarter or fiscal year.

Projections that were previously prepared in connection with this Registration Statement delivered to the former stockholders of GSRM to vote on the Business Combination should not be relied upon. We operate in rapidly changing and competitive industries and our projections are subject to the risks and assumptions made by management with respect to our industries. Operating results are difficult to forecast as they generally depend on our assessment of future demand for Bitcoin and our products and services, which is uncertain. Furthermore, as we invest in the development of our business, we may not recover the often substantial up-front costs of expansion or recover the opportunity cost of diverting management and financial resources away from other projects. Additionally, our business may be affected by reductions in consumer demand as a result of a number of factors which may be difficult to predict. Similarly, our assumptions and expectations with respect to the growth in our number of kiosks or transaction volumes and our services may not prove to be accurate as a result of competitive pressures or user demands. This may result in decreased revenue, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in revenue. This inability could cause our operating results in a given quarter or year to be higher or lower than expected.

Key business metrics and other estimates are subject to inherent challenges in measurement, and our business, operating results, and financial condition could be adversely affected by real or perceived inaccuracies in those metrics.

We regularly review key business metrics, including installed kiosks, returning user transaction count, median transaction size and BDCheckout locations, and other measures to evaluate growth trends, measure our performance, and make strategic decisions. These key metrics are calculated using internal company data based on the activity we measure (and may be compiled from multiple systems) and have not been validated by an independent third party. While these numbers are based on what we believe at the time to be reasonable estimates for the applicable period of measurement, there are inherent challenges in such measurements. If we fail to maintain an effective analytics platform, our key metrics calculations may be inaccurate, and we may not be able to identify those inaccuracies. We regularly review our processes for calculating these metrics, and from time to time we make adjustments to improve their accuracy. Additionally, certain of our key business metrics are measured at a point in time and as our products and internal processes for calculating these metrics evolve over time, a previously reported number could fluctuate. We generally will not update previously disclosed key business metrics for any such inaccuracies or adjustments that are immaterial.

If our estimates or judgment relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the identification of performance obligations in revenue recognition, evaluation of tax positions, inter-company transactions, valuation of assets acquired and liabilities assumed in business combinations, and the valuation of stock-based awards and Bitcoin we hold, among others. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of analysts and investors, resulting in a decline in the trading price of the Class A common stock.

The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies. If financial accounting standards undergo significant changes, our operating results could be adversely affected.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (the “FASB”), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. For example, on March 31, 2022, the staff of the SEC issued Staff Accounting Bulletin No. 121, or SAB 121, which represents a significant change regarding how a company safeguarding cryptocurrencies held for its platform users reports such cryptocurrencies on its balance sheet and requires retrospective application as of January 1, 2022. Moreover, recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls. In addition, many companies’ accounting policies are being subjected to heightened scrutiny by regulators and the public.

MARKET, INDUSTRY AND OTHER DATA

This Registration Statement includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms or other independent sources and our own estimates based on our management’s knowledge of and experience in the market sectors in which we compete.

Certain information in the section of this Registration Statement entitled “Business” is derived from third party sources, including Coinatmradar.com, Federal Reserve Bank of San Francisco and Travis Credit Union. In accordance with the use requirements of the foregoing sources, please refer to the following links:

•	Coinatmradar.com:

•	https://coinatmradar.com/country/226/bitcoin-atm-united-states/

•	https://coinatmradar.com/charts/top-operators/united-states/

•	https://coinatmradar.com/charts/top-operators/Canada/

•	Federal Reserve Bank of San Francisco: https://www.frbsf.org/cash/publications/fed-notes/2022/may/2022-findings-from-the-diary-of-consumer-payment-choice/

•	Travis Credit Union: https://www.traviscu.org/

While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

Certain monetary amounts, percentages and other figures included in this Registration Statement have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. The compound annual growth rates (“CAGR”) included in this Registration Statement reflect the increase or decrease required for a number to vary from its value at the beginning of each applicable period to its value at the end of each applicable period, assuming the increase or decrease occurred steadily and was compounded over the referenced time period.

USE OF PROCEEDS

All of the shares of Class A common stock and the Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We could receive up to an aggregate of $504.3 million if all of the Warrants are exercised for cash. However, we will only receive such proceeds if and when the holders of the Warrants choose to exercise them. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. The exercise price of our Public Warrants and Private Placement Warrants is $11.50 per Warrant. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock. If the trading price for our Class A common stock is less than $11.50 per share, we believe holders of our Public Warrants and Private Placement Warrants will be unlikely to exercise their Warrants. As of August 25, 2023, the closing price of our Class A common stock was $2.86. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. See “Description of Securities—Warrants” for more information. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. We do not currently, and in the future do not expect to, rely on the proceeds from any exercise of the warrants to fund our operations or capital expenditures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for further information.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our Class A common stock and Public Warrants are currently listed on the Nasdaq Capital Market under the symbols “BTM” and “BTMWW,” respectively. Prior to the Closing, our Class A common stock and our Public Warrants were listed on the Nasdaq Global Market under the symbols “GSRM” and “GSRMW,” respectively.

On June 30, 2023, taking into account the completion of the Business Combination, including the redemption of public shares as described above and the consummation of the PIPE Financing, the Company had 12,358,691 shares of Class A common stock outstanding that were held of record by approximately 65 holders, 1,075,761 shares of Class E common stock outstanding that were held of record by one holder, 44,100,000 shares of Class V common stock outstanding that were held of record by one holder, and 4,300,000 shares of Series A Preferred Stock outstanding that were held of record by four holders. There were 43,848,750 shares of Class A common stock underlying the outstanding Warrants, which were held of record by 22 holders. We currently do not intend to list the Private Placement Warrants offered hereby on any stock exchange or stock market.

Dividend Policy

Neither GSRM nor Bitcoin Depot ever declared or paid any cash dividends on any class of common stock. We are not obligated to pay, and do not intend to pay, any cash dividends in the foreseeable future. We anticipate that for the foreseeable future we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Our payment of any dividends will be subject to contractual and legal restrictions and other factors that our board of directors deems relevant.

As a holding company, we will be dependent upon the ability of BT OpCo to generate earnings and cash flows and distribute them to us (through BT HoldCo) so that we may pay our obligations and expenses (including our taxes and payments under the Tax Receivable Agreement) and pay to our stockholders any dividends that our board of directors may declare, in its sole discretion, in the future.

We expect to cause BT HoldCo to make distributions to its members. However, the ability of BT HoldCo to make such distributions to holders of its BT HoldCo Common Units will be subject to its operating results, cash requirements and financial condition, restrictive covenants in our debt instruments, preferential distributions to the holders of the BT HoldCo Preferred Units and applicable Delaware law (which may limit the amount of funds available for distribution to its members). Our ability to declare and pay dividends to our stockholders is likewise subject to Delaware law (which may limit the amount of funds available for dividends). If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient distributions from our business, we may not be able to make, or may be required to reduce or eliminate, the payment of future dividends, if any, on Class A common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Except as indicated herein, defined terms included below have the same meaning as terms defined and included elsewhere in this Registration Statement.

Introduction:

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial information presents the pro forma effects of the acquisition of BT OpCo by GSRM resulting in reorganization into an umbrella partnership C corporation structure (or “Up-C” structure), and other agreements entered into as part of the Transaction Agreements.

GSRM was a blank check company incorporated as a Delaware corporation on October 13, 2021. It was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The registration statement for GSRM’s IPO was declared effective on February 24, 2022. On March 1, 2022, GSRM consummated its IPO of 31,625,000 units, including the issuance of 4,125,000 units as a result of the underwriter’s full exercise of their over-allotment option, at $10.00 per unit, generating gross proceeds of approximately $316.3 million, and incurring offering costs of approximately $4.7 million. Each unit consisted of one share of GSRM Class A common stock, one Public Warrant and one-sixteenth (1/16) of one GSRM right. Each Public Warrant entitles the holder to purchase one share of GSRM Class A common stock at a price of $11.50 per share, subject to standard anti-dilutive adjustments. Each holder of a whole GSRM right received one share of GSRM Class A common stock upon consummation of the Business Combination. Simultaneously with the closing of the IPO, GSRM consummated the private placement of 12,223,750 GSRM private placement warrants at a price of $1.00 per GSRM private placement warrant to the Sponsor, generating proceeds of approximately $12.2 million. Upon the closing of the IPO and the private placement, approximately $321.0 million of net proceeds, including the net proceeds of the IPO and certain of the proceeds of the private placement, was placed in the Trust Account.

BT OpCo, a limited liability company, was formed on June 7, 2016. BT OpCo owns and operates a network of BTM kiosks across North America where customers can buy and sell Bitcoin.

The unaudited pro forma consolidated financial information does not include an unaudited pro forma consolidated balance sheet as of June 30, 2023 as the Business Combination was consummated on June 30, 2023 and is reflected in our historical unaudited consolidated balance sheet as of June 30, 2023, included elsewhere in this Registration Statement. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 combine the historical statements of operations of GSRM and BT OpCo for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2022, the beginning of the earliest period presented. The related transactions contemplated by the Transaction Agreement that are given pro forma effect include transaction accounting adjustments, which represent adjustments that occurred in connection with the closing of the Business Combination, including the following:

•	the reverse recapitalization between GSRM and BT OpCo, whereby no goodwill or other intangible assets are recorded as historical costs approximate fair value;

•

entering into an Amended and Restated Credit Agreement with Silverview Credit Partners, LP, while not directly attributable to the Transaction was deemed to be material to the pro forma financial statements and included herein; and

•	GSRM’s historical statement of operations includes $19.3 million of one time expense related to non-redemption agreements.

•

GSRM and BT OpCo’s historical statements of operations for the six months ended June 30, 2023, include nonrecurring expenses related to non-redemption agreements, BT Transaction Bonus Payments, the PIPE Agreement, the 2023 Omnibus Incentive Plan and other transaction related expenses. These expenses have not been pushed back to the earliest period presented for the purposes of the pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the post-combination company’s financial condition or results of operations would have been had the Business Combination and related transactions occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with GSRM’s and BT OpCo’s audited and unaudited financial statements and related notes, the sections titled and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this Registration Statement or incorporated by reference.

The Business Combination will be accounted for as a common control transaction and reverse recapitalization in accordance with GAAP, as BT Assets controls BT OpCo both before and after the transactions. BT OpCo is determined to be the predecessor and the combined pro forma information represents a continuation of BT OpCo’s balance sheet and statement of operations, reflective of the recapitalization of the business combination.

Under this method of accounting, GSRM will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of BT OpCo issuing stock for the net assets of GSRM, accompanied by a recapitalization as a common control transaction. The net assets of GSRM will be stated at fair value (which is expected to approximate historical cost), with no goodwill or other intangible assets recorded.

Description of the Business Combination

Prior to or upon the Closing, and in accordance with the Transaction Agreement and the ancillary agreements contemplated thereby, a series of transactions occurred whereby (i) BT HoldCo issued to BT Asset for certain BT HoldCo Common Units, (ii) GSRM paid cash to BT Assets in exchange for certain BT HoldCo Common Units, (iii) GSRM contributed cash to BT HoldCo in exchange for certain BT HoldCo Common Units, BT HoldCo Matching Warrants and a number of BT HoldCo Earnout Units equal to the number of newly issued shares of Class E common stock issued to Sponsor, (iv) Sponsor exchanged all shares of GSRM Class B common stock held by Sponsor for newly issued shares of Class A common stock and, subject to the terms of conversion or forfeiture and cancellation set forth in the Sponsor Support Agreement, Class E common stock, (v) BT Assets subscribed for newly issued shares of Class V common stock and (vi) GSRM issued a certain number of additional shares of newly issued Class A common stock to persons who entered into written agreements with GSRM or BT HoldCo in connection with the Incentive Issuances (as defined below). As a result of and immediately following the Closing, BT Assets and GSRM hold approximately 71.3% and 28.7%, respectively, of the issued and outstanding BT HoldCo Common Units. Following the Closing, GSRM’s assets consist solely of its interests in BT HoldCo.

Earnout Consideration

As part of the Business Combination, BT HoldCo issued certain BT HoldCo Earnout Units to BT Assets and GSRM, which were issued as follows:

1.	BT HoldCo issued (a) to BT Assets 5,000,000 Class 1 earnout units of BT HoldCo, 5,000,000 Class 2 earnout units of BT HoldCo, and 5,000,000 Class 3 earnout units of BT HoldCo, and (b) to GSRM 358,587

Class 1 earnout units of BT HoldCo, 358,587 Class 2 earnout units of BT HoldCo, and 358,587 Class 3 earnout units of BT HoldCo, and such BT HoldCo Earnout Units will be subject to conversion as follows:

(i)

If at any time during the seven year period following the Closing (the “First Earn-Out Period”), the closing share price of the Class A common stock is greater than $12.00 over any 10 Trading Days (which may be consecutive or not consecutive) within any 20 consecutive Trading Days (the “First Milestone”), then each BT HoldCo Class 1 Earn-Out Unit held by BT Assets shall automatically and immediately be converted into one BT HoldCo Common Unit after the occurrence of the First Milestone, along with an equal number of shares of Class V common stock.

(ii)

If at any time during the First Earn-Out Period, the closing share price of Class A common stock is greater than $14.00 over any 10 Trading Days (which may be consecutive or not consecutive) within any 20 consecutive Trading Days (the “Second Milestone”), then each BT HoldCo Class 2 Earn-Out Unit held by BT Assets shall automatically and immediately be converted into one BT HoldCo Common Unit after the occurrence of the Second Milestone, along with an equal number of shares of Class V common stock.

(iii)

If at any time during the 10 year period following the Closing (the “Second Earn-Out Period”, and together with the First Earn-Out Period, the “Earn-Out Period”), the closing share price of Class A common stock is greater than $16.00 over any 10 Trading Days (which may be consecutive or not consecutive) within any 20 consecutive Trading Days (the “Third Milestone”), then each BT HoldCo Class 3 Earn-Out Unit held by BT Assets shall automatically and immediately be converted into one BT HoldCo Common Unit after the occurrence of the Third Milestone, along with an equal number of Class V common stock.

Any Class 1 Earn-Out Units or Class 2 Earn-Out Units that are not converted into BT HoldCo Common Units shall be automatically and immediately forfeited and cancelled upon the date of the expiration of the First Earn-Out Period. Any Class 3 Earn-Out Units that are not converted into BT HoldCo Common Units shall be automatically and immediately forfeited and cancelled upon the date of the expiration of the Second Earn-Out Period.

Upon certain change of control transactions during the Earn-Out Period, each BT HoldCo Earn-Out Unit held by BT Assets is subject to conversion into one BT HoldCo Common Unit upon the achievement of certain milestones, as described above and in the Transaction Agreement, for the per share price of Class A common stock payable in connection with such change of control as agreed to by the parties, and any such shares of BT HoldCo Earn-Out Units held by BT Assets that are not converted into BT HoldCo Common Units will be cancelled upon the expiration of the Earn-Out Period.

2.

A total of 1,075,761 shares of GSRM Class B common stock held by Sponsor were converted to 358,587 shares of Class E-1 common stock, 358,587 shares of Class E-2 common stock, and 358,587 shares of Class E-3 common stock. Class E common stock held by Sponsor is subject to conversion or forfeiture and cancellation as follows:

(i)

if at any time during the First Earn-Out Period, the First Milestone is achieved, then each share of the Class E-1 common stock held by Sponsor (“First Tranche”) shall automatically and immediately be converted into one share of Class A Common Stock after the occurrence of the First Milestone;

(ii)

if at any time during the First Earn-Out Period, the Second Milestone is achieved, then each share of the Class E-2 common stock held by Sponsor (“Second Tranche”) shall automatically and immediately be converted into one share of Class A Common Stock after the occurrence of the Second Milestone;

(iii)

if at any time during the Second Earn-Out Period, the Third Milestone is achieved, then each share of the Class E-3 common stock held by Sponsor (“Third Tranche”) shall automatically and immediately be converted into one share of Class A Common Stock after the occurrence of the Third Milestone.

Any First Tranche or Second Tranche of Class E Common Stock that are not converted to shares of Class A common stock shall be automatically and immediately forfeited and cancelled upon the date of the expiration of the First Earn-Out Period. Any Third Tranche of Class E common stock that are not converted to shares of Class A common stock shall be automatically and immediately forfeited and cancelled upon the date of the expiration of the Second Earn-Out Period.

Upon certain change of control transactions during the Earn-Out Period, each share of Class E common stock held by Sponsor is subject to conversion into one share of Class A common stock upon achievement of certain milestones, as described above and in the Transaction Agreement, for the per share price of Class A common stock payable in connection with such change of control as agreed to by the parties, and any such shares held by Sponsor that are not converted into Class A common stock will be cancelled upon the expiration of the Earn-Out Period.

Tax Receivable Agreement

At the Closing, Bitcoin Depot entered into a Tax Receivable Agreement with BT HoldCo and BT Assets. Pursuant to the Tax Receivable Agreement, Bitcoin Depot is generally required to pay BT Assets 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign income taxes that Bitcoin Depot realizes, or is deemed to realize, as a result of certain Tax Attributes, including: (i) existing tax basis in certain assets of BT HoldCo and BT OpCo, including assets that will eventually be subject to depreciation or amortization, once placed in service, attributable to BT HoldCo Common Units acquired by Bitcoin Depot at the Closing and thereafter in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of BT HoldCo, (ii) tax basis adjustments which resulted from Bitcoin Depot’s acquisition of BT HoldCo Common Units from BT Assets at the Closing and thereafter pursuant to the terms of the BT HoldCo Amended and Restated Limited Liability Company Agreement (including any such adjustments resulting from certain payments made by Bitcoin Depot under the Tax Receivable Agreement), (iii) disproportionate tax-related allocations as a result of Section 704(c) of the Code, and (iv) tax deductions in respect of interest payments deemed to be made by Bitcoin Depot in connection with the Tax Receivable Agreement. The Company recognized a Tax Receivable Agreement liability of $0.8 million, which was reflected in the Company’s historical balance sheet as of June 30, 2023.

Non-Redemption Agreements

In connection with the Business Combination, Bitcoin Depot also (i) issued 203,490 shares of Class A common stock to persons who entered into Voting and Non-Redemption Agreements with unaffiliated third parties (each a “Non-Redeeming Stockholder” and collectively, the “Non-Redeeming Stockholders”) in exchange for such Non-Redeeming Stockholders agreeing to either not redeem or to reverse any previously submitted redemption request in connection with a special meeting of stockholders called by GSRM to consider and approve, among other proposals, an extension of time for GSRM to consummate the Business Combination and (ii) (a) issued 454,350 shares of Class A common stock to certain Non-Redeeming Stockholders who entered into Non-Redemption Agreements in connection with the Special Meeting to consider and approve, among other proposals, the Business Combination and (b) paid a total of approximately $18.7 million in cash to certain Non-Redeeming Stockholders who entered into Non-Redemption Agreements. Pursuant to the Voting and Non-Redemption Agreements and Non-Redemption Agreements, certain Non-Redeeming Stockholders became entitled to the registration rights set forth in the A&R Registration Rights Agreement (as defined herein).

Credit Agreement

On December 21, 2020, BT OpCo entered into the Credit Agreement (the “Original Credit Agreement”) among BT OpCo, as borrower, BT Assets, as guarantor, the subsidiary guarantors party thereto, the financial institutions and institutional investors from time to time party thereto, as lenders, and Silverview Credit Partners, LP, as administrative agent, which provided for (i) initial term loans in an aggregate principal amount of $25.0 million, comprised of two $12.5 million tranches and (ii) a $15.0 million delayed draw term loan facility. In 2021, BT OpCo utilized the delayed draw term loan facility in the full amount of $15.0 million, and on

March 31, 2022, BT OpCo amended the Credit Agreement to add a new $5.0 million tranche 3 term loan. On May 2, 2023, BT OpCo and Silverview Credit Partners, LP amended the credit agreement to extend the maturity date for the delayed draw term loan facility to August 15, 2023. As of December 31, 2022 and December 31, 2021, the amount owed under the Original Credit Agreement totaled approximately $39.4 million and approximately $39.0 million, respectively.

Borrowings under the Original Credit Agreement incurred interest at a rate of 15.0% per annum. Effective May 2, 2023, the Term Loan will incurred interest at a rate of 20.0% per annum. The Credit Agreement contained certain affirmative and negative covenants customary for financings of this type, including compliance with a minimum cash balance of $2.5 million, a minimum consolidated cash interest coverage ratio of 1.75 to 1.00, and a maximum consolidated total leverage ratio of 2.50 to 1.00. As of June 30, 2023 and December 31, 2022, BT OpCo was in compliance with all financial covenants.

The proceeds of the borrowings under the Term Loan were used to fund the acquisition of BitAccess and expand headcount to support additional kiosks brought online.

On June 23, 2023, BT OpCo, entered into the Amended and Restated Credit Agreement, which provides BT OpCo with a $20.8 million Term Loan and allows for, inter alia, entry into the Transaction (as defined in the Amended and Restated Credit Agreement). The Term Loan is guaranteed by BT Assets and certain of its subsidiaries and is collateralized by substantially all of the assets of BT OpCo, BT Assets and those certain subsidiaries. The Maturity Date is June 23, 2026. Borrowings under the Term Loan bear interest at a rate of 17.0% per annum.

Commencing with the six-month period ending December 15, 2023, BT OpCo is required to make fixed principal repayments on the last day of each six-month period ending on December 15 or June 15 of each fiscal year. BT OpCo is required to pay interest monthly and on each prepayment date. The outstanding principal amount plus accrued and unpaid interest (if any), together with additional amounts required under the Amended and Restated Credit Agreement shall be paid in full on the Maturity Date.

The following summarizes the pro forma ownership, on a non-dilutive basis, of common stock and the Series A Preferred Stock, which is being treated as in-substance common stock, of the combined company, excluding potential shares of common stock from dilutive securities, following the Business Combination:

	Shares	Ownership%(5)
GSRM public shares(1)	6,589,506	10.7%
GSRM Sponsor and Director shares(2)	6,844,946	11.1%
Preferred shares(3)	4,300,000	7.0%

Cumulative GSRM Stockholders	17,734,452	28.7%
Existing BT Assets owners’ interest in GSRM(4)	44,100,000	71.3%

Total	61,834,452	100.0%

1)

Includes 3,455,156 shares of GSRM Class A common stock issued at GSRM’s IPO after redemptions and 1,976,510 shares of GSRM Class A common stock converted from Rights issued at GSRM’s IPO, 500,000 shares of GSRM Class A common stock issued to Brandon Mintz under Incentive Equity Plan, 203,490 shares of GSRM Class A common stock issued as part of incentive issuances, 454,350 shares of GSRM Class A common stock to non-redeeming stockholders. At the closing, Bitcoin Depot issued to Brandon Mintz/Founder, 500,000 shares of Class A common stock under the Incentive Equity Plan (the “Post-Closing Founder Bonus”).

2)

Includes 5,769,185 shares of GSRM Class A common stock and Class E common stock that comprises 358,587 shares of Class E-1 common stock, 358,587 shares of Class E-2 common stock, and 358,587 shares of Class E-3 common stock. Class E common stock represents equity-classified earnouts to the Sponsor and is subject to forfeitures.

3)	Includes 4,300,000 shares of Class A common stock that underly the 4,300,000 shares of Series A Preferred Stock.
4)

Includes 44,100,000 non-economic super voting shares of Class V common stock issued to BT Assets at the Closing of the business combination. These are convertible into shares of Class M common stock, which are economically equivalent to the shares of Class A common stock. However, each share of Class M common stock is entitled to ten votes per share whereas each share of Class A common stock is entitled to one vote per share.

5)	Percentage totals may not foot due to rounding.

The following summarizes the pro forma ownership of common stock of the combined company, on a fully dilutive basis, assuming all dilutive securities are exercised and converted to economic shares of GSRM common stock on a one-for-one basis assuming no net settlement of shares upon exercise, following the business combination:

	Shares	Ownership%[4]
GSRM public shares(1)	42,514,506	35.2%
GSRM Sponsor and Director shares(2)	19,068,696	15.8%

Cumulative GSRM Stockholders	61,583,202	51.0%
Existing BT Assets owners’ interest in GSRM(3)	59,100,000	49.0%

Total	120,683,202	100.0%

1)	Includes the impact of the exercise of 31,625,000 Public Warrants and conversion of 4,300,000 shares of Series A Preferred Stock into Class A common stock.
2)	Includes the impact of the exercise of 12,223,750 GSRM private placement warrants.
3)

Includes the impact of the conversion of BT HoldCo Earnout Units, which comprises 5,000,000 Class 1 Earnout Units of BT HoldCo, 5,000,000 Class 2 Earnout Units of BT HoldCo, and 5,000,000 Class 3 Earnout Units of BT HoldCo held by BT Assets, to BT HoldCo Common Units and an equal number of non-economic super voting shares of Class V common stock.

4)	Percentage totals may not foot due to rounding.

The following table summarizes the dilutive effect and the pro forma ownership of common stock of the combined company, and the effect of the per share value of GSRM common stock held by non-redeeming GSRM stockholders, assuming all dilutive securities are exercised and converted to economic shares of GSRM common stock on a one-for-one basis assuming no net settlement of shares upon exercise, following the business combination. The potential dilution impact is calculated at a per share price of $16.01, which represents the minimum price per share at which all dilutive securities are exercisable and can be converted to economic shares of GSRM common stock:

	Number of Shares	Value per Share(1)
Base scenario(2)	57,534,452	$16.01
Assuming all GSRM Public Warrants are exercised(3)	89,159,452	$10.33
Assuming all GSRM Private Placement Warrants are exercised(4)	69,758,202	$13.20
Assuming all BT OpCo Class 1 Earn-Out Units are converted(5)	62,534,452	$14.73
Assuming all BT OpCo Class 2 Earn-Out Units are converted(5)	62,534,452	$14.73
Assuming all BT OpCo Class 3 Earn-Out Units are converted(5)	62,534,452	$14.73
Assuming Preferred stock are converted(6)	61,834,452	$14.90
Assuming all GSRM Public Warrants and GSRM Private Placement Warrants are exercised, all preferred stock are converted and BT OpCo Class 1 Earn-Out Units, BT OpCo Class 2 Earn-Out Units, and BT OpCo Class 3 Earn-Out Units are vested(7)	120,683,202	$7.63

1)	Based on a post-transaction equity value of the combined company of $921.12 million.

2)	Represents the number of pro forma shares of common stock of the combined company, excluding potential shares of common stock from dilutive securities, following the business combination.
3)	Represents the Base Scenario plus the full exercise of 31,625,000 GSRM Public Warrants for a cash exercise price of $11.50 per share.
4)	Represents the Base Scenario plus the full exercise of 12,223,750 GSRM Private Placement Warrants for a cash exercise price of $11.50 per share.
5)

Represents the Base Scenario plus the full conversion of 5,000,000 BT HoldCo Class 1 Earn-Out Units, 5,000,000 BT HoldCo Class 2 Earn-Out Units, and 5,000,000 BT HoldCo Class 3 Earn-Out Units held by BT Assets, into an equal number of BT HoldCo Common Units after the occurrence of the First Milestone, Second Milestone, and Third Milestone (as defined in the Earnout Consideration section above), respectively, along with an equal number of non-economic super voting shares of Class V common stock. These are convertible into shares of Class M common stock, which are economically equivalent to the shares of Class A common stock. However, each share of Class M common stock is entitled to ten votes per share whereas each share of Class A common stock is entitled to one vote per share.

6)	Represents the Base Scenario plus the conversion of all Series A Preferred Stock.
7)

Represents the Base Scenario plus (i) the full exercise of GSRM Public Warrants and GSRM Private Placement Warrants and (ii) full conversion of all Series A Preferred Stock, BT HoldCo Class 1 Earn-Out Units, BT HoldCo Class 2 Earn-Out Units, and BT HoldCo Class 3 Earn-Out Units in accordance with the terms described above.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the business combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of GSRM following the completion of the business combination and related transactions. The unaudited pro forma adjustments represent GSRM’s management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

	For the Period ended June 30, 2023	For the Period ended June 30, 2023				For the Period ended June 30, 2023
	PubCo (Historical)	BT OpCo (Historical)	Historical Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$—	$361,077	$361,077	$—		$361,077
Cost of revenue (excluding depreciation and amortization reported separately below)	—	308,543	308,543	—		308,543
Operating expenses
Selling, general, and administrative	27,231	27,003	54,234	(677)	AA	53,557
Depreciation and amortization	—	6,295	6,295	—		6,295
Franchise tax expenses	450	—	450	—		450

Total operating expenses	27,681	33,298	60,979	(677)		60,302

Income (loss) from operations	(27,681)	19,236	(8,445)	677		(7,768)
Other income (expense)
Interest expense	—	(7,351)	(7,351)	7,351	FF	(2,013)
				(2,013)	GG
Change in value of investment held in Trust Account	6,214	—	6,214	(6,214)	BB	—
Other income (expense)	—	(10,913)	(10,913)	—		(10,913)
Loss on foreign currency transactions	—	(211)	(211)	—		(211)

Total other income (expense)	6,214	(18,475)	(12,261)	(876)		(13,137)

Income (loss) before provision for Income taxes and noncontrolling interest	(21,467)	761	(20,706)	(199)		(20,905)
Income tax expense (benefit)	1,263	(1,314)	(51)	(6,082)	EE	(6,133)

Net income (loss)	(22,730)	2,075	(20,655)	(5,883)		(14,772)
Net income attributable to Legacy Bitcoin Depot unit holders	—	12,906	12,906	(12,906)	HH	—
Net income (loss) attributable to non-controlling interest in subsidiary	—	(132)	(132)	5,339	DD	18,113
				12,906	HH

Net (loss) income attributable to Bitcoin Depot Inc.	$(22,730)	$(10,699)	$(33,429)	$13,450		$(32,885)

Earnings per share (Note 3):
Net income per common share - Basic and Diluted						(1.97)
Weighted average common shares outstanding - Basic and Diluted						16,658,691

	For the Period ended December 31, 2022	For the Period ended December 31, 2022	Historical Combined	Transaction Accounting Adjustments		For the Period ended December 31, 2022
	PubCo (Historical)	BT OpCo (Historical)				Pro Forma Combined
Revenue	$—	$646,830	$646,830	$—		$646,830
Cost of revenue (excluding depreciation and amortization reported separately below)	—	574,534	574,534	—		574,534
Operating expenses
Selling, general, and administrative	5,079	36,991	42,070	(667)	AA	41,516
				113	CC
Depreciation and amortization	—	18,783	18,783	—		18,783
Franchise tax expenses	200	—	200	—		200

Total operating expenses	5,279	55,774	61,053	(554)		60,499

Income (loss) from operations	(5,279)	16,522	11,243	554		11,797
Other income (expense)
Interest expense	—	(12,318)	(12,318)	12,318	FF	(3,934)
				(3,934)	GG
Change in value of investment held in Trust Account	4,442	—	4,442	(4,442)	BB	—
Other income (expense)	—	118	118	—		118
Loss on foreign currency transactions	—	(380)	(380)	—		(380)

Total other income (expense)	4,442	(12,580)	(8,138)	3,942		(4,196)

Income (loss) before provision for Income taxes and noncontrolling interest	(837)	3,942	3,105	4,496		7,601
Income tax expense (benefit)	891	395	1,286	(2,096)	EE	(810)

Net income (loss)	(1,728)	3,547	1,819	6,592		8,411
Net income attributable to Legacy Bitcoin Depot unit holders	—	—	—	—		—
Net income (loss) attributable to non-controlling interest in subsidiary	—	(433)	(433)	12,251	DD	11,818

Net (loss) income attributable to Bitcoin Depot Inc.	$(1,728)	$3,980	$2,252	$(5,659)		$(3,407)

Earnings per share (Note 3):
Net income per common share - Basic and Diluted						(0.20)
Weighted average common shares outstanding - Basic and Diluted						16,658,691

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The Business Combination has been accounted for as a common control transaction and reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, GSRM has been treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination has been treated as the equivalent of BT OpCo issuing stock for the net assets of GSRM, accompanied by a recapitalization. The net assets of GSRM will be stated at fair value (which is expected to approximate historical cost), with no goodwill or other intangible assets recorded.

The unaudited pro forma consolidated financial information does not include an unaudited pro forma consolidated balance sheet as of June 30, 2023 as the Business Combination was consummated on June 30, 2023. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 presents pro forma effect to the Business Combination and related transactions as if they have been completed on January 1, 2022.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 has been prepared using, and should be read in conjunction with, the following:

•	BT OpCo’s unaudited consolidated statement of income and comprehensive income for the six months ended June 30, 2023 and the related notes included elsewhere in this Registration Statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 has been prepared using, and should be read in conjunction with, the following:

•	GSRM’s audited statement of operations for the year ended December 31, 2022 and the related notes included elsewhere in this Registration Statement; and

•	BT OpCo’s audited consolidated statement of income and comprehensive income for the year ended December 31, 2022 and the related notes included elsewhere in this Registration Statement.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination and related transactions. The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on currently available information and assumptions and methodologies that Bitcoin Depot believed were reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Bitcoin Depot believed that its assumptions and methodologies provided a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments gave appropriate effect to those assumptions and were properly applied in the unaudited pro forma condensed combined financial information.

Note 2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Bitcoin Depot has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of post-combination company’s common stock outstanding, assuming the Business Combination and related transactions occurred on January 1, 2022.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The accounting adjustments listed below include transaction accounting adjustments related to the Business Combination. A description of the amounts included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 are as follows:

AA.	Reflects the elimination of the GSRM administrative service fee paid to the Sponsor that ceased upon the close of the Business Combination.

BB.	Reflects the elimination of change in fair value of investment held in Trust Account.

CC.

Reflects the expense in relation to Aggregate Phantom Equity Consideration to Phantom Equity Holders as per the Phantom Equity Award Termination Agreements. The expense reflects recognition of cost over the one year service period vesting condition of the RSU grants. This value was calculated based on the closing share price at June 30, 2023. No expense is reflected within the June 30, 2023 pro forma condensed combined statement of operations as the full expense would be recorded within one year of issuance.

DD.

Reflects the recognition of noncontrolling interest as a result of the Up-C structure. For the six months ended June 30, 2023, net income attributable to noncontrolling interest was $5.3 million based on actual redemptions. For the year ended December 31, 2022, net loss attributable to noncontrolling interest was $12.3 million under the actual redemption. The adjustment was determined by applying hypothetical liquidation of book value method for purposes of both calculating the initial noncontrolling interest balance and attributing income to the noncontrolling interest in the pro forma periods.

EE.

Reflects the provision for GSRM’s corporate income taxes, as GSRM will be subject to U.S. federal, state, local, and foreign income taxes following the Business Combination. As a result, the pro forma statements of operations reflect an adjustment to GSRM’s provision for corporate income taxes to reflect a pro forma tax rate, which includes a provision for U.S. federal and state income taxes. BT HoldCo will be treated as a partnership for U.S. federal and state income tax purposes. As such, BT HoldCo’s profits and losses will flow through to its partners, including GSRM, and are generally not subject to tax at BT HoldCo level.

FF.	Reflects the elimination of historical interest expense and amortization of deferred financing costs previously capitalized associated with the modification of debt.

GG.

Reflects the effective interest expense associated with issuance of the new debt under the amended and restated credit agreement entered into with Silverview Credit Partners. The amount presented is based an interest rate of 17% over a three-year term with $0.6 million in amortized costs resulting in an effective interest rate of 20.89%.

HH.	Reflects the reclassification of net income attributable to Legacy Bitcoin Depot unit holders to net loss attributable to non-controlling interest in subsidiary.

Note 3. Pro Forma Earnings Per Share Information

As a result of the Business Combination, for the six months ended June 30, 2023 and the year ended December 31, 2022, both the pro forma basic and diluted number of shares is reflective of 16,658,691 shares of Class A common stock outstanding. Pro forma basic number of shares excludes Class V common stock (which have no economic rights until converted to shares of Class M common stock) and unvested Class E common stock. Shares of Series A Preferred Stock issued under the PIPE Agreement have been treated as in-substance common stock and included in the calculation of basic net loss per share.

	Six Months Ended June 30, 2023	Year Ended December 31, 2022
(in thousands, except share data)
Pro forma net loss attributable to PubCo	$(32,884)	$(3,407)
Weighted average shares of Class A common stock outstanding - basic and diluted	16,658,691	16,658,691
Net loss per share - basic and diluted	$(1.97)	$(0.20)

Earnings per share (“EPS”) exclude equity instruments that would be anti-dilutive to pro forma EPS. Below is a summary of anti-dilutive instruments that were excluded from the pro forma EPS for the six months ended June 30, 2023 and the year ended December 31, 2022:

	Six Months Ended June 30, 2023	Year Ended December 31, 2022
PubCo Class V Common Stock	44,100,000	44,100,000
PubCo Class E-1 Common Stock	358,587	358,587
PubCo Class E-2 Common Stock	358,587	358,587
PubCo Class E-3 Common Stock	358,587	358,587
PubCo Public Warrants	31,625,000	31,625,000
PubCo Private Placement Warrants	12,223,750	12,223,750
Class 1 BT OpCo Earnout Units	5,000,000	5,000,000
Class 2 BT OpCo Earnout Units	5,000,000	5,000,000
Class 3 BT OpCo Earnout Units	5,000,000	5,000,000
BitAccess options	106,938	106,938

BUSINESS

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” the “Company” or “Bitcoin Depot” refer to Bitcoin Depot Inc. and its subsidiaries

Our Business

Business Overview

Bitcoin Depot owns and operates the largest network of BTMs across North America where customers can buy and sell Bitcoin. Bitcoin Depot helps power the digital economy for users of cash.

Our mission is to bring Crypto to the MassesTM. Digital means and systems dominate the way that consumers send money, make purchases, and invest; however, we believe that many people utilize cash as their primary means of initiating a transaction, either as a necessity or as a preference. These individuals have largely been excluded from the digital financial system and associated technological advancements in our global and digitally interconnected society. Bitcoin Depot’s simple and convenient process to convert cash into Bitcoin via our BTMs and feature-rich mobile app enables not only these users, but also the broader public, to access the digital financial system.

As of June 30, 2023, our offerings included approximately 6,350 BTMs in retailer locations throughout the U.S. and Canada, our BDCheckout product, which is accepted at 5,195 retail locations, and our mobile app. We maintain a leading position among cash-to-Bitcoin BTM operators in the U.S. and Canada. As of June 30, 2023, we operated the largest cash-to-Bitcoin BTM network in the United States representing an approximate 20% market share. Our BTMs offer one-way exchange of cash-to-Bitcoin, with the limited exception of 35 BTMs (representing less than 1% of our total kiosks as of March 31, 2023) which also provide customers the ability to sell Bitcoin to us in exchange for cash. Currently, we do not have plans to expand our users’ ability to sell Bitcoin to us in exchange for cash. We have also recently acquired a leading BTM operating system provider, BitAccess, to build out our BDCheckout product and our other software and operational capabilities.

The below charts illustrate the number of BTMs and corresponding market shares for the leading BTM operators in the U.S. and Canada, as of April 21, 2023: (Note data is delayed from our actual active kiosks)

Source: Coinatmradar.com as of April 21, 2023. The source only accounts for cash-to-Bitcoin ATMs; therefore, excludes LibertyX and Coinme. For the most up-to-date figures, please consult the links in the section entitled “Market, Industry and Other Data.”

Our diverse retail locations and intuitive transaction process make us a convenient option for our users, and our predictable minimum rate monthly rent payments to our retail partners where our BTMs, which we also refer to as kiosks, are located make us an attractive option for these partners. Our locations span across the U.S. and Canada, and our retail partners include the below categories of retailers:

•

Convenience Stores and Gas Station Chains: Our largest BTM deployment to date is with Circle K, a convenience store chain of over 9,000 stores in North America and over 4,800 stores in Europe and other international markets. We are the exclusive provider and operator of BTMs for Circle K in the U.S. and Canada, and as of June 30, 2023, we have installed our BTMs in over 1,500 Circle K stores.

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Pharmacies and Grocers: In addition to our installed BTMs at pharmacy and grocery chains, we have thousands additional access points at some of these and other locations via our BDCheckout product. Our BDCheckout locations are sourced and connected through our relationship with InComm Payments, a leading global payments technology company (“InComm”).

•	Mall Operators: Further, we have installed our BTMs at shopping malls across North America, including those operated by Simon Property Group and CBL Properties.

The below map shows our current kiosk locations across North America as of December 31, 2022:

Our transaction volume has remained relatively resilient despite the volatility of the cryptocurrency markets; both our revenue and transaction volumes have historically grown despite volatility in market prices for Bitcoin and other cryptocurrencies.

Our focus on robust compliance procedures and ease of use of our BTMs has helped create a powerful flywheel: the convenience and quality of our platform provides a seamless experience for users transacting at our BTMs; thereby driving increased traffic and business at our retail partners; attracting more retailers to partner with us; and in turn driving even more users to our BTMs. Our scale and leadership position has enabled us to develop a deeper understanding of our users’ needs and continually innovate and launch new products and services, such as BDCheckout, further enhancing the value of our platform.

From our inception in July 2016 through June 30, 2023, we have completed more than 3.0 million user transactions, equating to approximately $1.9 billion in total transaction volume. During each of the twelve months ended June 30, 2023, we averaged 24,067 monthly active users. For the six months ended June 30, 2023, we generated approximately $361.1 million of revenue, $46.2 million of gross profit (12.8% of gross profit margin), $2.1 million of net income and $33.4 million in Adjusted EBITDA (non-GAAP), which represents 14.5% of Adjusted Gross Profit Margin (non-GAAP) for the same period. For the year ended December 31, 2022, we generated approximately $646.8 million of revenue, $53.5 million of gross profit (8.2% of gross profit margin), $3.5 million of net income and $41.2 million in Adjusted EBITDA (non-GAAP), which represents 11.1% of Adjusted Gross Profit Margin (non-GAAP) for the same period. See the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for information regarding our use of Gross Profit Margin, Adjusted EBITDA and Adjusted Gross Profit and a reconciliation of such measures.

Our Products

As of June 30, 2023, we operated a portfolio of approximately 6,350 owned and leased kiosks across 48 U.S. states and 10 Canadian provinces. Within the United States, our kiosks and BDCheckout access points are located in zip codes addressing approximately 51% of the U.S. population. While we are currently not operating kiosks in Hawaii, New York, Puerto Rico and the District of Columbia, we have obtained a license (or equivalent) to operate in the District of Columbia and Puerto Rico and have applied for the license required to operate in New York. See “—Government Regulation—Money transmission and virtual currency business activity” for more information.

Our kiosks are located in convenience stores, gas stations, pharmacies, grocery chains and shopping malls across North America. Our largest deployment across a single retail chain is with Circle K, which accounted for approximately 1,500 of our total number of deployed kiosks as of June 30, 2023. We continuously monitor our BTM performance at each location. As a result, at various times we relocate our BTMs. Contractually, we can move our BTMs with a limited amount of notification to our retail partners. At June 30, 2023, we had approximately 981 BTMs with our logistics providers to redeploy to new locations.

Our kiosks are manufactured and supplied by Genmega, a leading global ATM company. Our BTM suppliers load the operating software on to the kiosks prior to deployment. Because utilization is below that of typical cash ATMs, we believe that that the functional life of our kiosks is extended relative to manufacturer specifications. We have contracted with a network of providers to service our kiosks on an as-needed basis to support kiosk up-time, but our kiosks have not required frequent repair or maintenance.

We have found that a key factor affecting transaction volumes at any particular kiosk is its location. Our strategy in deploying our BTMs is to identify locations that are expected to generate high visibility and high transaction volume. Site selection for kiosk deployment is also determined based on an analysis of historical business trends, demographic data, and a determination of the proximity and density of competitors’ kiosks. The approximately 1,500 kiosks deployed at Circle K stores are a prime example of the types of locations that we seek when deploying our BTMs. In addition to the Circle K locations, we have also entered into agreements with a number of other retail partners, including Simon Property Group, CBL Properties, Plaid Pantries, Inc., CCO, LLC, d/b/a Sam’s Food Stores, Alon Brands Inc., GetGo Operating, LLC and Sampson Bladen Oil Company, Incorporated.

Our retail deployments are secured through negotiation with our retail partners. Contract terms are generally similar across the portfolio of retail partners, such as payment terms, service level agreements, rent, placement, and access. These contracts provide a recurring and stable source of revenue for our retail partners over a typical initial term of approximately five years, although our terms vary because of negotiations at the time of execution. As of June 30, 2023, our contracts with our top 10 retail partners had a weighted average remaining life of 2.1 years. Many of our contracts include auto-renewal features providing for additional one-year terms following the expiration of the initial term. Such contracts may be terminated at either party’s option by giving proper notice in accordance with the subject contract. All contracts with over a 12-month term allow for kiosks to be removed at our discretion. This flexibility allows us to not record a liability on the balance sheet related to these retail location leases.

The software that resides on the kiosk is designed to provide an intuitive user interface for our users. Upon using a Bitcoin Depot kiosk for the first time, users will be prompted to provide certain information for account creation and verification. Users are required to select from three ranges of cash amounts to be inserted in the kiosk for purchasing Bitcoin. The user then provides the address of his or her digital wallet by scanning a QR code or manually inputting his or her unique wallet address; the user can create and use a Bitcoin Depot-branded wallet (un-hosted and non-custodial), or his or her other existing digital wallet. Bitcoin Depot’s branded wallet is facilitated through an unaffiliated third party. Bitcoin Depot utilizes this wallet infrastructure to offer users the ability to use an un-hosted non-custodial wallet within the Bitcoin Depot mobile app or through other third-party apps which allow access to non-custodial wallets. Bitcoin Depot is not liable for any losses users may experience because Bitcoin Depot does not have access to users’ wallets or their private keys. Cash is then inserted by the user into the kiosk, and the kiosk will confirm the dollar amount and other details of the transaction, including quantity of Bitcoin being purchased. Once the transaction is complete, the Bitcoin is electronically delivered to the user’s digital wallet and the user is provided with a physical receipt as well as a receipt via SMS text.

Prior to the time at which a user inserts cash in the BTM to purchase Bitcoin, Bitcoin Depot has custody of such Bitcoin, and maintains such custody until the transaction is completed at the kiosk and Bitcoin Depot initiates a transaction on the blockchain to send Bitcoin to the user. Bitcoin Depot never custodies a user’s Bitcoin. Bitcoin Depot takes custody of the user’s cash at the time the same is inserted into the BTM.

Additionally, Bitcoin Depot sells Bitcoin without the use of kiosks at several thousand additional retailer locations through a relationship with InComm, a leading global payments technology company. This product, called BDCheckout, allows users similar functionality to our kiosks, enabling them to load cash into their accounts at the checkout counter at retailer locations, and then use those funds to purchase Bitcoin. The transaction, however, would need to be initiated on the Bitcoin Depot mobile app, which is available for download from major app stores at any time. We believe that BDCheckout offers an attractive value proposition for retailers, providing fee income and potentially increasing shopper foot traffic, without Bitcoin Depot incurring upfront out-of-pocket hardware costs and certain operational expenses.

The primary difference between a BDCheckout transaction and a BTM kiosk transaction is that the former is completed via interaction with a cashier at a retail location and relies more heavily on the use of the Bitcoin Depot mobile app, while the latter involves a user interfacing with a kiosk. From a third-party fee perspective, there is a $3.50 flat fee per BDCheckout transaction charged to the user in connection with the use of InComm’s integrated network of retailers’ point-of-sale systems.

Bitcoin Depot’s costs associated with a BDCheckout transaction are lower than its costs associated with a BTM transaction, primarily due to significantly greater operating expenses associated with the BTMs, including cash collection fees and short-term lease payments to the retail locations where the kiosks are placed. However, the profitability of the two services are similar because of the higher markup that Bitcoin Depot applies to BTM transactions to support the higher costs associated therewith.

We regularly monitor official SEC releases and comments made by senior SEC officials, including Chair Gensler, regarding the regulation of cryptocurrencies and related activities. Based on such statements, historical enforcement actions and existing regulations and laws, we have made the determination that our activities and the cryptocurrencies that we currently sell, which consists of only Bitcoin, do not subject us to SEC regulation, and thus we believe we are not required to be registered with the SEC to support transactions which consist of only Bitcoin at our BTMs and via BDCheckout. We note that we have previously provided products and services related to the cryptocurrencies: Litecoin and Ethereum, however, based on a risk-based determination made after consideration of public statements by the SEC, historical enforcement actions, and existing regulations and laws in effect at the time, we have determined to limit our activities to Bitcoin only.

Industry Trends

The adoption of cryptocurrencies as a medium of exchange has grown significantly since Bitcoin’s introduction in 2009 and cryptocurrency is continuing to become more mainstream among consumers. In 2021, centralized and decentralized exchanges reported nearly $16.0 trillion, in cryptocurrency trading volume, a 700% increase over 2020 levels. According to New York Digital Investment Group LLC d/b/a NYDIG, Bitcoin alone was the third largest payment network in 2022 with over $3.0 trillion in transaction volume, next only to Visa and Mastercard and ahead of American Express and Discover, and an estimated 22% of the U.S. adult population owns cryptocurrency.

Several notable developments have contributed to this growth, including broader acceptance of cryptocurrency on payment platforms, the proliferation of financial products offering investors exposure to cryptocurrencies, and market participants looking for ways to simplify transactions for the everyday consumer.

At the same time, consumers have become attracted to the accessibility and user experience of BTMs as an entry ramp into the digital financial system. Several companies began to work on BTM prototypes as early as 2013, and the BTM market has shown rapid growth since then. According to Coin ATM Radar, from January 1, 2017 to December 31, 2022, the total number of BTMs deployed grew from 968 to 37,595, representing a CAGR of approximately 84%, with the vast majority of BTMs now located in North America. According to Coin ATM Radar, as of December 31, 2022, 93% of installed BTMs worldwide reside in the U.S. and Canada, in which Bitcoin Depot had a market share of 20% and 8%, respectively. Many BTMs deployed around the world initially supported transacting only in Bitcoin. Our BTMs currently support transactions in Bitcoin.

During early November 2022, market volatility in the prices of digital assets spiked in connection with liquidity issues faced by FTX and Alameda Research and in anticipation of such firms’ potential bankruptcy. Bitcoin Depot currently has no counterparty credit exposure to these firms or any other crypto industry firms involved in recent bankruptcies. Further, Bitcoin Depot does not have any material assets that may not be recovered, or that may otherwise be lost or misappropriated, due to such bankruptcies. Bitcoin Depot has not experienced, and does not anticipate that there will be, any material impact on its plans for business operations or financial condition as a result of such recent bankruptcies. Bitcoin Depot believes such events, when juxtaposed with Bitcoin Depot’s business model and operational standards, further highlight Bitcoin Depot’s prudent risk management practices and differentiate Bitcoin Depot’s risk profile because Bitcoin Depot never custodies a user’s Bitcoin. As a result, while we saw a relatively small decline of 14% in transaction volume, during the fourth quarter of 2022, we did not experience any material impact as a result of the FTX bankruptcy and related market disruptions. However, we have experienced a 17.4% decrease in volume in the first half of 2023 compared to the first half of 2022 and a 17.8% increase year over year from 2021 to 2022.

Market Opportunity

Although U.S. consumers continued to use credit cards and debit cards for a majority of their payments, market studies indicate there is still a significant desire to utilize cash for various purposes in the U.S. According to the 2021 Diary of Consumer Payment Choice, a study conducted by Federal Reserve Bank of San Francisco found that while it has declined over time, the share of payments in cash was 20% in 2021, which was an increase over the data in 2020. Furthermore, that same study shows the value of currency in circulation increased by more than $423.0 billion, or 12% annually during the time of the pandemic, from October 2019 to October 2021. In addition, according to a study by Travis Credit Union, 29% of U.S. adults sampled prefer to use cash to purchase goods. We believe a portion of this population finds obtaining cryptocurrencies through online cryptocurrency exchanges challenging and inconvenient and prefers to directly convert their cash to cryptocurrencies. The below chart shows the proportions of various methods of payments since 2016.

The 2021 Diary of Consumer Payment Choice also shows that a significant percentage of person-to-person payments continue to be made in cash, and the percentage of these payments made with mobile apps nearly doubled in 2021, compared to the prior year. According to a user survey we conducted, many of our users report that the reason they used our BTMs was to send cryptocurrency to others. This use case can represent a more efficient means of sending money for those who are using cash to make person-to-person payments, or an alternative means of sending money for those who are using mobile apps.

For the most up-to-date figures please consult the links in the section entitled “Market, Industry and Other Data.”

Our Competitive Strengths

We believe the below competitive strengths differentiate us from our competition and enhance our ability to compete.

•	Largest BTM Operator in North America

We are the largest operator of BTMs in North America with an approximately 20% market share as of June 30, 2023, according to Coin ATM Radar. As of June 30, 2023, we have approximately 6,350 active kiosks across 48 states in the U.S. and 10 provinces in Canada across convenience stores, gas stations, pharmacies, grocery chains and shopping malls. Bitcoin Depot’s strategically placed network of BTMs and BDCheckout access points are located in zip codes addressing approximately 51% of the U.S. population. Our strong presence has given us increased visibility among users and retail partners and has helped drive user traffic to our kiosks.

•	Superior User and Retailer Experience

In addition to offering intuitive user interfaces at our BTMs for transactions, we believe we offer a streamlined alternative to online exchanges for transacting in Bitcoin. Online exchanges can in certain instances require users to wait over three business days to convert money to Bitcoin, and they also require a user to have a bank account and therefore provide no cash conversion options. Our users can purchase Bitcoin without a bank account through our kiosks in typically under two minutes for new accounts and in under a minute for returning users. Our streamlined mobile app offers an easy way for our users to locate points-of-transaction, create a digital wallet, transfer Bitcoin between digital wallets and initiate BDCheckout transactions. We provide telephonic customer service almost around the clock to address questions or concerns from our users and to facilitate a smooth transaction process.

We have flexible hosting contract terms with our retail partners that offer location payments tied to a predictable minimum rate monthly rent (which, for certain locations, may be increased based on transaction volumes, thereby aligning partners’ success with our own performance). Based on our observations, our kiosks provide the benefit of driving additional foot traffic at retail locations, which as a result potentially drives additional business to our partners, thereby increasing their revenue.

•	Robust Compliance Procedures

We complete our KYC process prior to permitting a user to transact. We have invested in and maintain robust, multi-layer compliance procedures to evaluate potential users, open user accounts and monitor transactions at our BTMs. Our compliance team, comprised of 19 individuals, has over 100 years of combined experience in AML (Anti-Money Laundering), KYC (Know-Your-Customer), BSA, and OFAC compliance. The level of user verification for any given user transacting at our kiosks is generally based on the user’s proposed transaction volume with us. Generally, verification involves collecting users’ names, email addresses, phone numbers, driver’s licenses or other ID, social security numbers and photos of each user. Further, our BTMs take photos throughout the transaction process, which allows us to verify that users match the identifying information that has been provided during the KYC process. We utilize blockchain analysis and work with various third parties for transaction monitoring, case management and regulatory filings and reporting. We prioritize proactive reporting procedures in accordance with local, state, and federal requirements. Our compliance team routinely rejects user applicants that fail authentication requirements, and bans users from transacting at our kiosks and via BDCheckout when our compliance team discovers suspicious activity or when the users violate our terms of service (which can be accessed on our website) to which users agree prior to transacting at a BTM or during the BDCheckout transaction process, as applicable. These user bans represent approximately 4% of our overall transaction volumes in a given month. We do not believe there are any material challenges related to conducting KYC at a kiosk. We believe many of our retail partners have selected us to be their BTM provider based on our focus and commitment to robust compliance.

•	Limited Exposure to Cryptocurrency Prices

Our revenue (for the six months ended June 30, 2023 and 2022, $361.1 million and $322.4 million, respectively and for the years ended December 31, 2022 and 2021, approximately $646.8 million and $549.0 million, respectively) have not been correlated to the price of Bitcoin historically, even in light of volatile Bitcoin prices. For example, our revenue for the twelve months ended June 30, 2023 grew by approximately 9.9% year-over-year, while the market price of Bitcoin increased by more than 57% during the same period. Based on our own user surveys, a majority of our users use our products and services for non-speculative purposes, including money transfers, international remittances, and online purchases, among others.

•	Prudent Bitcoin Management

We use a sophisticated Bitcoin management process to reduce our exposure to volatility in Bitcoin prices by maintaining a relatively low balance (typically less than $0.6 million) of Bitcoin at any given time, which we believe differentiates us from our competition. We do not act as an agent or exchange for users in our transactions; we maintain balances of Bitcoin from which we satisfy our users’ demand from kiosk or BDCheckout transactions. As we send users Bitcoin, we replenish our Bitcoin balance on an ongoing basis to meet user demand. Our typical practice is to purchase Bitcoin through a liquidity provider such as Cumberland DRW. We replenish our Bitcoin only through purchases from leading Bitcoin liquidity providers and do not engage in any mining of Bitcoin ourselves. Our sophisticated replenishment process enables us to satisfy our users’ Bitcoin purchases with our own Bitcoin holdings, yet maintain relatively small balances of Bitcoin to effectively manage our principal risk.

•	Management Team With Deep Industry Experience

We are led by a management team that built our business from the ground up to become the largest operator of BTMs in North America. Our founder and executive officers bring extensive multidisciplinary experience in technology and business. We believe our management team has a competitive advantage in their ability to attract a highly talented pool of experienced engineers and seasoned industry professionals. We believe our management team’s expertise in this industry enables them to pursue attractive and opportunistic acquisition targets to further strengthen our competitive advantage.

Our Strategies

We intend to continue to grow our business by employing the following strategies:

•	Geographical and Retailer Expansion

We intend to continue to expand into more physical locations at our existing partners as well as build new partner relationships for further greenfield market penetration. Among existing partners, our kiosks are located in approximately 1,600 out of the over 9,000 total Circle K locations in the U.S. and Canada. Our broad footprint and user base presents us an opportunity to offer additional products and services in the future, which we believe will further strengthen and grow our user base. To expand into new geographies, we have applied for a license to operate in the state of New York, a market we believe could support up to 3,000 kiosks, an estimate based on other states with more established BTM networks and comparable populations, such as Florida. Finally, approximately 93% of BTMs worldwide are in North America, according to Coin ATM Radar as of April 5, 2023, presenting an attractive international expansion opportunity for us. Various countries have begun accepting cryptocurrency as a legal form of payment, which we believe is going to accelerate the adoption of cryptocurrency and offer us an opportunity to establish a presence in these countries.

•	Leverage Scale and Profitability to Reinvest in the Business

We operate the largest network of BTMs in North America. We have generated positive net income and cash flow from operations during every year since our inception. For the year ended December 31, 2022 and the six months ended June 30, 2023, we generated revenue of approximately $646.8 million and $361.1 million, respectively, and net income of $3.5 million and $2.1 million, respectively. We intend to reinvest the majority of the profits back in our business to continue to develop new products and services to address the needs of our users, such as BDCheckout, allowing us to achieve further brand recognition and brand loyalty and grow our user base.

•	Strategic Acquisitions and Partnerships

We believe the BTM market is fragmented. We plan to opportunistically evaluate acquiring other kiosk operators and complementary businesses to support our operations and strategy. Provided we are able to secure appropriate opportunities, we intend to pursue inorganic growth in the form of strategic bolt-on acquisitions to build on our leading market position and to supplement our in-house capabilities in both hardware kiosks and software that run on these kiosks as well as any product or service that provides Bitcoin access in a retail setting. In addition, we continue to look for potential acquisitions to enhance our capabilities in areas such as cybersecurity and compliance, among others.

•	Grow Volume of Retail Transactions Through BDCheckout

We launched BDCheckout in June 2022 and as of June 30, 2023 it is available at 5,195 retail locations across North America, including convenience stores, gas stations, pharmacies, grocery chains and shopping malls. BDCheckout enables our users to load cash into their accounts at the checkout counter at retailer locations, and then use those funds to purchase Bitcoin using the same fee structure in place at our kiosks, thereby lowering our required upfront capital expenditures and operating expenses and providing us with additional revenues from the sale of Bitcoin. For more information about how we generate our revenue, please see the section of this Registration Statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Components of Results of Operations—Revenue.” We intend to fully capitalize on this by actively targeting our users with BDCheckout through online advertising and our free mobile app. We believe the expansion of BDCheckout to new locations across the U.S. and Canada will diversify our revenue streams as well as further grow our transaction volumes, revenue and profitability.

Recent Acquisitions and Partnerships

In March 2023, we announced a partnership with GetGo® Café + Market, an innovative, food-first convenience store retailer with locations throughout western Pennsylvania, Ohio, northern West Virginia, Maryland and Indiana. We plan to install our BTMs into 125 GetGo® Café + Market stores in multiple metropolitan areas, strengthening our presence throughout the Midwest and Mid-Atlantic.

In July 2021, Bitcoin Depot indirectly purchased a majority stake in BitAccess, a leading BTM operating system provider. The acquisition adds new software features to our BTMs and positions us to service new channels of users while eventually having full control over our own software capabilities. The acquisition also diversifies our revenue streams into software services and is expected to generate significant savings in transaction processing fees and reduce other operating expenses. In February 2023, we announced the completion of the conversion of all of our BTMs to BitAccess software. The conversion of our kiosks to the BitAccess platform beginning in the second half of 2022, eliminated costs previously incurred with a third-party software services provider that totaled approximately $2.3 million and $5.9 million for the years ended December 31, 2022 and 2021, respectively, and $0.3 million, and $1.7 million for the six months ended June 30, 2023, and 2022, respectively.

Competition

We operate in a highly competitive industry with an increasing number of participants. Industries adjacent to the digital financial system are highly fragmented, quickly evolving, intensely competitive, and subject to growing global regulatory scrutiny and oversight.

We do not believe we have any direct, pure-play publicly traded competitors who operate cash to Bitcoin ATMs at scale.

Several private companies and wholly-owned subsidiaries of other publicly traded companies may be considered to be our competitors, including Bitcoin Well, BitNational, Bitstop, Byte Federal, Inc., Cash2Bitcoin.com, Coin Cloud, Coin Flip Bitcoin ATMs, Coinme, Coinsource, Instacoin, Moon Inc., dba LibertyX, a division of NCR Corporation, Localcoin, National Bitcoin ATM, and RockItCoin, among others.

Separately, given our mission to Bring Bitcoin to the Masses™ by enabling our users to transact on everyday activities using Bitcoin, from paying bills to sending money transfers to a variety of other use cases, other established payment processing and money transfer businesses may become our competitors, including PayPal, Block, Global Payments, Coinbase, Jack Henry, and MoneyGram, among others.

Sales and Marketing

Our sales team focuses principally on developing new relationships with national, regional and local retailers as well as on building and maintaining relationships with our existing retail partners. The team is organized into groups that specialize in marketing to specific retail industry segments, which allows us to tailor our offering to the specific requirements of each retail partner. As of June 30, 2023, our sales and marketing teams were comprised of 16 employees, of which those who are exclusively focused on sales typically receive a combination of base salary and an incentive-based compensation.

In addition to targeting new business opportunities, our sales team supports our business initiatives by building and maintaining relationships with new retail partners. We seek to identify growth opportunities within each account by analyzing the retailer’s sales at each of its locations, foot traffic, and various demographic data to determine the best opportunities for new BTM placements.

Our marketing team is focused on attracting users to our BTMs as well as to our BDCheckout retail locations. Our marketing team primarily uses digital marketing tools, such as Google Adwords, to acquire and retain users but also deploys email, SMS, and physical marketing presences as applicable. Our marketing team also supports the sales team in attracting new retail partners.

Intellectual Property, Patents and Trademarks

Although we believe our success depends upon our technical and marketing expertise more than our proprietary rights, our future success and ability to compete depend in part upon our proprietary technology. We have registered or filed applications for our primary trademarks. Most of our technology is not patented. Instead, we rely on a combination of contractual rights, copyrights, trademarks, and trade secrets to establish and protect our proprietary technology. We generally enter into confidentiality agreements with our employees, consultants, third-party contractors, and retail partners. Access to, and distribution of, our source code is restricted, and the disclosure and use of other proprietary information is further limited. Despite our efforts to protect our proprietary rights, unauthorized parties can attempt to copy or otherwise obtain, or use our products or technology. We cannot be certain that the steps taken in this regard will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology in a manner that would avoid our intellectual property rights.

Research and Development

We invest significant resources in ongoing research and development to develop new software solutions and services and enhance existing solutions with additional functionality and features required to ensure regulatory compliance. Our core and complementary systems are enhanced a minimum of once each year. Product-specific enhancements are largely user-driven with recommended enhancements formally gathered through survey results, strategic initiatives meetings and ongoing user contact. We also continually evaluate and implement process improvements that expedite the delivery of new products, services and enhancements to our users and reduce related costs. For instance, our research and development capabilities and efforts resulted in the successful launch and deployment of BDCheckout, recently at thousands of major retailers.

Our Retail Partners

In the U.S., we have contracts with approximately 40 major national and regional retailers, including convenience stores, supermarkets, drug stores, and other high-traffic retail chains, which represent approximately 2,300 BTMs. We also have BTMs in approximately 3,900 independent retail locations in the U.S. In Canada, we have contracts with one national merchant and approximately 100 independent merchants. Circle K is the largest retailer in our portfolio, representing approximately 32% and 28% of our total revenues for the year ended December 31, 2022 and the three months ended June 30, 2023, respectively. The underlying retail agreement with Circle K has an initial term of five years. As of June 30, 2023 our contracts with Circle K have a weighted average remaining life of 2.0 years. Our other top ten retail partners (excluding Circle K) comprise 8% of our retail locations. Contracts with such other nine retail partners have a weighted average remaining life of 2.7 years as of June 30, 2023. Many of our contracts include auto-renewal features providing for additional one-year terms following the expiration of the initial term. Such contracts may be terminated at either party’s option by giving proper notice in accordance with the subject contract. The terms of our retail partner contracts vary because of negotiations at the time of execution. In addition, through BDCheckout, our users can now load cash into their accounts at the checkout counter at 5,195 retailer locations, and then use those funds to purchase Bitcoin.

Our Vendors/Suppliers

Cumberland

Cumberland is our primary liquidity provider from whom we purchase Bitcoin that we sell to our users. We have had a relationship with Cumberland for over three years. Cumberland is a leading OTC liquidity provider in the digital financial system. The company has operations globally and is owned by DRW, a diversified principal trading firm with more than 25 years of experience in multiple asset classes around the world. While Cumberland is our primary Bitcoin partner, prudent business management and redundancy planning has led us to establish additional liquidity provider relationships.

Genmega

Genmega is a global provider of kiosks and traditional cash ATMs and is currently the sole provider of our BTM kiosks. The company was founded over ten years ago and has cumulatively delivered more than 150,000 ATMs worldwide. Since 2016, Genmega has supplied more than 7,200 kiosks to us.

Gemini

Gemini is an American cryptocurrency exchange and custodian that allows customers to buy, sell, and store digital assets. To place orders for Bitcoin on the Gemini exchange, we are required to have USD on account and available which facilitates the purchasing process. We maintain a minimum USD balance needed for anticipated Bitcoin purchases for the day. We will replenish the account with USD as needed for anticipated Bitcoin purchases. Gemini is the sole cryptocurrency exchange with which we hold USD balances. For the six months ended June 30, 2023, our average daily USD balance held in fiat wallets on the Gemini exchange was approximately $1.3 million.

Cash Transportation

We contract with large and reputable armored courier services to transport and transfer funds to and from our kiosks. We use leading armored couriers such as Loomis and Garda in the U.S. and Canada to collect and transport cash. Under these arrangements, the armored couriers collect cash either on a regular schedule or pickups are initiated when cash in a particular kiosk has reached a specified threshold dollar amount, which we can track on a real-time basis. The armored couriers then confirm cash counts and our bank accounts are then credited.

User Transactions

We hold an amount of Bitcoin in a hot wallet that we own and send Bitcoin to users from that wallet when transactions are completed at a BTM or through BDCheckout. We replenish our hot wallet from time to time through open market purchases of Bitcoin with certain liquidity providers. When a user buys Bitcoin from us, the purchase price is based on the spot price of Bitcoin at the time of the user’s transaction. When a user sells Bitcoin to us, such Bitcoin is held in a Bitcoin Depot hot wallet for a period of time, which could be up to several days, until such Bitcoin is later sold through a liquidity provider to fund operations or is resold to users transacting at BTM kiosks or through BDCheckout; however, the volume of transactions of this type are de minimis. Transfers from our hot wallet (the private keys to which are stored in geographically dispersed locations throughout the U.S.) that do not involve fulfilling user purchases require dual approval by our Chief Executive Officer and Chief Operating Officer. Transfers from our hot wallet to fulfill user purchases occur automatically through an application program interface that is secured by passwords and login credentials.

We do not custody Bitcoin for our users. Our relationship with our primary liquidity provider allows us to purchase Bitcoin to quickly replenish amounts sold to users, which means that we hold relatively small amounts of Bitcoin at any given time. Due to the minimal amount of Bitcoin held at any given time (typically less than $0.6 million), coupled with our high transaction volumes, we do not store Bitcoin in cold wallets.

Human Capital

Our people are our most important asset, and the success of our talent is essential to our success. We believe that we have adequate personnel and resources with the specialized skills required to carry out our operations successfully. As of June 30, 2023, we had 106 full-time employees, most of whom were in the U.S. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we have not experienced any work stoppages. We believe our relationship with our employees is good.

Facilities

Our principal executive offices and headquarters are located in leased premises at 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia, 30326, consisting of approximately 5,700 square feet. We also lease office space in Canada, located at 267 Richmond Rd, 3rd Fl., Ottawa, Ontario K1Z 6X3 and consisting of approximately 1,000 square feet. We believe that these facilities are generally suitable to meet our needs.

Seasonality and Inflation

We have not generally been subject to seasonality. Our costs of goods, services and labor, such as the cost of new kiosks and third-party services, have been impacted by the recent high inflationary environment. To date we have been successful in managing these inflationary cost increases. There can be no assurance that our operating results will not continue to be affected by inflation in the future or that we will be successful in managing such cost increases.

Governmental Regulation

We operate in the U.S. and Canada in a complex and rapidly evolving regulatory environment and are subject to a wide range of laws, rules and regulations enacted by U.S. and Canadian federal, state, provincial, and local governments and regulatory authorities. At a high-level, this evolving regulatory environment currently is characterized by a heightened focus by regulators on the cryptocurrency industry and countering terrorist financing and anti-money laundering. The scope of laws, rules, and regulations that can impact our business, including many laws, rules, and regulations that were enacted prior to the creation of the digital financial system, are expansive and include certain of the requirements that apply to financial services, money transmission, privacy protection, cybersecurity, electronic payments, and securities and commodities regulation, as well as bespoke cryptocurrency laws that have been adopted in some jurisdictions. Notwithstanding the applicability of the above-described regulatory framework, currently we are not supervised or examined by any banking, securities or commodities regulator such as the Office of the Comptroller of the Currency, the Office of the Superintendent of Financial Institutions, the SEC, or the Commodity Futures Trading Commission.

We monitor changes to the regulatory environment closely and invest significant resources in our legal and compliance teams to ensure that we are able to design and maintain appropriate compliance systems and practices. However, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the digital financial system and related industries, require us to exercise our judgment as to whether certain laws, rules, and regulations apply to us, and it is possible that regulators may disagree with our conclusions. New or changing laws and regulations, including changes to their interpretation or implementation, as well as our failure to appreciate that the laws and regulations apply to our business, could have a material adverse impact on our business, results of operations, and financial condition.

Anti-money laundering and counter-terrorist financing

We are subject to various anti-money laundering and counterterrorist financing laws, including the BSA in the U.S. and similar laws and regulations in Canada. In the U.S. as a money services business registered with the FinCEN, the BSA requires us to develop, implement, and maintain a risk-based anti-money laundering program, provide an anti- money laundering-related training program, report suspicious activities and transactions, comply with certain reporting and recordkeeping requirements, and collect and maintain information about our users. In addition, the BSA requires us to comply with certain user due diligence requirements as part of our anti-money laundering obligations, including developing risk-based policies, procedures, and internal controls reasonably designed to verify each user’s identity. We have implemented a compliance program designed to prevent our kiosks, products and services from being used to facilitate money laundering, terrorist financing, and other illicit activity in countries, or with persons or entities, included on designated lists issued by the OFAC, and equivalent foreign authorities. Our compliance program includes policies, procedures, reporting protocols, training and internal controls, and is designed to address legal and regulatory requirements as well as to assist us in managing business risks associated with money laundering and terrorist financing.

Money transmission and virtual currency business activity

In the United States, we have obtained licenses to operate as a money transmitter, or the equivalent, in the states where we understand such licenses or equivalent are required to conduct our business, as well as in the District of Columbia and Puerto Rico where we do not currently operate. In addition, we have applied for a BitLicense from the NYDFS. As a licensed money transmitter, we are subject to a range a legal obligations and requirements including bonding, net worth maintenance, customer notice and disclosure, reporting and recordkeeping requirements, and obligations that apply to the safeguarding of third-party funds and crypto assets. In addition, the licensed entity within our corporate structure is subject to inspection and examination by the state licensing agencies and certain actions involving that entity, such as changes in controlling equity holders, board members, and senior management, may require regulatory approval.

Privacy and protection of user data

We are subject to a number of laws, rules, directives, and regulations relating to the collection, use, retention, security, processing, and transfer of personally identifiable information about our users and employees in the jurisdictions where we operate. We are subject to privacy and information safeguarding requirements under the Gramm-Leach-Bliley Act and the California Consumer Privacy Act in the U.S., as well as the Personal Information Protection and Electronic Documents Act in Canada, which impose certain privacy protections and require the maintenance of a written, comprehensive information security program.

Our business relies on the processing of personal data in many jurisdictions and the movement of data across state and national borders. As a result, much of the personal data that we process, which may include certain financial information associated with individuals, is regulated by multiple privacy and data protection laws and, in some cases, the privacy and data protection laws of multiple jurisdictions. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between or among us, our subsidiaries, and other parties with which we have commercial relationships.

Regulatory scrutiny of privacy, data protection, cybersecurity practices, and the processing of personal data is increasing in the U.S. and around the world. Regulatory authorities are continuously considering numerous new legislative and regulatory proposals and interpretive guidelines that may contain additional privacy and data protection obligations. Any expansion or changes in the application of these privacy, data protection and cybersecurity laws or other regulatory requirements could increase our compliance costs and have a material adverse impact on our business, results of operations, and financial condition.

Consumer protection

The FTC, the CFPB, and other U.S. federal, state, and local and foreign regulatory agencies regulate business activities, including money transfer services related to remittance or user-to-user transfers. These agencies, as well as certain other governmental bodies, including state attorneys general, have broad consumer protection mandates and discretion in enforcing consumer protection laws, including matters related to unfair or deceptive, and, in the case of the CFPB, abusive, acts or practices, or Unfair, deceptive, or abusive acts and practices (“UDAAPs”), and they promulgate, interpret, and enforce rules and regulations that affect our business. The CFPB has enforcement authority to prevent an entity that offers or provides financial services or products to consumers in the United States from committing or engaging in UDAAPs, including the ability to engage in joint investigations with other agencies, issue subpoenas and civil investigative demands, conduct hearings and adjudication proceedings, commence a civil action, grant relief (e.g., limit activities or functions; rescission of contracts), and refer matters for criminal proceedings.

Additional regulatory developments

Various regulatory authorities continue to evaluate and implement laws, rules and regulations governing a wide variety of issues, including cryptocurrencies, identity theft, account management guidelines, disclosure rules, cybersecurity, marketing, ESG performance, transparency, and reporting, including requirements related to overall corporate ESG disclosures and climate-related financial disclosures which may impact our business. For an additional discussion on the impact of governmental regulation on our business, please see “Risk Factors” included in this Registration Statement.

Legal Proceedings

On January 13, 2023, Canaccord Genuity Corp. (“Canaccord”) commenced proceedings against Lux Vending, LLC and Bitcoin Depot Operating LLC (collectively, for purposes of this paragraph, “Lux Vending”) in the Ontario Superior Court of Justice (the “Canaccord Claim”). The Canaccord Claim asserts that Canaccord is entitled to $22.3 million in fees alleged to be payable for breach of contract upon the closing of an alleged transaction pursuant to a previously terminated engagement letter between Lux Vending and Canaccord under which Canaccord was to provide certain financial advisory services. The claim also seeks an award for legal and other costs relating to the proceeding. Lux Vending denies the allegations made against it and intends to vigorously defend against them. The range of potential loss related to the identified claim is between $0 and the $22.3 million, the amount of damages that Canaccord is seeking in the lawsuit. The additional costs mentioned in the claim are not able to be estimated at this time. Apart from the initial exchange of pleadings, as of June 30, 2023, no further steps have been taken in the proceeding.

We are also party to various other legal proceedings and claims in the ordinary course of our business. We believe these matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

Corporate Information

Our principal executive office is located at 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia, 30326, which is where our records are kept and the principal business address for our executive officers. Our mailing address is 2870 Peachtree Road #327, Atlanta, Georgia, 30305 and our telephone number is (678) 435-9604.

Lux Vending, LLC was incorporated as a Georgia limited liability company on June 7, 2016. In connection with the Closing, Lux Vending, LLC merged with and into Bitcoin Depot Operating LLC, a Delaware limited liability Company, with Bitcoin Depot Operating LLC surviving the merger.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis is set forth elsewhere in this prospectus, including with respect to our plans and strategy for our business and related financing, and includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” the “Company” or “Bitcoin Depot” refer to Bitcoin Depot Inc. and its subsidiaries.

Business Overview

Bitcoin Depot owns and operates the largest network of BTMs across North America where customers can buy and sell Bitcoin. Bitcoin Depot helps power the digital economy for users of cash.

Our mission is to bring Crypto to the Masses™. Digital means and systems dominate the way that consumers send money, make purchases, and invest; however, we believe that many people utilize cash as their primary means of initiating a transaction, either as a necessity or as a preference. These individuals have largely been excluded from the digital financial system and associated technological advancements in our global and digitally interconnected society. Bitcoin Depot’s simple and convenient process to convert cash into Bitcoin via our BTMs and feature-rich mobile app enables not only these users, but also the broader public, to access the digital financial system.

As of June 30, 2023, our offerings included approximately 6,350 BTMs in retailer locations throughout the U.S. and Canada, our BDCheckout product, which is accepted at 5,195 retail locations, and our mobile app. We maintain a leading position among cash-to-Bitcoin BTM operators in the U.S. and Canada.

Kiosk Network and Retailer Relationships

Bitcoin Depot operates a network of kiosks that allow users to purchase Bitcoin with cash. Upon using a Bitcoin Depot kiosk for the first time, users will be prompted to provide certain information for account creation and verification. Users are required to select from three ranges of cash amounts to be inserted in the kiosk for purchasing Bitcoin. The user then provides the address of his or her digital wallet by scanning a QR code or manually inputting his or her unique wallet address; the user can create and use a Bitcoin Depot-branded wallet (un-hosted and non-custodial), or his or her own other existing digital wallet. Cash is then inserted by the user into the kiosk, and the kiosk will confirm the dollar amount and other details of the transaction, including quantity of Bitcoin being purchased. Once the transaction is complete, the Bitcoin is electronically delivered to the user’s digital wallet and the user is provided with a physical receipt as well as a receipt via SMS text.

Bitcoin Depot’s largest BTM deployment as of June 30, 2023 is with Circle K, a convenience store chain of over 9,000 stores in North America and over 4,800 stores in Europe and other international markets. We are the exclusive provider and operator of BTMs for Circle K in the U.S. and Canada, and as of June 30, 2023 we have installed our BTMs in over 1,500 Circle K stores. We also have kiosks deployed in other convenience stores, gas stations, grocery stores, pharmacies, and shopping malls.

Cryptocurrencies

Our revenues, $361.1 million and $322.4 million for the six months ended June 30, 2023 and 2022, respectively, and $646.8 million and $549.0 million for the years ended December 31, 2022 and 2021,

respectively, have not been correlated to the price of Bitcoin historically, even in light of volatile Bitcoin prices. For example, our revenue for the twelve months ended June 30, 2023 grew by 9.9% year-over-year, while the market price of Bitcoin increased by more than 57% during the same period. Based on our own user surveys, a majority of our users use our products and services for non-speculative purposes, including money transfers, international remittances, and online purchases, among others.

We use a sophisticated Bitcoin management process to reduce our exposure to volatility in Bitcoin prices by maintaining a relatively low balance (typically less than $0.6 million) of Bitcoin at any given time, which we believe differentiates us from our competition. Our typical practice is to purchase Bitcoin through a liquidity provider such as Cumberland DRW. We replenish our Bitcoin only through purchases from leading Bitcoin liquidity providers and do not engage in any mining of Bitcoin ourselves. Our sophisticated replenishment process enables us to satisfy our users’ Bitcoin purchases with our own Bitcoin holdings, yet maintain relatively small balances of Bitcoin to effectively manage our principal risk. There are two main components of the working capital required in our operations. On the Bitcoin side, we maintain Bitcoin in our hot wallets to fulfill orders from users while we are automatically placing orders with liquidity providers and exchanges to replenish the Bitcoin we have sold to users. The second component to working capital is the cash that accumulates in the BTM kiosks. As users insert cash into the BTM kiosks, cash accumulates until armored carriers collect the cash and process it back to our bank accounts. While not required, we typically maintain a variable level of cash in the BTM kiosks at all times. As of June 30, 2023, cash in the BTM kiosks was approximately 20.7% of monthly revenues.

BitAccess and BDCheckout

In July 2021, we acquired BitAccess, and in the second quarter of 2022, we launched BDCheckout. BitAccess adds new software features to our BTMs and positions us to service new channels of users while eventually having full control over our own software capabilities. As of March 31, 2023, we had converted all of our BTMs to the BitAccess software. The acquisition also diversifies our revenue streams into software offerings and is expected to generate significant savings in transaction processing fees and reduce other operating expenses. BitAccess revenues from third-party customers from the date of acquisition have not been material, and the launch of BDCheckout has not yet had a meaningful impact on our results of operations.

The Business Combination

On the Closing Date, we consummated the Business Combination. GSRM’s stockholders approved the Business Combination at a special meeting of the stockholders held on June 28, 2023 (the “Special Meeting”).

Pursuant to the Transaction Agreement, the following occurred:

•

GSRM filed a Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, pursuant to which GSRM changed its name to “Bitcoin Depot Inc.” and the number of authorized shares of our Common Stock was increased to 2,272,250,000 shares, consisting of (i) 800,000,000 shares of Class A common stock, (ii) 20,000,000 shares of Class B common stock, (iii) 300,000,000 shares of Class M common stock, (iv) 800,000,000 shares of Class O common stock, (v) 300,000,000 shares of Class V common stock, (vi) 2,250,000 shares of Class E common stock, consisting of three series: (a) 750,000 shares of Class E-1 common stock, (b) 750,000 shares of Class E-2 common stock and (c) 750,000 shares of Class E-3 common stock, and (vii) 50,000,000 shares of Preferred Stock;

•

(i) the BT Entity Restructuring was consummated, consisting of (a) the merger of BT OpCo with and into a newly-formed Delaware limited liability company known as “Bitcoin Depot Operating LLC”, with Bitcoin Depot Operating LLC surviving the merger and (b) the formation of BT HoldCo and contribution of all of BT Assets’ equity in BT OpCo to BT HoldCo, pursuant to which BT HoldCo issued BT HoldCo Common Units, BT HoldCo Preferred Units and BT HoldCo Earnout Units to BT Assets; (ii) we paid cash to BT Assets in exchange for certain BT HoldCo Common Units; (iii) we contributed (a) cash to BT HoldCo in exchange for BT HoldCo Common Units, (b) warrants issued by BT HoldCo to purchase a number of BT HoldCo Common Units equal to the number of shares of Class A common stock that may be purchased upon the exercise in full of all warrants of GSRM outstanding immediately after the Closing and (c) a number of BT HoldCo Earnout Units equal to the number of newly issued shares of Class E common stock issued to Sponsor; (iv) Sponsor exchanged all shares of Class B common stock for newly issued shares of Class A common stock and Class E common stock, subject to the terms of conversion or forfeiture and cancellation set forth in the Sponsor Agreement; (v) BT Assets was issued 44,100,000 newly issued shares of Class V common stock, convertible at BT Assets’ election into Class A common stock; and (vi) we issued 500,000 shares of Class A common stock under the Incentive Equity Plan to Brandon Mintz; and

•

upon the execution and delivery to BT OpCo and GSRM of Phantom Equity Award Termination Agreements by the holders of Phantom Equity Awards outstanding immediately prior to the Closing were converted into the right to receive, in aggregate cash payments in an amount equal to $350,000 and 35,000 restricted stock units, which vest quarterly over one year from the date of grant.

Regulatory Environment

We operate internationally and in a rapidly evolving regulatory environment characterized by a heightened focus by regulators globally on all aspects of the payments industry, including countering terrorist financing, anti-money laundering, privacy, cybersecurity, and consumer protection. The laws and regulations applicable to us, including those enacted prior to the advent of digital payments, are continuing to evolve through legislative and regulatory action and judicial interpretation. New or changing laws and regulations, including changes to their interpretation and implementation, as well as increased penalties and enforcement actions related to non-compliance, could have a material adverse impact on our business, results of operations, and financial condition.

Key Business Metrics

We monitor and evaluate the following key business metrics to measure performance, identify trends, develop and refine growth strategies and make strategic decisions. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business, and to facilitate comparisons of our performance to that of our competitors.

Our key metrics are calculated using internal company data based on the activity we measure on our platform and may be compiled from multiple systems. While the measurement of our key metrics is based on what we believe to be reasonable methodologies and estimates, there are inherent challenges and limitations in measuring our key metrics internationally. The methodologies used to calculate our key metrics require judgment and we regularly review our processes for calculating these key metrics, and from time to time we may make adjustments to improve their accuracy or relevance.

	Three Months Ended
	June 30,	Mar. 31,		Dec. 31,(2)	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2023			2022				2021				2020
Installed kiosks (at period end)(2)	6,351	6,441		6,530	6,787	6,955	6,711	6,220	4,520	2,811	1,859	1,061	671	159	127

Returning user transaction count	9.2	10.0		10.5	11.2	11.5	11.9	12.3	11.5	11.8	12.2	12.0	12.3	14.0	13.8

Median kiosk transaction size (in $)	200	200		200	180	170	176	168	160	160	140	140	100	70	90

BDCheckout locations (at period end)(1)(3)	5,195	2,754	(3)	8,661	8,661	8,395	—	—	—	—	—	—	—	—	—

(1)	BDCheckout was launched in the second quarter of 2022.
(2)

At June 30, 2023, March 31, 2023 and December 31, 2022, Bitcoin Depot had an additional 981, 891 and 795 BTMs, respectively, with our logistic providers to redeploy to new locations, which we believe will result in higher transaction volume and revenue.

(3)	During the three months ended March 31, 2023, one of our retail partners discontinued all BDCheckout and cryptocurrency transactions in its stores.

Installed Kiosks

We believe this metric provides us an indicator of our market penetration, the growth of our business and our potential future business opportunities. We define installed kiosks as the number of kiosks we have installed at the end of the quarter in a retail location and that are connected to our network. We monitor transaction volume at our kiosks on a continuous basis to maximize transaction volumes from the locations where our kiosks are placed. Based on these monitoring activities, we may re-deploy certain of our kiosks, using third-party logistics providers, to new locations (e.g., those available with our new retail partners) that we believe will maximize transaction volumes and revenues.

Returning User Transaction Count

We believe this metric provides us an indicator of user retention and our competitive advantage relative to our peers, as well as the trajectory of adoption of cryptocurrency, and allows us to make strategic decisions. We define returning user transaction count as the average number of aggregate transactions completed at a kiosk in the four quarters trailing the quarter in which a given user’s first transaction occurred, measured only for users who complete more than one transaction. For example, as of June 30, 2023, users who first transacted at one of our kiosks during the three months ended December 31, 2021 and who subsequently completed a second transaction completed an average of 9.2 transactions over the twelve months following their initial transaction.

Median Kiosk Transaction Size

We believe this metric provides us information to analyze user behavior as well as evaluate our performance and formulate financial projections. We calculate median kiosk transaction size based on the dollar value of all purchases and sales of Bitcoin at our kiosks during the quarter, including related transaction fees.

BDCheckout Locations

We believe this metric provides us an indicator of our market penetration, the growth of our business and our potential future business opportunities. We calculate BDCheckout locations as the number of locations where BDCheckout is available at the end of the quarter. We are currently in discussion with other retail partners to expand our BD Checkout offering into additional locations.

Non-GAAP Financial Measures

Adjusted Gross Profit

We define Adjusted Gross Profit (a non-GAAP financial measure) as revenue less cost of revenue (excluding depreciation and amortization) adjusted to add back depreciation and amortization. We believe Adjusted Gross Profit provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted Gross Profit in this Registration Statement because it is a key measurement used internally by management to measure the efficiency of our business. This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We compensate for these limitations by relying primarily on GAAP results and using Adjusted Gross Profit on a supplemental basis. Our computation of Adjusted Gross Profit may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of Gross Profit to Adjusted Gross Profit below and not rely on any single financial measure to evaluate our business.

The following table presents a reconciliation of revenue to Adjusted Gross Profit for the periods indicated:

	Six Months Ended June 30, (Unaudited)		Year Ended December 31,
(in thousands)	2023	2022	2022	2021	2020
Revenue	$361,077	$322,391	$646,830	$548,980	$245,131
Cost of revenue (excluding depreciation and amortization)	(308,543)	(290,482)	(574,535)	(492,954)	(214,038)
Depreciation and amortization	(6,295)	(9,602)	(18,783)	(13,041)	(2,246)

Gross Profit	$46,239	$22,307	$53,512	$42,985	$28,847
Adjustments:
Depreciation and amortization excluded from cost of revenue	$6,295	$9,602	18,783	13,041	2,246
Adjusted Gross Profit	$52,534	$31,909	72,295	56,026	31,093
Gross Profit Margin(1)	12.8%	6.9%	8.2%	7.8%	11.8%
Adjusted Gross Profit Margin(1)	14.5%	9.9%	11.1%	10.2%	12.7%

(1)	Calculated as a percentage of revenue.

Adjusted EBITDA

We define Adjusted EBITDA (a non-GAAP financial measure) as net income before interest expense, tax expense, depreciation and amortization, non-recurring expenses and miscellaneous cost adjustments.

The below items are excluded from Adjusted EBITDA because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this Registration Statement because it is a key measurement used internally by management to make operating decisions, including those related to operating expenses, evaluate performance and perform strategic and financial planning. However, you should be aware that when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. The presentation of this measure should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Further, this non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We compensate for these limitations by relying primarily on GAAP results and using Adjusted EBITDA on a supplemental basis. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net income to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table presents a reconciliation of net income to Adjusted EBITDA for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2023	2022	2022	2021	2020
Net income	$2,075	$764	$3,547	$5,922	$14,405
Adjustments:
Interest expense	7,351	6,044	12,318	8,000	731
Income tax expense (benefit)	(1,314)	392	395	(171)	—
Depreciation and amortization	6,295	9,602	18,783	13,041	2,246
Expense related to the PIPE transaction(1)	9,597	—	—	—	—
Non-recurring expenses(2)	5,174	1,389	6,109	2,925	461
Special bonus(3)	3,915	—	—	—	3,344
Expenses associated with the termination of the Phantom Equity Participation Plan	350	—	—	—	—

Adjusted EBITDA	$33,443	$18,191	$41,152	$29,717	$21,187

(1)	Amount includes the recognition of a non-cash expense of $9.0 million related to the PIPE Transaction.
(2)	Comprised of non-recurring professional service expenses incurred in connection with consummating the Business Combination.
(3)

Amount for the six months ended June 30, 2023 includes (A) recognition of an accrued transaction bonus for certain employees of the Company in connection with the Closing (including related taxes) of approximately $2.3 million and (B) the transaction bonus paid to the Chief Executive Officer of the Company in connection with the Closing of approximately $1.6 million.

Segment Reporting

Bitcoin Depot’s financial reporting is organized into one segment. We make specific disclosures concerning our products and services because they facilitate our discussion of trends and operational initiatives within our business and industry. Bitcoin Depot’s products and services are aggregated and viewed by management as one reportable segment due to a similarity in the nature of customers and overall economic characteristics, the nature of the products and services provided and the applicable regulatory environment.

Components of Results of Operations

Revenue

We generate substantially all of our revenue from the cash paid by customers to purchase Bitcoin from our kiosks. For example, approximately 99.8% of our revenue in the three months ended June 30, 2023 was derived from the sale of our cryptocurrency, including the markup at which we sell cryptocurrency to users (which can vary between BDCheckout and BTM kiosks) and the separate flat transaction fee. These user-initiated transactions are governed by terms and conditions agreed to at the time of each point-of-sale transaction and do not extend beyond the transaction.

For the periods presented, the markup percentage for BTM kiosk transactions ranged between 7% and 31%, of the USD amount of the transaction with such markup rates historically having been, and continuing to be, subject to fluctuation as a result of ongoing price strategy testing by Bitcoin Depot. The markup percentage for BDCheckout transactions has been 15.0% since inception/rollout of such transaction type in 2022. Finally, the markup percentage for Bitcoin Depot website transactions ranged between 10.5% and 12.0% during 2022. Markup percentages are determined by examining user transaction patterns in various geographic locations, based on ongoing markup rate testing, with the ultimate aim of optimizing profitability, growth and user base.

For each Bitcoin transaction on our kiosks and within BDCheckout, the cryptocurrency price displayed to users includes the exchange rate at which we sell Bitcoin to users as well as a separate flat transaction fee. As of the date of this Registration Statement, we charge (i) a flat $3.00 fee on all transactions at BTM kiosks, which generally corresponds to the costs underlying such transactions and (ii) a flat $3.50 fee on BDCheckout transactions, which is what InComm charges us to facilitate transactions using InComm’s network.

We support the purchase of Bitcoin from users at only 35 kiosks, or less than 1.0% of our total kiosks as of June 30, 2023, and currently does not have plans to expand the ability of our users to sell Bitcoin to us in exchange for cash. Bitcoin Depot charges the same fees on Bitcoin we purchase from users via our kiosks as we do for Bitcoin we sell to users at our kiosks.

Cost of revenue (excluding depreciation and amortization)

Our cost of revenue (excluding depreciation and amortization), which is primarily driven by transaction volume, consists primarily of direct costs related to selling Bitcoin and operating our network of kiosks. Cost of revenue (excluding depreciation and amortization) includes the cost of Bitcoin, fees paid to obtain Bitcoin, impairment of cryptocurrencies, gains on sales of Bitcoin on an exchange, fees paid to operate the software on the BTMs, rent paid for floorspace for BTMs, fees paid to transfer Bitcoin to users, cost of kiosk repair and maintenance, and the cost of armored trucks to collect and transport cash deposited into the BTMs.

Operating expenses

Operating expenses consists of selling, general and administrative expenses and depreciation and amortization.

Selling, general and administrative. Selling, general and administrative expenses consist primarily of expenses related to our customer support, marketing, finance, legal, compliance, operations, human resources, and administrative personnel. Selling, general and administrative expenses also include costs related to fees paid for professional services, including legal, tax, and accounting services.

Depreciation and amortization. Depreciation and amortization include depreciation on computer hardware and software, BTMs (including both BTMs owned by us and those subject to finance leases), office furniture, equipment and leasehold improvements and amortization of intangible assets.

Other income (expense)

Other income (expense) includes interest expense, other income (expense) and loss on foreign currency transactions.

Interest expense. Interest expense consists primarily of the interest expense on our borrowings and our finance leases.

Results of Operations

Comparison between Six Months Ended June 30, 2023 and Six Months Ended June 30, 2022

The following table sets forth selected historical operating data for the periods indicated:

	Six Months Ended June 30,
(in thousands)	2023	2022	$ Change	% Change
	(unaudited)
Statements of Income (Loss) and Comprehensive Income (Loss) information:
Revenue	$361,077	$322,391	$38,686	12.0%
Cost of revenue (excluding depreciation and amortization reported separately below)	308,543	290,482	18,061	6.2%
Operating expenses
Selling, general and administrative	27,003	14,930	12,073	80.9%
Depreciation and amortization	6,295	9,602	(3,307)	(34.4)%

Total operating expenses	33,298	24,532	8,766	35.7%

Income from operations	19,236	7,377	11,859	160.8%

Other income (expense)
Interest expense	(7,351)	(6,044)	(1,307)	21.6%
Other income (expense)	(10,913)	12	(10,925)	NM
Loss on foreign currency transactions	(211)	(189)	(22)	11.6%

Total other expense	(18,475)	(6,221)	(12,254)	197.0%

Income before provision for income taxes and non-controlling interest	761	1,156	(395)	(34.2)%
Income tax benefit (expense)	1,314	(392)	1,706	(435.2)%

Net income (loss)	$2,075	$764	$1,311	171.6%

Net income (loss) attributable to Legacy Bitcoin Depot unit holders	12,906	871	12,035	NM
Net loss attributable to non-controlling interest in subsidiary	(132)	107	(239)	(223.4)%

Net (loss) income attributable to Bitcoin Depot Inc.	$(10,699)	$—	$(10,699)	(100)%

Other comprehensive income, net of tax
Net income	$2,075	$764	$1,311	171.6%
Foreign currency translation adjustments	(21)	(234)	213	(91.0)%

Total comprehensive income (loss)	2,054	530	1,524	287.5%

Comprehensive income (loss) attributable to Legacy Bitcoin Depot unit holders	12,885	637	12,248	NM
Comprehensive income (loss) attributable to non-controlling interest in subsidiary	(132)	107	(239)	(223.4)%

Comprehensive (loss) income attributable to Bitcoin Depot Inc.	$(10,699)	$—	$(10,699)	(100.0)%

NM - Not meaningful

Revenue

Revenue increased by approximately $38.7 million, or 12.0%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, primarily due to the expansion of our network of kiosks along with increased revenue generated at existing kiosks in service at the beginning of the period, demonstrated by comparable sales growth of approximately 8.2% for the period over period, combined with larger transaction sizes partially due to increased cryptocurrency adoption. Also driving the growth was the additional BTMs installed in early 2022. This resulted in approximately 10% growth of our revenue. The increase in transaction volume from existing kiosk locations was due to the increase in the dollar amount per transaction from our existing user base and an increase in the number of new users transacting at relocated kiosks as well as higher average dollar per transactions.

Revenue disaggregated by revenue stream is as follows for the periods indicated:

	Six Months Ended
	June 30,
(in thousands)	2023	2022	$ Change	% Change

Kiosk Transaction Revenue	$359,942	$317,625	$42,317	13.3%
BDCheckout	601	8	593	NM
OTC	—	2,080	(2,080)	(100.0)%
Company Website	168	71	97	136.6%
Software Services Revenue	288	2,258	(1,970)	(87.2)%
Hardware Revenue	78	349	(271)	(77.7)%

Total	$361,077	$322,391	$38,686	12.0%

NM-Not meaningful

BTM Kiosks

Revenue generated by our BTM kiosks increased by approximately $42.3 million, or 13.3%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, primarily due to an increase in the number of kiosks in service during 2023 and increased user adoption in relocated kiosks as well as higher dollar amount per transactions.

BDCheckout

Our BDCheckout revenue increased by approximately $0.6 million or 7,412.5%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, primarily due to the fact that we launched our BDCheckout product in June 2022.

OTC

Our OTC revenue decreased by approximately $2.1 million, or 100.0%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, primarily as a result of our decision to discontinue our OTC service in June 2022.

Software Services

Our software services revenue decreased by approximately $2.0 million, or 87.2%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, primarily due to a decrease in revenues from a significant customer due to a contract termination in August 2022.

Hardware Revenue

Our hardware revenue decreased by approximately $0.3 million, or 77.7%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, primarily due to sales of hardware to new customers in 2022 that did not re-occur in 2023 due to the change in market conditions.

Cost of revenue (excluding depreciation and amortization)

Cost of revenue (excluding depreciation and amortization) increased by approximately $18.1 million, or 6.2%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, primarily due to the expansion of our network of kiosks and increase in transaction volume.

The following table sets forth the components of cost of revenue for the periods indicated:

	Six Months Ended
	June 30,
(in thousands)	2023	2022	$ Change	% Change
Cryptocurrency Expenses	$280,854	$262,579	$18,275	7.0%
Floorspace Leases	17,782	20,367	(2,585)	(12.7%)
Kiosk Operations	9,907	7,536	2,371	31.5%

Total of Cost of Revenue	$308,543	$290,482	$18,061	6.2%

Cryptocurrency Expenses

The following table sets forth the components of cryptocurrency expenses in our cost of revenue for the periods indicated:

	Six Months Ended
	June 30,
(in thousands)	2023	2022	$ Change	% Change
Cost of Cryptocurrency - BTM Kiosks	$279,874	$258,763	$21,111	8.2%
Cost of Cryptocurrency - OTC	—	1,958	(1,958)	(100.0)%
Cost of Cryptocurrency - BDCheckout	515	7	508	NM
Software Processing Fees	259	1,727	(1,468)	(85.0)%
Exchange Fees	20	58	(38)	(65.5)%
Mining Fees	177	66	111	168.2%
Software Processing Fee - BDCheckout	9	—	9	100.0%

Cryptocurrency Expenses	$280,854	$262,579	$18,275	7.0%

NM - Not meaningful

Cost of Cryptocurrency includes impairment losses recognized on cryptocurrencies net of any gains recognized from sales of cryptocurrencies on an exchange. Impairment losses of $4.6 million and $5.3 million were offset by gains from the sale of cryptocurrencies on exchange of $0.1 million and $1.0 million for the six months ended June 30, 2023 and 2022, respectively.

Cost of Cryptocurrency - BTM Kiosks

Our cost of cryptocurrency related to BTM kiosks increased by approximately $21.1 million, or 8.2%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, primarily as a result of the greater number of kiosks in service during 2023 which was a primary driver in our sales volume, and the increased amount of cryptocurrency sold.

Cost of Cryptocurrency - OTC

Our cost of cryptocurrency related to OTC decreased by approximately $2.0 million, or 100.0%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, as a result of our decision to discontinue our OTC service in June 2022.

Cost of Cryptocurrency - BDCheckout

Our cost of goods sold related to BDCheckout increased by approximately $0.5 million for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The increase was a result of BDCheckout being first introduced in June 2022.

Software Processing fees

Our processing fees decreased by approximately $1.5 million, or 85.0%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The decrease was a result of the decrease in costs from using third-party software as a result of our acquisition of a majority interest in BitAccess in July 2021 and incorporating the BitAccess operating system into our kiosks. Since the acquisition we have begun converting our kiosks to the BitAccess technology which reduced the costs we paid to a third-party software provider for software services.

Exchange Fees

Our exchange fees decreased by approximately $0.03 million, or 65.5%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The decrease was a result of shifting more of our purchasing volume to one liquidity provider for our purchases of Bitcoin, which has a lower cost structure than was previously in place with the prior liquidity provider.

Mining Fees

Mining fees increased by approximately $0.1 million, or 168.2%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The increase was a result of increased mining costs in the industry in 2023.

Floorspace Leases

Our floorspace lease expenses decreased by approximately $2.6 million, or 12.7%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. Our lease expenses relate to rents paid to store owners for cancellable floorspace increasing for the period along with the increased numbers of kiosks in operation during 2023.

Kiosk Operations

Our kiosk operations increased by approximately $2.4 million, or 31.5%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. Our kiosk operations consisted of armored cash collection, bank fees, software costs, insurance and repair and maintenance. As a result of relocating kiosks, our costs associated with maintaining and operating the kiosks increased accordingly.

Operating expenses

Selling, general and administrative expenses increased by approximately $12.1 million, or 80.9%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. These costs increased primarily due to expenses related to the Business Combination which as of June 30, 2023 has generated an incremental cost of approximately $6.3 million attributed to legal, accounting and advisory services. Operating expenses were also driven higher by generally higher payroll costs resulting from the significant increase in headcount to support our operations during 2023, along with increased professional services expenses corresponding to the expansion of our operations.

Depreciation and amortization decreased by approximately $3.3 million, or 34.4%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, primarily due to the refinancing of leases in the second half of 2022 and in the first quarter of 2023.

Other income (expense)

Interest expense increased by approximately $1.3 million, or 21.6%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, primarily due to the increase in interest expense arising from the significant number of kiosks financed through modifications of finance leases in the first half of 2023. Additionally, the company incurred $0.3 million of interest related to the notes modification in May 2023.

On June 30, 2023, taking into account the completion of the Business Combination, the PIPE Financing was consummated in which we recognized the difference between the fair value of the Series A Preferred Stock and the fair value of the Subscription Receivable (as defined below) as an expense at the date of the initial recognition. The expense of $9.2 million also includes $0.9 million of cash fees ($0.6 million paid at the closing of the Business Combination and $0.3 million due in September 2023).

Comparison between Year Ended December 31, 2022 and Year Ended December 31, 2021

The following table sets forth selected historical operating data for the periods indicated:

	Year Ended December 31,
	2022	2021
Statements of income and comprehensive income information:	(in thousands)
Revenue	$646,830	$548,980
Cost of revenue (excluding depreciation and amortization reported separately below)	574,535	492,954
Operating expenses
Selling, general and administrative	36,991	29,137
Depreciation and amortization	18,783	13,041

Total operating expenses	55,774	42,178

Income from operations	16,522	13,848

Other income (expense)
Interest expense	(12,318)	(8,000)
Other income (expense)	118	(97.8)
Loss on foreign currency transactions	(380)	—

Total other expense, net	(12,580)	(8,098)

Income before provision for income taxes and noncontrolling interest	3,942	5,750
Income tax (expense) benefit	(395)	171
Net income	3,547	5,922
Net loss attributable to noncontrolling interest	433	21.0

Net income attributable to Lux Vending, LLC	$3,980	$5,943

Other comprehensive income, net of tax
Net income	$3,547	$5,922
Foreign currency translation adjustments	(110)	(72.0)

Total comprehensive income	3,437	5,850

Comprehensive loss attributable to noncontrolling interest	433	20.8

Comprehensive income attributable to Lux Vending, LLC	$3,870	$5,870

Revenue

Revenue increased by approximately $97.8 million, or 17.8%, for 2022, as compared to the prior year primarily due to the expansion of our network of kiosks along with increased revenue generated at existing kiosks in service at the beginning of the period, demonstrated by comparable sales growth of approximately 8.2% for the period over period, combined with larger transaction sizes partially due to increased cryptocurrency adoption. Also driving the growth was the additional BTMs installed in early 2022. This resulted in approximately 10% growth of our revenue. The increase in transaction volume from existing kiosk locations was due to the increase in the number of transactions from our existing user base and an increase in the number of new users transacting at our kiosks.

Revenue disaggregated by revenue stream is as follows for the periods indicated:

	Year Ended December 31,
(in thousands)	2022	2021	$ Change	% Change
BTM Kiosks	$639,965	$538,435	$101,531	18.9%
BDCheckout	692	—	692	100.0%
OTC	2,080	7,271	(5,191)	(71.4)%
Company Website	173	168	5.42	3.2%
Software Services	3,185	1,800	1,385	77.0%
Hardware Revenue	735	1,307	(572)	(43.8)%

Total Revenue	$646,830	$548,980	$97,850	17.8%

BTM Kiosks

Revenue generated by our BTM kiosks increased by approximately $101.5 million, or 18.9%, for 2022, as compared to the prior year, primarily due to an increase in the number of kiosks in service during 2022 and increased user adoption.

BDCheckout

Our BDCheckout revenue was approximately $0.7 million for 2022. We launched our BDCheckout product in June 2022.

OTC

Our OTC revenue decreased by approximately $5.2 million, or 71.4%, for 2022, as compared to the prior year, primarily due to a decrease in the marketing of our OTC offering during 2022.

Software Services

Our software services revenue for 2022 increased by approximately $1.4 million, or 77%, as compared to the prior year, primarily due to a full year of BitAccess revenue in 2022 compared to only five months of BitAccess revenue in 2021 due to the acquisition of BitAccess in July 2021. The increase in revenue in 2022 was partially offset by a decrease in revenues from a significant customer due to a contract termination in August 2022.

Hardware Revenue

Our hardware revenue decreased by approximately $0.6 million, or 43.8%, for 2022, as compared to the prior year, primarily due to sales of hardware to new customers in 2021 that did not re-occur in 2022 due to the change in market conditions.

Cost of revenue (excluding depreciation and amortization)

Cost of revenue (excluding depreciation and amortization) increased by approximately $81.6 million, or 16.5%, during 2022, as compared to the prior year, primarily due to the expansion of our network of kiosks and increase in transaction volume.

The following table sets forth the components of cost of revenue for the periods indicated:

	Year Ended December 31,
(in thousands)	2022	2021	$ Change	% Change
Cryptocurrency Expenses	$519,347	$462,939	$56,409	12.2%
Floorspace Leases	39,765	21,008	18,757	89.3%
Kiosk Operations	15,423	9,007	6,415	71.2%

Total Cost of Revenue (excluding depreciation and amortization)	$574,535	$492,954	$81,581	16.5%

Cryptocurrency Expenses

The following table sets forth the components of cryptocurrency expenses in our cost of revenue for the periods indicated:

	Year Ended December 31,
(in thousands)	2022	2021	$ Change	% Change
Cost of Cryptocurrency(1) - BTM Kiosks	$513,951	$450,607	$63,344	14.1%
Cost of Cryptocurrency(1) - OTC	1,958	6,341	(4,383)	(69.1)%
Cost of Cryptocurrency(1) - BDCheckout	595	—	595	100.0%
Software Processing Fees	2,519	4,390	(1,871)	(42.6)%
Exchange Fees	119	309	(190)	(61.4)%
Mining Fees	195	1,292	(1,096)	(84.9)%
Software Processing Fee - BDCheckout	9.89	—	9.89	100.0%

Total Cryptocurrency Expenses	$519,347	$462,939	$56,409	12.2%

(1)

Cost of Cryptocurrency includes impairment losses recognized on cryptocurrencies net of any gains recognized from sales of cryptocurrencies on an exchange. Impairment of $6.8 million and $12.6 million, for the years ended December 31, 2022 and 2021, respectively, were offset by gains from the sale of cryptocurrencies on exchange of $2.3 million and $0.9 million, for the years ended December 31, 2022 and 2021, respectively.

Cost of Cryptocurrency - BTM Kiosks

Our cost of cryptocurrency related to BTM kiosks increased by approximately $63.3 million, or 14.1%, for 2022, as compared to the prior year, primarily as a result of the greater number of kiosks in service during 2022 which was a primary driver in our sales volume, and the amount of cryptocurrency sold.

Cost of Cryptocurrency - OTC

Our cost of cryptocurrency related to OTC decreased by approximately $4.4 million, or 69.1%, for 2022, as compared to the prior year as a result of less transaction activity, and reduced marketing efforts, related to our OTC offering in 2022.

Cost of Cryptocurrency - BDCheckout

Our cost of goods sold related to BDCheckout increased by approximately $0.6 million for 2022, as compared to the prior year. The increase was a result of BDCheckout being first introduced in 2022.

Software Processing fees

Our processing fees decreased by approximately $1.9 million, or 42.6%, for 2022, as compared to the prior year. The decrease was a result of the decrease in costs from using third-party software as a result of our acquisition of a majority interest in BitAccess in July 2021 and incorporating the BitAccess operating system into our kiosks. Following the acquisition, we began converting our kiosks to the BitAccess technology; therefore, reducing our costs with regards to third-party software, for which providers charge fees based on kiosk transaction volume.

Exchange Fees

Our exchange fees decreased by approximately $0.2 million, or 61.4%, for 2022, as compared to the prior year. The decrease was a result of shifting more of our purchasing volume to one liquidity provider for our purchases of Bitcoin, which arrangement has a lower cost structure than was previously in place with the prior liquidity provider.

Mining Fees

Mining fees decreased by approximately $1.1 million, or 84.9%, for 2022, as compared to the prior year. The decrease was a result of optimizing the inventory management system more effectively when sending Bitcoin to users for purchases at the kiosks. This has allowed us to reduce mining fees incurred on the blockchain when sending Bitcoin.

Floorspace Leases

Our floorspace lease expenses increased by approximately $18.8 million, or 89.3%, for 2022, as compared to the prior year. Our lease expenses relate to rents paid to store owners for cancellable floorspace and increased along with the increased numbers of kiosks in operation during 2022.

Kiosk Operations

Our kiosk operations increased by approximately $6.4 million, or 71.2%, for 2022, as compared to the prior year. Our kiosk operations consisted of armored cash collection, bank fees, software costs, insurance and repair and maintenance. As we increased the number of kiosks in operation during 2022, our costs associated with maintaining and operating the kiosks increased accordingly.

Operating expenses

Selling, general and administrative expenses increased by approximately $7.9 million, or 27.0%, for 2022, as compared to the prior year. These costs increased primarily due to expenses related to the proposed Business Combination which were expensed when incurred, which as of December 31, 2022 has generated an incremental cost of approximately $6.1 million attributed to legal and accounting and advisory services. Operating expenses were also driven higher by generally higher payroll costs resulting from the significant increase in headcount to support our operations during 2022, along with increased professional services expenses corresponding to the expansion of our operations.

Depreciation and amortization increased by approximately $5.7 million, or 44.0%, for 2022, as compared to the prior year, primarily due to the significant growth in the number of kiosks installed in the second half of 2022.

Other income (expense)

Interest expense increased by approximately $4.3 million, or 54.0%, for 2022, as compared to the prior year, primarily due to the increase in interest expense arising from the significant number of kiosks financed through finance leases in the second half of 2022.

Comparison between Year Ended December 31, 2021 and Year Ended December 31, 2020

The following table sets forth selected historical operating data for the periods indicated:

	Year Ended December 31,
(in thousands)	2021	2020
Statements of income and comprehensive income information:
Revenue	$548,980	$245,131
Cost of revenue (excluding depreciation and amortization reported separately below)	492,954	214,038
Operating expenses
Selling, general and administrative	29,137	14,035
Depreciation and amortization	13,041	2,246

Total operating expenses	42,178	16,281

Income from operations	13,848	14,812

Other income (expense)
Interest expense	(8,000)	(731)
Other income (expense)	(97.8)	325
Loss on foreign currency transactions	—`	—

Total other expense, net	(8,099)	(407)

Income before provision for income taxes and noncontrolling interest	5,750	14,405
Income tax benefit	171	—

Net income	5,922	14,405
Net loss attributable to noncontrolling interest	21.0	—

Net income attributable to Lux Vending, LLC	$5,943	$14,405

Other comprehensive income, net of tax
Net income	$5,922	$14,405
Foreign currency translation adjustments	(72.0)	—

Total comprehensive income	5,850	14,405

Comprehensive loss attributable to noncontrolling interest	20.8	—

Comprehensive income attributable to Lux Vending, LLC	$5,870	$14,405

Revenue

Revenue increased by approximately $303.8 million, or 124.0%, for 2021, as compared to the prior year primarily due to the expansion of our network of kiosks along with increased revenue generated at existing kiosks in service at the beginning of the period, demonstrated by a 71% increase in transaction volume period over period combined with larger transaction sizes partially due to increased cryptocurrency adoption. The increase in transaction volume from existing kiosk locations was due to the increase in the number of transactions from our existing user base and an increase in the number of new users transacting at our kiosks.

Revenue disaggregated by revenue stream is as follows for the periods indicated:

	Year Ended December 31,
(in thousands)	2021	2020	$ Change	% Change
BTM Kiosks	$538,435	$244,433	$294,002	120.3%
OTC	7,271	652	6,619	1,014.9%
Company Website	168	46.5	121	260.9%
Software Services	1,800	—	1,800	100.0%
Hardware Revenue	1,307	—	1,307	100.0%

Total Revenue	$548,980	$245,131	$303,849	124.0%

BTM Kiosks

Revenue generated by our BTM kiosks increased by approximately $294.0 million, or 120.3%, for 2021, as compared to the prior year, primarily due to an increase in the number of kiosks in service during 2021.

OTC

Our OTC revenue increased $6.6 million, or 1,014.9%, for the year ended December 31, 2021 compared the year ended December 31, 2020. The increase was a result of our launch of our OTC offering during late 2020 and additional marketing of this product during the year ended December 31, 2021.

Software Services

Our software services revenue for 2021 increased by approximately $1.8 million, or 100.0%, as compared to the prior year, due to our acquisition of a majority interest in BitAccess in July 2021. As this acquisition occurred in July 2021, we had five months of BitAccess revenue associated with software services revenue for the year ended December 31, 2021, compared to not having this revenue stream in the year ended December 31, 2020.

Hardware Revenue

Our hardware revenue increased by approximately $1.3 million, or 100.0%, for 2021, as compared to the prior year, due to our acquisition of a majority interest in BitAccess in July 2021. As this acquisition occurred in July 2021, we had five months of BitAccess revenue associated with hardware transaction revenue for the year ended December 31, 2021, compared to not having this revenue stream in the year ended December 31, 2020.

Cost of revenue (excluding depreciation and amortization)

Cost of revenue (excluding depreciation and amortization) increased by approximately $278.9 million, or 130.3%, during 2021, as compared to the prior year, primarily due to the expansion of our network of kiosks and increase in transaction volume.

The following table sets forth the components of cost of revenue for the periods indicated:

	Year Ended December 31,
(in thousands)	2021	2020	$ Change	% Change
Cryptocurrency Expenses	$462,939	$206,669	$256,269	124.0%
Floorspace Leases	21,008	3,967	17,041	429.5%
Kiosk Operations	9,007	3,402	5,605	164.8%

Total Cost of Revenue (excluding depreciation and amortization)	$492,954	$214,038	$278,915	130.3%

Cryptocurrency Expenses

The following table sets forth the components of cryptocurrency expenses in our cost of revenue for the periods indicated:

	Year Ended December 31,
(in thousands)	2021	2020	$ Change	% Change
Cost of Cryptocurrency(1) - BTM Kiosks	$450,607	$202,468	$248,139	122.6%
Cost of Cryptocurrency(1) - OTC	6,341	622	5,719	918.9%
Software Processing Fees	4,390	2,594	1,796	69.2%
Exchange Fees	309	223	85.5	38.3%
Mining Fees	1,292	762	530	69.6%

Total Cryptocurrency Expenses	$462,939	$206,669	$256,269	124.0%

(1)

Cost of cryptocurrency includes impairment losses recognized on cryptocurrencies net of any gains recognized from sales of cryptocurrencies on an exchange. Impairment of $12.6 million and $2.1 million, for the years ended December 31, 2021 and 2020, respectively, were offset by gains from the sale of cryptocurrencies on exchange of $0.9 million and $0, for the years ended December 31, 2021 and 2020, respectively.

Cost of Cryptocurrency - BTM Kiosks

Our cost of cryptocurrency related to BTM kiosks increased by approximately $248.1 million, or 122.6%, for 2021, as compared to the prior year, primarily as a result of the greater number of kiosks in service during 2021, and the associated increase in transactions.

Cost of Cryptocurrency - OTC

Our cost of cryptocurrency related to OTC increased by approximately $5.7 million, or 918.9%, for 2021, as compared to the prior year as a result of more transaction activity, and additional marketing efforts, related to our OTC offering in 2021.

Software Processing fees

Our processing fees increased by approximately $1.8 million, or 69.2%, for 2021, as compared to the prior year. The increase was a result of the increased volume at the kiosk which drove the cost for third-party processing fees.

Floorspace Leases

Our floorspace lease expenses increased by approximately $17.0 million, or 429.5%, for 2021, as compared to the prior year. Our lease expenses relate to rents paid to store owners for cancellable floorspace and increased along with the increased numbers of kiosks in operation during 2021.

Kiosk Operations

Our kiosk operations increased by approximately $5.6 million, or 164.8%, for 2021, as compared to the prior year. Our kiosk operations consisted of armored cash collection, bank fees, software costs, insurance and repair and maintenance. As we increased the number of kiosks in operation during 2021, our costs associated with costs to maintain the kiosks and operations increased accordingly.

Operating expenses

Selling, general and administrative expenses increased by approximately $15.1 million, or 107.6%, for 2021, as compared to the prior year. Operating expenses were driven higher by generally higher payroll costs resulting from a 48% increase in headcount (up from 69 employees as of December 31, 2020 to 102 employees as of December 31, 2021) to support our operations during 2021, along with increased professional services expenses corresponding to the expansion of our operations.

Depreciation and amortization increased by approximately $10.8 million, or 480.5%, for 2021, as compared to the prior year, primarily due to the significant growth in the number of kiosks installed in 2021.

Other income (expense), net

Interest expense increased by approximately $7.3 million, or 994.2%, for 2021, as compared to the prior year, primarily due to the significant number of kiosks financed through finance leases in the second half of 2021.

Liquidity and Capital Resources

On June 30, 2023, we had working capital of approximately $(19.0) million, which included cash and cash equivalents and other current assets of approximately $32.7 million, offset by accounts payable and other current liabilities of approximately $51.7 million. We reported net income of approximately $2.1 million during the six months ended June 30, 2023.

On December 31, 2022, we had working capital of approximately $(6.5) million, which included cash and cash equivalents and other current assets of approximately $40.3 million, offset by accounts payable and other current liabilities of approximately $46.8 million. We reported net income of approximately $3.5 million during the year ended December 31, 2022.

For each of the periods presented in this Registration Statement, approximately 99.8% of our total transaction volume was attributable to transactions in Bitcoin and, as of the date of this Registration Statement, transactions in Bitcoin account for 100% of our transaction volumes. We purchase Bitcoin through a liquidity provider on a just-in-time basis based on expected transaction volumes in order to maintain a balance at a specified amount. Our ability to dynamically rebalance the levels of Bitcoin we hold at any given time based on transaction volumes and the market price of Bitcoin means that there are limited working capital requirements related to our Bitcoin management activities. There are two main cash components of the working capital required in our operations. On the Bitcoin side, we maintain Bitcoin (currently in an amount which, at any given time, is typically less than $0.6 million) in our hot wallets to fulfill orders from users while we are automatically placing orders with liquidity providers and exchanges to replenish the Bitcoin we have sold to users. The second component to working capital is the cash that accumulates in the BTM kiosks. As users insert cash into the BTM kiosks, cash accumulates until armored carriers collect the cash and process it back to our bank accounts. While not required, we typically maintain a variable level of cash in the BTM kiosks at all times. As of June 30, 2023, cash in the BTM kiosks was approximately 20.7% of monthly revenues.

In connection with the Closing of the Business Combination, we had several events impacting our liquidity. As disclosed in Note 23 “— Subsequent Events” to our unaudited consolidated financial statements for the three and six months ended June 30, 2023 and 2022, on June 23, 2023 we refinanced our notes payable and paid down approximately $18.9 million of principal, as well as incurred a $2.3 million exit fee. Additionally, we entered into the PIPE Agreement on June 23, 2023, which has a maximum potential future cash payment of up to approximately $12.4 million (inclusive of the $350,000 fixed payment) that could be payable at the end of the Reference Periods (as defined in the PIPE Agreement). Approximately $6.7 million of accrued transaction costs incurred by GSRM were transferred to the Company to be satisfied over the 18 months following the Closing of the Business Combination. Furthermore, we expect to have increased costs and headcount associated with accounting, finance, public reporting and legal as a result of being a public company.

We believe our existing cash and cash equivalents, together with cash provided by operations, will be sufficient to meet our needs for at least 12 months from the reporting date. Our future capital requirements will depend on many factors including our revenue growth rate, the timing and extent of spending to support research and development efforts and the timing and extent of additional capital expenditures to purchase additional kiosks and invest in the expansion of our products and services. We may in the future enter into arrangements to acquire or invest in complementary businesses, products and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing. If additional financing is required from outside sources, we may not be able to raise such financing on acceptable terms or at all. If we are unable to raise additional capital when desired, our business, results of operations and financial condition would be materially and adversely affected. Notwithstanding the foregoing, we do not currently, and in the future do not expect to, rely on potential proceeds from any exercise of our warrants to fund our operations or capital expenditures.

Sources of Liquidity

Amended and Restated Credit Agreement

On June 23, 2023, BT OpCo entered into the Amended and Restated Credit Agreement among BT OpCo, as borrower, BT Assets, as guarantor, the subsidiary guarantors party thereto, the financial institutions and institutional investors from time to time party thereto, as lenders, and Silverview Credit Partners, LP, as administrative agent, which provides BT OpCo with a $20.8 million term loan and allows for, inter alia, entry into the Transaction (as defined in the Amended and Restated Credit Agreement). The Term Loan is guaranteed by BT Assets and certain of our subsidiaries and is collateralized by substantially all of the assets of BT OpCo, BT Assets and those certain subsidiaries. The Maturity Date of the Term Loan is June 23, 2026. Borrowings under the Term Loan bear interest at a rate of 17.0% per annum.

Commencing with the six-month period ending December 15, 2023, BT OpCo is required to make fixed principal repayments on the last day of each six-month period ending on December 15 or June 15 of each fiscal year. BT OpCo is required to pay interest monthly and on each prepayment date. The outstanding principal amount plus accrued and unpaid interest (if any), together with additional amounts required under the Amended and Restated Credit Agreement shall be paid in full on the Maturity Date.

The Amended and Restated Credit Agreement contains certain affirmative and negative covenants customary for financings of this type, including compliance with a minimum cash balance of $2.5 million as of the end of each fiscal quarter commencing on September 30, 2023 and a maximum consolidated total leverage ratio, for the four (4) consecutive fiscal quarters preceding the measurement date, of (i) 3.50 to 1.00 as of September 30, 2023, (ii) 3.25 to 1.00 as of March 31, 2024, (iii) 3.00 to 1.00 as of September 30, 2024, (iv) 2.75 to 1.00 as of March 31, 2025, and (v) 2.50 to 1.00 as of September 30, 2025, and March 31, 2026.

Previously, the proceeds of the borrowings under the Term Loan were used to fund the acquisition of BitAccess and expand headcount to support additional kiosks brought online.

PIPE Financing

On June 23, 2023, we entered into the PIPE Agreement with Lux Vending, LLC dba Bitcoin Depot and the subscribers set forth therein (each, a “Subscriber” and collectively, the “PIPE Subscribers”), pursuant to which, among other things, on the date of, and substantially concurrently with, the Closing, we issued and sold to the PIPE Subscribers in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act, shares of Series A Preferred Stock which are initially convertible into shares of Class A common stock on a one-for-one basis, representing an aggregate of 4,300,000 shares of Class A common stock on an as-converted basis (the “PIPE Financing”). The PIPE Financing, together with the PIPE Non-Redemption (as defined below), represents gross proceeds of up to approximately $50 million (excluding premiums and reimbursements and subject to reduction, as described below) in the form of cash proceeds from the PIPE Financing or funds in the

Trust Account in respect of the PIPE Non-Redemption. The rights and preferences of the Series A Preferred Stock are set forth in a certificate of designation that was filed with the Secretary of State of the State of Delaware in connection with the Closing. Each share of Series A Preferred Stock (i) ranks senior to our common stock with respect to dividends, distributions, redemptions and payments upon liquidation or dissolution, (ii) is entitled to participate in any distributions or dividends made to holders of Class A common stock, (iii) does not have voting rights (other than in relation to amendments to the certificate of designation itself or as required by the DGCL), (iv) is initially convertible at any time at the election of the holder into one share of Class A common stock, subject to accrued and unpaid dividends, if any, and (v) is entitled to customary anti-dilution protections. In connection with and as part of these subscriptions, the PIPE Subscribers agreed to instruct the transfer agent to not redeem 700,000 shares of Class A common stock in connection with the consummation of the Business Combination such non-redemption, the “PIPE Non-Redemption”). Excluding $7.0 million that was released to the Company at Closing, the proceeds of the PIPE Financing are initially held by the PIPE Subscribers, subject to release to us or retention by the PIPE Subscribers as described below. The amount of PIPE Financing proceeds to be released to us or retained by the PIPE Subscribers will be determined during six Reference Periods (as defined in the PIPE Agreement). The amount to be released or retained in any Reference Period will be based on (a) the amount of proceeds held by the PIPE Subscribers at the outset of each Reference Period; (b) the value of approximately one sixth of the Class A common stock attributable to the PIPE Financing observed during the Reference Period (based on the arithmetic average of the volume weighted average price on each VWAP Trading Day (as defined in the PIPE Agreement) of the Reference Period or, in certain circumstances, a Qualifying Private Bid Price (as defined in the PIPE Agreement) or an Adjusted Settlement Price (as defined in the PIPE Agreement)) relative to specified hurdle prices; and (c) a Minimum Retention Amount (as defined in the PIPE Agreement) representing amounts to be retained in respect of the remaining Reference Periods based on certain specified hurdle prices. The retention or release of funds in respect of each Reference Period shall be subject to certain conditions being satisfied, including an effective resale registration statement being available for use by the PIPE Subscribers. In certain circumstances, we may be required to make a Deficiency payment (as defined in the PIPE Agreement) to the PIPE Subscribers. Accordingly, the aggregate amount of proceeds to be released to us (if any) will be highly dependent on the value of the Class A common stock during the Reference Periods. The PIPE Subscribers are also entitled to premiums under the PIPE Agreement. In certain circumstances, the above-described Reference Periods may be altered at the sole discretion of the PIPE Subscribers, including but not limited to in the event the volume-weighted average price of the Class A common stock trades at prices below certain thresholds specified in the PIPE Agreement.

The PIPE Agreement contains customary representations and warranties and agreements of us and the PIPE Subscribers, among others, and customary indemnification rights and obligations of the parties. The representations and warranties of each party set forth in the PIPE Agreement have been made solely for the benefit of the other parties to the PIPE Agreement, and such representations and warranties should not be relied on by any other person. Furthermore, the PIPE Agreement (i) requires a fixed payment of the $350,000 in respect of the Second Option Premium (as defined in the PIPE Agreement) by the Company to the PIPE Subscribers and (ii) could result in an additional potential payment by the Company of up to $12.1 million in respect of Deficiency payments (as defined in the PIPE Agreement), which may become payable in the event of our share price decreasing below certain thresholds on a cumulative basis over the term of the PIPE Agreement. Such cash payments due to the PIPE Subscribers will be due by April 2024 (based on the currently scheduled Reference Periods). We do not believe any required cash payment, up to a maximum of approximately $12.4 million (which is inclusive of the $350,000 fixed payment), will have a material impact on our liquidity or business strategy. We believe we will have adequate cash available to meet any cash obligation stemming from the PIPE Financing when such obligation comes due.

Kiosk Financing Transactions

We have finance leases with our kiosk suppliers that expire on various dates through March 2026. Such leases are financed by third parties, none of which are our suppliers. The finance leases were used to fund the purchase of 6,404 kiosks, for a total financed amount of approximately $35.6 million at a weighted average discount rate of 17.6% as of June 30, 2023. Our finance lease agreements are for two or three-year terms and include various options to either renew the lease or exercise an option to purchase (which, in some cases, is a bargain purchase option) the equipment at the end of the term. As of June 30, 2023, the weighted average life remaining on the finance leases was approximately 1.88 years. The outstanding total lease liability balance of approximately $13.1 million as of June 30, 2023, is recorded within Current portion of obligations under finance lease and Obligations under finance lease, net of current portion.

Cash Flows

The following table presents the sources of cash and cash equivalents for the periods indicated:

	Six Months Ended June 30, (unaudited)		Year Ended December 31,
(in thousands)	2023	2022	2021	2020
Cash provided by operating activities	$26,599	$11,122	$23,283	$18,276
Cash provided (used) by investing activities	$(18)	$(700)	$(19,321)	$(1,377)
Cash provided (used) by financing activities	$(36,727)	$(10,352)	$(7,018)	$17,664

Net increase (decrease) in cash and cash equivalents(1)	$(10,125)	$(164)	$(3,124)	$34,563

(1)	Includes effect of exchange rate changes on cash.

Operating Activities

Cash provided by operating activities was approximately $26.6 million and $11.1 million for the six months ended June 30, 2023, and 2022, respectively. The increase in cash provided by operating activities was primarily the result of non-cash adjustments and the change in accounts payable, and revenue growth resulting from the expansion of the network of BTMs. Additionally, operating cash flows were impacted by the increase from non-cash changes of $9.2 million from the PIPE Financing and a $7.0 million increase in accrued expenses.

Cash provided by operating activities was approximately $31.3 million and $23.3 million for the years ended December 31, 2022, and 2021, respectively. The increase in cash provided by operating activities was primarily the result of the revenue growth resulting from the expansion of the network of BTMs.

Investing Activities

Cash used in investing activities was $0.02 million and $0.7 million for the six months ended June 30, 2023, and 2022, respectively. The decrease in cash used in investing activities was primarily as a result of no additional purchases or finance leases for BTM kiosk during the six months ended June 30, 2023 as compared to the six months ended June 30, 2022.

Cash used in investing activities was approximately $3.1 million and $19.3 million for the years ended December 31, 2022, and 2021, respectively. The decrease in cash used in investing activities was primarily the result of the BitAccess acquisition for $11.4 million in July 2021 and significant purchases of BTMs throughout 2021.

Financing Activities

Cash used in financing activities of $36.7 million and $10.4 million for the six months ended June 30, 2023 and 2022, respectively. The increase in net cash used in financing activities was due to proceeds from additional borrowings of $5.0 million during the six months ended June 30, 2022 that did not occur during the six months ended June 30, 2023, and lower principal payments on finance leases of $6.7 million compared to $8.4 million during the six months ended June 30, 2023 and 2022, respectively, offset by higher principal payments on note payable of $18.9 million as compared to $1.6 million during the six months ended June 30, 2023 and 2022, respectively. Additionally, there was a $7.5 million increase in distributions during the six months ended June 30, 2023 as compared to the six months ended June 30, 2022.

Cash used in financing activities was approximately $28.5 million for the year ended December 31, 2022 compared to cash used by financing activities of approximately $7.0 million for the year ended December 31, 2021. The increase in cash used by financing activities was primarily the result of the payment of $17.1 million for finance lease principal payments as compared to $12.9 million of principal payments on capital leases obligations in 2021.

Additionally, we made $3.5 million of additional principal payments on our notes payable in 2022. For the year ended 2022, we made $3.7 million additional distributions in 2022 than compared to 2021. We had $10.0 million less proceeds from the issuance of notes payable in 2022 compared to 2021.

Commitments and Contractual Obligations

As of June 30, 2023, the aggregate amount of our operating and finance lease obligations was approximately $20.2 million. As of June 30, 2023, we had no open purchase orders for kiosks.

See Note 12 to our unaudited consolidated financial statements as of June 30, 2023 and 2022, and Note 12 to our consolidated financial statements as of December 31, 2022 and 2021, respectively, included elsewhere in this Registration Statement for additional information about our Term Loan.

See Note 21 to our unaudited consolidated financial statements as of June 30, 2023 and 2022, and Note 17 to our consolidated financial statements as of December 31, 2022 and 2021, respectively, included elsewhere in this Registration Statement for additional information about our leases.

See Note 22 to our unaudited consolidated financial statements as of June 30, 2023 and 2022, and Note 18 to our consolidated financial statements as of December 31, 2022 and 2021, respectively, included elsewhere in this Registration Statement for additional information about our material commitments and contingencies.

Summary of Critical Accounting Policies and Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements. Estimates are used for, but not limited to, valuation of current and deferred income taxes, the determination of the useful lives of property and equipment, recoverability of intangible assets and goodwill, fair value of long-term debt, present value of lease liabilities and right of use assets, assumptions and inputs for fair value measurements used in business combinations, impairments of cryptocurrency, and contingencies, including liabilities that we deem are not probable of assertion. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, actual results could differ from these estimates.

Our financial position, results of operations and cash flows are impacted by the accounting policies we have adopted. To get a full understanding of our financial statements, one must have a clear understanding of the accounting policies employed. A summary of our critical accounting policies follows:

Cryptocurrencies

Cryptocurrencies are a unit of account that functions as a medium of exchange on a respective blockchain network, and a digital and decentralized ledger that keeps a record of all transactions that take place across a peer-to-peer network. Our cryptocurrencies were primarily comprised of Bitcoin, Litecoin (“LTC”), and Ethereum (“ETH”) for the periods presented and are collectively referred to as “cryptocurrencies” in the consolidated financial statements. We primarily purchase cryptocurrencies to sell to customers.

We account for cryptocurrencies as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles—Goodwill and Other, and they are recorded on our consolidated Balance Sheets at cost, less any impairments. We have control and ownership over our cryptocurrencies which are stored in both our proprietary hot wallet and hot wallets hosted by a third party, BitGo, Inc.

The primary purpose of our operations is to buy and sell Bitcoin using the BTM kiosk network and other services. We do not engage in broker-dealer activities. We use various exchanges and liquidity providers to purchase, liquidate and manage our Bitcoin positions; however, this does not impact the accounting for these assets as intangible assets.

Impairment

Because our cryptocurrencies are accounted for as indefinite-lived intangible assets, the cryptocurrencies are tested for impairment annually or more frequently if events or changes in circumstances indicate it is more likely than not that the asset is impaired in accordance with ASC 350. We have determined that a decline in the quoted market price below the carrying value at any time during the assessed period is viewed as an impairment indicator because the cryptocurrencies are traded in active markets where there are observable prices. Therefore, the fair value is used to assess whether an impairment loss should be recorded. If the fair value of the cryptocurrency decreases below the initial cost basis, or the carrying value, at any time during the assessed period, an impairment charge is recognized at that time in cost of revenue (excluding depreciation and amortization). After an impairment loss is recognized, the adjusted carrying amount of the cryptocurrency becomes our new accounting basis and this new cost basis will not be adjusted upward for any subsequent increase in fair value. For the purposes of measuring impairment on our cryptocurrencies, we determine the fair value of our cryptocurrency on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted (unadjusted) prices on the Coinbase exchange, the active exchange that we have determined is our principal market (Level 1 inputs).

We purchase cryptocurrencies, which are held in our hot wallets, on a just in time basis to facilitate sales to customers and mitigate exposure to volatility in cryptocurrency prices. We sell our cryptocurrencies to our customers from our BTM Kiosks, OTC and BDCheckout locations in exchange for cash, for a prescribed transaction fee applied to the current market price of the cryptocurrency at the time of the transaction, plus a predetermined markup. When the cryptocurrency is sold to customers, we relieve the adjusted cost basis of our cryptocurrency, net of impairments, on a first-in, first-out basis within cost of revenue (excluding depreciation and amortization). In the fourth quarter of 2022, we discontinued the sale of ETH and LTC to our customers.

During the year ended December 31, 2021, we purchased quantities of cryptocurrencies in excess of expected sales that were subsequently sold to customers, sold on exchange or distributed to the Member. Upon disposition, we relieved the adjusted cost basis (net of impairments) of the cryptocurrencies with any gains recorded to cost of revenue (excluding depreciation and amortization).

The related cash flows from purchases and sales of cryptocurrencies are presented as cash flows from operating activities on the consolidated Statements of Cash Flows.

See Notes 2(i) and 2(j) to our unaudited consolidated financial statements for the three and six months ended June 30, 2023 and 2022 and for years ended December 31, 2022 and 2021 included elsewhere in this Registration Statement for further information regarding our revenue recognition and cost of revenue related to our cryptocurrencies.

Goodwill and intangible assets, net

Goodwill represents the excess of the consideration transferred over the estimated fair value of the acquired assets, assumed liabilities, and any noncontrolling interest in the acquired entity in a business combination. We test for impairment at least annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated primarily through the use of a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, estimation of the useful life over which cash flows will occur, and determination of our weighted average cost of capital. The company performs their annual test for impairment as of December 31 at the reporting unit level.

As a result of the acquisition of BitAccess in July 2021, we determined we had two reporting units. In August 2022, we terminated a significant BitAccess customer contract and determined that the termination of a significant customer was a triggering event requiring an assessment of impairment of both the acquired intangible assets and goodwill as of the date of the termination. In addition, as a result of the migration of our BTM kiosks onto the BitAccess platform and the integration of BitAccess operations and processes into our core operations, we re-assessed our reporting unit determination and concluded there was one reporting unit subsequent to the triggering event. As a result of the triggering event and reporting unit re-organization, we performed an impairment test of our acquired intangible assets and goodwill both before and after the re-organization based on the methodology described above. Based on these events, no impairment was determined as of the triggering event date.

For purposes of performing our annual impairment test, we evaluated the recoverability of our goodwill using the consolidated cash flows of the single reporting unit to determine if our goodwill and intangible asset were impaired as of December 31, 2022 in accordance with the methodology described above. There were no triggering events identified during the six months ended June 30, 2023 or June 30, 2022.

Intangible assets, net consist of tradenames, customer relationships, and software applications. Intangible assets with finite lives are amortized over their estimated lives and evaluated for impairment when an event or change in circumstances occurs that warrants such a review. Management periodically evaluates whether changes to estimated useful lives of intangible assets are necessary to ensure our estimates accurately reflect the economic use of the related intangible assets.

Revenue Recognition

Kiosks, BDCheckout, and OTC

Revenue is principally derived from the sale of cryptocurrencies at the point-of-sale on transactions initiated by customers. These customer-initiated transactions are governed by terms and conditions agreed to at the time of each point-of-sale transaction and do not extend beyond the transaction. We charge a fee at the transaction level. The transaction price for the customer is the price of the cryptocurrency, which is based on the exchange value at the time of the transaction plus a markup, and a nominal flat fee. The exchange value is determined using real-time exchange prices and the markup percentage is determined by us and depends on the current market, competition, the geography of the location of the sale, and the method of purchase.

Our revenue from contracts with customers is principally comprised of a single performance obligation to provide cryptocurrencies when customers buy cryptocurrencies at a BTM kiosk, through BDCheckout or directly via an over-the-counter (OTC) trade. BDCheckout sales are similar to sales from BTM kiosks, in that customers buy cryptocurrencies with cash; however, the BDCheckout transactions are completed at the checkout counter of retail locations, initiated using the Bitcoin Depot mobile app instead of through the BTM kiosks. OTC sales are initiated and completed through our website. Regardless of the method by which the customer purchases the cryptocurrency, we consider our performance obligation satisfied when control of the cryptocurrency is transferred to the customer, which is at the point in time the cryptocurrency is transferred to the customer’s cryptocurrency wallet and the transaction is validated on the blockchain.

The typical process time for our transactions with customers is 30 minutes or less. At period end, for reasons of operational practicality, we apply an accounting convention to use the date of the transaction, which corresponds to the timing of the cash received, for purposes of recognizing revenue. This accounting convention does not result in materially different revenue recognition from using the time the cryptocurrency has been transferred to the customer’s wallet and the transaction has been validated on the blockchain (see Note 5 to our consolidated financial statements for the years ended December 31, 2022, 2021 and 2020, respectively, included elsewhere in this Registration Statement for further information regarding our revenue recognition).

In a limited number of BTM kiosks, we have the technology to allow customers the ability to sell their cryptocurrencies to us. In these limited cases, we receive the customer’s cryptocurrencies in our hot wallet, and the kiosk dispenses USD to the selling customer. Because all orders are processed within a very short time frame (typically within minutes), no orders are pending when the customer receives cash upon completion of the transaction at the kiosk. Revenue is recognized at the time when the cash is dispensed to the customer. The cryptocurrencies received are initially accounted for at cost and reflected in cryptocurrencies on the consolidated Balance Sheet, net of impairments.

Software Services

As a result of the acquisition of BitAccess Inc. in July 2021 (see Note 9 to our consolidated financial statements for the years ended December 31, 2022, 2021 and 2020, respectively, included elsewhere in this Registration Statement), we also generate revenue from contracts with third-party BTM operators to provide software services that enables these customers to operate their own BTM kiosks and facilitate customer cash-to-cryptocurrency transactions. In exchange for these software services, we earn a variable fee equal to a percentage of the cash value of the transactions processed by the kiosks using the software during the month, paid in Bitcoin. We have determined that the software services are a single performance obligation to provide continuous access to the transaction processing system that is simultaneously provided to and consumed by the customer and represents a single, series performance obligation. Each day of the service periods comprises a distinct, stand-ready service that is substantially the same and with the same pattern of transfer to the customer as all the other days. We allocate the variable service fees earned to each distinct service period on the basis that (a) each variable service fee earned relates specifically to the entity’s efforts to provide the software services during that period and (b) allocation of the variable fee entirely to the distinct period in which the transaction giving rise to the fee occurred is consistent with the allocation objective in ASC 606. Accordingly, we allocate and recognizes variable software services revenue in the period in which the transactions giving rise to the earned variable fee occur.

BitAccess also generates revenue by selling kiosk hardware to BTM operators in exchange for cash. Hardware revenue is recognized at a point-in-time when the hardware is shipped to the customer and control is transferred to the customer. When customers pay in advance for the kiosk hardware, we record deferred revenue until the hardware is delivered and control is transferred to the customer. Hardware and software services are generally sold separately from each other and are distinct from each other.

We have considered whether our contracts with BitAccess customers for software services are themselves derivative contracts or contain an embedded derivative in accordance with ASC 815—Derivatives and Hedging, because we elect to receive Bitcoin as payment for these software fees. We have determined that the contracts are not themselves derivative contracts in their entirety but do contain an embedded derivative for the right to receive the USD denominated receivable in Bitcoin as settlement. Due to the immaterial amount of Bitcoin not received as settlement of receivables from customers at each month end and because the fair value of the embedded derivative was determined to be de minimis, we have not separately disclosed the fair value of the embedded derivative in our consolidated financial statements.

Cost of Revenue (excluding depreciation and amortization)

Our cost of revenue consists primarily of direct costs related to selling cryptocurrencies and operating our network of kiosks. The cost of revenue (excluding depreciation and amortization) caption includes cryptocurrency expenses, floorspace expenses, and kiosk operations expenses.

Cryptocurrency expenses

Cryptocurrency expenses include the cost of cryptocurrencies, fees paid to obtain cryptocurrencies, impairment of cryptocurrencies, gains on sales of cryptocurrencies on exchange, fees paid to operate the software on the BTM kiosks, and fees paid to transfer cryptocurrencies to customers.

Floor lease expenses

Floorspace lease expenses include lease expense related to retail locations for our kiosks.

Kiosk Operations expenses

Kiosk operations expenses include the cost of kiosk repair and maintenance and the cost of armored trucks to collect and transport cash deposited into the BTM kiosks.

We present cost of revenue in the consolidated Statements of Income and Comprehensive Income exclusive of depreciation related to BTM kiosks and amortization of intangible assets related to software applications, tradenames and customer relationships.

Accounting for PIPE Financing, including Subscription Receivable

Concurrently with the closing of the Business Combination, the Company entered into the PIPE Financing for which the Subscribers purchased 4,300,000 shares of Series A Preferred Stock in exchange for a subscription receivable (“Subscription Receivable”). As described in Note 4 of our unaudited consolidated financial statements as of June 30, 2023, and 2022, the Subscription Receivable represents a hybrid financial instrument comprising a subscription receivable and an embedded derivative. The host subscription receivable was recognized at its initial fair value of $5.6 million. The embedded derivative represents a net cash settled forward contract with a value that is indexed to the trading price of the Company’s Class A Common Stock. The derivative will be carried at its fair value with changes in fair value recognized in earnings.

The Series A Preferred Stock was recorded at fair value of $13.9 million. The excess of the fair value the Series A Preferred Stock over the fair value of the Subscription Receivable was deemed to reflect the minimum return promised to the Subscribers, and therefore the Company determined that the difference between the fair value the Series A Preferred Stock and the fair value of the Subscription Receivable, along with certain fees, should be recognized as an expense at the date of the initial recognition. The Company recognized an expense of $9.2 million during the three months ended June 30, 2023, which is included within other (expense) income on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

Further changes in the fair value of the embedded derivative could be material and key fair value inputs are determined based on the underlying trading price of the Company’s Class A Common Stock and the related terms of the PIPE Agreement.

Tax Receivable Agreement Liability

As described in Note 16 to our unaudited consolidated financial statements as of June 30, 2023 and 2022, we are party to the Tax Receivable Agreement under which we are generally required to pay BT Assets 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign income taxes that we realize. We recognized a liability under the Tax Receivable Agreement of approximately $0.8 million in connection with the Business Combination. This amount does not take into account any future exchanges of BT HoldCo Common Units by BT Assets pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement. The future amounts payable, as well as the timing of any payments, under the Tax Receivable Agreement are dependent upon significant future events and estimates, which are described in further detail under the Related Party Transactions Section below.

Commitments and Contingencies

We assess legal contingencies in accordance with ASC 450 — Contingencies and determines whether a legal contingency is probable, reasonably possible or remote. When contingencies become probable and can be reasonably estimated, we record an estimate of the probable loss. When contingencies are considered probable or reasonably possible but cannot be reasonably estimated, we disclose the contingency when the probable or reasonably possible loss could be material.

Litigation

From time to time in the regular course of our business, we are involved in various lawsuits, claims, investigations and other legal matters. Except as noted below, there are no material legal proceedings pending or known by us to be contemplated to which we are a party or to which any of our property is subject to.

We believe that adequate provisions for resolution of all contingencies, claims and pending litigation have been made for probable losses that are reasonably estimable. These contingencies are subject to significant uncertainties and we are unable to estimate the amount or range of loss, if any, in excess of amounts accrued. We do not believe that the ultimate outcome of these actions will have a material adverse effect on our financial condition but could have a material adverse effect on our results of operations, cash flows or liquidity in a given quarter or year.

Leases

We adopted Topic 842 effective January 1, 2022 using the modified retrospective transition approach. We have utilized the effective date transition method and accordingly is not required to adjust our comparative period financial information for effects of Topic 842. We have elected to adopt practical expedients which permits us to not reassess our prior conclusions about lease identification, lease classification and initial direct costs under the new standard. We elected not to recognize right of use (“ROU”) assets and lease liabilities for leases with terms of 12 months or less at lease commencement and do not include an option to purchase the underlying asset that we are reasonably certain to exercise. We determine if an arrangement is a lease, or contains a lease, at inception of a contract and when the terms of an existing contract are changed. We recognize a lease liability and an ROU asset at the commencement date of each lease. For operating and finance leases, the lease liability is initially measured at the present value of the unpaid lease payments at the lease commencement date. The lease liability is subsequently measured at amortized cost using the effective interest method. The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before lease commencement date, plus any initial direct costs incurred less any lease incentives received. Variable payments are included in the future lease payments when those variable payments depend on an index or a rate. The discount rate is the implicit rate, if it is readily determinable, or our incremental borrowing rate. Our incremental borrowing rate for a lease is the rate of interest we would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms and in a similar economic environment. We recognize lease costs associated with short-term leases on a straight-line basis over the lease term. When contracts contain lease and nonlease components, we account for both components as a single lease component.

On adoption, we recognized operating lease liabilities of $617,491 with corresponding ROU assets of $383,723 which is the net of operating lease liabilities on adoption and deferred rent liability of $233,768 at January 1, 2022. As part of the Topic 842 adoption, we reclassified existing capital lease obligations, to finance lease obligations which are presented as current installments of obligations under finance leases and obligation under leases, non-current on the consolidated Balance Sheets. There was no impact on the Statements of Changes in Member’s Equity for the adoption of Topic 842.

Material Weaknesses in Internal Control Over Financial Reporting

In connection with the preparation of the Company’s consolidated financial statements as of December 31, 2022, management identified material weaknesses in its internal control over financial reporting. The material weaknesses had not been remediated as of June 30, 2023. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis. The material weaknesses identified related to (i) the fact that the Company did not have formalized system of internal control over financial reporting in place to ensure that risks are properly assessed, controls are properly designed and implemented and internal controls are properly monitored and functioning, (ii) the Company’s reliance on IT systems and the use of service organizations to initiate, process, and record transactions, for which it did not evaluate or test the respective control objectives and data provided by the service organizations, and did not maintain a sufficient complement of formally documented general IT controls over access, segregation of duties, security, and change management, (iii) the Company’s lack of technical accounting resources to analyze and apply technical accounting considerations, (iv) the Company having insufficient controls in place to prevent potential unauthorized activity related to cryptocurrencies, and (v) an ineffective review over the consolidation process. Management has concluded that these material weaknesses arose because, as a private company (prior to the closing of the Business Combination), the Company did not have the necessary business processes, personnel and related internal controls necessary to satisfy the accounting and financial reporting requirements of a public company.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud, and material weaknesses could limit the ability to prevent or detect a misstatement of accounts or disclosures that could result in a material misstatement of annual or interim financial statements. To address the material weaknesses, the Company will need to add personnel as well as implement additional financial reporting processes and related internal controls. Management intends to continue to take steps to remediate the material weaknesses described above through hiring additional qualified accounting and financial reporting personnel, further enhancing their accounting processes and risk assessment, and by designing, implementing and monitoring the respective controls. Management will not be able to fully remediate these material weaknesses until these steps have been completed and the controls have been operating effectively for a sufficient period of time. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects or that the actions that management may take in the future will be sufficient to remediate the control deficiencies that led to the material weaknesses in internal control over financial reporting or that they will prevent or detect potential future material weaknesses. The Company’s current controls and any new controls that management develops may become inadequate because of changes in conditions in the business and weaknesses in disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm the operating results or cause the Company to fail to meet the reporting obligations and may result in a restatement of the Company’s financial statements for prior periods.

The Company’s independent registered public accounting firm is not required to attest to the effectiveness of the internal control over financial reporting until after the Company is no longer an “emerging growth company” as defined in the JOBS Act. At such time, the Company’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which the internal control over financial reporting is documented, designed or operating. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of the internal control over financial reporting required to be included in the Company’s periodic reports that are filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in the Company’s reported financial and other information, which would likely have a negative effect on the trading price of the Class A common stock.

Quantitative and Qualitative Disclosure about Market Risk

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risk. The term “market risk” refers to the risk of loss arising from adverse changes in cryptocurrency prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures.

Foreign Currency Exchange Rate Risk

Certain of our operations are conducted in foreign currencies. Consequently, a portion of our revenues and expenses may be affected by fluctuations in foreign currency exchange rates on cash residing in the kiosks. We have not historically hedged our translation risk on foreign currency exposure, but we may do so in the future. For the six months June 30, 2023, and for the year ended December 31, 2022, currency exchange rate fluctuations had an insignificant impact on our consolidated revenues.

Generally, the functional currency of our various subsidiaries is their local currency except BitAccess whose functional currency is USD. We are exposed to currency fluctuations on transactions that are not denominated in the functional currency. Gains and losses on such transactions are included in determining net income for the period. We may seek to mitigate our foreign currency risk through timely settlement of transactions and cash flow matching, when possible. For the six months ended June 30, 2023 and for the year ended December 31, 2022, our transaction gains and losses were insignificant.

We are also affected by fluctuations in exchange rates on our investments in foreign operations. Relative to our net investment in foreign operations, the assets and liabilities of subsidiaries whose functional currency is a foreign currency are translated at the period end rate of exchange. The resulting translation adjustment is recorded as a component of other comprehensive income and is included in member’s equity.

Adoption and Market Price of Cryptocurrency

Our business is dependent on the broader use and adoption of Bitcoin, which can to an extent be impacted by the spot price of the cryptocurrency we sell. Historically, we sold Bitcoin, Ethereum, and Litecoin. However, Bitcoin is now our sole cryptocurrency offering. Bitcoin represents 99.8% of our total transaction volume for each of the periods presented in this Registration Statement, with the remaining cryptocurrencies accounting for the remaining less than 1% of transaction volume. As the adoption of cryptocurrency continues to grow for the general public, we expect continued growth from our addressable market. The prices of cryptocurrencies, including the cryptocurrencies we sell, have experienced substantial volatility, and high or low prices may have little or no relationship to identifiable market forces, may be subject to rapidly changing investor sentiment, and may be influenced by factors such as technology, regulatory void or changes, fraudulent actors, manipulation and media reporting. Bitcoin (as well as other cryptocurrency) may have value based on various factors, including their acceptance as a means of exchange by consumers and producers, scarcity, and market demand.

Equipment Costs

The cost of new kiosks can be impacted significantly by inflation, supply constraints, and labor shortages, and could be significantly higher than our fair value for new kiosks. As a result, at times, we may obtain kiosks or other hardware from third parties at higher prices, to the extent they are available.

Competition

In addition to factors underlying kiosk business growth and profitability, our success greatly depends on our ability to compete. The markets in which we compete are highly competitive, and we face a variety of current and potential competitors that may have larger and more established customer bases and substantially greater financial, operational, marketing, and other resources than we have. The digital financial system is highly innovative, rapidly evolving, and characterized by healthy competition, experimentation, changing customer needs, frequent introductions of new products, and subject to uncertain and evolving industry and regulatory requirements. We expect competition to intensify as existing and new competitors introduce new products and services or enhance existing ones. We compete against a number of companies operating both within the United States and abroad, including traditional financial institutions, financial technology companies and brokerage firms that have entered the cryptocurrency market in recent years, digital and mobile payment companies offering overlapping features targeted at our users, and companies focused on cryptocurrencies. To stay competitive in the evolving digital financial system, both against new entrants into the market and existing competitors, we anticipate that we will have to continue to offer competitive features and functionalities and keep up with technological advances at fair prices to our users relative to our competitors.

Off-Balance Sheet Arrangements

None.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information, as of August 25, 2023, concerning the persons who serve as our executive officers and directors:

Name	Age	Position
Executive Officers
Brandon Mintz(2)(3)	29	President, Chief Executive Officer and Director
Scott Buchanan	32	Chief Operating Officer, Director
Glen Leibowitz	53	Chief Financial Officer
Mark Smalley	54	Chief Compliance Officer
Directors
Dan Gardner(2)	41	Director
Jackie Marks(1)	45	Director
Daniel Stabile(2)(3)	39	Director
Bradley Strock(1)(3)	60	Director
Tim Vanderham(1)	44	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Executive Officers

Brandon Mintz. Brandon Mintz has served as President, Chief Executive Officer, and Chairman of the board of directors of Bitcoin Depot since the Closing. Mr. Mintz founded and has served as the President and Chief Executive Officer of Bitcoin Depot since its inception in June 2016. Prior to founding Bitcoin Depot, Mr. Mintz founded and served as Chief Executive Officer of Premier Technologies, LLC beginning in November 2013. Mr. Mintz holds a B.B.A. in Marketing from the University of Georgia. Mr. Mintz was recognized by Ernst & Young as a finalist for the 2021 Southeast Entrepreneur of the Year. As the founder of Bitcoin Depot, we believe Mr. Mintz is qualified to serve as director because of his historical knowledge about the cryptocurrency industry, deep understanding of our business and entrepreneurial spirit and leadership.

Scott Buchanan. Scott Buchanan has served as a director and Chief Operating Officer of Bitcoin Depot since the Closing. Mr. Buchanan has served as Bitcoin Depot’s Chief Operating Officer since March 2022, and also served as Bitcoin Depot’s Chief Financial Officer from August 2020 to January 2023. From June 2019 to August 2020, Mr. Buchanan served as Bitcoin Depot’s Vice President of Finance/HR. Before his tenure at Bitcoin Depot, Mr. Buchanan worked at Acuity Brands (NYSE: AYI) in different finance-related roles beginning in December 2015. Mr. Buchanan holds a B.S. in Accounting from North Carolina State University and a Masters of Science in Accountancy from Wake Forest School of Business. Mr. Buchanan is a certified public accountant. We believe Mr. Buchanan is qualified to serve as Bitcoin Depot’s Chief Operating Officer and serve on Bitcoin Depot’s board of directors because of his finance-related expertise and credentials and his deep understanding of our business and operations.

Glen Leibowitz. Glen Leibowitz serves as Chief Financial Officer of Bitcoin Depot. Mr. Leibowitz has served as Bitcoin Depot’s Chief Financial Officer since January 2023. Mr. Leibowitz previously served as Chief Financial Officer for Acreage Holdings, Inc. from March 2018 to April 2021. He has over 20 years of finance and accounting experience with expertise in building and scaling operations, improving controls and working to manage an organization through accelerated business growth, and has also served as a board member of not-for-profit organizations. From October 2016 to February 2018, Mr. Leibowitz worked as an independent consultant, advising clients in the financial services industry on GAAP accounting standards and SEC financial statement disclosure and presentation. From 2007 to 2016, Mr. Leibowitz held various key roles at Apollo Global Management LLC, including the accounting lead in taking the organization public in 2011. Under his tenure, he implemented the public reporting framework, accounting policies and directed the company-wide Sarbanes-Oxley program. Prior to Apollo, Mr. Leibowitz spent almost 10 years at PricewaterhouseCoopers focused on multiple complex foreign registrant financial statements and client IPO documents across sectors including: alternative asset managers, Internet/software, telecommunications, pharmaceutical, and mining. We believe Mr. Leibowitz is qualified to serve as Bitcoin Depot’s Chief Financial Officer because of his accounting and finance related expertise and credentials.

Mark Smalley. Mark Smalley serves as a Compliance Officer of Bitcoin Depot. Mr. Smalley has served as Bitcoin Depot’s Compliance Officer since March 2020. Before his tenure at Bitcoin Depot, Mr. Smalley worked at AML RightSource as a Risk & Regulatory Senior Manager from 2018 to 2020. He also served as a Risk & Regulatory Consultant at Crowe Horwath from 2014 to 2018. Prior to his time at Crow Horwath LLP, he held several key roles at KeyBank in different compliance-related roles beginning in October 2005. Mr. Smalley holds a BA in Political Science from University of Dayton, a JD from the School of Law at University of Akron, as well as an MBA in Executive Masters of Business Administration from Cleveland State University. We believe Mr. Smalley is qualified to serve as Bitcoin Depot’s Compliance Officer because he is an industry expert as a result of his extensive experience in the compliance space as a consultant and previously in the banking industry.

Non-Employee Directors

Dan Gardner. Dan Gardner has served as a director of Bitcoin Depot since the Closing. Mr. Gardner co-founded Gardner Capital Group and has served as its Chief Executive Officer since November 2020, and has been a Principal at Correlate, LLC and ValuFi, LLC since December 2020 and April 2021, respectively. He co-founded and has been a partner of GPF Holdings since April 2019, and of Nova Group, LLC since January 2021. He has also served as Senior Advisor at CentSai since August 2020. From February 2013 to November 2020, Mr. Gardner worked as a Consultant and Director of Strategic Accounts and Acquisitions at Paramount Management Group, a wholly owned subsidiary of Heller Capital, and since December 2021, he has served as a consultant to Paramount. During his tenure at Paramount, Mr. Gardner has led the consolidation of ATM companies across the continental United States and Puerto Rico. In January 2006, Mr. Gardner co-founded Select-A-Branch, an ATM software company, where he developed patented software capable of delivering branded, surcharge-free ATM transactions for an unlimited number of financial institutions at each ATM, which was acquired in February 2013 by Seven Bank, Ltd. Mr. Gardner serves on the advisory board of Univest Bank & Trust. He also serves on the boards of two Philadelphia nonprofits: Impact Services Corporation and Philly Startup Leaders. Mr. Gardner holds a Bachelor of Science in Business Administration and Management from the College of Charleston. We believe Mr. Gardner is qualified to serve on Bitcoin Depot’s board of directors because of his expertise in both business development strategies and transportation in the electronic payments industry as well as his significant mergers and acquisitions experience and related ability to provide valuable insight and guidance.

Jackie Marks. Jackie Marks has served as a director of Bitcoin Depot since the Closing. Ms. Marks served as Chief Financial Officer of Condé Nast from March 2021 until May 2023. Ms. Marks served as Chief Financial Officer of Mercer from May 2018 to March 2021. Prior to joining Mercer in 2018, Ms. Marks over the course of 15 years held a variety of financial leadership positions at Thomas Reuters, including serving as Chief Financial Officer of enterprise technology and operations from August 2015 to April 2018. Earlier in her career, Ms. Marks served as an associate at Siemens Westinghouse from 1998 to 2000. Ms. Marks received her Bachelors of Science in Business from the College of Business at University of Central Florida. We believe Ms. Marks is qualified to serve on Bitcoin Depot’s board of directors because of her finance-related expertise and her experience as a senior executive at two public companies.

Daniel Stabile. Daniel Stabile has served as a director of Bitcoin Depot since the Closing. Mr. Stabile has been a Partner at Winston & Strawn LLP since May 2022, serving as a co-chair of the firm’s Digital Assets and

Blockchain Technology Group. Mr. Stabile also served as a vice chairperson of the Miami-Dade County Cryptocurrency Task Force. Prior to his tenure at Winston, he was an attorney at Shutts & Bowen from March 2012 to May 2022, and at Dewey & LeBoeuff LLP from September 2008 to March 2012. Mr. Stabile has over 10 years of experience as an attorney with expertise in the distributed ledger, blockchain and digital asset sector. Mr. Stabile has advised banks, broker-dealers, FinTech companies and other businesses regarding their implementation of blockchain technology, as well as government officials and regulators on digital asset technology and regulation. He has also represented financial institutions and other businesses in contentious matters and disputes, including government investigations and enforcement actions, arbitrations and civil litigations. Mr. Stabile hold both a BA in Philosophy from the University of Virginia and a JD from The George Washington University Law School. We believe Mr. Stabile is uniquely qualified to serve on Bitcoin Depot’s board of directors because of his crypto regulatory industry related expertise and his deep understanding of our company.

Bradley Strock. Bradley Strock has served as a director of Bitcoin Depot since the Closing. Mr. Strock has served as President of Klaxon Holdings, LLC since January 2019. Mr. Strock served as Chief Information Officer at PayPal from October 2014 to December 2018, and from March 2011 to October 2014 he served as PayPal’s Vice President of Global Operations Technology. Prior to joining PayPal in 2011, Mr. Strock held several senior executive roles at Bank of America and at JP Morgan Chase. Mr. Strock served on the board of directors of Elevate Credit, Inc. from January 2018 to February 2023, and is a member of Elevate’s Compensation Committee and Chairperson of its Risk Committee. Mr. Strock has also served on the board of Ascensus, LLC, a financial services and technology company, since February of 2023. Mr. Strock has also served on the board of Kiavi, Inc., one of the nation’s largest lenders to real estate investors, from December 2021 to September 2022. Mr. Strock also serves on the board of Hiigna, Inc., a non-profit organization providing micro-finance loans in Africa. He received his MSM (MBA) from the Krannert School of Management at Purdue University, along with a BS in Mechanical Engineering from Purdue. We believe Mr. Strock is qualified to serve on Bitcoin Depot’s board of directors because of his experience in transformative technology, information security, growth strategies and advanced analytics as a senior executive.

Tim Vanderham. Tim Vanderham has served as a director of Bitcoin Depot since the Closing. Mr. Vanderham has served on the technology advisory board of Ryan, LLC since December 2022. He also serves as a member of the President’s advisory board at Georgia Institute of Technology. Mr. Vanderham served as Chief Technology Officer and Executive Vice President at NCR from July 2018 to March 2022. During his tenure at NCR, he led the Software Strategy, Engineering and Innovation teams, integrating and consolidating such teams into one unit under the company’s new organizational structure. Prior to joining NCR, he served as Chief Technology Officer at Thomson Reuters for its Tax and Accounting division. Mr. Vanderham held several key roles at IBM, including the position of Vice President of Development and Operations of IBM Cloud Platform Services (Bluemix) which he held from February 2014 to October 2016. Mr. Vanderham received his BS in Mechanical Engineering from South Dakota State University. We believe Mr. Vanderham is qualified to serve on Bitcoin Depot’s board of directors because of his experience serving as Chief Technology Officer at a public payments company and a public technology company.

Family Relationships

There are no family relationships between or among any of our directors or nominees. There is no arrangement or understanding between any of our directors or nominees and any other person or persons pursuant to which he or she is to be selected as a director or nominee.

There are no legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.

Composition of Our Board of Directors

Our business and affairs are organized under the direction of our board of directors. Our board of directors will meet on a regular basis and additionally as required.

In accordance with the terms of the Bylaws, our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of seven members. Each member of the board of directors will hold office until a successor is duly elected and qualified at the annual meeting of stockholders or until his or her earlier death, resignation, or removal, and directors may hold consecutive terms.

Controlled Company Status and Director Independence

The Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. However, effective as of the Closing, BT Assets beneficially owns a majority of the voting power of all outstanding shares of the Company’s common stock. As a result, the Company is a “controlled company” within the meaning of the Nasdaq listing rules. Under the Nasdaq listing rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (i) that a majority of its board of directors consist of independent directors, (ii) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (iii) that director nominees must either be selected, or recommended for the board of directors’ selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Board has determined that Ms. Marks and Messrs. Gardner, Stabile, Strock and Vanderham are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. Effective as of Closing, the Company has determined to avail itself of the exemptions described in clauses (ii) and (iii) of the prior paragraph.

Lead Independent Director

Bradley Strock serves as the lead independent director of our board of directors. As lead independent director, Mr. Strock presides over periodic meetings of our independent directors, serves as a liaison between the Chairman of our board of directors and the independent directors and performs such additional duties as Bitcoin Depot’s board of directors may otherwise determine and delegate.

Information Regarding Committees of the Board of Directors

Following the Business Combination, our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Copies of the committee charters are available on the investor relations page of our website, www.BitcoinDepot.com. The information on our website is not part of this prospectus and is not deemed incorporated by reference into this prospectus or any other public filing made with the SEC.

The composition and function of each of these committees are described below.

Audit Committee

The rules of the SEC and listing standards of Nasdaq require that the audit committee of the Company (the “Audit Committee”) be comprised of at least three directors who meet the independence and experience standards established by Nasdaq and the Exchange Act, subject to the phase in exceptions. Our Audit Committee consists of Ms. Marks, Mr. Strock and Mr. Vanderham, with Ms. Marks serving as the chair of the Audit Committee. Each member of the Audit Committee is independent under the rules of the SEC and financially literate, and the Bitcoin Depot board of directors has determined that Ms. Marks qualifies as an “audit committee financial expert” as defined in applicable SEC rules. This committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Bitcoin Depot board of directors, including: the selection of Bitcoin Depot’s independent accountants, the scope of Bitcoin Depot’s annual audits, fees to be paid to them, Bitcoin Depot’s performance and Bitcoin Depot’s accounting practices. In addition, the Audit Committee will oversee Bitcoin Depot’s compliance programs relating to legal and regulatory requirements. The Audit Committee will also review and approve or disapprove of related party transactions. The purpose and responsibilities of our Audit Committee are set forth in the Audit Committee Charter adopted by our Board on June 30, 2023.

Compensation Committee

Because the Company is a “controlled company” within the meaning of the Nasdaq corporate governance rules, we are not currently required to have a fully independent compensation committee. Our compensation committee currently consists of Mr. Gardner, Mr. Mintz and Mr. Stabile, with Mr. Mintz serving as the chair of the compensation committee.

The compensation committee reviews and approves, or recommends that our board of directors approve, the compensation of Bitcoin Depot’s chief executive officer, reviews and recommends to Bitcoin Depot’s board of directors the compensation of Bitcoin Depot’s non-employee directors, review and approve, or recommend that Bitcoin Depot’s board of directors approve, the terms of compensatory arrangements with Bitcoin Depot’s executive officers, administer Bitcoin Depot’s incentive compensation and benefit plans, select and retain independent compensation consultants and assess whether any of Bitcoin Depot’s compensation policies and programs has the potential to encourage excessive risk-taking. The purpose and responsibilities of our Compensation Committee are set forth in the Compensation Committee Charter adopted by our Board on June 30, 2023.

Nominating and Corporate Governance Committee

Because the Company is a “controlled company” within the meaning of the Nasdaq corporate governance rules, we are not currently required to have a fully independent nominating and corporate governance committee. Our NCG Committee currently consists of Mr. Mintz, Mr. Stabile and Mr. Strock, with Mr. Mintz serving as the chair of the nominating and corporate governance committee.

The NCG Committee identifies, evaluates and recommends qualified nominees to serve on Bitcoin Depot’s board of directors, considers and make recommendations to the Bitcoin Depot board of directors regarding the composition of the Bitcoin Depot board of directors and its committees, and oversees Bitcoin Depot’s internal corporate governance processes, maintains a management succession plan and oversees an annual evaluation of the Bitcoin Depot board of directors’ performance. The purpose and responsibilities of our Compensation Committee are set forth in the NCG Committee Charter adopted by our Board on June 30, 2023.

Code of Ethics

In connection with the Closing of the Business Combination, the Board approved and adopted a new Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all employees, officers and directors of the Company. A copy of the Code of Conduct can be found in the Investor Relations section of the Company’s website at https://bitcoindepot.com/investor-relations.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serve, or in the past year have served, as members of the board of directors or compensation committee of any entity that has one or more executive officers serving on the

Limitations on Liability and Indemnification of Officers and Directors

The Amended and Restated Charter limits the liability of the directors and officers to the fullest extent permitted by the DGCL and provides that Bitcoin Depot will provide them with customary indemnification and advancement of expenses.

In addition, we entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at its request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Charter and the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

This discussion may contain forward-looking statements that are based on Bitcoin Depot’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Bitcoin Depot adopts following the completion of the merger may differ materially from the currently planned programs summarized in this discussion. All share counts in this section are shown on a pre-merger basis.

Unless we state otherwise or the context otherwise requires, in this Executive Compensation section, the terms “we,” “us,” “our” and the “Company” refer to BT OpCo prior to the consummation of the Business Combination. This section discusses the material components of the executive compensation program for BT OpCo’s executive officers named in the “2022 Summary Compensation Table” below.

We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation, for our last completed fiscal year. Further, BT OpCo reporting obligations extend only to “Named Executive Officers,” which are the individuals who served as principal executive officer and the next two most highly compensated executive officers at any time during fiscal year 2022 or fiscal year 2021; however, only the following individuals served as an executive officer in fiscal year 2022 and 2021 and comprise BT OpCo’s Named Executive Officers fiscal year 2022 and for fiscal year 2021.

•	Brandon Mintz, President and Chief Executive Officer;

•	Scott Buchanan, Chief Operating Officer and Chief Financial Officer;

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to BT OpCo’s Named Executive Officers for the fiscal year ended December 31, 2022 and the fiscal year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
Brandon Mintz	2022	600,000	—	600,000
President and Chief Executive Officer	2021	600,000	—	600,000
Scott Buchanan	2022	263,000	80,000	343,000
Chief Operating Officer and Chief Financial Officer	2021	250,000	100,000	350,000

(1)

The amount in this column reflects the base salary actually earned by each Named Executive Officer during each of fiscal year 2022 and 2021. Mr. Buchanan’s annualized base salary was increased from $250,000 to $290,000, effective September 1, 2022.

(2)

The amount in this column reflects the annual bonus earned by Mr. Buchanan (i) in fiscal year 2022 based on the achievement of net profit goals for BT OpCo, which was earned at 80% of target and (ii) in fiscal year 2021 based on the achievement of net profit goals for BT OpCo, which was earned at 100% of target. Mr. Mintz was not eligible to receive any annual bonus or other incentive compensation during fiscal year 2022 or fiscal year 2021.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

BT OpCo is not party to an employment agreement with Brandon Mintz. On July 1, 2020, BT OpCo entered into an employment agreement with Scott Buchanan to serve as the Vice President, Finance & Human Resources of BT OpCo. Mr. Buchanan’s titled was subsequently changed to Chief Operating Officer and Chief Financial Officer. The employment agreement does not have a fixed term. Mr. Buchanan’s employment agreement provides for an initial annual base salary of $125,000 (which has subsequently been increased to $290,000), as well as eligibility for Mr. Buchanan to earn an annual cash bonus as described below in the “Annual Bonus” section. Mr. Buchanan is also eligible for paid time off, reimbursement of business expenses, and participation in any health, dental and vision benefits provided by BT OpCo to similarly situated employees.

Mr. Buchanan also entered into separate non-disclosure and restrictive covenant agreements that provide for the following restrictive covenants: (i) non-competition and non-solicitation of customers and employees or service providers, in each case, during employment and for two years following termination and (ii) perpetual non-disclosure of confidential information.

Base Salary

The base salaries of BT OpCo’s Named Executive Officers are paid to retain qualified talent and are set at a level that is commensurate with the Named Executive Officer’s duties and authorities. For fiscal year 2022 and fiscal year 2021, Mr. Mintz’s base salary was $600,000 and Mr. Buchanan’s base salary was $250,000 until it was increased to $290,000, effective September 1, 2022. BT OpCo expects to further evaluate the base salaries of its executive officers, including its Named Executive Officers, in consultation with BT OpCo’s compensation consultant, in connection with the Business Combination and periodically thereafter.

Non-Equity Incentive Plan Compensation

With respect to fiscal year 2022 and fiscal year 2021, Mr. Buchanan was eligible to receive an annual bonus, with the target amount of $100,000, pursuant to his employment agreement with BT OpCo, as described above. The annual bonus for fiscal year 2022 and fiscal year 2021 for Mr. Buchanan was earned at 80% and 100% respectively, of target based on the attainment of net profit goals for BT OpCo. BT OpCo expects to further evaluate the incentive compensation of its executive officers, including its Named Executive Officers, in consultation with BT OpCo’s compensation consultant, in connection with the Business Combination and periodically thereafter.

Additional Narrative Disclosure

Scott Buchanan Sale Bonus Agreement

On July 21, 2020, BT OpCo entered into a sale bonus agreement with Mr. Buchanan, as modified by a letter from BT OpCo dated August 24, 2022 (collectively, the “Sale Bonus Agreement”). Pursuant to the Sale Bonus Agreement, upon a Sale Transaction (as defined in the Sale Bonus Agreement, including the Business Combination) where (i) the enterprise value of BT OpCo (as calculated in accordance with the terms of the Sale Bonus Agreement) is at least $25.0 million, BT OpCo would pay Mr. Buchanan a sale transaction bonus in an amount equal to 0.5% of the net proceeds realized in connection with such Sale Transaction, payable in a lump sum cash payment on or within 30 days following the date of the closing of such Sale Transaction (the “Original Bonus”) and (ii) BT OpCo would pay Mr. Buchanan an additional bonus payment of $1.0 million minus the amount of the Original Bonus (such amount the “Additional Bonus”). If the net proceeds from the Business Combination were equal to or greater than $5.0 million, then 50% of the Additional Bonus would have been payable in a lump sum cash payment on the first payroll date following the date of the Closing of the Business Combination. In the event the net proceeds from the Business Combination were equal to or greater than $10.0 million, the remaining 50% of the Additional Bonus would have been payable in a lump sum cash payment on BT OpCo’s first payroll date following BT OpCo’s determination that BT OpCo has sufficient cash on hand to make such payment (but in no event later than the first to occur of (1) March 15, 2024 and (2) the Grant Date (as defined below)).

On or within 30 days following the date on which the registration statement on Form S-8 with respect to the common stock of BT OpCo is filed (the “Grant Date”), subject to Mr. Buchanan’s continued employment by BT

OpCo through the Grant Date, BT OpCo will grant Mr. Buchanan a number of restricted stock units, each representing the right to receive one share of Class A common stock (the “RSUs”), equal to (i) 0.5% of the number of shares of BT OpCo’s common stock received by BT Assets, Inc. upon the Closing of the Business Combination, minus (ii) the quotient of (x) the cumulative amount, if any, of the Original Bonus and Additional Bonus paid to Mr. Buchanan as of the Grant Date, divided by (y) 10.15. At the Closing, in connection with the foregoing, Mr. Buchanan received 120,500 RSUs. The RSUs will vest in four equal installments on the dates on which the share consideration to be issued to existing equityholders of BT Assets, Inc. in the Business Combination is released from lock-up (which is anticipated to be on the first four quarterly earnings releases of BT OpCo following the Grant Date), subject to Mr. Buchanan’s continued employment by BT OpCo through each vesting date.

Mr. Buchanan’s Sale Bonus Agreement provides for the following restrictive covenants: (i) non-disparagement until July 21, 2025 and (ii) perpetual non-disclosure of confidential information.

Employee and Retirement Benefits

BT OpCo currently provides broad-based health and welfare benefits that are available to its full-time employees, including its Named Executive Officers, including health, life, vision, and dental insurance. In addition, BT OpCo currently makes available a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees (including its Named Executive Officers) may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. BT OpCo believes that such health, welfare, and retirement benefits are necessary and appropriate to provide a competitive compensation package to its Named Executive Officers.

Equity Compensation and Long Term Incentive Plan

Neither of BT OpCo’s Named Executive Officers was eligible to receive equity compensation from BT OpCo during fiscal year 2022 or fiscal year 2021, and neither Named Executive Officer currently holds, or held as of December 31, 2022, any outstanding BT OpCo equity awards.

Director Compensation

BT OpCo did not have any non-employee directors who received compensation for their service on its board of directors and committees to its board of directors for fiscal year 2022 or fiscal year 2021. The Company intends to implement a non-employee director compensation program, the terms of which are not yet known.

Arrangements Following the Closing of the Business Combination

In connection with the Business Combination, the Company adopted the Incentive Equity Plan. The Incentive Equity Plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalents, other stock-based awards, cash awards and substitute awards intended to align the interests of our service providers with those of our stockholders. We expect the board of directors will make grants of awards under the Incentive Equity Plan to eligible participants.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee Charter provides for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the Audit Committee. The Audit Committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

Sponsor Support Agreement

In connection with the execution of the Transaction Agreement, on August 24, 2022, the Sponsor entered into the Sponsor Support Agreement, as amended by the First Amendment to the Sponsor Support Agreement, dated as of June 7, 2023, pursuant to which, among other things, the parties agreed to issue up to an additional 4,740,000 shares of Class A common stock (the “Incentive Issuances”) and to make certain cash payments (the “Cash Payments” and, together with the Incentive Issuances, the “Incentive Payments”) with respect to certain agreements to support the Closing of the Transaction Agreement and the related transactions.

At Closing, pursuant to the terms of the Sponsor Support Agreement: (i) we issued an aggregate of 657,831 shares of Class A common stock, consisting of (a) 203,481 shares of Class A common stock as Incentive Issuances to certain stockholders who entered into Voting and Non-Redemption Agreements and (b) 454,350 shares of Class A common stock as Incentive Issuances to certain stockholders who entered into Non-Redemption Agreements; (ii) we made Cash Payments in an aggregate amount of approximately $18.7 million to Non-Redeeming Stockholders; and (iii) Sponsor forfeited 1,061,295 shares of GSRM Class B common stock.

The Sponsor Support Agreement also provided for the Minimum Condition GSRM Available Cash (as defined in the Transaction Agreement) was required at Closing to be at least $8.0 million, and, in the event the Minimum Condition GSRM Available Cash at the Closing was less than $16.0 million (the “Net Proceeds Threshold”), for each dollar that the Minimum Condition GSRM Available Cash amount was below the Net Proceeds Threshold, one-tenth of a share of Class B common stock was converted at the Closing, on a one-for-one basis, into one-tenth of a share of Class E common stock. Pursuant to such terms of the Sponsor Support Agreement, 1,075,761 shares of Class B common stock held by Sponsor immediately prior to Closing were converted, on a one-to-one basis, into shares of Class E common stock (such shares “Vesting Sponsor Shares”), divided into three equal parts, with (i) 358,587 shares converted into shares of Class E-1 common stock, (ii) 358,587 shares converted into shares of Class E-2 common stock and (iii) 358,587 shares converted into shares of Class E-3 common stock.

Pursuant to the Sponsor Support Agreement, the Vesting Sponsor Shares will be subject to conversion to Class A common stock upon achievement of milestones for the per share price of Class A common stock during the applicable earn-out period agreed to by the parties, and any such Vesting Sponsor Shares that are not converted into shares of Class A common stock will be cancelled upon the expiration of the applicable earn-out periods (see “Unaudited Pro Forma Condensed Combined Financial Information—Earnout Consideration”). In the event of a change of control transaction during the earn-out periods, each share of Class E common stock held by Sponsor, or previously distributed to such third party or affiliate of Sponsor concurrently with Closing of the Business Combination, will be automatically converted into shares of Class A common stock if the per share price of Class A common stock in such change of control transaction satisfies the milestones for the per share price of Class A common stock agreed to by the parties.

The Sponsor Support Agreement terminated pursuant to its terms in connection with Closing.

Tax Receivable Agreement

At the Closing of the Business Combination, we entered into the Tax Receivable Agreement with BT HoldCo and BT Assets. Pursuant to the Tax Receivable Agreement, we are generally required to pay BT Assets 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign income taxes that we realize, or in certain circumstances is deemed to realize, as a result of certain Tax Attributes, including:

•

existing tax basis in certain assets of BT HoldCo and BT OpCo, including assets that will eventually be subject to depreciation or amortization, once placed in service, attributable to BT HoldCo Common Units acquired by us at the Closing and thereafter in accordance with the terms of the BT HoldCo Amended and Restated Limited Liability Company Agreement;

•

tax basis adjustments resulting from our acquisition of BT HoldCo Common Units from BT Assets at the Closing and thereafter pursuant to the terms of the BT HoldCo Amended and Restated Limited Liability Company Agreement (including any such adjustments resulting from certain payments made by us under the Tax Receivable Agreement);

•	disproportionate tax-related allocations as a result of Section 704(c) of the Code; and

•	tax deductions in respect of interest payments deemed to be made by us in connection with the Tax Receivable Agreement.

The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of BT HoldCo. Under the Tax Receivable Agreement, we are generally treated as realizing a tax benefit from the use of a Tax Attribute on a “with and without” basis, by comparing our actual tax liability to the amount we would have been required to pay had we not been able to utilize any of the Tax Attributes. The term of the Tax Receivable Agreement commenced upon the Closing and will continue until all Tax Attributes have been utilized or expired, unless an early termination event occurs and we are required to make the termination payment specified in the Tax Receivable Agreement (as described further below).

The amounts payable, as well as the timing of any payments, under the Tax Receivable Agreement are dependent upon significant future events, including (but not limited to) the timing of the exchanges of BT HoldCo Common Units and surrender of a corresponding number of shares of Class V common stock, the price of Class A common stock at the time of each exchange, the extent to which such exchanges are taxable transactions, the depreciation and amortization periods that apply to any increase in tax basis resulting from such exchanges, the types of assets held by BT HoldCo and BT OpCo, the amount and timing of taxable income we generate in the future, the U.S. federal income tax rate then applicable and the portion of our payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. In connection with the preparation of the proxy statement filed in connection with the Business Combination, we previously estimated that the payment of the Over the Top Consideration (as defined in the Transaction Agreement) to BT Assets in the Business Combination would result in aggregate payments under the Tax Receivable Agreement of approximately $1.7 million. This amount did not take into account any future exchanges of BT HoldCo Common Units by BT Assets pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement and this assumed (i) there would be a certain number of redemptions in connection with the Business Combination, (ii) a constant federal and state blended tax rate of 26.1% would apply to the Company, (iii) there would be no material changes in tax law and (iv) we have sufficient taxable income to utilize all Tax Attributes. These amounts are estimates and were prepared for informational purposes only. The actual amount of payments under the Tax Receivable Agreement could vary significantly.

Payments under the Tax Receivable Agreement will generally be based on the tax reporting positions that we determine (with the amount of subject payments determined in consultation with an advisory firm and subject to BT Assets’ review and consent). The IRS or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any Tax Attributes initially claimed or utilized by us are disallowed, BT Assets will not be required to reimburse us for any excess payments that may previously have been made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to BT Assets will be applied against and reduce any future cash payments otherwise required to be made by us under the Tax Receivable Agreement after the determination of such excess. However, a challenge to any Tax Attributes initially claimed or utilized may not arise for a number of years following the initial time of such payment. Moreover, even if a challenge arises earlier, any excess cash payment may be greater than the amount of future cash payments that we are otherwise required to make under the terms of the Tax Receivable Agreement. As a result, there might not be future cash payments against which any excess can be applied and we could be required to make payments under the Tax Receivable Agreement in excess of our actual savings in respect of the Tax Attributes, which could materially impair our financial condition.

The Tax Receivable Agreement provides that, in the case of certain early termination events (including certain changes of control, material breaches, or at our option subject to the approval of a majority of our independent directors), we will be required to make a lump-sum cash payment to BT Assets equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to us having sufficient future taxable income to fully utilize the Tax Attributes over certain specified time periods and that all BT HoldCo Common Units that had not yet been exchanged for shares of Class A common stock, shares of Class M common stock or cash are deemed exchanged.

Accordingly, as a result of these assumptions, the lump-sum payment may be due significantly in advance, and could materially exceed, the actual future tax benefits we realize. In these situations, our obligations under the Tax Receivable Agreement could have a material and adverse impact on our liquidity and financial condition, and could have the effect of delaying, deferring, or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. For example, in connection with the preparation of the proxy statement filed in connection with the Business Combination, we previously estimated that if we had experienced a change of control or the Tax Receivable Agreement had otherwise been terminated immediately after the Closing, the estimated lump-sum payment would have been approximately $90.2 million. This estimated lump-sum payment was based on certain assumptions and was calculated using a discount rate equal to the Secured Overnight Financing Rate plus 100 basis points, applied against an undiscounted liability of approximately $134.6 million (based on the 21% U.S. federal corporate income tax rate and an estimated state and local income tax rate). These amounts are estimates and have been prepared for informational purposes only. The actual amount of such lump-sum payment could vary significantly.

Under the Tax Receivable Agreement, we are required to provide BT Assets with a schedule showing the calculation of payments that are due under the Tax Receivable Agreement with respect to each applicable taxable year. This calculation will be based upon the advice of an advisory firm. Payments under the Tax Receivable Agreement generally will be required to be made to BT Assets a short period of time after an applicable schedule becomes final pursuant to the procedures set forth in the Tax Receivable Agreement. Interest on such payments will begin to accrue on the due date (without extensions) of our U.S. federal income tax return for the applicable taxable year. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest (generally at a default rate) until such payments are made. Our failure to make any payment required under the Tax Receivable Agreement within three months of the date on which the payment is required to be made will constitute a material breach under the Tax Receivable Agreement, which will terminate the Tax Receivable Agreement and accelerate future payments thereunder (as described above), unless making such payment would cause us to become insolvent or the failure to make the applicable payment is attributable to us (i) being prohibited from making such payment under the terms governing certain portions of our indebtedness and (ii) not having, and being unable to obtain with commercially reasonable efforts, sufficient funds to make such payment.

We are required to notify and keep BT Assets reasonably informed regarding tax audits or other proceedings the outcome of which is reasonably expected to materially and adversely affect payments to BT Assets under the

Tax Receivable Agreement, and BT Assets has the right to (i) discuss with us, and provide input and comment to us regarding, any portion of any such tax audit or proceeding and (ii) participate in, at BT Assets’ expense, any such portion of any such tax audit or proceeding to the extent it relates to issues the resolution of which would reasonably be expected to affect payments to BT Assets under the Tax Receivable Agreement. We are not permitted to settle or fail to contest any issue pertaining to income taxes that is reasonably expected to adversely affect BT Assets’ rights and obligations under the Tax Receivable Agreement without the consent of BT Assets (such consent not to be unreasonably withheld, conditioned or delayed).

The foregoing description of the Tax Receivable Agreement is qualified in its entirety by the full text of the Tax Receivable Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

BT HoldCo Amended and Restated Limited Liability Company Agreement

We operate our business through BT OpCo, a wholly owned subsidiary of BT HoldCo, and BT OpCo’s subsidiaries. At the Closing, we entered into the BT HoldCo Amended and Restated Limited Liability Company Agreement with BT HoldCo and BT Assets, which set forth, among other things, the rights and obligations of the members and the manager of BT HoldCo.

Management

Pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement, the business, property and affairs of BT HoldCo are managed by Brandon Mintz, as the manager of BT HoldCo, whose actions as manager are subject to our sole, absolute and exclusive direction.

Capitalization; Earnout Units

In connection with the BT Entity Restructuring and the Transaction Agreement, BT HoldCo now has three authorized classes of units: BT HoldCo Preferred Units, BT HoldCo Common Units and BT HoldCo Earnout Units, with the BT HoldCo Earnout Units further divided into three subclasses, being (i) Class 1 Earnout Units of BT HoldCo, (ii) Class 2 Earnout Units of BT HoldCo and (iii) Class 3 Earnout Units of BT HoldCo.

In connection with the Closing of the Business Combination and subject to the terms and conditions of the Transaction Agreement, BT HoldCo issued BT HoldCo Common Units and the BT HoldCo Matching Warrants to us in exchange for a cash contribution to BT HoldCo. The BT HoldCo Matching Warrants issued to us are exercisable to purchase a number of BT HoldCo Common Units equal to the number of shares of Class A common stock that may be purchased upon the exercise in full of all Warrants outstanding immediately after the Closing, such that immediately after completion of the Business Combination and the issuance of BT HoldCo Common Units and BT HoldCo Matching Warrants by BT HoldCo to us, the total number of BT HoldCo Common Units held by us will equal the total number of outstanding shares of Class A common stock and the total number of BT HoldCo Common Units into which the BT HoldCo Matching Warrants held by us are exercisable are equal to the total number of shares of Class A common stock for which outstanding warrants issued by us are exercisable. Upon the valid exercise of a BT HoldCo Matching Warrant by us in accordance with the Warrant Agreement, BT HoldCo will issue to us the number of BT HoldCo Common Units to be issued in connection with such exercise. If any holder of a Warrant exercises such warrant, then we will cause a corresponding exercise of a BT HoldCo Matching Warrants, such that the number of shares of Class A common stock issued in connection with the exercise of the Warrants will equal the number of BT HoldCo Common Units issued by BT HoldCo. The exercise price to exercise a BT HoldCo Matching Warrant will be equal to the exercise price paid by the holder of the corresponding Warrants. We further agreed that we will not exercise any BT HoldCo Matching Warrants other than in connection with the corresponding exercise of a Warrant.

Additionally, in connection with the Closing of the Business Combination, BT Assets sold, transferred and assigned to us, and we purchased and accepted from BT Assets, certain BT HoldCo Common Units in consideration for the Over the Top Consideration (as defined in the Transaction Agreement).

In connection with the Closing of the Business Combination, BT HoldCo issued BT HoldCo Earnout Units to BT Assets and to us that are accompanied by certain conversion requirements and rights, including that the BT HoldCo Earnout Units may either be converted into BT HoldCo Common Units or forfeited based on achievement milestones for the per-share price of Class A common stock during applicable earnout periods. Additionally, BT HoldCo Earnout Units may be automatically converted into BT HoldCo Common Units upon the consummation of a change of control transaction that meets a certain per-share price of Class A common stock.

Preferred Units

BT Assets holds 2,900,000 BT HoldCo Preferred Units. The BT HoldCo Preferred Units are non-voting units of BT HoldCo that are senior to the BT HoldCo Common Units in respect of distributions (as further described below). Each BT HoldCo Preferred Unit will automatically convert into one BT HoldCo Common Unit upon the distribution of $10.00 in respect of each such BT HoldCo Preferred Unit (or $29.0 million in the aggregate). The conversion of the BT HoldCo Common Units will occur automatically upon such event without any further action by BT HoldCo, the manager of BT HoldCo, BT Assets or any other person. Following the conversion of the BT HoldCo Preferred Units, such units will entitle the holder to the rights and obligations of a holder of a BT HoldCo Common Unit and each converted BT HoldCo Preferred Unit will cease to be issued or outstanding.

Additional Units; Repurchase or Redemption of Class A common stock

The manager of BT HoldCo has the right to cause BT HoldCo to issue and create additional equity securities of BT HoldCo.

Subject to certain exceptions, at any time that we issue shares of Class A common stock, we will contribute to BT HoldCo all of the net proceeds (if any) we receive with respect to such shares of Class A common stock. Upon the contribution by us to BT HoldCo of all of such net proceeds we receive, BT HoldCo will issue a number of BT HoldCo Common Units equal to the number of shares of Class A common stock so issued.

If, at any time, any shares of Class A common stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by us for cash, except where such repurchase or redemption is paired with a stock split or stock dividend such that after the split or dividend there is an equal number of shares of Class A common stock outstanding as prior to the split or dividend, then the manager of BT HoldCo will cause BT HoldCo to, immediately prior to such repurchase or redemption of such shares, redeem a corresponding number of BT HoldCo Common Units held by us at an aggregate redemption price equal to the aggregate purchase or redemption price per share of Class A common stock being repurchased or redeemed by us (plus any reasonable expenses related thereto) and upon such other terms as are the same for the share or shares of Class A common stock being repurchased or redeemed by us.

Distributions

The BT HoldCo Amended and Restated Limited Liability Agreement requires tax distributions be made by BT HoldCo to the BT HoldCo unitholders (including us), on a pro rata basis, to the extent funds of BT HoldCo are legally available for distribution and such distribution would not be prohibited under any credit facility or any other agreement to which BT HoldCo or any of its subsidiaries is a party, in each case, as determined by the manager of BT HoldCo in its reasonable discretion. Tax distributions shall be made on a quarterly basis to each unitholder based on such unitholder’s allocable share of the taxable income of BT HoldCo and an assumed tax rate (and, in our case, taking into account our obligations under the Tax Receivable Agreement). The assumed tax rate will be the highest combined federal, state, and local tax rate that may potentially apply to a corporate or individual taxpayer (whichever is higher), taking into account certain assumptions and without regard to the actual final tax liability of any unitholder.

Other than with respect to tax distributions and subject to distributions to reimburse the manager of BT HoldCo and us for reasonable expenses, the manager may cause BT HoldCo to make distributions at such time, in such amounts and in such form (including in kind property) as determined by the manager, in each case, to the holders of BT HoldCo Preferred Units and Common Units in the following order of priority: (1) first, to the holders of the BT HoldCo Preferred Units until each such unit has received $10.00 in distributions (or $29.0 million in the aggregate) and (2) to the holders of the BT HoldCo Preferred Units and Common Units, pro rata based on the relative ownership of such units.

We expect BT HoldCo may make distributions out of distributable cash periodically and as necessary to enable us to cover our operating expenses and other obligations, including tax liabilities and other obligations under the Tax Receivable Agreement, except to the extent such distributions would be prohibited under the BT HoldCo Amended and Restated Limited Liability Company Agreement or are otherwise prohibited by law.

Liability; Indemnification; Manager Reimbursement

The BT HoldCo Amended and Restated Limited Liability Company Agreement limits the liability of the members and unitholders of BT HoldCo and the officers, directors and managers of our, BT HoldCo and each of our subsidiaries to the fullest extent permitted by the DGCL and provides that BT HoldCo provide such persons with customary indemnification and advancement of expenses. BT HoldCo will reimburse the manager for any expenses incurred on behalf of BT HoldCo.

The manager will not be compensated for its services as the manager of BT HoldCo, but the manager will be reimbursed by BT HoldCo for any reasonable out-of-pocket expenses incurred by it on behalf of BT HoldCo.

Requested Services

Pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement, for so long as BT Assets holds at least 5% or more of the outstanding BT HoldCo Common Units, BT HoldCo will use its reasonable best efforts to provide (or cause to be provided) at BT HoldCo expense, any accounting, tax, legal, insurance and administrative support to BT Assets and its affiliates as BT Assets may reasonably request.

The foregoing description of the BT HoldCo Amended and Restated Limited Liability Company Agreement is qualified in its entirety by the full text of the BT HoldCo Amended and Restated Limited Liability Company Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

Amended and Restated Registration Rights Agreement

At the Closing, we amended and restated the Registration Rights Agreement, dated as of February 24, 2022, as may be amended, by and among GSRM, Sponsor and the other holders party thereto. Pursuant to the Amended and Restated Registration Rights Agreement, we granted certain customary registration rights with respect to our securities. Pursuant to the Amended and Restated Registration Rights Agreement, within 45 days of the Closing Date, we agreed to use commercially reasonable efforts to file with the SEC (at our sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the parties to the Amended and Restated Registration Rights Agreement. In certain circumstances, certain parties to the Amended and Restated Registration Rights Agreement can demand our assistance with underwritten offerings and block trades, and certain parties to the Amended and Restated Registration Rights Agreement are entitled to piggyback registration rights.

Pursuant to the Amended and Restated Registration Rights Agreement, shares held directly or indirectly by Sponsor, or distributed by Sponsor to certain third parties and affiliates of Sponsor concurrently with Closing, and BT Assets are subject to the Lock-Up Period, with 25% of such Lock-Up Shares being released at each quarterly earnings release that occurs at least 60 days after the Closing Date, subject to an early release if approved by a majority of the independent members of our board of directors.

The foregoing description of the Amended and Restated Registration Rights Agreement is qualified in its entirety by the full text of the Amended and Restated Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

Indemnification Agreements

In connection with the Closing of the Business Combination, we entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our organizational documents. These agreements, among other things, require us to indemnify our directors and executive officers for certain costs, charges and expenses, including attorneys’ fees, judgments, fines and settlement amounts, reasonably incurred by a director or executive officer in any action or proceeding because of their association with us or any of our subsidiaries.

The foregoing description of the Indemnification Agreements is qualified in its entirety by the full text of the Indemnification Agreements, a copy of each of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

Policies and Procedures for Related Person Transactions

Effective upon the Closing, our board of directors adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “related person transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or directors;

•	any person who is known by us to be the beneficial owner of more than 5% of shares of Voting common stock (as defined below);

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of shares of Voting common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of shares of Voting common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to the Audit Committee Charter, the Audit Committee will have the responsibility to review related party transactions.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of August 25, 2023 by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. Applicable percentages are based on (i) 57,283,202 shares of Class A common stock, including the shares of Class A common stock underlying the Public Warrants and Private Placement Warrants and the shares of Class A common stock issuable upon the vesting and conversion of the Class E common stock, (ii) 44,100,000 shares of Class V common stock and (iii) 4,300,000 shares of Series A Preferred Stock as of August 25, 2023, adjusted as required by rules promulgated by the SEC.

Name and Address of Beneficial Owner(1)	Shares of Class A Common Stock	%	Shares of Class V Common Stock	%	Total Common Stock Beneficially Owned(2)	Shares of Series A Preferred Stock	%
Directors and named executive officers:
Brandon Mintz(3)	500,000	4.0%	44,100,000	100%	77.5%	—	—
Scott Buchanan	—	—	—	—	—	—	—
Glen Leibowitz	—	—	—	—	—	—	—
Mark Smalley	—	—	—	—	—	—	—
Dan Gardner	—	—	—	—	—	—	—
Jackie Marks	—	—	—	—	—	—	—
Daniel Stabile	—	—	—	—	—	—	—
Bradley Strock	—	—	—	—	—	—	—
Tim Vanderham	—	—	—	—	—	—	—
All directors and all executive officers as a group (9 persons)	500,000	4.0%	44,100,000	100%	77.5%	—	—
Five Percent Holders:
BT Assets, Inc.(4)	—	—	44,100,000	100%	76.6%	—	—
GSR II Meteora Sponsor LLC(5)	18,988,696	74.0%	—	—	33.0%	—	—
Guines LLC(6)	1,145,407	8.7%	—	—	2.0%	—	—
Shaolin Capital Management(7)	1,269,110	9.9%	—	—	2.2%	4,300,000	100%

*	Less than 1%
(1)

Unless otherwise indicated, the business address of each of the directors, executive officers and five percent holders of Bitcoin Depot Inc. is 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia 30326.

(2)	Beneficial ownership reflected as a percentage of total Common Stock outstanding.

(3)	Includes 44,100,000 shares of Class V common stock held by BT Assets, of which Mr. Mintz is the sole voting stockholder and therefore Mr. Mintz may be deemed to beneficially own such shares.
(4)

Includes (i) 41,100,000 BT HoldCo Common Units, which pursuant to the BT HoldCo A&R LLC Agreement, under certain circumstances may be exchanged on a one-for-one basis for Class M common stock, which are economically equivalent to the shares of Class A common stock and entitled to 10 votes per share, (ii) 2,900,000 BT HoldCo Preferred Units convertible into BT HoldCo Common Units and (iii) a number of shares of Class V common stock held by BT Assets equivalent to the aggregate total of BT HoldCo Common Units and BT HoldCo Preferred Units held by BT Assets. In the event BT Assets transfers shares of Class M common stock to any unaffiliated person, each such share of Class M common stock will automatically be converted, upon such transfer, into one share of Class A common stock. The amount set forth above does not include shares on account of 15,000,000 BT HoldCo Earnout Units held by BT Assets. As the sole voting stockholder of BT Assets, Brandon Mintz may be deemed to beneficially own the shares of Common Stock and the BT HoldCo Common Units and the BT HoldCo Preferred Units held by BT Assets.

(5)

Includes (i) 5,689,185 shares of Class A common stock, (ii) 12,223,750 Private Placement Warrants and (iii) 1,075,761 shares of Class E common stock, which are convertible into shares of Class A common stock on a one-for-one basis upon the achievement of milestones for the per share price of Class A common stock during the applicable earn-out period. The foregoing does not include the immediate distribution of all shares of Class A common stock, Private Placement Warrants and Class E common stock held by Sponsor to certain third parties and affiliates concurrently with the consummation of the Business Combination.

(6)

Consists of (i) 290,072 shares of Class A common stock, (ii) 18,445 shares of Class E-1 common stock, (iii) 18,445 shares of Class E-2 common stock, (iv) 18,445 shares of Class E-3 common stock and (v) 800,000 Private Placement Warrants held directly by Guines LLC. Roystone Capital Management LP is the Manager of Guiness LLC and has sole investment and dispositive power over the shares. Rich Barrera is the Managing Member of Roystone Capital Management LP and may be deemed to have voting and investment control with respect to the shares held by this entity. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Barrera is 767 Third Ave., 29th Floor, New York, New York 10017.

(7)

Includes an aggregate of 808,499 shares of Class A common stock, 1,874,274 shares of Class A common stock underlying the Public Warrants and 4,300,000 shares of Series A Preferred Stock, in each case, without giving effect to the 9.9% beneficial ownership blocker pursuant to the PIPE Agreement, held by (i) Shaolin Capital Partners Master Fund Ltd, (ii) MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC, (iii) DS Liquid DIV RVA SCM LLC and (iv) Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC. Shaolin Capital Management, LLC is the investment manager for each of the entities named in this footnote. The address of the entities named in this footnote is c/o Shaolin Capital Management 230 NW 24th Street, Suite 603, Miami, FL 33127. Each share of Series A Preferred Stock is initially convertible at any time at the election of the holder into one share of Class A common stock, subject to accrued and unpaid dividends. Pursuant to the PIPE Agreement, the exercise or conversion of any Series A Preferred Stock, warrants or other convertible or equity-linked securities of the Company is subject to ownership limitations such that Shaolin Capital Management, LLC and its affiliates cannot beneficially own in excess of 9.9% of the pro forma issued and outstanding Class A common stock of the Company at any time.

SELLING SECURITYHOLDERS

The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or Private Placement Warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of Class A common stock held by each Selling Securityholders immediately prior to the sale of the shares of Class A common stock in this offering, the number of shares of our Class A common stock that may be sold by each Selling Securityholder under this prospectus and the number of shares of Class A common stock that each Selling Securityholder will beneficially own after this offering. The following table also sets forth, as of the date of this prospectus, the aggregate number of Private Placement Warrants held by each Selling Securityholder immediately prior to the sale of the Private Placement Warrants under this prospectus and the number of Private Placement Warrants that each Selling Securityholder will beneficially own after this offering.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the securities in transactions exempt from the registration requirements of the Securities Act.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our Class A common stock and Private Placement Warrants with respect to which the Selling Securityholders have sole or shared voting and investment power. The percentage of shares of our Class A common stock beneficially owned by each of the Selling Securityholders prior to the offering shown in the table below is based on an aggregate of 12,358,691 shares of our Class A common stock outstanding on August 25, 2023.

	Shares of Class A common stock				Warrants to Purchase Common Stock**
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
AQR Capital Management, LLC(1)	21,000	21,000	—	—	—	—	—	—
Arena Investors, LP(2)	21,000	21,000	—	—	—	—	—	—
Atalaya Capital Management LP(3)	18,125	15,000	3,125	*	—	—	—	—
Baris Guzel(4)	77,567	77,567	—	—	—	—	—	—
Brandon Mintz(5)	500,000	500,000	—	—	—	—	—	—
BT Assets, Inc.(6)	59,100,000	59,100,000	—	—	—	—	—	—
Carlos Garcia(7)	21,589	21,589	—	—	25,000	25,000	—	—
Carnegie Park Capital LLC(8)	345,410	345,410	—	—	800,000	800,000	—	—
Claybaker LLC(9)	616,078	616,078	—	—	1,015,510	1,015,510	—	—
David Lorber(10)	48,784	48,784	—	—	33,333	33,333	—	—
Drakes Landing Associates, LP(11)	28,836	28,836	—	—	66,785	66,785
Eve Mongiardo(12)	77,567	77,567	—	—	—	—	—	—

	Shares of Class A common stock				Warrants to Purchase Common Stock**
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Fir Tree Capital Management, LP(13)	16,500	16,500	—	—	—	—	—	—
Guines LLC(14)	345,407	345,407	—	—	800,000	800,000	—	—
Harraden Circle Investments, LLC(15)	245,727	21,000	224,727	1.8%	—	—	—	—
JMT Holdings LLC(16)	180,935	180,935	—	—	75,513	75,513	—	—
Mark McCauley(17)	7,195	7,195	—	—	8,333	8,333	—	—
Meteora Strategic Capital, LLC(18)	557,927	557,927	—	—	1,434,739	1,434,739	—	—
Michael Moe (19)	20,000	20,000	—	—	—	—	—	—
OPI Series 2022-1 (GSRM)(20)	1,191,660	1,191,660	—	—	1,380,000	1,380,000	—	—
Owl Creek Asset Management, L.P.(21)	21,000	21,000	—	—	—	—	—	—
Perga Capital Management LP(22)	7,500	7,500	—	—	—	—	—
Polar Asset Management Partners Inc.(23)	2,454,804	454,350	2,000,454	16.2%	—	—	—	—
Radcliffe Capital Management, L.P.(24)	1,207,715	624,473	583,242	4.7%	1,400,000	1,400,000	—	—
Rangeley Capital, LLC(25)	274,689	274,689	—	—	636,215	636,215	—	—
Ridgeview Holdings LLC(26)	25,904	25,904	—	—	60,000	60,000
Sandia Investment Management LP(27)	540,944	20,991	519,953	4.2%	—	—	—	—
SASA Investments LLC(28)	25,904	25,904	—	—	60,000	60,000
Scott Buchanan(29)	120,500	120,500	—	—	—	—	—	—
Sea Otter Trading LLC(30)	565,199	405,199	160,000	1.3%	460,000	460,000	—	—
Shaolin Capital Management LLC(31)	5,108,499	4,321,000	787,499	6.4%	—	—	—	—
Space Summit Opportunity Fund I LP(32)	137,000	10,500	126,500	1.0%	—	—	—	—
SPAC GSR II LLC(33)	973,906	973,906	—	—	1,921,661	1,921,661	—	—
Venus Investments I LLC(34)	973,906	973,906	—	—	1,921,661	1,921,661	—	—
Yuya Orime(35)	50,000	50,000	—	—	125,000	125,000	—	—

*	Less than 1%.
**	Does not include beneficial ownership of Public Warrants.
(1)

Consists of (i) 1,155 shares of Class A common stock held directly by AQR Tax Advantaged Absolute Return Fund, L.P., (ii) 4,401 shares of Class A common stock held directly by AQR Corporate Arbitrage Master Account, L.P., (iii) 2,673 shares of Class A common stock held directly by AQR Absolute Return Master Account, L.P., (iv) 5,445 shares of Class A common stock held directly by AQR Global Alternative Investment Offshore Fund, L.P., and (v) 7,326 shares of Class A common stock held directly by AQR

Diversified Arbitrage Fund, a series of AQR Funds (collectively, the “AQR funds”). AQR Capital Management, LLC is a wholly-owned subsidiary of AQR Capital Management Holdings, LLC. AQR Arbitrage, LLC is deemed to be controlled by AQR Capital Management, LLC. AQR Capital Management, LLC and AQR Arbitrage, LLC act as investment adviser of AQR Tax Advantaged Absolute Return Fund, L.P., AQR Corporate Arbitrage Master Account, L.P., AQR Absolute Return Master Account, L.P. and AQR Global Alternative Investment Offshore Fund, L.P. and have investment and dispositive power over the shares held by these funds. AQR Capital Management, LLC serves as the investment adviser and AQR Arbitrage, LLC serves as the investment sub-adviser to AQR Diversified Arbitrage Fund, a series of AQR Funds, an open-end registered investment company, and have investment and dispositive power over the shares held by this fund. AQR Tax Advantaged GP II, LLC is the general partner of AQR Tax Advantaged Absolute Return Fund, L.P. AQR Corporate Arbitrage GP, LLC is the general partner of AQR Corporate Arbitrage Master Account, L.P. AQR Principal Global Asset Allocation, LLC is the general partner of AQR Absolute Return Master Account, L.P. AQR Capital Management GP Ltd. is the general partner of AQR Global Alternative Investment Offshore Fund, L.P. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities is One Greenwich Plaza, Suite 130, Greenwich, Connecticut 06830.
(2)

Consists of (i) 1,862 shares of Class A common stock held directly by Arena Special Opportunities (Offshore) Master, LP, (ii) 3,585 shares of Class A common stock held directly by Arena Finance Markets, LP, (iii) 10,740 shares of Class A common stock held directly by Arena Special Opportunities Partners II, LP, and (iv) 4,813 shares of Class A common stock held directly by Arena Special Opportunities Partners (Cayman Master) II, LP (collectively, the “Arena funds”). Arena Investors, LP is the Manager of the Arena funds and has investment and dispositive power over the shares. Daniel Zwirn is the CIO of Arena Investors, LP and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 2500 Westchester Ave, Suite 401, Purchase, New York 10577.

(3)

Consists of (i) 12,000 shares of Class A common stock held directly by ACM ASOF VIII Secondary-C LP (“ACM ASOF”) and (ii) 6,125 shares of Class A common stock held directly by Atalaya Special Purpose Investment Fund II LP (“Atalaya Fund II”), including (x) 3,000 shares registered for resale hereby and (y) 3,125 shares purchased in the open market. Atalaya Capital Management LP (“ACM”) is the Manager of ACM ASOF and of Atalaya Fund II and has investment and dispositive power over the shares. Drew Phillips is the Partner/Chief Operating Officer of ACM and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is One Rockefeller Plaza, 32nd Floor New York, New York 10020.

(4)

Consists of (i) 68,345 shares of Class A common stock, (ii) 3,074 shares of Class E-1 common stock, (iii) 3,074 shares of Class E-2 common stock and (iv) 3,074 shares of Class E-3 common stock held by Baris Guzel, a U.S. citizen. Mr. Guzel served as a member of the board of directors of GSRM until the closing of the Business Combination. The address of Mr. Guzel is c/o GSR II Meteora Sponsor LLC, 418 Broadway, Suite N, Albany, New York 12207.

(5)

Consists of 500,000 shares of Class A common stock held by Brandon Mintz, a U.S. citizen. Mr. Mintz is Bitcoin Depot’s President and Chief Executive Officer and has served as Chairman of the board of directors of Bitcoin Depot since the Closing. The address of Mr. Mintz is c/o Bitcoin Depot Inc, 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia 30326.

(6)

Consists of 59,100,000 shares of Class A common stock underlying the following securities held directly by BT Assets: (i) 15,000,000 BT HoldCo Earnout Units, consisting of (A) 5,000,000 Class 1 Earnout Units of BT HoldCo, (B) 5,000,000 Class 2 Earnout Units of BT HoldCo, and (C) 5,000,000 Class 3 Earnout Units of BT HoldCo, and (ii) 44,100,000 BT HoldCo Common Units (corresponding to 44,100,000 shares of Class V common stock). Brandon Mintz is the sole voting stockholder of BT Assets and may be deemed to have voting and investment control with respect to the shares held by BT Assets. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of BT Assets and Mr. Mintz is c/o Bitcoin Depot Inc, 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia 30326.
(7)

Consists of (i) 18,130 shares of Class A common stock, (ii) 1,153 shares of Class E-1 common stock, (iii) 1,153 shares of Class E-2 common stock, (iv) 1,153 shares of Class E-3 common stock and (v) 25,000 Private Placement Warrants held by Carlos Garcia, a U.S. citizen. The address of Mr. Garcia is 10 K Street SE, Apt. PH10, Washington, DC 20003.

(8)

Consists of (i) (A) 131,983 shares of Class A common stock, (B) 8,393 shares of Class E-1 common stock, (C) 8,393 shares of Class E-2 common stock, (D) 8,393 shares of class E-3 common stock and (E) 364,000 Private Placement Warrants held directly by CPC Sponsor Opportunities I (Parallel), LP (“Parallel Fund”), and (ii) (A) 158,089 shares of Class A common stock, (B) 10,053 shares of Class E-1 common stock, (C) 10,053 shares of Class E-2 common stock, (D) 10,053 shares of Class E-3 common stock, and (E) 436,000 Private Placement Warrants held directly by CPC Sponsor Opportunities I, LP (together with Parallel Fund, the “CPC funds”). Carnegie Park Capital LLC (“CPC”) is the Manager of the CPC funds and has investment and dispositive power over the shares. Edward Tsun-Wei Chen is the Managing Partner of CPC and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 200 East 94th Street, Suite 2109, New York, New York 10128.

(9)

Consists of (i) 517,378 shares of Class A common stock, (ii) 32,900 shares of Class E-1 common stock, (iii) 32,900 shares of Class E-2 common stock, (iv) 32,900 shares of Class E-3 common stock and (v) 1,015,510 Private Placement Warrants held directly by Claybaker LLC. Claybaker LLC has sole investment and dispositive power over the shares. Lewis Silberman is the Managing Member of Claybaker LLC and may be deemed to have voting and investment control with respect to the shares held by this entity. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of this entity and individual is 139 North Street, Greenwich, Connecticut 06830.

(10)

Consists of (i) 44,173 shares of Class A common stock, (ii) 1,537 shares of Class E-1 common stock, (iii) 1,537 shares of Class E-2 common stock, (iv) 1,537 shares of Class E-3 common stock and (v) 33,333 Private Placement Warrants held by David Lorber, a U.S. citizen. Mr. Lorber served as a director on GSRM’s board of directors from the Company’s inception in August 2022 until the closing of the Business Combination. The address of Mr. Lorber is c/o GSR II Meteora Sponsor LLC, 418 Broadway, Suite N, Albany, New York 12207.

(11)

Consists of (i) 24,216 shares of Class A common stock, (ii) 1,540 shares of Class E-1 common stock, (iii) 1,540 shares of Class E-2 common stock, (iv) 1,540 shares of Class E-3 common stock and (v) 66,785 Private Placement Warrants held directly by Drakes Landing Associates, LP. JBF Capital, Inc. is the General Partner of Drakes Landing Associates LP. John B. Fullerton is the President of JBF Capital, Inc. and may be deemed to have voting and investment control with respect to the shares held by this entity. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and these individuals is 306 West Francis Street, Aspen, Colorado 81611.

(12)

Consists of (i) (A) 48,345 shares of Class A common stock, (B) 3,074 shares of Class E-1 common stock, (C) 3,074 shares of Class E-2 common stock and (D) 3,074 shares of Class E-3 common stock held directly by EGMKRM, LLC and (ii) 20,000 shares of Class A common stock held by Eve Mongiardo, a U.S. citizen. Eve Mongiardo is the Managing Member of EGMKRM, LLC and may be deemed to have voting and investment control with respect to the shares held by this entity. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of this entity and individual is c/o GSR II Meteora Sponsor LLC, 418 Broadway, Suite N, Albany, New York 12207.

(13)

Consists of (i) 33 shares of Class A common stock held directly by Fir Tree Capital Opportunity Master Fund, LP, (ii) 325 shares of Class A common stock held directly by Fir Tree Capital Opportunity Master Fund III, LP, (iii) 5,366 shares of Class A common stock held directly by FT SOF XIII (SPAC) Holdings, LLC, (iv) 315 shares of Class A common stock held directly by Fir Tree Value Master Fund, LP and

(v) 10,461 shares of Class A common stock held directly by Boston Patriot Merrimack St LLC (collectively, the “Fir Tree funds”). Fir Tree Capital Management, LP is the Investment Manager of the Fir Tree funds and has sole investment and dispositive power over the shares. Clinton Biondo and David Sultan are Managing Partners of Fir Tree Capital Management, LP and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and these individuals is c/o Fir Tree Capital Management, 500 Fifth Ave., 9th Floor, New York, New York 10110.
(14)

Consists of (i) 290,072 shares of Class A common stock, (ii) 18,445 shares of Class E-1 common stock, (iii) 18,445 shares of Class E-2 common stock, (iv) 18,445 shares of Class E-3 common stock and (v) 800,000 Private Placement Warrants held directly by Guines LLC. Roystone Capital Management LP is the Manager of Guiness LLC and has sole investment and dispositive power over the shares. Rich Barrera is the Managing Member of Roystone Capital Management LP and may be deemed to have voting and investment control with respect to the shares held by this entity. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Barrera is 767 Third Ave., 29th Floor, New York, New York 10017.

(15)

Consists of (i) 202,138 shares of Class A common stock, including (x) 17,700 shares registered for resale hereby and (y) 184,438 shares purchased in the open market, held directly by Harraden Circle Investors, LP, (ii) 5,932 shares of Class A common stock, including (x) 1,200 shares registered for resale hereby and (y) 4,732 shares purchased in the open market, held directly by Warbasse67 Fund LLC, (iii) 17,583 shares of Class A common stock, including (x) 1,005 shares registered for resale hereby and (y) 16,578 shares purchased in the open market, held directly by Frederick V. Fortmiller, Jr., and (iv) 20,074 shares of Class A common stock, including (x) 1,095 shares registered for resale hereby and (y) 18,979 shares purchased in the open market, held directly by Gantcher Family Limited Partnership. Frederick V. Fortmiller, Jr. is the Managing Member of each of these entities and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Fortmiller is 299 Park Ave., 21st Floor, New York, New York 10171.

(16)

Consists of (i) 151,949 shares of Class A common stock, (ii) 9,662 shares of Class E-1 common stock, (iii) 9,662 shares of Class E-2 common stock, (iv) 9,662 shares of Class E-3 common stock and (v) 75,513 Private Placement Warrants held by JMT Holdings LLC. Joseph Tonnos is the Managing Member of JMT Holdings LLC and may be deemed to have voting and investment control with respect to the shares held by JMT Holdings LLC. Mr. Tonnos served as Chief Financial Officer of GSR II Meteora Acquisition Corporation until the closing of the Business Combination. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of JMT Holdings LLC and Mr. Tonnos is 5200 N Ocean Dr, 18D, West Palm Beach, Florida 33404.

(17)

Consists of (i) 6,043 shares of Class A common stock, (ii) 384 shares of Class E-1 common stock, (iii) 384 shares of Class E-2 common stock, (iv) 384 shares of Class E-3 common stock and (v) 8,333 Private Placement Warrants held by Mark McCauley, a U.S. citizen. The address of Mr. McCauley is 138 Sam Hill Road, Guilford, Connecticut 06437.

(18)

Consists of (i) 468,545 shares of Class A common stock, (ii) 29,794 shares of Class E-1 common stock, (iii) 29,794 shares of Class E-2 common stock, (iv) 29,794 shares of Class E-3 common stock and (v) 1,434,739 Private Placement Warrants held directly by Meteora Strategic Capital, LLC (“MSC”). Meteora Capital, LLC (“Meteora”) is the Manager of MSC and has investment and dispositive power over the shares. Vikas Mittal is the Managing Member of MSC and Meteora and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Mittal is 1200 N Federal Hwy, Ste 200, Boca Raton, Florida 33432.

(19)

Consists of 20,000 shares of Class A common stock held by Michael Moe, a U.S. citizen. Mr. Moe served as a director on GSRM’s board of directors from the Company’s inception in August 2022 until the closing of the Business Combination. The address of Mr. Moe is c/o GSR II Meteora Sponsor LLC, 418 Broadway, Suite N, Albany, New York 12207.

(20)

Consists of (i) (A) 1,000,749 shares of Class A common stock, (B) 63,637 shares of Class E-1 common stock, (C) 63,637 shares of Class E-2 common stock, (D) 63,637 shares of class E-3 common stock and (E) 1,380,000 Private Placement Warrants held directly by OPI Series 2022-1 (GSRM). Oppenheimer Alternative Investment Management LLC (the “Managing Member”) is the Manager of OPI Series 2022-1 (GSRM) and has investment and dispositive power over the shares. Bryan McKigney is the President of the Managing Member. Robert S. Lowenthal and Dennis P. McNamara are each an SVP of the Managing Member. Messrs. McKigney, Lowenthal and McNamara may be deemed to have voting and investment control with respect to the shares held by OPI Series 2022-1 (GSRM). The Managing Member is a subsidiary of Oppenheimer Holdings, Inc. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of each of these entities and individuals is 85 Broad Street, 22nd Floor, New York, New York 10004.

(21)

Consists of 21,000 shares of Class A common stock held directly by Owl Creek Credit Opportunities Master Fund, L.P. Owl Creek Asset Management, L.P., as investment advisor to Owl Creek Credit Opportunities Master Fund, L.P. (“Owl Creek L.P.”), has voting and investment power with respect to the shares of Class A common stock. Owl Creek GP, LLC is the General Partner of Owl Creek Credit Opportunities Master Fund, L.P. Jeffrey A. Altman, as managing member of Owl Creek GP, LLC, may be deemed to control such general partner. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Altman is 640 5th Ave #20, New York, New York 10019.

(22)

Consists of (i) 7,500 shares of Class A common stock held directly by Perga Capital Partners, LP. Perga Capital Management LP is the Manager of Perga Capital Partners, LP and has investment and dispositive power over the shares. Jonathan Hoke and Alex Sharp control Perga Capital Management LP. Each of Perga Capital Partners, LP and Messrs. Hoke and Sharp has voting and investment power with respect to the shares of Class A common stock held by Perga Capital Partners, LP and may be deemed to be a beneficial owner of such shares. The business address of these entities and individuals is 1000 Biscayne Blvd, Miami, Florida 33132.

(23)

Consists of (i) 634,680 shares of Class A common stock and (ii) 1,830,124 Public Warrants exercisable for shares of Class A common stock subject to an ownership blocker pursuant to the Non-Redemption Agreement entered into by the Company and Polar Multi-Strategy Master Fund (the “Polar Fund”), each held directly by the Polar Fund. The Polar Fund is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as Investment Advisor to the Polar Fund and has control and discretion over the shares held by the Polar Fund. As such, PAMPI may be deemed the beneficial owner of the shares held by the Polar Fund. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The ultimate natural persons who have voting and dispositive power over the shares held by the Polar Fund are Paul Sabourin and Abdalla Ruken, Co-Chief Investment Officers of PAMPI. The business address of the Polar Fund is c/o Polar Asset Management Partners Inc., 16 York Street, Suite 2900, Toronto, Ontario, M5J 0E6 Canada.

(24)

Consists of (i) (A) 507,626 shares of Class A common stock, (B) 32,279 shares of Class E-1 common stock, (C) 32,279 shares of Class E-2 common stock, (D) 32,279 shares of Class E-3 common stock, and (E) 1,400,000 Private Placement Warrants held directly by Radcliffe SPAC Opportunity Fund, L.P. and (ii) (A) 20,010 shares of Class A common stock and (B) 583,242 shares purchased in the open market held directly by Radcliffe Multi-Strategy Master Fund, L.P. (collectively, the “Radcliffe funds”). Radcliffe Capital Management, L.P. (“RCM”) is the Manager of the Radcliffe funds and has investment and dispositive power over the shares. Pursuant to an investment management agreement, RCM serves as the investment manager of the Radcliffe funds. RGC Management Company, LLC (“RGC Management”) is the general partner of RCM. Steve Katznelson and Christopher Hinkel serve as the managing members of RGC Management. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 50 Monument Road, Suite 300, Bala Cynwyd, Pennsylvania 19004.
(25)

Consists of (i) (A) 125,921 shares of Class A common stock, (B) 8,007 shares of Class E-1 common stock, (C) 8,007 shares of Class E-2 common stock, (D) 8,007 shares of Class E-3 common stock and (E) 347,282 Private Placement Warrants held directly by Rangeley Capital Partners, LP, (ii) (A) 12,745 shares of Class A common stock, (B) 810 shares of Class E-1 common stock, (C) 810 shares of Class E-2 common stock, (D) 810 shares of Class E-3 common stock and (E) 35,150 Private Placement Warrants held directly by Rangeley Capital Special Opportunities Fund, LP and (iii) (A) 92,019 shares of Class A common stock, (B) 5,851 shares of Class E-1 common stock, (C) 5,851 shares of Class E-2 common stock, (D) 5,851 shares of Class E-3 common stock and (E) 253,783 Private Placement Warrants held directly by Rangeley Capital Partners II, LP, (collectively, the “Rangeley funds”). Rangeley Capital, LLC is the investment manager of the Rangeley funds and has investment and dispositive power over the shares. Christopher DeMuth Jr. is the Managing Member of Rangeley Capital, LLC and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 3 Forest Street, New Canaan, Connecticut 06840.

(26)

Consists of (i) (A) 21,755 shares of Class A common stock, (B) 1,383 shares of Class E-1 common stock, (C) 1,383 shares of Class E-2 common stock, (D) 1,383 shares of Class E-3 common stock and (ii) 60,000 Private Placement Warrants held directly by Ridgeview Holdings LLC. Ridgeview Holdings LLC has sole investment and dispositive power over the shares. Griffin Rotman is the Managing Member of Ridgeview Holdings LLC and may be deemed to have voting and investment control with respect to the shares held by this entity. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of this entity and individual is 261 Palmetto Ln., West Palm Beach, Florida 33405.

(27)

Consists of shares of 540,944 shares of Class A common stock, including (i) 20,991 shares registered for resale hereby and (ii) 519,953 shares purchased in the open market, allocated to investors managed by Sandia Investment Management LP (“Sandia”). Sandia Investment Management LLC is the general partner of Sandia. Tim Sichler serves as Founder & CIO of the general partner of Sandia, and in such capacity may be deemed to be the beneficial owner. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Sichler is 201 Washington Street, Boston, Massachusetts 02108.

(28)

Consists of (i) 21,755 shares of Class A common stock, (ii) 1,383 shares of Class E-1 common stock, (iii) 1,383 shares of Class E-2 common stock, (iv) 1,383 shares of Class E-3 common stock, and (v) 60,000 Private Placement Warrants held directly by SASA Investments LLC. Shiv Abrol may be deemed to have voting and investment control with respect to the shares held by this entity. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of this entity and individual is 14 E 4th St., New York, New York 10012.

(29)

Consists of 120,500 shares of Class A common stock issuable upon exercise of the restricted stock units issued at Closing to Scott Buchanan, a U.S. citizen, under the Bitcoin Depot Inc. 2023 Omnibus Incentive Equity Plan. Mr. Buchanan is Bitcoin Depot’s Chief Operating Officer and has served as a member of the board of directors of Bitcoin Depot since the Closing. The address of Mr. Buchanan is c/o Bitcoin Depot Inc, 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia 30326.

(30)

Consists of (i) 501,563 shares of Class A common stock, including (x) 341,563 shares registered for resale hereby and (y) 160,000 shares purchased in the open market, (ii) 21,212 shares of Class E-1 common stock, (iii) 21,212 shares of Class E-2 common stock, (iv) 21,212 shares of Class E-3 common stock and (v) 460,000 Private Placement Warrants held directly by Sea Otter Trading LLC. Sea Otter Advisors LLC is the Advisor of Sea Otter Trading LLC and has investment and dispositive power over the shares and warrants held by these entities. Peter Smith and Nicholas Fahey are the Managing Members of Sea Otter Advisors, LLC and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 107 Grand St., 7th Floor, New York, New York 10013.
(31)

Consists of (i) 808,499 shares of Class A common stock, including (x) 21,000 shares registered for resale hereby and (y) 787,499 shares purchased in GSRM’s IPO (including rights that were exchanged into shares at the Closing), and (ii) 4,300,000 shares of Series A Preferred Stock held by funds managed by Shaolin Capital Management LLC (the “Shaolin funds”). Shaolin Capital Management LLC (“SCM”) is the Manager of the Shaolin funds and has sole investment and dispositive power over the shares. David Puritz, in his position as CIO at SCM and Michael Jester in his position as Co-founder and Head of Research at SCM may be deemed to have voting and investment control with respect to the shares held by these entities. SCM has sole voting and dispositive power over the shares held by each of these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 230 NW 24th Street, Suite 603, Miami, Florida 33127. Pursuant to the PIPE Agreement, the exercise or conversion of any Series A Preferred Stock, warrants or other convertible or equity-linked securities of the Company is subject to ownership limitations such that Shaolin Capital Management, LLC and its affiliates cannot beneficially own in excess of 9.9% of the pro forma issued and outstanding Class A common stock of the Company at any time.

(32)

Consists of 137,000 shares of Class A common stock, including (i) 10,500 shares registered for resale hereby and (ii) 126,500 shares purchased in the open market, held directly by Space Summit Opportunity Fund I LP. Space Summit Capital LLC is the Manager of Space Summit Opportunity Fund I LP and has investment and dispositive power over the shares. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities is 15455 Albright Street, Pacific Palisades, California 90272.

(33)

Consists of (i) 817,882 shares of Class A common stock, (ii) 52,008 shares of Class E-1 common stock, (iii) 52,008 shares of Class E-2 common stock, (iv) 52,008 shares of Class E-3 common stock, and (v) 1,921,661 Private Placement Warrants held by SPAC GSR II LLC. Gustavo Garcia has beneficial ownership of the shares held by SPAC GSR II LLC. Mr. Garcia served as a Co-Chief Executive Officer and Director of GSR II Meteora Acquisition Corporation’s board of directors until the closing of the Business Combination. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of SPAC GSR II LLC and Mr. Garcia is 7887 Broadway St., Apt 806, San Antonio, Texas 78209.

(34)

Consists of (i) 817,882 shares of Class A common stock, (ii) 52,008 shares of Class E-1 common stock, (iii) 52,008 shares of Class E-2 common stock, (iv) 52,008 shares of Class E-3 common stock, and (v) 1,921,661 Private Placement Warrants held by Venus Investments I LLC. Anantha Ramamurti has beneficial ownership of the shares held by Venus Investments I LLC. Mr. Ramamurti served as a President and Director of GSR II Meteora Acquisition Corporation’s board of directors until the closing of the Business Combination. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of Venus Investments I LLC and Mr. Ramamurti is 3138 Honey Tree Lane, Austin, Texas 78746.

(35)

Consists of (i) 50,000 shares of Class A common stock and (ii) 125,000 Private Placement Warrants held by Yuya Orime, a U.S. permanent resident. Mr. Orime served as a Senior Vice President at GSR II Meteora Acquisition Corporation until the closing of the Business Combination. The address of Mr. Orime is c/o GSR II Meteora Sponsor LLC, 418 Broadway, Suite N, Albany, New York 12207.

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our Common Stock, Preferred Stock and Warrants. This summary is qualified by reference to the complete text of our Amended and Restated Charter, Certificate of Designation, Amended and Restated Bylaws and Warrant Agreement filed as exhibits to the Registration Statement of which this prospectus forms a part.

Authorized and Outstanding Capital Stock

The Amended and Restated Charter authorizes the issuance of 2,272,250,000 shares of capital stock, comprised of 800,000,000 shares of Class A common stock (each of which is entitled to one vote per share), 20,000,000 shares of Class B common stock (each of which is entitled to one vote per share), 2,250,000 total shares of Class E common stock, consisting of three series (none of which is entitled to a vote): 750,000 shares of Class E-1 common stock, 750,000 shares of Class E-2 common stock, 750,000 shares of Class E-3 common stock, 300,000,000 shares of Class M common stock (each of which is entitled to ten votes per share), 800,000,000 shares of Class O common stock (each of which is entitled to one vote per share) and 300,000,000 shares of Class V common stock (each of which is entitled to ten votes per share), and 50,000,000 shares of preferred stock (none of which is entitled to a vote).

There are currently 12,358,691 shares of Class A common stock issued and outstanding held of record by approximately 65 holders, 1,075,761 shares of Class E common stock outstanding held of record by 22 holders, 44,100,000 shares of Class V common stock outstanding held of record by one holder, and 4,300,000 shares of Series A Preferred Stock outstanding held of record by four holders. There are currently 43,848,750 shares of Class A common stock underlying the outstanding Warrants, which were held of record by 22 holders. There are no shares of Class B common stock outstanding and no shares of Class O common stock outstanding.

Common Stock

Voting

Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of the Amended and Restated Charter:

•	Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder.

•	Each holder of Class B common stock is entitled to one vote for each share of Class B common stock held of record by such holder.

•	Each holder of Class E common stock has no voting rights with respect to each share of Class E common stock held of record by such holder.

•	Each holder of Class M common stock is entitled to ten votes for each share of Class M common stock held of record by such holder.

•	Each holder of Class O common stock is entitled to one vote for each share of Class O common stock held of record by such holder.

•	Each holder of Class V common stock is entitled to ten votes for each share of Class V common stock held of record by such holder.

The Class A common stock, Class B common stock, Class M common stock, Class O common stock and Class V common stock are collectively referred to as the “Voting common stock.”

Except as otherwise required by the Amended and Restated Charter, holders of Voting common stock vote together as a single class on all matters on which stockholders are generally entitled to vote. Pursuant to the

Amended and Restated Charter, the holders of the outstanding shares of Voting common stock are entitled to vote separately as a class upon any amendment to the Amended and Restated Charter (including by merger, consolidation, reorganization or similar event or otherwise) that would alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely.

As of August 25, 2023, BT Assets controls approximately 97.0% of the combined voting power of Voting common stock as a result of its ownership of all of the shares of Class V common stock. Accordingly, BT Assets indirectly controls our business policies and affairs and can control any action requiring the general approval of our stockholders, unless otherwise provided by applicable law.

Dividends

Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A common stock and Class M common stock with respect to our payment of dividends in cash, stock, or property, such dividends may be declared and paid on the Class A common stock and Class M common stock out of our assets at such times and in such amounts as our board of directors shall determine in its sole discretion.

Pursuant to the terms of the Certificate of Designation, holders of Series A Preferred Stock participate fully with respect to all distributions and dividends made to the holders of the Class A common stock as if such shares of Series A Preferred Stock were converted to shares of Class A common stock in accordance with the terms of the Certificate of Designation immediately prior to the applicable record date for such Class A common stock dividend or distribution.

Dividends shall not be declared or paid on shares of Class B common stock, Class E common stock, Class O common stock or Class V common stock.

Liquidation or Dissolution

Upon the liquidation, dissolution or winding up of our affairs, after payment or provision for payment of our debts and other liabilities as required by law and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A common stock and Class M common stock will be entitled to receive our remaining assets available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B common stock, Class E common stock, Class O common stock and/or shares of Class V common stock, as such, shall not be entitled to receive any of our assets in the event of any such liquidation, dissolution or winding up its affairs.

Redemption Rights

At all times we reserve and keep available out of our authorized and unissued shares of Class A common stock and Class M common stock, for the purposes of effecting any redemptions or exchanges pursuant to the applicable provisions of Article IX of the BT HoldCo Amended and Restated Limited Liability Company Agreement, the number of shares of Class A common stock and Class M common stock that are issuable in connection with the Redemption or Direct Exchange (each as defined in the BT HoldCo Amended and Restated Limited Liability Company Agreement) of all outstanding BT HoldCo Common Units as a result of any Redemption or Direct Exchange pursuant to the applicable provisions of Article IX of the BT HoldCo Amended and Restated Limited Liability Company Agreement, as applicable. In the event that (i) a share of Class A common stock and Class M common stock is issued as a result of any Redemption or Direct Exchange of any BT HoldCo Common Unit pursuant to the applicable provisions of Article IX of the BT HoldCo Amended and Restated Limited Liability Company Agreement or (ii) a Redemption by Cash Payment (as defined in the BT HoldCo Amended and Restated Limited Liability Company Agreement) is effected with respect to any BT HoldCo Common Units pursuant to the applicable provisions of Article IX of the BT HoldCo Amended and

Restated Limited Liability Company Agreement, or (iii) all of the outstanding shares of Class V common stock are converted to Class O common stock, a share of Class O common stock or Class V common stock held by such unitholder chosen by us in our sole discretion will automatically and without further action on our part or the holder thereof be transferred to us for no additional consideration and thereupon shall automatically be retired and cease to exist, and such share thereafter may not be reissued by us.

Other Provisions

No holder of Common Stock has any preemptive or other similar subscription rights.

Shares of Class V common stock may only be issued by us to BT Assets and its affiliates. Notwithstanding anything to the contrary herein, any Redemption or Direct Exchange involving an exchange of Class V common stock for Class M common stock may, at the option of the applicable member of BT HoldCo, be an exchange of Class V common stock for Class A common stock.

Preferred Stock

We are authorized to issue 50,000,000 shares of Preferred Stock. Our board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares of Preferred Stock then outstanding) by the approval of our board of directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of our capital stock entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

In connection with the Closing, we filed a certificate of designation (the “Certificate of Designation”) with the Secretary of State of the State of Delaware establishing the Series A Preferred Stock issued pursuant to the PIPE Agreement. Each share of Series A Preferred Stock (i) ranks senior to the Common Stock with respect to dividends, distributions, redemptions and payments upon liquidation or dissolution, (ii) is entitled to participate in any distributions or dividends made to holders of Class A common stock, (iii) does not have voting rights (other than in relation to amendments to the certificate of designation itself or as required by the DGCL), (iv) is initially convertible at any time at the election of the holder into one share of Class A common stock, subject to accrued and unpaid dividends, if any, and (v) is entitled to customary anti-dilution protections.

Warrants

There are 43,848,750 Warrants currently issued and outstanding, including 31,625,000 Public Warrants and 12,223,750 Private Placement Warrants.

Public Warrants

Each Public Warrant entitles the registered holder to purchase one whole share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on July 30, 2023, 30 days after the completion of the Business Combination, except as described below. The Public Warrants will expire on June 30, 2028, five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a Public Warrant unless the issuance of Class A common stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.

We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a post-effective amendment to the to our IPO registration statement or a new registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if our shares of Class A common stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective by the 60th day after the closing of the Business Combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Public Warrants by (ii) the fair market value. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Notwithstanding the above, if our Class A common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants in exchange for that number of shares of Class A common stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied by the excess of the fair market value (as defined below) over the exercise price of the Public Warrants by (ii) the fair market value.

Redemption of Public Warrants.

Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each Public Warrant holder; and

•

if, and only if, the closing price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “—Warrants—Public Warrants—Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the Public Warrant holders.

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the shares of Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “—Warrants—Public Warrants—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, we will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our Public Warrants. If we take advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value”(defined below) by (ii) the fair market value. The “fair market value” means the 10-day average closing price as of the third day prior to the date on which the notice of redemption is sent to the holders of the Public Warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after the Business Combination. If we call our Public Warrants for redemption and we do not take advantage of this option, the holders of the Private Placement Warrants would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Public Warrant holders would have been required to use had all Public Warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.

No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

Redemption Procedures. A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of issued and outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the issued and outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (i) as described above, (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (iii) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed business combination, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of issued and outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in issued and outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (ii) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another entity in which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting power of our securities, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of our shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event.

The Public Warrants were issued in registered, book entry form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the Registration Statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then issued and outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum but will apply to claims under the Securities Act.

Private Placement Warrants

In connection with the closing of its IPO, GSRM completed the private sale of 12,223,750 Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant, to the Sponsor, generating gross proceeds to GSRM of $12.2 million. The Private Placement Warrants are identical to the Public Warrants sold as part of the units in the IPO except that, so long as they are held by the Sponsor or its permitted transferees: (i) they are not be redeemable by us; (ii) they (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until July 30, 2023, 30 days after the completion of the Business Combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) are entitled to registration rights.

If holders of the Private Placement Warrants elect to exercise their Private Placement Warrants on a cashless basis, they would pay the exercise price by surrendering their Private Placement Warrants in exchange for that number of shares of Class A common stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A common stock underlying the Private Placement Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Private Placement Warrants by (ii) the fair market value. The “fair market value” shall mean the average reported last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Private Placement Warrant exercise is sent to the warrant agent.

Choice of Forum

The Amended and Restated Charter provides that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Amended and Restated Charter or Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. The Amended and Restated Charter further provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The clauses described above will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Anti-Takeover Effects of Provisions of the Amended and Restated Charter and Amended and Restated Bylaws

The provisions of the Amended and Restated Charter and Amended and Restated Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.

The Amended and Restated Charter and the Amended and Restated Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control unless such takeover or change in control is approved by our board of directors.

These provisions include:

•

Action by Written Consent; Special Meetings of Stockholders. The Amended and Restated Charter provides that, following the Trigger Date (as defined in the Amended and Restated Charter), stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting, unless such action has previously been approved and recommended by our board of directors. The Amended and Restated Charter and the Amended and Restated Bylaws also provide that, subject to any special rights of the holders of any series of Preferred Stock and except as otherwise required by law, special meetings of our stockholders may be called only (i) by or at the direction of (a) our board of directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors our board of directors would have if there were no vacancies, (b) the Chairman of our board of directors, or (c) the Chief Executive Officer (if any) or (ii) prior to Trigger Date, by the Chairman of our board of directors at the written request of the holders of Class V common stock.

•

Advance Notice Procedures. The Amended and Restated Bylaws established an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to the board of directors to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting are to be only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Amended and Restated Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Amended and Restated Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

•

Authorized but Unissued Shares. Our authorized but unissued shares of Class A common stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Class A common stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of Class A common stock by means of a registration contest, tender offer, merger or otherwise.

•

Business Combinations with Interested Stockholders. The Amended and Restated Charter provides that we are expressly not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. Nevertheless, the Amended and Restated Charter contains provisions that, once we are no longer a “controlled company,” will have a similar effect to Section 203, except that they provide that Sponsor, the holders of Class V common stock, and their respective affiliates or any other person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of our Common Stock or Preferred Stock, or any person who would otherwise be an interested stockholder either in connection with or because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent or more of the outstanding Voting Stock (in one transaction or a series of transactions) by any holders of Class V common stock or any of their respective affiliates or associates to such person, are not be deemed to be “interested stockholders,” and accordingly are not be subject to such restrictions.

Limitations on Liability and Indemnification of Officers and Directors

The Amended and Restated Charter limits the liability of the directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended, and provides that we will provide them with customary indemnification and advancement of expenses. In addition, our Amended and Restated Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Our Amended and Restated Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

On the Closing Date, in connection with the consummation of the Business Combination, we entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their service as one of our directors or executive officers.

Corporate Opportunity

Our Amended and Restated Charter provides that, to the fullest extent permitted by applicable law, certain “exempted persons” do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our affiliates, and no such persons will have any liability to us or our stockholders for breach of any fiduciary duty solely by reason of any such activities.

To the fullest extent permitted by law, (i) we, on our behalf and on behalf of our affiliates, will renounce any interest or expectancy in a transaction or matter that may be a corporate opportunity for us and (ii) the exempted persons will have no duty to present any such corporate opportunity to us and will not be liable to us, our affiliates or our stockholders for refraining to present any such corporate opportunity to us (other than in such person’s capacity as our director or officer). Notwithstanding anything to the contrary in the Amended and Restated Charter, we do not renounce any interest or expectancy we may have in any business opportunity that is expressly offered to any Exempted Person (as defined in the Amended and Restated Charter) in his or her capacity as our director or officer.

Transfer Agent and Registrar

The transfer agent for the Common Stock is Continental Stock Transfer & Trust Company.

Listing of Class A common stock and Public Warrants

The shares of Class A common stock and Public Warrants to are listed on Nasdaq under the symbols “BTM” to “BTMWW,” respectively.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax considerations with respect to the acquisition, ownership and disposition of Class A common stock and Private Placement Warrants, which we refer to collectively as our securities. This discussion applies only to beneficial owners of our securities that will hold our securities as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rules and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements set forth herein. We have not sought any rulings from the IRS with respect to the statements made and the positions or conclusions described in this summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements, positions and conclusions.

The following discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any U.S. state, local or non-U.S. tax laws, or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt or governmental organizations;

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons that acquire our securities through the exercise of employee stock options or otherwise as compensation or through tax-qualified retirement plans;

•	persons that hold our securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	certain former citizens or long-term residents of the United States;

•	except as specifically provided below, persons that actually or constructively hold 5% or more (by vote or value) of any class of our shares; and

•	the Selling Securityholders.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding our securities to consult with their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE

CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

This section applies to you if you are a “U.S. Holder.”For purposes of this discussion, a “U.S. Holder” is a holder that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Taxation of Distributions with Respect to Class A common stock

If we make distributions of cash or other property to U.S. Holders of shares of Class A common stock, however, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of a U.S. Holder’s adjusted tax basis in its Class A common stock, which will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Class A common stock and will be treated as described under “U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants” below.

Distributions treated as dividends that we pay to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to U.S. federal income tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporate U.S. Holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate U.S. Holder may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants

Upon a sale or other taxable disposition of Class A common stock or Private Placement Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its Class A common stock or Private Placement Warrants, as applicable. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A common stock or Private Placement Warrants, as applicable, so disposed of exceeds one year. If the one-year holding period requirement is not satisfied, any gain on a sale or other taxable disposition of the Class A common stock or Private Placement Warrants, as applicable, would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A common stock or Private Placement Warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Class A common stock or Private Placement Warrants generally will equal the U.S. Holder’s acquisition cost of the Class A common stock or Private Placement Warrants, as applicable, less, in the case of Class A common stock, any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes (as discussed above). Special rules apply for determining the tax basis of Class A common stock received upon exercise of a Private Placement Warrant (as discussed below).

Exercise of a Private Placement Warrant

Except as discussed below with respect to the “cashless exercise” of a Private Placement Warrant, a U.S. Holder generally will not recognize gain or loss on the acquisition of Class A common stock upon the exercise of a Private Placement Warrant. The U.S. Holder’s tax basis in its Class A common stock received upon exercise of a Private Placement Warrant generally will be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Private Placement Warrant and the exercise price of such Private Placement Warrant.

The tax consequences of a cashless exercise of a Private Placement Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not treated as a realization event or, if it is treated as a realization event, because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either case, a U.S. Holder’s initial tax basis in the Class A common stock received would equal the holder’s basis in the Private Placement Warrants exercised therefor. However, it is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of Private Placement Warrants having an aggregate value equal to the exercise price of the number of Private Placement Warrants to be exercised. The U.S. Holder would then recognize capital gain or loss in an amount generally equal to the difference between the fair market value of the Private Placement Warrants deemed surrendered and the U.S. Holder’s tax basis in such Private Placement Warrants. In this case, a U.S. Holder’s initial tax basis in the Class A common stock received would equal the sum of the U.S. Holder’s initial tax basis in the Private Placement Warrants exercised and the exercise price of such Private Placement Warrants. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance as to which, if any, of the alternative tax consequences described herein would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult with their own tax advisors regarding the tax consequences of a cashless exercise.

If we purchase Private Placement Warrants in an open market transaction, such purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described under “U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants” above.

Expiration of a Private Placement Warrant

If a Private Placement Warrant is allowed to expire unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Private Placement Warrant. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions with Respect to Private Placement Warrants

The terms of the Private Placement Warrants provide for an adjustment to the number of shares of Class A common stock for which Private Placement Warrants may be exercised or to the exercise price of the Private Placement Warrants in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. U.S. Holders of the Private Placement Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Private Placement Warrant holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise or through a decrease in the exercise price of the Private Placement Warrant) in connection with a distribution of cash or other property to the holders of shares of Class A common stock. Any such constructive distribution would be treated in the same manner as if U.S. Holders of Private Placement Warrants received a cash distribution from us generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to U.S. Holders of Class A common stock described herein. See “U.S. Holders — Taxation of Distributions with Respect to Class A common stock” above.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of Class A common stock and Private Placement Warrants, unless the U.S. Holder is an exempt recipient and certifies to such exempt status. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our securities that is not a U.S. Holder and that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust.

Taxation of Distributions with Respect to Class A common stock

Distributions of cash or property on Class A common stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the Non-U.S. Holder’s tax basis in its Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. See “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants” below. Subject to the discussion of effectively connected dividends below, any distribution made to a Non-U.S. Holder on its Class A common stock that is treated as a dividend for U.S. federal income tax purposes generally will be subject to U.S. withholding tax at the rate of 30% of the gross amount of the dividend unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants

Subject to the discussions below under “Non-U.S. Holders — Information Reporting and Backup Withholding” and “Non-U.S. Holders — Additional Withholding Requirements under FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of Class A common stock or Private Placement Warrants unless:

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•

shares of Class A common stock or Private Placement Warrants constitute United States real property interests by reason of our status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by certain U.S.-source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe that we are a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we were to become a USRPHC, a Non-U.S. Holder who disposes of our Class A common stock generally will not be taxable on any gain realized as a result of our status as a USRPHC as long as our Class A common stock is “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations, referred to herein as “regularly traded”) and such Non-U.S. Holder did not actually or constructively own, at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for such Class A common stock, more than 5% of our Class A common stock. It is unclear how a Non-U.S. Holder’s ownership of Warrants (whether

Public Warrants or Private Placement Warrants) will affect the determination of whether such Non-U.S. Holder owned more than 5% of the Class A common stock. In addition, special rules apply in the case of a disposition of Private Placement Warrants if the Class A common stock is considered to be regularly traded, but such Private Placement Warrants are not considered to be regularly traded. We can provide no assurance as to our future status as a USRPHC or as to whether the Class A common stock or Private Placement Warrants will be treated as regularly traded. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the tax consequences related to ownership in a USRPHC and the application of the rules above to the Private Placement Warrants.

Exercise of a Private Placement Warrant

The U.S. federal income tax characterization of a Non-U.S. Holder’s exercise of a Private Placement Warrant generally will correspond to the U.S. federal income tax characterization of the exercise of a Private Placement Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise of a Private Placement Warrant” above. To the extent a cashless exercise is characterized as a taxable exchange, the consequences would be similar to those described above under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants.” If we purchase Private Placement Warrants in an open market transaction, the U.S. federal income tax treatment for a Non-U.S. Holder generally will correspond to that described above under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants.”

Expiration of a Private Placement Warrant

The U.S. federal income tax treatment of the expiration of a Private Placement Warrant held by a Non-U.S. Holder generally will correspond to the U.S. federal income tax treatment of the expiration of a Private Placement Warrant held by a U.S. Holder, as described under “U.S. Holders — Expiration of a Private Placement Warrant” above.

Possible Constructive Distributions with Respect to Private Placement Warrants

The terms of the Private Placement Warrants provide for an adjustment to the number of shares of Class A common stock for which Private Placement Warrants may be exercised or to the exercise price of the Private Placement Warrants in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. Non-U.S. Holders of Private Placement Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Private Placement Warrant holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise or through a decrease in the exercise price of the Private Placement Warrant) in connection with a distribution of cash or other property to the holders of shares of Class A common stock. Any such constructive distribution would be treated in the same manner as if Non-U.S. Holders of Private Placement Warrants received a cash distribution from us generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to Non-U.S. Holders of Class A common stock described herein. See “Non-U.S. Holders — Taxation of Distributions with Respect to Class A Common Stock” above. The applicable withholding agent may withhold any resulting withholding tax from future cash distributions or other amounts owed to the Non-U.S. Holder.

Information Reporting and Backup Withholding

Any dividends paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Payments of dividends to a Non-U.S. Holder generally will not be subject to backup withholding if the non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a Non-U.S. Holder of shares of Class A common stock or Private Placement Warrants generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends on shares of Class A common stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of shares of Class A common stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E) or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of shares of Class A common stock paid after January 1, 2019 would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in shares of Class A common stock.

PLAN OF DISTRIBUTION

We are registering the possible resale by the Selling Securityholders of up to 83,747,027 shares of Class A common stock and up to 12,223,750 Private Placement Warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants. We have agreed to maintain the effectiveness of this Registration Statement until all such securities have been sold under this Registration Statement or Rule 144 under the Securities Act or are no longer outstanding.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholders as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the distributions by any Selling Securityholder or its affiliates to its partners, members or stockholders;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the Registration Statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. To the extent that such distributees are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also resell a portion of our Common Stock or Warrants in reliance upon Rule 144 under the Securities Act, if available, or in other transactions exempt from registration requirements of the Securities Act, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A common stock are currently listed on Nasdaq under the symbol “BTM” and our Public Warrants are currently listed on Nasdaq under the symbol “BTMWW.”

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholders or borrowed from any Selling Securityholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of FINRA Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Kirkland & Ellis LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Lux Vending, LLC (dba Bitcoin Depot) as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of GSR II Meteora Acquisition Corp. included in this prospectus and elsewhere in the Registration Statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information in the Registration Statement and its exhibits. For further information with respect to Bitcoin Depot and the securities offered by this prospectus, we refer you to the Registration Statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the Registration Statement of which this prospectus forms a part. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the Registration Statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, registration statements and other information with the SEC. These reports, registration statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.BitcoinDepot.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements of GSR II Meteora Acquisition Corp.

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets as of December 31, 2022 and 2021	F-3

Statement of Operations for the year ended December 31, 2022 and the period from October 14, 2021 (inception) through December 31, 2021	F-4

Statement of Changes in Stockholder’s Equity for the year ended December 31, 2022 and the period from October 14, 2021 (inception) through December 31, 2021	F-5

Statement of Cash Flows for the year ended December 31, 2022 and the period from October 14, 2021 (inception) through December 31, 2021	F-6

Notes to Financial Statements	F-7

Unaudited Interim Financial Statements of GSR II Meteora Acquisition Corp.

Unaudited Condensed Balance Sheets as of March 31, 2023 and December 31, 2022	F-23

Unaudited Condensed Statement of Operations for the three months ended March 31, 2023 and 2022	F-24

Unaudited Condensed Statement of Changes in Stockholders’ Deficit for the three months ended March 31, 2023 and 2022	F-25

Unaudited Condensed Statement of Cash Flows for the three months ended March 31, 2023 and 2022	F-26

Notes to Unaudited Condensed Financial Statements	F-27

Audited Consolidated Financial Statements of Lux Vending, LLC (dba Bitcoin Depot)

Report of Independent Registered Public Accounting Firm	F-44

Consolidated Balance Sheets as of December 31, 2022 and 2021	F-45

Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2022, 2021 and 2020	F-46

Consolidated Statements of Changes in Member’s Equity for the years ended December 31, 2022, 2021 and 2020	F-47

Consolidated Statements of Cash Flows for the years ended December 31, 2022, 2021 and 2020	F-48

Notes to Consolidated Financial Statements	F-50

Unaudited Consolidated Financial Statements of Lux Vending, LLC (dba Bitcoin Depot)

Consolidated Balance Sheets as of June 30, 2023 (unaudited) and December 31, 2022	F-77

Unaudited Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for the three and six months ended June 30, 2023 and 2022	F-79

Unaudited Consolidated Statements of Changes in Stockholders’ Equity for the three and six months ended June 30, 2023	F-80

Consolidated Statements of Changes in Member’s Equity for the three and six months ended June 30, 2022	F-82

Unaudited Consolidated Statements of Cash Flows for the six months ended June 30, 2023 and 2022	F-83

Notes to Unaudited Consolidated Financial Statements	F-85

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

GSR II Meteora Acquisition Corp.

Opinion on the financial statements

We have audited the accompanying balance sheets of GSR II Meteora Acquisition Corp. (a Delaware corporation) (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2022 and the period from October 14, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period from October 14, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no revenues, its business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2022 are not sufficient to sustain its planned activities to the liquidation date. These conditions, along with other matters set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.

Tulsa, Oklahoma

March 30, 2023

GSR II METEORA ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2022	2021
Assets:
Current assets:
Cash	$477,195	$44,739
Prepaid expenses	500,417	—

Total current assets	977,612	44,739
Deferred offering costs associated with initial public offering	—	350,201
Investments held in Trust Account	325,436,230	—

Total Assets	$326,413,842	$394,940

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$105,642	$—
Accrued expenses	3,184,482	300,000
Franchise tax payable	200,050	905
Income tax payable	890,770	—
Note payable—related party	—	80,000

Total current liabilities	4,380,944	380,905
Commitments and Contingencies (Note 6)
Class A common stock, 100,000,000 shares authorized; 31,625,000 and -0- shares subject to possible redemption issued and outstanding at $10.25 and $0.00 per share as of December 31, 2022 and 2021, respectively	324,245,647	—
Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; no non-redeemable shares issued or outstanding	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,906,250 shares issued and outstanding	791	791
Additional paid-in capital	—	24,209
Accumulated deficit	(2,213,540)	(10,965)

Total stockholders’ equity (deficit)	(2,212,749)	14,035

Total Liabilities and Stockholders’ Equity (Deficit)	$326,413,842	$394,940

The accompanying notes are an integral part of these financial statements.

GSR II METEORA ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the year ended December 31, 2022	For the period from October 14, 2021 (inception) through December 31, 2021
General and administrative expenses	$5,079,232	$10,060
Franchise tax expenses	199,813	905

Loss from operations	(5,279,045)	(10,965)
Other income:
Change in value of investments held in Trust Account	4,442,480	—

Total other income	4,442,480	—

Loss before income tax expense	(836,566)	(10,965)
Income tax expense	890,770	—

Net loss	$(1,727,335)	$(10,965)

Weighted average shares outstanding of Class A common stock	26,513,014	—

Basic and diluted net income per share, Class A common stock	$0.20	$—

Weighted average shares outstanding of Class B common stock	7,906,250	7,906,250

Basic and diluted net loss per share, Class B common stock	$(0.90)	$(0.00)

The accompanying notes are an integral part of these financial statements.

GSR II METEORA ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance - October 14, 2021 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	7,906,250	791	24,209	—	25,000
Net loss	—	—	—	(10,965)	(10,965)

Balance - December 31, 2021	7,906,250	$791	$24,209	$(10,965)	$14,035
Sale of private placement warrants to Sponsor in private placement	—	—	12,223,750	—	12,223,750
Fair value of warrants and rights included in the Units sold in the Initial Public Offering	—	—	17,710,000	—	17,710,000
Offering costs associated with issuance of warrants as part of the Units in the Initial Public Offering (net of reimbursement from underwriter)	—	—	(135,698)	—	(135,698)
Accretion for Class A common stock to redemption amount	—	—	(29,822,261)	(475,240)	(30,297,501)
Net loss	—	—	—	(1,727,335)	(1,727,335)

Balance - December 31, 2022	7,906,250	$791	$—	$(2,213,540)	$(2,212,749)

The accompanying notes are an integral part of these financial statements.

GSR II METEORA ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

		For the period from October 14, 2021 (inception) through December 31, 2021
	For the year ended December 31, 2022
Cash Flows from Operating Activities:
Net loss	$(1,727,335)	$(10,965)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in value of investments held in Trust Account	(4,442,480)	—
Changes in operating assets and liabilities:
Prepaid expenses	(500,417)	—
Accounts payable	105,642	—
Accrued expenses	3,104,483	10,000
Franchise tax payable	199,145	905
Income tax payable	890,770	—

Net cash used in operating activities	(2,370,193)	(60)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(320,993,750)	—

Net cash used in investing activities	(320,993,750)	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from note payable to related party	161,543	85,000
Repayment of note payable to related party	(241,543)	(5,000)
Proceeds received from initial public offering, gross	316,250,000	—
Proceeds received from private placement	12,223,750	—
Offering costs paid (net of reimbursement from underwriter)	(4,597,351)	(60,201)

Net cash provided by financing activities	323,796,399	44,799

Net change in cash	432,456	44,739
Cash—beginning of the period	44,739	—

Cash—end of the period	$477,195	$44,739

Supplemental disclosure of noncash activities:
Offering costs included in accrued expenses	$70,000	$290,000
Reversal of accrued offering costs	$290,000	$—

The accompanying notes are an integral part of these financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN CONSIDERATION

GSR II Meteora Acquisition Corp. (the “Company”) is a blank check company incorporated as a Delaware corporation on October 14, 2021. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (“Business Combination”).

As of December 31, 2022, the Company had not yet commenced operations. All activity through December 31, 2022 relates to the Company’s formation and the Company’s initial public offering (the “Initial Public Offering”), which is described below, and since the Initial Public Offering, its search for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income from the proceeds held in the Trust Account (as defined below).

The Company’s sponsor is GSR II Meteora Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 24, 2022. On March 1, 2022, the Company consummated its Initial Public Offering of 31,625,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including the issuance of 4,125,000 Units as a result of the underwriter’ full exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $316.3 million, and incurring offering costs of approximately $4.7 million.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 12,223,750 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $12.2 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $321.0 million ($10.15 per Unit) of net proceeds, including the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement, was placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital held in trust) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise is not required to register as an investment company under the Investment Company Act.

The Company will provide holders of the Company’s outstanding Public Shares sold in the Initial Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially at $10.15 per Public Share).

The Public Shares were recorded at a redemption value and classified as temporary equity, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders will not be entitled to redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation (A) in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the time frame described below or (B) with respect to any other material provision relating to the rights of holders of Public Shares or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment.

The Company has 15 months from the closing of the Initial Public Offering, or June 1, 2023, to complete the initial Business Combination. However, if the Company anticipates that it may not be able to consummate the initial Business Combination within 15 months, the Company may, but is not obligated to, extend the period of time to consummate a Business Combination by three additional one-month periods each (for a total of up to 18 months). The Public Stockholders will not be entitled to vote on, or redeem their shares in connection with, any such extension. In order to extend the time available for the Company to consummate the initial Business Combination, the Sponsor or its affiliates or designees, upon five business days’ advance notice prior to each deadline, must deposit into the Trust Account an additional $0.033 per share of Class A common stock then outstanding (or $1,043,625 in the aggregate) on or prior to the date of such deadline. In connection with each such additional deposit, the Sponsor or its affiliates or designees will receive an additional of up to 1,043,625 Private Placement Warrants with the same terms as the original Private Placement Warrants.

If the Company is unable to complete a Business Combination within 15 months from the closing of the Initial Public Offering (or up to 16 months, 17 months or 18 months, as applicable if the time to complete the initial Business Combination has been extended in accordance with the procedures described above) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders will not be entitled to liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders should acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.15. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, less franchise and income taxes payable. This liability will not apply with respect to any claims by a third party or Target that executed an agreement waiving any and all rights to seek access to the Trust Account (whether or not such agreement is enforceable) or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On October 4, 2022, the board of directors of the Company unanimously approved the transaction agreement (the “Transaction Agreement”), dated on August 24, 2022 and was later amended on February 13, 2023, by and among the Company, the Sponsor, BT Assets, Inc., a Delaware corporation (“BT Assets”), and Lux Vending, LLC, a Georgia limited liability company and a wholly owned subsidiary of BT Assets, dba Bitcoin Depot (“Lux Vending”). The Transaction Agreement and the transactions contemplated thereby were approved by the board of directors of the Company and the leadership team of BT Assets. Upon the consummation of the transactions contemplated by the Transaction Agreement (the “Closing”), the Company will change its name to Bitcoin Depot Inc. (and the combined post-business combination company will be reorganized into an umbrella partnership C corporation (or “Up-C”) structure). All of the terms used, but not defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

Upon the terms and subject to the conditions of the Transaction Agreement, in accordance with the Delaware General Corporation Law, and prior to or at the Closing, the Company, Sponsor, Lux Vending and BT Assets will enter into the following transactions:

(i)	Lux Vending will merge with and into a newly-formed Delaware limited liability company known as “Bitcoin Depot Operating LLC” (“BT OpCo”);

(ii)

BT Assets will sell, transfer, assign, convey and deliver to us and the we will purchase and accept from BT Assets, the Purchased Common Units in exchange for certain cash consideration (the “Over the Top Consideration”).

(iii)

The Company will assign, transfer, contribute and deliver to BT OpCo certain cash consideration (the “Contribution Amount”), and BT OpCo will issue and deliver to the Company (x) at the Closing, the Contribution Common Units, and (y) at the Closing and immediately following the effectiveness of BT OpCo amending and restating its limited BT OpCo A&R LLC Agreement, certain Matching Warrants and PubCo Earn-Out Units. The Over the Top Consideration and the Contribution Amount will be distributed in accordance with the Cash Distribution Waterfall as set forth in the Transaction Agreement.

Going Concern Consideration

As of December 31, 2022, the Company had approximately $477,000 in cash, and working capital deficit of approximately $3.4 million (including tax obligations of approximately $1.1 million; however, such amount may be paid by proceeds earned from interest income on investments held in Trust Account, to the extent available).

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to purchase Founder Shares (as defined in Note 5), and loan proceeds from the Sponsor of approximately $242,000 under the Note (as defined in Note 5). The Company repaid the Note in full on March 4, 2022. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may provide the Company with Working Capital Loans (as defined in Note 5) as may be required (of which up to $1.5 million may be converted at the lender’s option into warrants).

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company has until June 1, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time, and if a Business Combination is not consummated by this date, then there will be a mandatory liquidation and subsequent dissolution of the Company.

Management has determined that the liquidity condition is not sufficient to meet the Company’s obligations through June 1, 2023 or for a period of time within one year from the date the financial statements are issued. Additionally, the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the initial Business Combination as discussed above. There is no assurance that the Company’s plans to consummate the initial Business Combination will be successful or successful within the Combination Period (by June 1, 2023). These conditions and events, and the uncertainty thereto, has created substantial doubt about the Company’s ability to continue as a going concern within one year after the financial statements are issued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a Business Combination. In response to the conflict between Russia and Ukraine, the United States and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a Business Combination and the value of the Company’s securities.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of theses financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. As of December 31, 2022 and 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2022 and 2021.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in change in value of investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to the short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its equity-linked financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are classified as liabilities, the derivative instrument is initially recognized at fair value with subsequent changes in fair value recognized in the statements of operations each reporting period. The classification of derivative instruments, including whether such instruments should be classified as liabilities or as equity, is evaluated at the end of each reporting period.

The Company accounted for its Rights as equity-classified instruments based on an assessment of the Right’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the Rights are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the Rights meet all the requirements for equity classification under ASC 815, including whether the Rights are indexed to the Company’s own common stock, among other conditions for the equity classification. This assessment, which requires the use of professional judgement, was conducted at the time of Rights issuance.

The Company accounted for the warrants issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts were initially measured at fair value (or allocated value). Subsequent changes in fair value will not be recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering. Upon completion of the Initial Public Offering, offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Class A common stock were charged against the carrying value of Class A common stock subject to possible redemption upon the completion of the Initial Public Offering.

Redeemable Class A Common Stock

As discussed in Note 1, all of the 31,625,000 shares of Class A common stock sold as parts of the Units in the Initial Public Offering contain a redemption feature. In accordance with the FASB ASC Topic 480-10-S99-3A “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company classified all of the shares of Class A common stock as redeemable. Immediately upon the closing of the Initial Public Offering, the Company recognized a one-time charge against additional paid-in capital (to the extent available) and accumulated deficit for the difference between the initial carrying value of the Class A common stock and the redemption value. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in retained earnings, or in the absence of retained earnings, in additional paid-in capital.

Net Loss Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. In order to determine the net loss attributable to both the Class A and Class B common stock, the Company first considered the total loss allocable to both sets of shares, including the accretion of Class A redeemable shares to redemption value which represents the difference between the gross proceeds of the Initial Public Offering, net of offering costs, and the redemption value of the redeemable shares. Subsequent to calculating the total loss allocable to both sets of shares, the Company split the remaining amount to be allocated pro rata between Class A and Class B common stock for the year ended December 31, 2022 and for the period from October 14, 2021 (inception) through December 31, 2021.

The calculation of diluted net loss does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the Private Placement Warrants to purchase an aggregate of 43,848,750 shares of Class A common stock and the Rights to receive 1,976,562 shares of Class A common stock in the calculation of diluted loss per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock:

	For the year ended December 31, 2022	For the period from October 14, 2021 (inception) through December 31, 2021
Net loss	$(1,727,335)	$(10,965)
Accretion of redeemable common stock to redemption amount	(29,206,918)	—

Net loss including accretion of temporary equity to redemption value	$(30,934,253)	$(10,965)

	For the year ended December 31, 2022		For the period from October 14, 2021 (inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net loss including accretion of temporary equity to redemption value	$(23,828,525)	$(7,105,728)	$—	$(10,965)
Accretion of common stock to redemption value	29,206,918	—		—

Net income (loss)	5,378,393	(7,105,728)	—	(10,965)
Denominator:
Basic and diluted weighted average shares outstanding	26,513,014	7,906,250	—	7,906,250

Basic and diluted net income (loss) per share	$0.20	$(0.90)	$—	$(0.00)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements’ recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2022. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On March 1, 2022, the Company consummated its Initial Public Offering of 31,625,000 Units, including the issuance of 4,125,000 Units as a result of the underwriter’s full exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $316.3 million, and incurring offering costs of approximately $4.7 million.

Each Unit consists of one share of Class A common stock, one redeemable warrant (a “Public Warrant”) and one one-sixteenth (1/16) of one Right. Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). Each holder of a whole Right will receive one share of Class A common stock upon consummation of the initial Business Combination.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 12,223,750 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $12.2 million.

Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On November 16, 2021, the Sponsor paid $25,000 to purchase 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”). On December 28, 2021, the Company effected a 1.10-for-1 stock split for all outstanding shares of Class B common stock, resulting in an aggregate of 6,325,000 shares of Class B common stock outstanding. On January 20, 2022, the Company effected a 5-for-4 stock split for all outstanding shares of Class B common stock, resulting in an aggregate of 7,906,250 shares of Class B common stock outstanding.

The initial stockholders agreed to forfeit up to 1,031,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On March 1, 2022, the underwriter consummated the exercise in full of the over-allotment; thus, these 1,031,250 Founder Shares were no longer subject to forfeiture.

The initial stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business combination, (x) if the last reported sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares.

On February 16, 2022, the Sponsor transferred 20,000 shares to each of the independent directors. The independent directors agreed that such shares would not vest until and unless the last reported closing price of the Class A common stock (or the equivalent security following the Business Combination) of the Company or applicable successor exceeds $10.00 per share for twenty days during any thirty-day period starting on the first trading day immediately after the Company consummates its initial Business Combination. The sale of the Founder Shares is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance.

As of December 31, 2022, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.

Related Party Loans

On November 16, 2021, the Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed approximately $242,000 under the Note and repaid the balance in full on March 4, 2022.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

On February 24, 2022, the Company entered into an agreement with the Sponsor, pursuant to which the Company agreed to reimburse the Sponsor $66,666 per month for office space, utilities and secretarial and administrative support made available to the Company through the earlier of consummation of the initial Business Combination and the Company’s liquidation. The Company incurred approximately $667,000 in connection with such fees during the year ended December 31, 2022, reported within general and administrative expenses in the accompanying statements of operations.

In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential partner businesses and performing due diligence on suitable Business Combinations. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Stockholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the effective date of the prospectus in connection with the Initial Public Offering to purchase up to 4,125,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. On March 1, 2022, the underwriter consummated the exercise in full of the over-allotment option.

The underwriter was entitled to an underwriting discount of $0.20 per unit, or approximately $6.3 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriter reimbursed the Company for certain of the Company’s expenses for an aggregate of approximately $2.3 million upon closing of the Initial Public Offering.

Business Combination Marketing Agreement

On February 24, 2022, the Company entered into a business combination marketing agreement (the “Business Combination Marketing Agreement”) to engage the underwriter, Oppenheimer & Co. (“Oppenheimer”), as advisor in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing its securities in connection with the potential Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company agreed to pay Oppenheimer a cash fee for such marketing services upon the consummation of the initial Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Initial Public Offering, or approximately $11.1 million in the aggregate (the “Marketing Fees”). The Marketing Fees will become payable to Oppenheimer from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the underwriting agreement for the Initial Public Offering. Up to $0.105 per unit, or up to approximately $3.3 million of such Marketing Fees, may instead be paid, at the Company’s sole discretion, to third party advisors not participating in the Initial Public Offering that assist the Company in consummating the initial Business Combination.

On February 6, 2023, the Company received a formal letter from Oppenheimer, advising that it had waived any claims to the Marketing Fees and the fees previously owed to Oppenheimer will not be paid or reallocated to any other advisor.

NOTE 7. REDEEMABLE CLASS A COMMON STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock—The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2022, there were 31,625,000 shares of Class A common stock issued or outstanding, all of which were subject to possible redemption and were classified outside of permanent equity on the balance sheet. As of December 31, 2021, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 7,906,250 shares of Class B common stock issued and outstanding. Of the 7,906,250 shares of Class B common stock outstanding, up to 1,031,250 shares were subject to forfeiture to the Company by the initial stockholders for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full or in part so that the Founder

Shares would collectively represent 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. On March 1, 2022, the underwriter consummated the exercise in full of the over-allotment; thus, these 1,031,250 shares of Class B common stock were no longer subject to forfeiture.

Holders of the Class B common stock will have the right to appoint all of the Company’s directors prior to an initial Business Combination. On any other matter submitted to a vote of the Company’s stockholders, holders of the Class A common stock and holders of the Class B common stock will vote together as a single class, except as required by law or stock exchange rule; provided, that the holders of Class B common stock will be entitled to vote as a separate class to increase the authorized number of shares of Class B common stock. Each share of common stock will have one vote on all such matters.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination at a ratio such that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock, will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of shares issued in the Initial Public Offering, including shares issued in connection with the underwriter’s exercise of their option to purchase additional Units, plus (ii) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans.

Rights - As of December 31, 2022, the Company had 1,976,562 Rights outstanding. There were no Rights outstanding as of December 31, 2021. Each holder of a whole Right will receive one share of Class A common stock upon consummation of the initial Business Combination. In the event the Company will not be the survivor upon completion of the initial Business Combination, each holder of a whole Right will be required to affirmatively convert his, her or its Rights in order to receive the one share underlying each whole Right (without paying any additional consideration) upon consummation of the Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds for their Rights, and the Rights will expire worthless. No fractional shares will be issued upon conversion of any Rights.

Warrants - As of December 31, 2022, the Company had 31,625,000 Public Warrants and 12,223,750 Private Placement Warrants outstanding. There were no warrants outstanding as of December 31, 2021. The warrants will become exercisable 30 days after the completion of an Initial Business Combination; provided the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a “cashless basis” and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the initial stockholders or their respective affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions) and (z) the volume weighted average trading price of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Redemption of warrants.

After the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

The “fair market value” of Class A common stock shall mean the volume weighted average price of the shares of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent.

If the Company calls the warrants for redemption as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

The Private Placement Warrants are identical to the Public Warrants, except as otherwise set forth herein that: (1) they will not be redeemable by the Company; (2) they (including the shares of Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the initial Business Combination; (3) they may be exercised by the holders thereof on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.

No fractional shares of Class A common stock will be issued upon exercise of the warrants. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

If the Company is unable to complete an initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. FAIR MARKET MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

December 31, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account - U.S. Treasury Securities(1)	$325,436,230	$—	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period.

As of December 31, 2022, Level 1 assets include investments in money market funds or U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. The Company has no Level 2 or Level 3 assets.

As of December 31, 2021, The Company has no Level 1, 2 or 3 assets that were measured at fair value.

NOTE 9. INCOME TAXES

The Company’s net deferred tax assets are as follows:

	December 31, 2022	December 31, 2021
Deferred tax assets:
Start-up/Organization costs	$300,424	$2,113
Net operating loss carryforwards	—	190

Total deferred tax assets	300,424	2,303
Valuation allowance	(300,424)	(2,303)

Deferred tax asset, net of allowance	$—	$—

The income tax provision consists of the following:

	December 31, 2022	December 31, 2021
Current
Federal	890,770	$—
State	—	—
Deferred
Federal	(298,121)	(2,303)
State	—	—
Valuation allowance	298,121	2,303

Income tax provision	$890,770	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022 and for the period from October 14, 2021 (inception) through December 31, 2021, the valuation allowance was approximately $300,000 and approximately $2,000, respectively.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows:

	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
Statutory state rate, net of federal benefit	0.0%	0.0%
Merger costs	(91.6)%	0.0%
Change in valuation allowance	(35.6)%	(21.0)%

Income Taxes Benefit	-106.2%	0.0%

There were no unrecognized tax benefits as of December 31, 2022 and 2021. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, except as noted below.

On February 6, 2023, the Company received a formal letter from Oppenheimer, advising that it had waived any claims to the Marketing Fees and the fees previously owed to Oppenheimer will not be paid or reallocated to any other advisor.

GSR II METEORA ACQUISITION CORP.

CONDENSED UNAUDITED BALANCE SHEETS

	March 31, 2023	December 31, 2022
Assets:
Current assets:
Cash	$75,352	$477,195
Prepaid expenses	452,625	500,417

Total current assets	527,977	977,612
Investments held in Trust Account	328,325,574	325,436,230

Total Assets	$328,853,551	$326,413,842

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$254,704	$105,642
Accrued expenses	4,661,083	3,184,482
Franchise tax payable	50,000	200,050
Income tax payable	1,529,043	890,770

Total current liabilities	6,494,830	4,380,944
Commitments and Contingencies (Note 6)
Class A common stock, 100,000,000 shares authorized; 31,625,000 shares subject to possible redemption issued and outstanding at $10.33 and $10.25 per share as of March 31, 2023 and December 31, 2022, respectively	326,646,768	324,245,647
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; no non-redeemable shares issued or outstanding	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,906,250 shares issued and outstanding	791	791
Additional paid-in capital	—	—
Accumulated deficit	(4,288,838)	(2,213,540)

Total stockholders’ deficit	(4,288,047)	(2,212,749)

Total Liabilities and Stockholders’ Deficit	$328,853,551	$326,413,842

The accompanying notes are an integral part of these unaudited condensed financial statements.

GSR II METEORA ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the three months ended March 31, 2023	For the three months ended March 31, 2022
General and administrative expenses	$2,075,298	$162,637
Franchise tax expenses	50,000	49,813

Loss from operations	(2,125,298)	(212,450)
Other income:
Change in value of investments held in Trust Account	3,089,394	(226,760)

Total other income (expense)	3,089,394	(226,760)

Income (Loss) before income tax expense	964,096	(439,210)
Income tax expense	638,273	—

Net income (loss)	$325,823	$(439,210)

Weighted average shares outstanding of Class A common stock	31,625,000	10,893,056

Basic and diluted net income (loss) per share, Class A common stock	$0.02	$1.02

Weighted average shares outstanding of Class B common stock	7,906,250	7,906,250

Basic and diluted net income (loss) per share, Class B common stock	$(0.05)	$(1.46)

The accompanying notes are an integral part of these unaudited condensed financial statements.

GSR II METEORA ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2023

	Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit

	Shares	Amount
Balance - December 31, 2022	7,906,250	$791	$—	$(2,213,540)	$(2,212,749)
Accretion for Class A common stock to redemption amount	—	—	—	(2,401,121)	(2,401,121)
Net income	—	—	—	325,823	325,823

Balance - March 31, 2023	7,906,250	$791	$—	$(4,288,838)	$(4,288,047)

FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity

	Shares	Amount
Balance - December 31, 2021	7,906,250	$791	$24,209	$(10,965)	$14,035
Sale of private placement warrants to Sponsor in private placement	—	—	12,223,750	—	12,223,750
Fair value of warrants and rights included in the Units sold in the Initial Public Offering	—	—	17,710,000	—	17,710,000
Offering costs associated with issuance of warrants as part of the Units in the Initial Public Offering (net of reimbursement from underwriter)	—	—	(135,698)	—	(135,698)
Accretion for Class A common stock to redemption amount	—	—	(27,045,604)	—	(27,045,604)
Net loss	—	—	—	(439,210)	(439,210)

Balance - March 31, 2022	7,906,250	$791	$2,776,657	$(450,175)	$2,327,273

The accompanying notes are an integral part of these unaudited condensed financial statements.

GSR II METEORA ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31, 2023	For the Three Months Ended March 31, 2022
Cash Flows from Operating Activities:
Net income (loss)	$325,823	$(439,210)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in value of investments held in Trust Account	(3,089,394)	226,760
Changes in operating assets and liabilities:
Prepaid expenses	47,792	(923,011)
Accounts payable	149,062	8,215
Accrued expenses	1,476,601	(10,000)
Franchise tax payable	(150,050)	49,145
Income tax payable	638,273	—

Net cash used in operating activities	(601,893)	(1,088,101)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(320,993,750)
Cash withdrawn from Trust Account for tax payments	200,050	—

Net cash provided by (used in) investing activities	200,050	(320,993,750)
Cash Flows from Financing Activities:
Proceeds from note payable to related party	—	161,543
Repayment of note payable to related party	—	(241,543)
Proceeds received from initial public offering, gross	—	316,250,000
Proceeds received from private placement	—	12,223,750
Offering costs paid (net of reimbursement from underwriter)	—	(4,597,351)

Net cash provided by financing activities	—	323,796,399

Net Change in Cash	(401,843)	1,714,548
Cash – Beginning of period	477,195	44,739

Cash – End of period	$75,352	$1,759,287

Non-Cash investing and financing activities:
Offering costs included in accrued expenses	$—	$70,000

Reversal of accrued offering costs	$—	$(290,000)

The accompanying notes are an integral part of these unaudited condensed financial statements.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN CONSIDERATION

GSR II Meteora Acquisition Corp. (the “Company”) is a blank check company incorporated as a Delaware corporation on October 14, 2021. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities that the Company has not yet identified (“Business Combination”).

As of March 31, 2023, the Company had not yet commenced operations. All activity through March 31, 2023 relates to the Company’s formation and the Company’s initial public offering (the “Initial Public Offering”), which is described below, and since the Initial Public Offering, its search for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income from the proceeds held in the Trust Account (as defined below).

The Company’s sponsor is GSR II Meteora Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 24, 2022. On March 1, 2022, the Company consummated its Initial Public Offering of 31,625,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including the issuance of 4,125,000 Units as a result of the underwriter’ full exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $316.3 million, and incurring offering costs of approximately $4.7 million.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 12,223,750 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $12.2 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $321.0 million ($10.15 per Unit) of net proceeds, including the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement, was placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company (“Continental”) acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital held in trust) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise is not required to register as an investment company under the Investment Company Act.

The Company will provide holders of the Company’s outstanding Public Shares sold in the Initial Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially at $10.15 per Public Share).

The Public Shares were recorded at a redemption value and classified as temporary equity, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders will not be entitled to redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation (A) in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the time frame described below or (B) with respect to any other material provision relating to the rights of holders of Public Shares or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment.

The Company has 15 months from the closing of the Initial Public Offering, or June 1, 2023, to complete the initial Business Combination. However, if the Company anticipates that it may not be able to consummate the initial Business Combination within 15 months, the Company may, but is not obligated to, extend the period of time to consummate a Business Combination by three additional one-month periods each (for a total of up to 18 months). The Public Stockholders will not be entitled to vote on, or redeem their shares in connection with, any such extension. In order to extend the time available for the Company to consummate the initial Business Combination, the Sponsor or its affiliates or designees, upon five business days’ advance notice prior to each deadline, must deposit into the Trust Account an additional $0.033 per share of Class A common stock then outstanding (or $1,043,625 in the aggregate) on or prior to the date of such deadline. In connection with each such additional deposit, the Sponsor or its affiliates or designees will receive an additional of up to 1,043,625 Private Placement Warrants with the same terms as the original Private Placement Warrants.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

If the Company is unable to complete a Business Combination within 15 months from the closing of the Initial Public Offering (or up to 16 months, 17 months or 18 months, as applicable if the time to complete the initial Business Combination has been extended in accordance with the procedures described above) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders will not be entitled to liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders should acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.15. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, less franchise and income taxes payable. This liability will not apply with respect to any claims by a third party or Target that executed an agreement waiving any and all rights to seek access to the Trust Account (whether or not such agreement is enforceable) or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On August 23, 2022, the board of directors of the Company unanimously approved the transaction agreement (the “Transaction Agreement”), dated on August 24, 2022 and was later amended on February 13, 2023 and April 4, 2023, by and among the Company, the Sponsor, BT Assets, Inc., a Delaware corporation (“BT Assets”), and Lux Vending, LLC, a Georgia limited liability company and a wholly owned subsidiary of BT Assets, dba Bitcoin Depot (“Lux Vending”). The Transaction Agreement and the transactions contemplated thereby were approved by the board of directors of the Company and the leadership team of BT Assets. Upon the consummation of the transactions contemplated by the Transaction Agreement (the “Closing”), the Company will change its name to Bitcoin Depot Inc. (and the combined post-business combination company will be

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

reorganized into an umbrella partnership C corporation (or “Up-C”) structure). All of the terms used, but not defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

Upon the terms and subject to the conditions of the Transaction Agreement, in accordance with the Delaware General Corporation Law, and prior to or at the Closing, the Company, Sponsor, Lux Vending and BT Assets will enter into the following transactions:

(i)	Lux Vending will merge with and into a newly-formed Delaware limited liability company known as “Bitcoin Depot Operating LLC” (“BT OpCo”);

(ii)

BT Assets will sell, transfer, assign, convey and deliver to us and the we will purchase and accept from BT Assets, the Purchased Common Units in exchange for certain cash consideration (the “Over the Top Consideration”).

(iii)

The Company will assign, transfer, contribute and deliver to BT OpCo certain cash consideration (the “Contribution Amount”), and BT OpCo will issue and deliver to the Company (x) at the Closing, the Contribution Common Units, and (y) at the Closing and immediately following the effectiveness of BT OpCo amending and restating its limited BT OpCo A&R LLC Agreement, certain Matching Warrants and PubCo Earn-Out Units. The Over the Top Consideration and the Contribution Amount will be distributed in accordance with the Cash Distribution Waterfall as set forth in the Transaction Agreement.

On April 4, 2023, the Company, the Sponsor, Lux Vending and BT Assets entered into a Second Amendment (the “Second Amendment”) to the Transaction Agreement. The Second Amendment provides for an amendment to the definition of the “Agreement End Date” in the Transaction Agreement and changes the date listed therein from April 7, 2023 to May 15, 2023 or such later date as may be mutually agreed upon by the Company and Lux Vending.

Going Concern Consideration

As of March 31, 2023, the Company had approximately $75,000 in cash, and working capital deficit of approximately $6.0 million (taking into account tax obligations of approximately $1.6 million; however, such amount may be paid by proceeds earned from interest income on investments held in Trust Account, to the extent available).

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to purchase Founder Shares (as defined in Note 5), and loan proceeds from the Sponsor of approximately $242,000 under the Note (as defined in Note 5). The Company repaid the Note in full on March 4, 2022. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may provide the Company with Working Capital Loans (as defined in Note 5) as may be required (of which up to $1.5 million may be converted at the lender’s option into warrants).

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company has until June 1, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time, and if a Business Combination is not consummated by this date, then there will be a mandatory liquidation and subsequent dissolution of the Company.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Management has determined that the liquidity condition is not sufficient to meet the Company’s obligations through June 1, 2023 or for a period of time within one year from the date the financial statements are issued. Additionally, the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the initial Business Combination as discussed above. There is no assurance that the Company’s plans to consummate the initial Business Combination will be successful or successful within the Combination Period (by June 1, 2023). These conditions and events, and the uncertainty thereto, has created substantial doubt about the Company’s ability to continue as a going concern within one year after the financial statements are issued. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a Business Combination. In response to the conflict between Russia and Ukraine, the United States and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a Business Combination and the value of the Company’s securities.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X and pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all of the information and footnotes required by GAAP and have not been audited by the Company’s independent registered public accounting firm. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three months ended March 31, 2023 are not necessarily indicative of the results that may be expected through December 31, 2023 or for any future period.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on March 30, 2023.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of income and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. As of March 31, 2023 and December 31, 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2023 and December 31, 2022.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in change in value of investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to the short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its equity-linked financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are classified as liabilities, the derivative instrument is initially recognized at fair value with subsequent changes in fair value recognized in the statements of operations each reporting period. The classification of derivative instruments, including whether such instruments should be classified as liabilities or as equity, is evaluated at the end of each reporting period.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Company accounted for its Rights as equity-classified instruments based on an assessment of the Right’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the Rights are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the Rights meet all the requirements for equity classification under ASC 815, including whether the Rights are indexed to the Company’s own common stock, among other conditions for the equity classification. This assessment, which requires the use of professional judgement, was conducted at the time of Rights issuance.

The Company accounted for the warrants issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts were initially measured at fair value (or allocated value). Subsequent changes in fair value will not be recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering. Upon completion of the Initial Public Offering, offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Class A common stock were charged against the carrying value of Class A common stock subject to possible redemption upon the completion of the Initial Public Offering.

Redeemable Class A Common Stock

As discussed in Note 1, all of the 31,625,000 shares of Class A common stock sold as parts of the Units in the Initial Public Offering contain a redemption feature. In accordance with the Accounting Standards Codification 480-10-S99-3A “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company classified all of the shares of Class A common stock as redeemable. Immediately upon the closing of the Initial Public Offering, the Company recognized a one-time charge against additional paid-in capital (to the extent available) and accumulated deficit for the difference between the initial carrying value of the Class A common stock and the redemption value. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in retained earnings, or in the absence of retained earnings, in additional paid-in capital.

Net Loss Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome. In order to determine the net income (loss) attributable to both the Class A and Class B common stock, the Company first considered the total income (loss) allocable to both sets of shares, including the accretion of Class A redeemable shares to redemption value which represents the difference between the gross proceeds of the Initial Public Offering, net of offering costs, and the redemption value of the redeemable shares of $10.15 per share. Subsequent to calculating the total income (loss) allocable to both sets of shares, the Company split the amount to be allocated pro rata between Class A and Class B common stock for the three months ended March 31, 2023 and 2022.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The calculation of diluted net income (loss) does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the Private Placement Warrants to purchase an aggregate of 43,848,750 shares of Class A common stock and the Rights to receive 1,976,562 shares of Class A common stock in the calculation of diluted loss per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the periods presented.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of common stock:

	For the three months ended March 31, 2023	For the three months ended March 31, 2022
Net income (loss)	$325,823	$(439,210)
Accretion of redeemable common stock to redemption amount	(2,401,121)	(27,045,604)

Net income (loss) including accretion of temporary equity to redemption value	$(2,075,298)	$(27,484,814)

	For the three months ended March 31, 2023		For the three months ended March 31, 2022

	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net loss including accretion of temporary equity to redemption value	$(1,660,238)	$(415,060)	$(15,925,780)	$(11,559,034)
Accretion of common stock to redemption value	2,401,121	—	27,045,604	—

Net income (loss)	740,883	(415,060)	11,119,824	(11,559,034)
Denominator:
Basic and diluted weighted average shares outstanding	31,625,000	7,906,250	10,893,056	7,906,250

Basic and diluted net income (loss) per share	$0.02	$(0.05)	$1.02	$(1.46)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2023 and December 31, 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On March 1, 2022, the Company consummated its Initial Public Offering of 31,625,000 Units, including the issuance of 4,125,000 Units as a result of the underwriter’s full exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $316.3 million, and incurring offering costs of approximately $4.7 million.

Each Unit consists of one share of Class A common stock, one redeemable warrant (a “Public Warrant”) and one one-sixteenth (1/16) of one Right. Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). Each holder of a whole Right will receive one share of Class A common stock upon consummation of the initial Business Combination.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 12,223,750 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $12.2 million.

Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On November 16, 2021, the Sponsor paid $25,000 to purchase 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”). On December 28, 2021, the Company effected a 1.10-for-1 stock split for all outstanding shares of Class B common stock, resulting in an aggregate of 6,325,000 shares of Class B common stock outstanding. On January 20, 2022, the Company effected a 5-for-4 stock split for all outstanding shares of Class B common stock, resulting in an aggregate of 7,906,250 shares of Class B common stock outstanding.

The initial stockholders agreed to forfeit up to 1,031,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On March 1, 2022, the underwriter consummated the exercise in full of the over-allotment; thus, these 1,031,250 Founder Shares were no longer subject to forfeiture.

The initial stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business combination, (x) if the last reported sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares.

On February 16, 2022, the Sponsor transferred 20,000 shares to each of the independent directors. The independent directors agreed that such shares would not vest until and unless the last reported closing price of the Class A common stock (or the equivalent security following the Business Combination) of the Company or applicable successor exceeds $10.00 per share for twenty days during any thirty-day period starting on the first trading day immediately after the Company consummates its initial Business Combination. The sale of the Founder Shares is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of March 31, 2023, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Related Party Loans

On November 16, 2021, the Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed approximately $242,000 under the Note and repaid the balance in full on March 4, 2022.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2023 and December 31, 2022, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

On February 24, 2022, the Company entered into an agreement with the Sponsor, pursuant to which the Company agreed to reimburse the Sponsor $66,666 per month for office space, utilities and secretarial and administrative support made available to the Company through the earlier of consummation of the initial Business Combination and the Company’s liquidation. The Company incurred $199,998 and $66,666 in connection with such fees during the three months ended March 31, 2023 and 2022, respectively, reported within general and administrative expenses in the accompanying statements of operations.

In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential partner businesses and performing due diligence on suitable Business Combinations. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Stockholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the effective date of the prospectus in connection with the Initial Public Offering to purchase up to 4,125,000 additional Units to cover over-allotments

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

at the Initial Public Offering price less the underwriting discounts and commissions. On March 1, 2022, the underwriter consummated the exercise in full of the over-allotment option.

The underwriter was entitled to an underwriting discount of $0.20 per unit, or approximately $6.3 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriter reimbursed the Company for certain of the Company’s expenses for an aggregate of approximately $2.3 million upon closing of the Initial Public Offering.

Business Combination Marketing Agreement

On February 24, 2022, the Company entered into a business combination marketing agreement (the “Business Combination Marketing Agreement”) to engage the underwriter, Oppenheimer & Co. (“Oppenheimer”), as advisor in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing its securities in connection with the potential Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company agreed to pay Oppenheimer a cash fee for such marketing services upon the consummation of the initial Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Initial Public Offering, or approximately $11.1 million in the aggregate (the “Marketing Fees”). The Marketing Fees will become payable to Oppenheimer from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the underwriting agreement for the Initial Public Offering. Up to $0.105 per unit, or up to approximately $3.3 million of such Marketing Fees, may instead be paid, at the Company’s sole discretion, to third party advisors not participating in the Initial Public Offering that assist the Company in consummating the initial Business Combination.

On February 6, 2023, the Company received a formal letter from Oppenheimer, advising that it had waived any claims to the Marketing Fees and the fees previously owed to Oppenheimer will not be paid or reallocated to any other advisor.

NOTE 7. REDEEMABLE CLASS A COMMON STOCK AND STOCKHOLDERS’ DEFICIT

Preferred Stock-The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Class A Common Stock-The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2023 and December 31, 2022, there were 31,625,000 shares of Class A common stock issued or outstanding, all of which were subject to possible redemption and were classified outside of permanent equity on the balance sheets.

Class B Common Stock-The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of March 31, 2023 and December 31, 2022, there were 7,906,250 shares of Class B common stock issued and outstanding. Of the 7,906,250 shares of Class B common stock outstanding, up to 1,031,250 shares were subject to forfeiture to the Company by the initial stockholders for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full or in part so that the Founder Shares would collectively represent 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. On March 1, 2022, the underwriter consummated the exercise in full of the over-allotment; thus, these 1,031,250 shares of Class B common stock were no longer subject to forfeiture.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Holders of the Class B common stock will have the right to appoint all of the Company’s directors prior to an initial Business Combination. On any other matter submitted to a vote of the Company’s stockholders, holders of the Class A common stock and holders of the Class B common stock will vote together as a single class, except as required by law or stock exchange rule; provided, that the holders of Class B common stock will be entitled to vote as a separate class to increase the authorized number of shares of Class B common stock. Each share of common stock will have one vote on all such matters.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination at a ratio such that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock, will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of shares issued in the Initial Public Offering, including shares issued in connection with the underwriter’s exercise of their option to purchase additional Units, plus (ii) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans.

Rights- As of March 31, 2023 and December 31, 2022, the Company had 1,976,562 Rights outstanding, Each holder of a whole Right will receive one share of Class A common stock upon consummation of the initial Business Combination. In the event the Company will not be the survivor upon completion of the initial Business Combination, each holder of a whole Right will be required to affirmatively convert his, her or its Rights in order to receive the one share underlying each whole Right (without paying any additional consideration) upon consummation of the Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds for their Rights, and the Rights will expire worthless. No fractional shares will be issued upon conversion of any Rights.

Warrants- As of March 31, 2023 and December 31, 2022, the Company had 31,625,000 Public Warrants and 12,223,750 Private Placement Warrants outstanding. There were no warrants outstanding as of December 31, 2022. The warrants will become exercisable 30 days after the completion of an Initial Business Combination; provided the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a “cashless basis” and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the initial stockholders or their respective affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions) and (z) the volume weighted average trading price of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Redemption of warrants. After the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-tradingday period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” of Class A common stock shall mean the volume weighted average price of the shares of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent.

If the Company calls the warrants for redemption as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

The Private Placement Warrants are identical to the Public Warrants, except as otherwise set forth herein that: (1) they will not be redeemable by the Company; (2) they (including the shares of Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the initial Business Combination; (3) they may be exercised by the holders thereof on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.

No fractional shares of Class A common stock will be issued upon exercise of the warrants. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

If the Company is unable to complete an initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. FAIR MARKET MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

March 31, 2023	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account—U.S. Treasury Securities	$328,325,574	$—	$—

December 31, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account—U.S. Treasury Securities	$325,436,230	$—	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period.

As of March 31, 2023 and December 31, 2022, Level 1 assets include investments in money market funds or U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. The Company has no Level 2 or Level 3 assets.

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements, except as noted below.

On April 4, 2023, the Company, the Sponsor, Lux Vending and BT Assets entered into a Second Amendment (the “Second Amendment”) to the Transaction Agreement. The Second Amendment provides for an amendment to the definition of the “Agreement End Date” in the Transaction Agreement and changes the date listed therein from April 7, 2023 to May 15, 2023 or such later date as may be mutually agreed upon by the Company and Lux Vending. All other terms of the Transaction Agreement remain unmodified and in full force and effect.

On May 3, 2023, the Company filed and commenced mailing of a Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) in connection with a special meeting of stockholders (i) to amend the Company’s amended and restated certificate of incorporation (the “Charter”) to extend the date by which the Company must complete an initial Business Combination from June 1, 2023 to July 1, 2023, and to allow the Company, without another stockholder vote, to further extend the date to consummate an initial Business Combination on a monthly

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

basis up to eight times by an additional one month each time after July 1, 2023, or later extended deadline date, by resolution of the Board, if requested by the Sponsor, until March 1, 2024 (such date as extended, the “Extended Date”), unless the closing of the initial Business Combination shall have occurred prior thereto; and (ii) to amend the Investment Management Trust Agreement, dated February 24, 2022, by and between the Company and Continental, to change the initial date on which Continental must commence liquidation of the Trust Account to the Extended Date or such later date as may be approved by the Company’s stockholders in accordance with the Charter if a letter of termination under the Trust Agreement is not received by Continental prior to such date.

On May 11, 2023, the Company, the Sponsor, Lux Vending and BT Assets entered into a Third Amendment (the “Third Amendment”) to the Transaction Agreement pursuant to which, among other things, the definition of the “Agreement End Date” in the Transaction Agreement was amended to change the date listed therein from May 15, 2023 to the earlier of (i) July 15, 2023 and (ii) 45 days following the date the proxy statement containing the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of BT Companies as of and for the three-month period ended March 31, 2023 (subject to normal and recurring year-end adjustments and the absence of footnotes) has been filed with the SEC or such later date as may be mutually agreed upon by the parties.

On June 7, 2023, the Company, the Sponsor, Lux Vending, BT HoldCo and BT Assets entered into a Fourth Amendment (the “Fourth Amendment”) to the Transaction Agreement, pursuant to which, among other things, (i) BT HoldCo was joined as a party to the Transaction Agreement, (ii) the parties agreed that prior to the Closing, BT Assets and PubCo will effect the Pre-Closing Restructuring, and (iii) the parties agreed that prior to or upon the Closing, (a) Sponsor will exchange all of its shares of Class B common stock for certain newly issued shares of PubCo Class A common stock and, subject to the terms of conversion or forfeiture and cancellation set forth in the Sponsor Agreement, PubCo Class E common stock, and BT HoldCo will issue to PubCo an equal number of BT HoldCo Earnout Units corresponding to the class of PubCo Class E common stock issued by PubCo to Sponsor, (b) BT Assets will sell, transfer and assign to PubCo, and PubCo will purchase and accept from BT Assets certain BT HoldCo Common Units in consideration for the Over the Top Consideration (as defined in the Transaction Agreement); (c) PubCo will assign, transfer and contribute to BT HoldCo the Contribution Amount (as defined below) and BT HoldCo will subsequently assign, transfer and contribute to BT Opco the Contribution amount and BT HoldCo will in consideration therefor issue and deliver to PubCo certain BT HoldCo Common Units, and at the Closing and immediately following the effectiveness of the BT HoldCo Amended and Restated Limited Liability Company Agreement, the BT HoldCo Matching Warrants and certain of the BT HoldCo Earnout Units; (d) the PubCo Available Cash will be paid to BT Assets and contributed to BT HoldCo and subsequently to BT OpCo in accordance with the Cash Distribution Waterfall set forth in the Transaction Agreement; (e) immediately following the Delaware Secretary of State’s acceptance of the PubCo Amended and Restated Charter, PubCo will issue 44,100,000 shares of PubCo Class V common stock to BT Assets in exchange for the payment to PubCo by BT Assets of $4,410.00; (f) at the Closing, each Phantom Equity Award that is outstanding as of immediately prior to the Closing will, subject to and conditioned upon the Phantom Equity Holder’s execution and delivery to BT OpCo and PubCo of a Phantom Equity Award Termination Agreement (as defined in the Transaction Agreement), be converted into the right to receive (i) a cash payment in an amount equal to the Phantom Equity Cash Consideration (as defined in the Transaction Agreement), and/or (ii) such number of shares of PubCo Class A common stock equal to the Phantom Equity Non-Cash Consideration (as defined in the Transaction Agreement).

All other terms of the Transaction Agreement remain unmodified and in full force and effect.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Bitcoin Depot Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Lux Vending, LLC (dba Bitcoin Depot) and subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of income and comprehensive income, changes in member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company has changed its method of accounting for leases as of January 1, 2022 due to the adoption of Accounting Standards Codification 842, Leases.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2021.

Atlanta, Georgia

April 14, 2023

LUX VENDING, LLC (DBA BITCOIN DEPOT)

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2022 AND 2021

	2022	2021
Assets
Current:
Cash and cash equivalents	$37,540,337	$38,028,200
Cryptocurrencies	539,896	6,557,754
Accounts receivable, net	263,206	91,738
Prepaid expenses and other current assets	2,014,858	2,428,927

Total current assets	40,358,297	47,106,619
Property and equipment:
Furniture and fixtures	617,930	229,107
Leasehold improvements	171,780	171,780
Kiosk machines - owned	15,233,541	14,147,735
Kiosk machines - leased	36,590,636	46,330,250
Vehicles	16,913	74,404

	52,630,800	60,953,276
Less: accumulated depreciation	(13,976,382)	(15,328,902)

Total property and equipment, net	38,654,418	45,624,374
Intangible assets, net	5,351,249	6,864,776
Goodwill	8,717,288	8,717,288
Operating lease right-of-use assets, net	302,362	—
Security deposits	17,417	17,417

Total assets	$93,401,031	$108,330,474

Liabilities and Member’s equity
Current:
Accounts payable	$8,119,155	$10,025,302
Accrued expenses	9,467,921	5,512,729
Earn-out liability	1,840,708	1,624,272
Notes payable	8,050,000	3,200,000
Income taxes payable	646,629	—
Deferred revenue	19,000	—
Operating lease liabilities, current portion	228,410	—
Current installments of obligations under finance leases in 2022 and capital leases in 2021	18,437,333	17,209,198

Total current liabilities	46,809,156	37,571,501
Deferred rent, non-current	—	139,983
Earn-out liability, non-current	—	1,254,728
Notes payable, non-current	29,521,642	33,501,536
Operating lease liabilities, non-current	247,707	—
Obligations under finance leases in 2022 and capital lease in 2021, non-current	6,139,713	15,396,437
Deferred income tax, net	1,238,678	1,490,529

Total Liabilities	83,956,896	89,354,714

Commitments and Contingencies (Note 18)
Member’s Equity
Equity attributed to Lux Vending, LLC	7,396,170	17,615,633
Accumulated other comprehensive loss	(181,915)	(72,188)

Total equity attributable to Lux Vending, LLC	7,214,255	17,543,445
Equity attributed to noncontrolling interest in subsidiary	2,229,880	1,432,315

Total member’s equity	9,444,135	18,975,760

Total liabilities and member’s equity	$93,401,031	$108,330,474

See the accompanying notes to the consolidated financial statements

LUX VENDING, LLC (DBA BITCOIN DEPOT)

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020

	2022	2021	2020
Revenue	$646,830,408	$548,980,103	$245,131,200
Cost of revenue (excluding depreciation and amortization)	574,534,503	492,953,812	214,038,451
Operating expenses:
Selling, general, and administrative	36,990,652	29,137,102	14,034,691
Depreciation and amortization	18,783,105	13,040,729	2,246,347

Total operating expenses	55,773,757	42,177,831	16,281,038

Income from operations	16,522,148	13,848,460	14,811,711

Other income (expense):
Interest expense	(12,318,347)	(8,000,277)	(731,127)
Other income (expense)	118,240	(97,811)	324,594
Loss on foreign currency transactions	(380,170)	—	—

Total other expense, net	(12,580,277)	(8,098,088)	(406,533)

Income before provision for income taxes and noncontrolling interest	3,941,871	5,750,372	14,405,178
Income tax (expense) benefit	(394,779)	171,164	—

Net income	3,547,092	5,921,536	14,405,178
Net loss attributable to noncontrolling interest in subsidiary	432,553	21,010	—

Net income attributable to Lux Vending, LLC	$3,979,645	$5,942,546	$14,405,178

Other comprehensive income, net of tax
Net income	$3,547,092	$5,921,536	$14,405,178
Foreign currency translation adjustments	(109,727)	(71,998)	—

Total Comprehensive Income	3,437,365	5,849,538	14,405,178

Comprehensive loss attributable to noncontrolling interest in subsidiary	432,553	20,820	—

Comprehensive income attributable to Lux Vending, LLC	$3,869,918	$5,870,358	$14,405,178

See the accompanying notes to the consolidated financial statements

LUX VENDING, LLC (DBA BITCOIN DEPOT)

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020

	Equity attributable to Lux Vending, LLC	Accumulated Other Comprehensive Loss	Total equity attributable to Lux Vending, LLC	Equity attributable to non-controlling interest in subsidiary	Total Member’s Equity
Balance at January 1, 2020	$6,319,150	$—	$6,319,150	$—	$6,319,150
Distributions	(1,428,789)	—	(1,428,789)	—	(1,428,789)
Net income	14,405,178	—	14,405,178	—	14,405,178

Balance at December 31, 2020	19,295,539	—	19,295,539	—	19,295,539
Distributions	(7,622,452)	—	(7,622,452)	—	(7,622,452)
Fair value of noncontrolling interest in connection with acquisition of BitAccess	—	—	—	948,154	948,154
Stock compensation	—	—	—	504,981	504,981
Foreign currency translation	—	(72,188)	(72,188)	190	(71,998)
Net income (loss)	5,942,546	—	5,942,546	(21,010)	5,921,536

Balance at December 31, 2021	17,615,633	(72,188)	17,543,445	1,432,315	18,975,760
Contributions	1,778,041	—	1,778,041	—	1,778,041
Distributions	(15,977,149)	—	(15,977,149)	—	(15,977,149)
Stock compensation	—	—	—	1,230,118	1,230,118
Foreign currency translation	—	(109,727)	(109,727)	—	(109,727)
Net income (loss)	3,979,645	—	3,979,645	(432,553)	3,547,092

Balance at December 31, 2022	$7,396,170	$(181,915)	$7,214,255	$2,229,880	$9,444,135

See the accompanying notes to the financial statements

LUX VENDING, LLC (DBA BITCOIN DEPOT)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020

	2022	2021	2020
Cash flows from operating activities
Net income	$3,547,092	$5,921,536	$14,405,178
Adjustments to reconcile net income to cash provided by operating activities:
Amortization of deferred financing costs	610,785	503,805	18,329
Adjustment to contingent earn-out liability	961,708	—	—
Depreciation and amortization	18,783,105	13,007,825	2,246,347
Non-cash stock compensation	1,230,118	504,981	—
Purchase of services in cryptocurrencies	3,677,924	6,100,047	3,527,944
Deferred taxes	(251,851)	(386,920)	—
Forgiveness of debt (included in other income)	—	—	(331,296)
Reduction in carrying amount of right-of-use assets	81,361	—	—
Cryptocurrencies received as payment	(3,244,324)	(1,967,310)	—
Change in operating assets and liabilities:
Accounts receivable, net	(171,468)	14,414	—
Cryptocurrencies	2,796,126	(10,266,262)	(3,786,236)
Prepaid expenses and other current assets	566,925	(896,852)	(273,739)
Accounts payable	(1,906,147)	7,292,791	1,465,269
Accrued expenses	4,048,977	3,455,306	1,004,299
Income taxes payable	646,629	—	—
Deferred revenue	19,000	—	—
Operating lease liabilities	(141,374)	—	—

Cash provided by operating activities	31,254,586	23,283,361	18,276,095

Cash flows from investing activities
Acquisition of property and equipment	(1,110,132)	(7,933,371)	(1,376,693)
Acquisition of BitAccess, net of cash received	—	(11,387,386)	—
Contingent consideration payment	(2,000,000)	—	—

Cash used by investing activities	(3,110,132)	(19,320,757)	(1,376,693)

Cash flows from financing activities
Proceeds from issuance of notes payable	5,000,000	15,000,000	25,900,000
Principal payments on notes payable	(4,531,000)	(1,069,024)	(3,930,791)
Principal payments on short-term financing arrangement	(341,603)	—	—
Principal payments on finance leases	(17,105,867)	—	—
Proceeds from forgivable note payable	—	—	331,296
Principal payments on capital lease obligations	—	(12,858,825)	(910,962)
Payment for deferred financing costs	(209,679)	(467,690)	(2,296,929)
Distributions	(11,353,485)	(7,622,452)	(1,428,789)

Cash used by financing activities	(28,541,634)	(7,017,991)	17,663,825

Effect of exchange rate changes on cash and cash equivalents	(90,683)	(68,715)	—

Net (decrease) increase in cash and cash equivalents	(487,863)	(3,124,102)	34,563,227
Cash and cash equivalents, beginning of the year	38,028,200	41,152,302	6,589,075

Cash and cash equivalents, end of the year	$37,540,337	$38,028,200	$41,152,302

Supplemental disclosures of cash flow information:

Cash paid during the years for:
Interest	$10,839,980	$8,000,277	$731,127

Income taxes	$116,613	$—	$—

See the accompanying notes to the consolidated financial statements

LUX VENDING, LLC (DBA BITCOIN DEPOT)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020

Supplemental disclosures of non-cash investing and financing activities:

In 2022, 2021 and 2020, the Company acquired property and equipment under finance lease obligations in 2022 and capital leases in 2021 and 2020 totaling $0, $38,799,000 and $7,538,500, respectively, which are recorded within kiosk machines - leased on the consolidated Balance Sheets.

See Note 4 for information on non-cash distribution and contribution activity with the Member.

See Note 17 for information on non-cash activity related to a lease modification.

During 2022, the Company exercised a purchase option under an expired BTM kiosk lease. The Company agreed to a purchase price of $341,603 which resulted in an increase in Kiosk machines - owned. The Company paid the purchase price through a short-term financing arrangement.

The Company purchases cryptocurrency from a liquidity provider which is settled the following day. The Company had a liability of $1,665,076, $972,726 and $0 at December 31, 2022, 2021 and 2020, respectively which are recorded within accrued expenses on the consolidated Balance Sheets. The Company recognizes the activity with this liquidity provider as part cryptocurrencies and accrued expenses on the changes in operating assets and liabilities on the Statements of Cash Flow.

See the accompanying notes to the consolidated financial statements

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(1) Organization and Background

(a) Organization

Lux Vending, LLC (dba Bitcoin Depot) (“Bitcoin Depot”, or the “Company”), a limited-liability company, was formed on June 7, 2016. Bitcoin Depot owns and operates a network of cryptocurrency kiosks (“BTMs”) across North America where customers can buy and sell cryptocurrencies. In addition to the BTM network, Bitcoin Depot also sells cryptocurrency to consumers at a network of retail locations through its BDCheckout product offering and through its website via over-the-counter (OTC) trade. The BDCheckout offering allows users similar functionality to our kiosks, enabling them to load cash into their accounts at the checkout counter at retailer locations, and then use those funds to purchase cryptocurrency. The Company’s website allows users to initiate and complete OTC trades for cryptocurrency. Bitcoin Depot also offers a software solution to other BTM operators through its controlled subsidiary, BitAccess, Inc.

(b) Background

Several factors affect the price of cryptocurrencies, including but not limited to: (a) global supply and demand; (b) investors’ expectations with respect to the rate of inflation; (c) interest rates; (d) currency exchange rates, including the rates at which cryptocurrencies may be exchanged for fiat currencies; (e) fiat currency withdrawal and deposit policies of electronic market places where traders may buy and sell cryptocurrencies based on bid-ask trading activity with the various exchanges and the liquidity of those exchanges; (f) interruptions in service from or failures of major cryptocurrency exchanges; (g) investment and trading activities of large investors, including private and registered funds, that may directly or indirectly invest in cryptocurrencies; (h) monetary policies of governments, trade restrictions, currency devaluations and revaluations; (i) regulatory measures, if any, that restrict the use of cryptocurrencies as a form of payment; (j) the maintenance and development of the open-source protocol governing the cryptocurrency’s network; (k) global or regional political, economic or financial events and situations; and (l) expectations among market participants that the value of a cryptocurrency will soon change.

Global supply for a particular cryptocurrency is determined by the asset’s network source code, which sets the rate at which assets may be awarded to network participants. Global demand for cryptocurrencies is influenced by such factors as the increase in acceptance by retail merchants and commercial businesses of a cryptocurrency as a payment alternative, the security of online exchanges and digital wallets, the perception that the use of cryptocurrencies is safe and secure, and the lack of regulatory restrictions on their use. Additionally, there is no assurance that any cryptocurrency will maintain its long-term value in terms of purchasing power. Any of these events could have a material effect on the Company’s financial position and the results of its operations.

(c) Significant Transaction

On August 24, 2022, the Company entered into a Transaction Agreement with GSR II Meteora Acquisition Corp. (“GSRM”). GSRM is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”). The Transaction agreement would create a series of transactions where the Company would become a public company. This transaction did not close as of December 31, 2022 and no impact of the transaction was recorded within the accompanying financial statements. The Company expensed all transaction related expenses in 2022 due to the uncertainty of whether this transaction will ultimately close.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) regarding annual financial reporting.

The consolidated financial statements include the accounts of Lux Vending, LLC and its wholly-owned and controlled subsidiaries: Mintz Assets, Inc., Express Vending, Inc., Intuitive Software, LLC, Digital Gold Ventures, Inc. (“Digital Gold”), and BitAccess Inc. Mintz Assets, Inc. is a holding company that holds the ownership of Express Vending, Inc. Express Vending, Inc. is a Canadian corporation whose business activities include owning and operating a network of BTM kiosks in Canada. Intuitive Software, LLC is a holding company that holds an 84.69% equity interest (through its ownership of Digital Gold) in BitAccess Inc., a Canadian corporation, as described in Note 9. Intercompany balances and transactions have been eliminated in consolidation.

The Company has reclassified certain amounts relating to its prior period results to conform to the current period presentation. These reclassifications have not changed the results of operations of prior periods.

(b) Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates are used for, but not limited to, valuation of current and deferred income taxes, the determination of the useful lives of property and equipment, recoverability of intangible assets and goodwill, fair value of long-term debt, present value of lease liabilities and right-of-use assets, assumptions and inputs for fair value measurements used in business combinations, impairments of cryptocurrencies, and contingencies, including liabilities that the Company deems are not probable of assertion. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates.

(c) Concentration of Credit Risk Arising from Cash Deposits in Excess of Insured Limits

The Company maintains cash in established U.S. and Canadian financial institutions that often will exceed federally insured limits. The Company has not experienced any losses in such accounts that are maintained at the financial institutions.

The Company maintains a certain cash balance in its BTMs and cryptocurrency exchanges to facilitate the purchase and sale of cryptocurrencies. The cash balances in the BTMs are insured up to a specified limit. From time to time, the Company’s cash balance in the BTMs exceeds such limits. The Company had $16,035,858 and $22,142,201 cash in BTMs at December 31, 2022 and 2021, respectively. Cash maintained in fiat wallets with cryptocurrency exchanges is not insured. The Company had $2,513,924 and $2,517,435 in cash with cryptocurrency exchanges at December 31, 2022 and 2021, respectively.

A significant customer concentration is defined as one from whom at least 10% of annual revenue is derived. The Company had no significant customer concentration as of December 31, 2022 and 2021.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(d) Cash and Cash Equivalents

Cash, as stated on the consolidated Balance Sheets, includes cash maintained at financial institutions, cryptocurrency exchanges, and BTMs owned and leased by the Company.

Cash equivalents represents cash in transit picked up by armored truck companies from the Company’s BTM machines but not yet deposited in the Company’s bank account. As of December 31, 2022 and 2021, the Company had cash in transit of $7,763,177 and $2,443,028, respectively. Management evaluates cash in transit based on outstanding cash deposits on cash picked up by the armored truck companies, historical cash deposits and cash that is lost during transit which is immaterial.

(e) Cryptocurrencies

Cryptocurrencies are a unit of account that function as a medium of exchange on a respective blockchain network, and a digital and decentralized ledger that keeps a record of all transactions that take place across a peer-to-peer network. The Company’s cryptocurrencies were primarily comprised of Bitcoin (“BTC”), Litecoin (“LTC”), and Ethereum (“ETH”) for the periods presented and are collectively referred to as “cryptocurrencies” in the consolidated financial statements. The Company primarily purchases cryptocurrencies to sell to customers.

The Company accounts for cryptocurrencies as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles - Goodwill and Other, and they are recorded on the Company’s consolidated Balance Sheets at cost, less any impairments. The Company has control and ownership over its cryptocurrencies which are stored in both our proprietary hot wallet and hot wallets hosted by a third party, BitGo, Inc.

The primary purpose of the Company’s operations is to buy and sell Bitcoin using the BTM kiosk network and other services. The Company does not engage in broker-dealer activities. The Company uses various exchanges and liquidity providers to purchase, liquidate and manage its bitcoin positions; however, this does not impact the accounting for these assets as intangible assets.

Impairment

Because the Company’s cryptocurrencies are accounted for as indefinite-lived intangible assets, the cryptocurrencies are tested for impairment annually or more frequently if events or changes in circumstances indicate it is more likely than not that the asset is impaired in accordance with ASC 350. The Company has determined that a decline in the quoted market price below the carrying value at any time during the assessed period is viewed as an impairment indicator because the cryptocurrencies are traded in active markets where there are observable prices. Therefore, the fair value is used to assess whether an impairment loss should be recorded. If the fair value of the cryptocurrency decreases below the initial cost basis or the carrying value at any time during the assessed period, an impairment charge is recognized at that time in cost of revenue (excluding depreciation and amortization). After an impairment loss is recognized, the adjusted carrying amount of the cryptocurrency becomes its new accounting basis and this new cost basis will not be adjusted upward for any subsequent increase in fair value. For purposes of measuring impairment on its cryptocurrencies, the Company determines the fair value of its cryptocurrency on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted (unadjusted) prices on the Coinbase exchange, the active exchange that the Company has determined is its principal market (Level 1 inputs).

The Company purchases cryptocurrencies, which are held in the Company’s hot wallets, on a just in time basis to facilitate sales to customers and mitigate exposure to volatility in cryptocurrency prices. The Company sells its

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

cryptocurrencies to its customers from its BTM Kiosks, OTC and BDCheckout locations in exchange for cash, for a prescribed transaction fee applied to the current market price of the cryptocurrency at the time of the transaction, plus a predetermined markup. When the cryptocurrency is sold to customers, the Company relieves the adjusted cost basis of its cryptocurrency, net of impairments, on a first-in, first-out basis within cost of revenue (excluding depreciation and amortization). In the fourth quarter of 2022, the Company discontinued the sale of ETH and LTC to its customers.

During the year ended December 31, 2021, the Company purchased quantities of cryptocurrencies in excess of expected sales that were subsequently sold to customers, sold on exchange or distributed to the Member. Upon disposition, the Company relieved the adjusted cost basis (net of impairments) of the cryptocurrencies with any gains recorded to cost of revenue (excluding depreciation and amortization).

The related cash flows from purchases and sales of cryptocurrencies are presented as cash flows from operating activities on the consolidated Statements of Cash Flows.

See Notes 2(i) and 2(j) to the consolidated financial statements for further information regarding the Company’s revenue recognition and cost of revenue related to the Company’s cryptocurrencies.

(f) Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Finance leases (Capital leases in 2021) are stated at the present value of the future minimum lease payments, less accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation are eliminated from their respective accounts and any resulting gain or loss is recognized in the consolidated Statements of Income and Comprehensive Income upon disposition.

Depreciation of property and equipment is determined using the straight-line method over the estimated useful lives of the assets, which are as follows:

Furniture and fixtures	7 years
Leasehold improvements	Lesser of estimated useful life or life of the lease
Kiosk machines - owned	5 years
Kiosk machines - leased	2-5 years
Vehicles	5 years

Depreciation expense for the years ended December 31, 2022, 2021 and 2020, totaled $17,269,578, $12,294,601 and $2,246,347, respectively.

(g) Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset group to its fair value, which is normally determined through analysis of the future net cash flows expected to be generated by the asset group. If such asset group is considered to be impaired, the impairment to be recognized is measured by the amount that the carrying amount of the asset group exceeds the fair value of the asset group. There were no impairments of long-lived assets for the years ended December 31, 2022 and 2021.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(h) Goodwill and Intangible Assets, net

Goodwill represents the excess of the consideration transferred over the estimated fair value of the acquired assets, assumed liabilities, and any noncontrolling interest in the acquired entity in a business combination. The Company tests for impairment at least annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The company performs their annual test for impairment as of December 31 at the reporting unit level. There was no impairment of goodwill for the years ended December 31, 2022 and 2021.

Intangible assets, net consist of tradenames, customer relationships, and software applications. Intangible assets with finite lives are amortized over their estimated lives and evaluated for impairment when an event or change in circumstances occurs that warrants such a review. Management periodically evaluates whether changes to estimated useful lives of intangible assets are necessary to ensure its estimates accurately reflect the economic use of the related intangible assets.

(i) Revenue Recognition

Kiosks, BDCheckout and OTC

Revenue is principally derived from the sale of cryptocurrencies at the point-of-sale on transactions initiated by customers. These customer-initiated transactions are governed by terms and conditions agreed to at the time of each point-of-sale transaction and do not extend beyond the transaction. The Company charges a fee at the transaction level. The transaction price for the customer is the price of the cryptocurrency, which is based on the exchange value at the time of the transaction, plus a markup, and a nominal flat fee. The exchange value is determined using real-time exchange prices and the markup percentage is determined by the Company and depends on the current market, competition, the geography of the location of the sale, and the method of purchase.

The Company’s revenue from contracts with customers is principally comprised of a single performance obligation to provide cryptocurrencies when customers buy cryptocurrencies at a BTM kiosk, through BDCheckout or directly via an over-the-counter (OTC) trade. BDCheckout sales are similar to sales from BTM kiosks in that customers buy cryptocurrencies with cash; however, the BDCheckout transactions are completed at the checkout counter of retail locations, initiated using the Bitcoin Depot mobile app instead of through the BTM kiosks. OTC sales are initiated and completed through the Company’s website. Regardless of the method by which the customer purchases the cryptocurrency, the Company considers its performance obligation satisfied when control of the cryptocurrency is transferred to the customer, which is at the point in time the cryptocurrency is transferred to the customer’s cryptocurrency wallet and the transaction validated on the blockchain.

The typical process time for our transactions with customers is 30 minutes or less. At period end, for reasons of operational practicality, the Company applies an accounting convention to use the date of the transaction, which corresponds to the timing of the cash received, for purposes of recognizing revenue. This accounting convention does not result in materially different revenue recognition from using the time the cryptocurrency has been transferred to the customer’s wallet and the transaction has been validated on the blockchain (see Note 5).

In a limited number of BTM kiosks, the Company has the technology to allow customers the ability to sell their cryptocurrencies to the Company. In these limited cases, the Company receives the customer’s cryptocurrencies in the Company’s hot wallet, and the kiosk dispenses USD to the selling customer. Because all orders are processed within a very short time frame (typically within minutes), no orders are pending when the customer receives cash upon completion of the transaction at the kiosk. Revenue is recognized at the time when the cash is

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

dispensed to the customer. The cryptocurrencies received are initially accounted for at cost and reflected in Cryptocurrencies on the consolidated Balance Sheets, net of impairments.

Judgment is required in determining whether the Company is the principal or the agent in transactions with customers. The Company evaluates the presentation of revenue on a gross or net basis based on whether it controls the cryptocurrency before control is transferred to the customer (gross) or whether it acts as an agent by arranging for other customers on the platform to provide the cryptocurrency to the customer (net). The Company controls the cryptocurrency before control is transferred to the customer, has ownership risk related to the cryptocurrency (including market price volatility), sets the transaction fee to be charged, and is responsible for transferring the cryptocurrency to the customer upon purchase. Therefore, the Company is the principal in transactions with customers and presents revenue and cost of revenue (excluding depreciation and amortization) from the sale of cryptocurrencies on a gross basis.

Software Services

As a result of the acquisition of BitAccess Inc. in July 2021 (see Note 9), the Company generates revenue from contracts with third-party BTM operators to provide software services that enables these customers to operate their own BTM kiosks and facilitate customer cash-to-cryptocurrency transactions. In exchange for these software services, the Company earns a variable fee equal to a percentage of the cash value of the transactions processed by the kiosks using the software during the month, paid in BTC. The Company has determined that the software services are a single, series performance obligation to provide continuous access to the transaction processing system that is simultaneously provided to and consumed by the customer. Each day of the service periods comprises a distinct, stand-ready service that is substantially the same and with the same pattern of transfer to the customer as all the other days. The Company allocates the variable service fees earned to each distinct service period on the basis that (a) each variable service fee earned relates specifically to the entity’s efforts to provide the software services during that period and (b) allocation of the variable fee entirely to the distinct period in which the transaction giving rise to the fee occurred is consistent with the allocation objective in ASC 606. Accordingly, the Company allocates and recognizes variable software services revenue in the period in which the transactions giving rise to the earned variable fee occur.

BitAccess also generates revenue by selling kiosk hardware to BTM operators in exchange for cash. Hardware revenue is recognized at a point-in-time when the hardware is shipped to the customer and control is transferred to the customer. When customers pay in advance for the kiosk hardware, the Company records deferred revenue until the hardware is delivered and control is transferred to the customer. Hardware and software services are generally sold separately from each other and are distinct from each other.

The Company has considered whether its contracts with BitAccess customers for software services are themselves derivative contracts or contain an embedded derivative in accordance with ASC 815 - Derivatives and Hedging, because the Company elects to receive BTC as payment for these software fees. The Company determined that the contracts are not themselves derivative contracts in their entirety but do contain an embedded derivative for the right to receive the USD denominated receivable in BTC as settlement. Due to the immaterial amount of BTC not received as settlement of receivables from customers at each month end and because the fair value of the embedded derivative was determined to be de minimis, the Company has not separately disclosed the fair value of the embedded derivative in the Company’s consolidated financial statements.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(j) Cost of Revenue (excluding depreciation and amortization)

The Company’s cost of revenue consists primarily of direct costs related to selling cryptocurrencies and operating the Company’s network of kiosks. The cost of revenue (excluding depreciation and amortization) caption includes cryptocurrency expenses, floorspace expenses, and kiosk operations expenses.

Cryptocurrency expenses

Cryptocurrency expenses include the cost of cryptocurrencies, fees paid to obtain cryptocurrencies, impairment of cryptocurrencies, gains on sales of cryptocurrencies on exchange, fees paid to operate the software on the BTM kiosks, and fees paid to transfer cryptocurrencies to customers.

Floorspace lease expenses

Floorspace lease expenses include lease expense for short-term, cancellable floorspace leases related to the placement of BTM kiosks in retail locations.

Kiosk Operations expenses

Kiosk operations expenses include the cost of kiosk repair and maintenance and the cost of armored trucks to collect and transport cash deposited into the BTM kiosks.

The Company presents cost of revenue in the consolidated Statements of Income and Comprehensive Income exclusive of depreciation related to BTM kiosks and amortization of intangible assets related to software applications, tradenames and customer relationships.

(k) Advertising

The Company expenses advertising costs as incurred. Advertising expenses were $4,235,384, $5,371,911 and $1,357,051 for the years ended December 31, 2022, 2021 and 2020, respectively, and are included in general, selling and administrative expenses in the consolidated Statements of Income and Comprehensive Income.

(l) Foreign Currency

The functional currency of the Company is the U.S. Dollar. The functional currency of Express Vending, Inc. is the Canadian Dollar. All revenue, cost and expense accounts are translated at an average of exchange rates in effect during the year. Assets and liabilities recorded in foreign currencies are translated at the exchange rate as of the balance sheet date. The resulting translation adjustments are recorded as a separate component of Member’s equity, identified as accumulated other comprehensive loss. As a result of the continued integration during 2022 of BitAccess, the Company’s controlled Canadian subsidiary, the Company determined that the functional currency was the U.S. dollar. Accordingly, assets and liabilities of BitAccess, Inc. are remeasured into U.S. dollars at the exchange rates in effect at the reporting date with differences recorded as transactions gains and losses within other income (expense), net within the Statement of Income and Comprehensive Income.

(m) Income Taxes

Since its formation, and until the restructuring discussed in the following sentence, Lux Vending, LLC. was taxed as an S Corporation. On November 13, 2020, the sole Member of Lux Vending, LLC contributed 100% of its LLC interest into a newly formed Corporation, BT Assets, Inc. On November 13, 2020, BT Assets, Inc. elected to be taxed as an S Corporation and the Company elected to be taxed as an S Corporation subsidiary.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

In addition to Lux Vending, LLC’s subsidiary, Mintz Assets, Inc., which owns Express Vending, Inc., a Canadian subsidiary, the Company formed two additional subsidiaries in 2021, Intuitive Software, LLC., which is treated as a corporation for federal income tax purposes, and Digital Gold, a Canadian corporation wholly owned by Intuitive Software, LLC. For 2022, 2021 and 2020, there was no activity for Mintz Assets, Inc., and no activity in 2022 and 2021 for Intuitive Software, LLC and Digital Gold. As such, there were no federal income taxes for these entities.

In 2021, the Company, through its subsidiary Digital Gold, acquired a controlling interest in BitAccess Inc., which is taxed as a Canadian corporation.

Deferred taxes are recognized for future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax basis and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of any tax rate change on deferred taxes is recognized in the period that includes the enactment date of the tax rate change. Realization of deferred tax assets is assessed on an annual basis and, unless a deferred tax asset is more likely than not to be utilized, a valuation allowance is recorded to write down the deferred tax assets to their net realizable value.

In assessing the realizability of deferred income tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those deductible temporary differences reverse. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. For Express Vending, Inc. it is more-likely-than-not that future taxable income will not be generated to recognize the deferred tax asset. As such, the Company has recorded a full valuation allowance to offset its impact.

In addition, management has assessed tax positions of the Company and determined that it meets the minimum probability threshold which is defined as a tax position that is more-likely-than-not to be sustained upon examination by the applicable taxing authority. The Company is not aware of any Federal, State, or Canadian notices or audits. There have been no tax planning strategies or tax positions taken on the Federal, State, or Canadian tax returns that would result in an uncertain tax position.

The Company is no longer subject to income tax examinations for the tax years prior to 2019.

(n) Fair Value of Financial Instruments

Certain assets and liabilities are reported or disclosed at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the Company’s principal market for such transactions. If the Company has not established a principal market for such transactions, fair value is determined based on the most advantageous market. The Company uses a three-level hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques. The three levels of the fair value hierarchy are described below:

• Level 1:	Quoted (unadjusted) prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

• Level 2:	Inputs other than quoted prices that are either directly or indirectly observable, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

• Level 3:

Inputs that are generally unobservable, supported by little or no market activity, and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

The categorization of an asset or liability within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The valuation techniques used by the Company when measuring fair value maximize the use of observable inputs and minimize the use of unobservable inputs.

(o) Share-Based Compensation

The Company maintains an equity award plan under which the officers and employees of BitAccess Inc. may be awarded various types of share-based compensation, including options to purchase shares of BitAccess Inc.’s common stock and restricted stock units. The Company recognizes share-based compensation expense associated with these awards on a straight-line basis over the award’s requisite service period (generally the vesting period). For stock options, share-based compensation expense is based on the fair value of the awards on the date of grant, as estimated using the Black-Scholes option pricing model. For restricted stock units, the share-based compensation expense is based on the estimated fair value of BitAccess Inc.’s common stock on the date of grant. Forfeitures are accounted for at the time the forfeiture occurs. See Note 14 for further information regarding the equity award plan, related share-based compensation expense and assumptions used in determining the fair value of the awards.

(p) Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (the “CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a global, consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates as one operating segment and one reportable segment.

(q) Earnings Per Share

Earnings per share information has not been presented for the years ending December 31, 2022, 2021 and 2020 as the information would not be meaningful to the users based on the Company’s ownership structure as of the date of these consolidated financial statements.

(r) Litigation

The Company assesses legal contingencies in accordance with ASC 450 - Contingencies and determines whether a legal contingency is probable, reasonably possible or remote. When contingencies become probable and can be reasonably estimated, the Company records an estimate of the probable loss. When contingencies are considered probable or reasonably possible but cannot be reasonably estimated, the Company discloses the contingency when the probable or reasonably possible loss could be material. Legal costs are expensed in the period in which the costs are incurred.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(3) Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize an ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The Company adopted the new guidance effective for its fiscal year beginning January 1, 2022, as described further in Note 17.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes—Simplifying the Accounting for Income Taxes. The guidance eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. We adopted the standard effective January 1, 2021. Adoption of the standard did not have a material impact on our consolidated financial statements.

(4) Related Party Transactions

During the first six months of 2022, the Company distributed an aggregate of 2,760 ETH from the Cryptocurrencies on the Consolidated Balance Sheet with a total cost basis of $4,566,713 to its Member. On November 3, 2022, the Member contributed 2,021 ETH to the Company at a cost basis of $1,778,041. The contributed ETH was recorded at the adjusted cost basis, reflecting the impact of impairments during the period in which the Member held the assets, as the transfer of the assets represented a common control transaction. These capital transactions with the owner are reflected as contributions and distributions in the Consolidated Statements of Changes in Member’s Equity.

Immediately thereafter, the contributed ETH was sold by the Company on exchange to third parties for total cash proceeds of $3,088,128, resulting in a gain on sale of $1,310,087 which is reflected in Cost of revenue (excluding depreciation and amortization) on the Consolidated Statements of Income and Comprehensive Income. The cash flows from these transactions are classified as cash inflows from operations on the Consolidated Statement of Cash Flows.

As of December 31, 2022, the Company did not hold any of the contributed ETH and did not have any amounts due from or to the Member for any transactions on the Consolidated Balance Sheets. In addition, there was no impact of the related party transactions on the Consolidated Statements of Income and Comprehensive Income for the year ended December 31, 2022.

Total cash distributions made to the Member during the year ended December 31, 2022 were $11,353,485 and are classified as cash outflows from financing activities in the Consolidated Statement of Cash Flows.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(5) Revenue

Revenue disaggregated by revenue stream is as follows for the years ended December 31:

	2022	2021	2020
BTM Kiosks	$639,965,432	$538,434,694	$244,432,545
BDCheckout	691,736	—	—
OTC	2,080,000	7,271,077	652,191
Company Website	173,088	167,673	46,464
Software Services	3,184,957	1,799,637	—
Hardware Revenue	735,195	1,307,022	—

Total Revenue	$646,830,408	$548,980,103	$245,131,200

The net impact to revenue arising from cryptocurrency transactions where control did not transfer to the customer was an increase in revenue of $57,726 a reduction of revenue of $22,579 and a reduction of revenue of $64,538 for the years ended December 31, 2022, 2021 and 2020, respectively.

(6) Cost of Revenue (Excluding Depreciation and Amortization)

Cost of Revenue (excluding depreciation and amortization) is comprised of expenses associated with selling of cryptocurrencies and operating the Company’s BTM kiosks, excluding depreciation and amortization. The following table presents cost of revenue (excluding depreciation and amortization) by category for the years ended December 31:

	2022	2021	2020
Cryptocurrency expenses	$519,347,271	$462,938,510	$206,669,265
Floorspace lease expenses	39,764,569	21,008,045	3,967,276
Kiosk operations expenses	15,422,663	9,007,257	3,401,910

Total Cost of Revenue (excluding depreciation and amortization reported separately)	$574,534,503	$492,953,812	$214,038,451

The following table presents the components of cryptocurrency expenses for the years ended December 31:

	2022	2021	2020
Cost of Cryptocurrency (1) - BTM Kiosk	$513,951,422	$450,607,179	$202,467,969
Cost of Cryptocurrency (1) - OTC	1,958,110	6,340,983	622,350
Cost of Cryptocurrency (1) - BDCheckout	594,764	—	—
Software Processing Fees	2,518,581	4,389,713	2,594,043
Exchange Fees	119,020	308,720	223,233
Mining Fees	195,483	1,291,915	761,670
Software Processing Fee - BDCheckout	9,891	—	—

Total cryptocurrency expenses	$519,347,271	$462,938,510	$206,669,265

(1)

Cost of Cryptocurrency includes impairment losses recognized on cryptocurrencies net of any gains recognized from sales of cryptocurrencies on an exchange. Impairment of $6,821,027, $12,648,836 and $2,138,916, were offset by gains from the sale of cryptocurrencies on exchange of $2,283,871, $915,146 and $0 for the years ended December 31, 2022, 2021 and 2020, respectively.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

The Company presents cost of revenue in the consolidated Statements of Income and Comprehensive Income exclusive of depreciation related to BTM kiosks and amortization of intangible assets related to software applications, tradenames and customer relationships.

The following table reconciles amounts excluded from the cost of revenue (excluding depreciation and amortization) line in the consolidated Statements of Income and Comprehensive Income included in total depreciation and amortization expense in the consolidated Statements of Income and Comprehensive Income for the period presented:

	2022	2021	2020
Depreciation of owned BTM kiosks	$3,474,270	$2,053,148	$2,188,951
Depreciation of leased BTM kiosks	13,729,111	10,217,454	—
Amortization of intangible assets	1,513,527	713,224	—

Total depreciation and amortization excluded from cost of revenue	18,716,908	12,983,826	2,188,951

Other depreciation and amortization included in operating expenses	66,197	56,903	57,396

Total depreciation and amortization	$18,783,105	$13,040,729	$2,246,347

(7) Fair Value Measurements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table sets forth by level, within the fair value hierarchy, the Company’s assets and liabilities measured and recorded at fair value on a recurring basis:

	December 31, 2021	Quoted price in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Recurring fair value measurements:
Contingent consideration	$2,879,000	$—	$—	$2,879,000

Total recurring fair value measurements	$2,879,000	$—	$—	$2,879,000

The Company did not have any assets or liabilities measured at fair value on a recurring basis as of December 31, 2022.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Contingent Consideration

The following table presents the changes in the estimated fair value of the contingent consideration liability measured using significant unobservable inputs (Level 3) for the years ended December 31:

	2022	2021
Balance, beginning of period	$2,879,000	$—
Fair value recorded in connection with acquisition	—	2,879,000
Change in fair value during the period	961,708	—
Payment made during the period	(2,000,000)	—

Balance, end of period	$1,840,708	$2,879,000

Contingent consideration related to the BitAccess acquisition (Note 9) was measured at the probability-weighted fair value at the date of acquisition which was estimated by applying an income valuation approach based on Level 3 inputs consisting primarily of a discount rate and probability of achieving the performance metrics. In July 2022, the Company made the first year payment of $2,000,000 to the former owners of BitAccess as the performance conditions were determined to have been met. In addition, the Company amended the contingent consideration arrangement to remove the performance conditions for the second year payment such that the full $2,000,000 related to the second year payment will be paid out in accordance with the agreement on July 31, 2023. As such, the contingent consideration liability as of December 31, 2022 is no longer a Level 3 fair value measurement as the contingency has been removed. The current portion of the contingent consideration due has been recorded in earn-out liability, current, in the accompanying consolidated Balance Sheet as of December 31, 2022 at present value using a 15% discount rate. The change in fair value of the contingent consideration is recognized in interest expense in the consolidated Statements of Income and Comprehensive Income for the year ended December 31, 2022. The difference between the recorded fair value of the payments and the ultimate payments amounts was not material to any period.

Changes in the estimated fair value of the contingent consideration liability as of December 31, 2021, were not material. The current and long-term portions of the contingent consideration have been recorded in accrued expenses and earn-out liability, net of current portion, respectively, in the accompanying consolidated Balance Sheet as of December 31, 2021.

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis

The Company’s non-financial assets, such as goodwill, intangible assets, property and equipment, operating lease right-of-use assets, and cryptocurrencies are adjusted down to fair value when an impairment charge is recognized. Certain fair value measurements are based predominantly on Level 3 inputs. No impairment charges related to goodwill, intangible assets, and property and equipment have been recognized for the periods ended December 31, 2022. Fair value of cryptocurrencies are based on Level 1 inputs. The carrying value of our cryptocurrency reflects any impairment charges recorded during the year with cumulative impairment charges since its purchase or receipt.

Assets and Liabilities Not Measured and Recorded at Fair Value

The Company considers the carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses (excluding contingent consideration) in the consolidated financial statements to approximate fair value due to their short maturities.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

The Company estimates the fair value of its fixed-rate notes payable based on quoted prices in markets that are not active, which is considered a Level 2 valuation input. As of December 31, 2022, the estimated fair value of the fixed-rated note was approximately $41,557,000 and the carrying value was $37,571,642.

(8) Member’s Equity

Articles of Incorporation

Under the articles of incorporation, all of the Company’s membership interest was held by an individual member. On November 13, 2020, the individual member of the Company contributed 100% of the interest held into a newly formed Corporation, BT Assets, Inc. (the “sole Member”), which is 100% owned by the individual member. On November 13, 2020, BT Assets, Inc. elected to be taxed as an S Corporation and the Company elected to be taxed as an S Corporation subsidiary of BT Assets, Inc. The Company can make distributions in cash or other property to the Member at the sole discretion of the Member.

Noncontrolling Interest

In July 2021, the Company obtained a controlling interest in BitAccess Inc. in a business combination (see Note 9). The remaining, un-affiliated interest in BitAccess Inc. is reported as Noncontrolling interest in subsidiary in the accompanying consolidated financial statements. As of December 31, 2022 and 2021, the noncontrolling interest ownership was 15.31% and 5.95%, respectively.

The noncontrolling interest holders have certain rights as defined in the Amended and Restated Shareholders Agreement, including the right, but not the obligation, to cause the Company to purchase the noncontrolling interest immediately prior to a liquidity event (as defined in the Amended and Restated Shareholders Agreement) at the fair value of the noncontrolling interest as of the liquidity event. The right is not mandatorily redeemable. The Company also holds a right, but not an obligation, to cause the noncontrolling interest holders to sell the noncontrolling interest under the same conditions.

The Noncontrolling interest holders participate in the operating results of BitAccess Inc. based on their respective ownership percentages in BitAccess Inc.

(9) Acquisition of BitAccess Inc.

On July 20, 2021, the Company entered into an Equity Interest Purchase Agreement (“EIPA”) with BitAccess Inc. (“BitAccess”), a Canadian Corporation, whereby the Company purchased approximately 94% of the equity interest in BitAccess to expand the Company’s market presence into a new customer base, augment its product offerings, and gain access to new technology.

The purchase price included a contingent consideration arrangement with a probability-weighted fair value of $2,879,000 that requires the Company to pay the former owners of BitAccess up to a maximum amount of $4,000,000 (undiscounted) over a two-year period from the acquisition date through July 31, 2023. The contingent consideration is based on targets outlined in the EIPA, and the fair value of the contingent consideration arrangement of $2,879,000 was estimated by applying an income valuation approach. That measure is based on inputs that are not observable in the market, or Level 3 inputs (see Note 2(n)), and includes a present value discount rate and a probability-adjusted level of revenues from sales to BitAccess customers. In July 2022, the Company made a $2,000,000 payment of contingent consideration to the former owners of BitAccess. In addition, the Company amended the contingent consideration arrangement to remove the performance conditions for the second

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

year payment such that the full $2,000,000 related to the second year will be paid out in accordance with the agreement on July 31, 2023. The contingent consideration due, all of which is current, was recorded in earnout liability in the accompanying consolidated balance sheet as of December 31, 2022. For 2021, the current portion and non-current portion of the contingent consideration have been recorded in earn-out liability and earn-out liability, non-current, respectively, in the accompanying consolidated Balance Sheet.

The transaction was accounted for as a business combination as the Company obtained control of the entity and the remaining noncontrolling interests do not have substantive participation rights. The purchase consideration was allocated to the assets and liabilities, including intangible assets, based on their respective fair values at the date of acquisition. The excess was recorded as goodwill.

Intangible assets consist of tradenames, software applications, and customer relationships. The tradenames, software applications, and customer relationships have a five-year estimated life, and the goodwill will be evaluated annually as of December 31 for impairment, as discussed in Note 2(h). Goodwill is not deductible for income tax purposes.

The following table presents the allocation of the purchase consideration, to the tangible and intangible assets acquired, liabilities assumed, and noncontrolling interests based on their fair values:

Cash	$720,836
Cryptocurrencies	52,404
Accounts receivable	106,152
Inventory	391,011
Prepaid expenses and other current assets	783,299
Property and equipment, fair value	27,021
Tradenames	1,233,000
Software applications	3,771,000
Customer relationships	2,574,000
Goodwill	8,720,571

Total assets acquired	18,379,294

Less:
Accounts payable	493,169
Accrued expenses	57,532
Deferred tax liability	1,877,449
Debt assumed	15,772

Total liabilities assumed	2,443,922

Total fair value	15,935,372

Less fair value of noncontrolling interest	(948,154)

Total purchase consideration	$14,987,218

The Company incurred acquisition-related costs of $258,025 for the year ended December 31, 2021. These costs are included in general, selling, and administrative expenses on the consolidated Statements of Income and Comprehensive Income.

The consolidated financial statements include the operating results of BitAccess Inc. from the date of acquisition through December 31, 2021 and were not material to the Company’s consolidated financial statements.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(10) Cryptocurrencies

Cryptocurrencies are accounted for as indefinite-lived intangible assets and are recognized at cost, net of impairment losses. Impairments are recorded whenever the fair value of the cryptocurrency decreases at any time below its initial cost basis or carrying value during the assessed period. After an impairment loss is recognized, the adjusted carrying amount of the cryptocurrency becomes its new accounting basis and this new adjusted cost basis will not be adjusted upward for any subsequent increase in fair value.

The carrying values of cryptocurrencies were the following at December 31, 2022 and December 31, 2021:

Cryptocurrency	2022	2021
BTC	$522,987	$563,076
ETH	8,990	5,988,566
LTC	7,919	6,112

	$539,896	$6,557,754

The following table presents additional information about the adjusted cost basis of cryptocurrencies:

December 31, 2022	BTC	ETH	LTC	Total
Beginning balance	$563,076	$5,988,566	$6,112	$6,557,754
Purchases or receipts of cryptocurrencies	520,486,806	2,422,541	2,510,302	525,419,649
Cost of cryptocurrencies sold or distributed	(513,750,166)	(8,395,147)	(2,471,167)	(524,616,480)
Impairment of cryptocurrencies	(6,776,729)	(6,970)	(37,328)	(6,821,027)

Ending Balance	$522,987	$8,990	$7,919	$539,896

December 31, 2021	BTC	ETH	LTC	Total
Beginning balance	$308,478	$50,360	$12,987	$371,825
Purchases or receipts of cryptocurrencies	458,131,069	11,825,336	2,662,312	472,618,717
Cost of cryptocurrencies sold or distributed	(447,626,129)	(3,551,331)	(2,606,492)	(453,783,952)
Impairment of cryptocurrencies	(10,250,342)	(2,335,799)	(62,695)	(12,648,836)

Ending Balance	$563,076	$5,988,566	$6,112	$6,557,754

Purchases of cryptocurrencies represent the cash paid by the Company to purchase cryptocurrencies on various exchanges and from liquidity providers and related transaction costs to acquire the cryptocurrencies, as well as any receipts of cryptocurrency sold to Bitcoin Depot by customers to the Company at the kiosks and paid to the Company for software services revenue. Costs of cryptocurrencies sold or distributed represents the cost basis of purchased cryptocurrencies, net of impairment costs recorded through the date of disposition.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(11) Goodwill and Intangible Assets, net

Intangible assets, net were comprised of the following at December 31, 2022:

	Estimated life	Cost Basis	Accumulated Amortization	Net	Remaining Weighted-Average Amortization Period
Tradenames	5 years	1,233,000	(362,310)	870,690	3.54
Customer relationships	5 years	2,574,000	(756,355)	1,817,645	3.54
Software applications	5 years	3,771,000	(1,108,086)	2,662,914	3.54

		$7,578,000	$(2,226,751)	$5,351,249

Intangible assets, net were comprised of the following at December 31, 2021:

	Estimated life	Cost Basis	Accumulated Amortization	Net	Remaining Weighted-Average Amortization Period
Tradenames	5 years	1,233,000	(116,047)	1,116,953	4.54
Customer relationships	5 years	2,574,000	(242,259)	2,331,741	4.54
Software applications	5 years	3,771,000	(354,918)	3,416,082	4.54

		$7,578,000	$(713,224)	$6,864,776

Amortization expense related to the intangibles with estimated lives of five years totaled $1,513,527, $713,224 and $0 for the years ended December 31, 2022, 2021 and 2020, respectively, and is included in depreciation and amortization in the consolidated Statements of Income and Comprehensive Income.

Estimated future amortization expense is approximately as follows:

Year Ending December 31,	Amount
2023	$1,515,600
2024	1,515,600
2025	1,515,600
2026	804,449

$5,351,249

The change in the net amount of goodwill for the year ended December 31, 2021 was as follows:

Amount
Goodwill - January 1, 2021	$—
Goodwill resulting from the acquisition of BitAccess	8,720,571
Changes in goodwill due to foreign currency translation	(3,283)

Goodwill - December 31, 2021	$8,717,288

There was no change in the amount of goodwill for the year ended December 31, 2022.

In August 2022, the Company terminated a contract with the largest customer of BitAccess, and migrated substantially all of its legacy BTMs from a third-party service provided to the BitAccess platform. The Company

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

determined that the termination of a significant customer represented a triggering event and performed an impairment assessment as of the termination date. The assessment did not result in an impairment as of the termination date.

(12) Note Payable

On December 21, 2020, the Company entered into a $25,000,000 credit agreement with a financial institution which is subject to annual interest at a rate of 15% per annum (the “Note”). In 2021, the Note was amended to provide an additional $15,000,000 to fund the acquisition of BitAccess Inc. In March 2022, the Note was amended to provide an additional term loan in an aggregate principal amount of $5,000,000. The Company is required to make monthly interest payments and fixed principal payments every six months beginning on July 15, 2021 through December 15, 2024. The Note matures on December 15, 2024, at which time, any outstanding principal balance and any accrued interest become due. The Note is collateralized by substantially all of the assets of the Company and is guaranteed by BT Assets, Inc. (the sole Member of the Company), Mintz Assets, Inc., Express Vending, Inc., Intuitive Software, LLC, Digital Gold Ventures, Inc. and BitAccess Inc. The Company is subject to certain financial covenants contained in the Note, which require the Company to maintain certain cash balances, a minimum consolidated cash interest coverage ratio, and a maximum consolidated total leverage ratio, in addition to customary administrative covenants. As of December 31, 2022 and 2021, the Company was in compliance with all financial covenants.

Note payable consisted of the following at December 31:

	2022	2021
Note payable	39,419,000	38,950,000
Less: unamortized deferred financing costs	(1,847,358)	(2,248,464)

Total Note payable	37,571,642	36,701,536
Less: current portion of note payable	(8,050,000)	(3,200,000)

Note payable, net of current portion	$29,521,642	$33,501,536

At December 31, 2022, aggregate future principal payments are as follows:

Year Ended	Amount
2023	$8,050,000
2024	31,369,000

$39,419,000

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(13) Income Taxes

The Company’s provision for income taxes related to state and foreign income taxes on its taxable subsidiaries consisted of the following for the year ended December 31:

	2022	2021
Current tax (expense):
State	$(646,629)	$(50,795)
Canada	—	(164,962)

Current provision for income taxes	(646,629)	(215,757)

Deferred tax (expense) benefit:
State	(26,040)	86,716
Canada	277,890	300,205

Deferred provision for income taxes	251,850	386,921

Net provision for income taxes	$(394,779)	$171,164

Due to the immateriality of state income and franchise taxes in 2020, no provision for taxes was recorded.

The Company’s statutory U.S. federal income tax rate is 0% as Lux Vending, LLC is taxed as an S corporation. The effective tax rate of 9.65% differs from the statutory U.S. federal rate of 21% primarily because of the election to be taxed as an S corporation and is also driven by the operating losses in foreign entities. The operating losses in BitAccess Inc. are expected to be recoverable in future years based on the projected financial results for BitAccess Inc. The net operating losses in Express Vending, Inc. are not expected to be recoverable in future years. The reconciliation of the income tax expense (benefit) is computed at the U.S. federal statutory rate as follows:

	2022	2021
At U.S. statutory tax rate	21.00%	21.00%
State income taxes	9.88%	-1.01%
Foreign rate differential	4.90%	0.81%
Pass-through loss/(income)	-45.74%	-23.85%
Current year permanent differences	12.30%	—
Change in valuation allowance	4.53%	—
Other	2.78%	0.07%

Total	9.65%	-2.98%

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

The tax effects of temporary differences that give rise to significant portions of the deferred income tax liability consisted of the following at December 31:

	2022	2021
Deferred tax assets:
Share-based compensation	$—	$125,109
Property and equipment	100,976	86,716
Other	181,275	—
Canadian net operating losses	122,116	89,585

Total deferred tax assets	404,367	301,410

Valuation allowance	(224,964)	(17,127)

Total deferred tax assets, net of valuation allowance	179,403	284,283

Deferred tax liabilities:
Property and equipment	—	(72,458)
Intangibles	(1,418,081)	(1,700,748)
Other	—	(1,606)

Total deferred tax liabilities	(1,418,081)	(1,774,812)

Net deferred tax liabilities	$(1,238,678)	$(1,490,529)

The Company believes that a portion of the Canadian net operating loss carryforwards will not be realized. Accordingly, a valuation allowance has been established in the amount of $224,964 against such benefits at December 31, 2022 compared to $17,127 at December 31, 2021. The increase in valuation allowance of $207,837 in 2022 is primarily related to additional Canadian net operating loss generated during the year.

In lieu of federal corporate income taxes, the Member is taxed on its proportionate share of the Company’s taxable income. Therefore, no provision for US federal income taxes has been included in the consolidated financial statements. For state income and franchise tax purposes, certain states impose an entity-level tax on the Company. At December 31, 2022, 2021 and 2020, the Company has recorded $646,629, $50,795 and $0 for state income taxes in 2022, 2021 and 2020, respectively, recorded in income tax (expense) benefit on the Statements of Income and Comprehensive Income.

The Company generated net operating loss carryforwards for tax purposes of $383,969 in Canada which can be carried forward to offset future taxable income.

The Company has not been notified of any Canadian, Federal, or State notices or audits. For U.S. State tax, the company filed a Private Letter Ruling Request with the State of Texas related to the computation of Texas Franchise tax. For the year ended December 31, 2022, the Company recorded an uncertain tax position with respect to Texas Franchise tax in the amount of $247,804, until the issue is resolved with the state. Management has determined that there are no uncertain tax positions to be recognized for the year ended December 31, 2021. The Company’s policy is to include interest and penalties, if any, within the provision for taxes in the consolidated Statements of Income and Comprehensive Income. To date, there have been no interest or penalties incurred in relation to unrecognized tax benefits.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(14) Share-Based Compensation

BitAccess Inc. maintains a stock option plan for its employees under the Amended and Restated Stock Option Plan, (the “Plan”). Pursuant to the Plan agreement, awards of stock options and restricted stock units (“RSU”) are permitted to be made to employees and shareholders of BitAccess Inc. As of December 31, 2022, all shares of BitAccess Inc.’s common stock available under the Plan were issued.

In connection with the acquisition of BitAccess Inc. (see Note 9), the Plan was amended to terminate existing unvested options and restricted shares held by BitAccess Inc.’s shareholders and employees and provided them with replacement awards for 545,853 new unvested stock options to purchase common shares in BitAccess, Inc. with a $0 exercise price. The options generally vest over a two-year period following the one-year anniversary of the date of grant and expire not more than 10 years from the date of grant.

A summary of the Company’s stock option activity and related information is as follows:

	Options	Weighted-average exercise price	Weighted-average remaining contractual term	Weighted-average grant-date fair value
Outstanding at January 1, 2022	308,253	$—	9.55	$4.44
Granted	84,380	2.86	9.34	3.10
Exercised	(240,195)	—	—	—
Forfeited	(45,500)	(2.86)	—	(3.10)

Outstanding at December 31, 2022	106,938	$0.59	8.73	$4.26

Vested at December 31, 2022	1,719	$2.86	—	$3.02

	Options	Weighted-average exercise price	Weighted-average remaining contractual term	Weighted-average grant-date fair value
Outstanding at January 1, 2021	—	$—	—	$—
Granted	545,853	—	9.55	4.44
Converted to restricted stock units	(237,600)	—	—	4.44
Forfeited	—	—	—	—

Outstanding at December 31, 2021	308,253	$—	9.55	$4.44

Vested at December 31, 2021	—	$—	—	$—

In accordance with the Plan and in connection with the acquisition, stock options held by a certain employee were immediately converted to RSUs upon grant in accordance with the terms of the Plan. The units generally vest over a two-year period beginning following the one-year anniversary of the date of grant and expire not more than 10 years from the date of grant. A summary of the Company’s restricted stock award activity is as follows:

Restricted Stock Units
Outstanding at January 1, 2021	—
Conversion of stock options to RSUs	237,600
Exercised	—

Outstanding at December 31, 2021	237,600
Exercised	(156,458)

Outstanding at December 31, 2022	81,142

The Company recognized compensation expense of $1,230,118 during the year ended December 31, 2022 and $504,981 during the period from the date of acquisition through December 31, 2021, respectively, and it is

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

included in general, selling and administrative expenses in the consolidated Statements of Income and Comprehensive Income. As of December 31, 2022, there was $817,954 of unrecognized compensation expense related to unvested share options and nonvested restricted shares.

During the year ended December 31, 2022, the weighted-average per share fair value of options granted was $3.10. During the year ended December 31, 2021, the weighted-average per share fair value of options granted was $4.44.

The assumptions used under the Black-Scholes option pricing model and the weighted average calculated value of the options granted to employees as of December 31, were as follows:

	2022	2021
Risk-free interest rate	2.70%	2.50%
Dividend yield	—	—
Volatility factor of expected market price	50.00%	50.00%
Weighted-average expected life of option	7 years	6 years

The fair value of the RSUs is based on the estimated stock price, which is not materially different compared to the valuation of the stock options under the Black-Scholes pricing model.

Phantom Equity Participation Plan

The Company has a Phantom Equity Participation Plan dated July 25, 2021 (the “Phantom Plan”) for certain employees. The Phantom Plan awards eligible participants performance units entitling the holder to receive cash payments contingent upon certain qualifying events. The performance units vest according to the terms approved in the Phantom Plan, contingent upon the employee remaining continuously in service with the Company through the date of the qualifying event. Total units available to be issued under the plan were 15,000, and total units issued were 1,400 as of December 31, 2022 and 2021. The Company does not record any liability or expense for payments until the qualifying event is probable to occur and as such, no liability was recorded as of December 31, 2022 and 2021, respectively, and no expense for payments was recorded for the year ended December 31, 2022 and 2021.

(15) Defined Contribution Plan

The Company sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code. Employees who are over the age of 21 years are eligible to participate in the plan. Eligible employees may elect to defer a percentage of eligible compensation, which is subject to an annual limit of the lesser of 90% of eligible compensation or the maximum limit set by the IRS. The Company matches employee contributions up to a maximum of 50% of the participant’s compensation deferral, limited to 6% of the employee’s compensation. For the years ended December 31, 2022, 2021 and 2020, the Company made contributions of $201,964, $158,723 and $56,949, respectively, to the plan. These expenses are included in general, selling and administrative expenses in the consolidated Statements of Income and Comprehensive Income.

(16) Significant Vendor

During 2020, 2021 and for a portion 2022, the Company purchased substantially all of its BTM kiosks and licensed software which is embedded in the BTM kiosks to facilitate cryptocurrency transactions from a single third party vendor. For the years ended December 31, 2022, 2021 and 2020, the Company purchased kiosks

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

totaling $0, $6,171,064 and $2,014,398 and purchased software services of $2,335,310, $5,863,822 and $3,050,292, respectively, which are included in cost of revenue in the consolidated Statements of Income and Comprehensive Income. The accounts payable balance included $0 and $5,450 related to this vendor at December 31, 2022 and 2021, respectively.

During 2022, the Company migrated substantially all of its legacy BTM kiosks from the third-party vendor to its BitAccess software platform. As of December 31, 2022, the Company no longer has a significant vendor relationship where the Company is dependent on an external party for software to the Company’s BTMs.

(17) Leases

The Company adopted Topic 842 effective January 1, 2022 using the modified retrospective transition approach. The Company has utilized the effective date transition method and accordingly is not required to adjust its comparative period financial information for effects of Topic 842. However, Topic 842 requires a Company to continue to disclose comparative period financial information under the previous leasing guidance. The Company has elected to adopt practical expedients which permits it to not reassess its prior conclusions about lease identification, lease classification and initial direct costs under the new standard. The Company elected not to recognize ROU assets and lease liabilities for leases with terms of 12 months or less at lease commencement and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. The Company determines if an arrangement is a lease, or contains a lease, at inception of a contract and when the terms of an existing contract are changed. The Company recognizes a lease liability and an ROU asset at the commencement date of each lease. For operating and finance leases, the lease liability is initially measured at the present value of the unpaid lease payments at the lease commencement date. The lease liability is subsequently measured at amortized cost using the effective-interest method. The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before lease commencement date, plus any initial direct costs incurred less any lease incentives received. Variable payments are included in the future lease payments when those variable payments depend on an index or a rate. The discount rate is the implicit rate, if it is readily determinable, or the Company’s incremental borrowing rate. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms and in a similar economic environment. The Company recognizes lease costs associated with short-term leases on a straight-line basis over the lease term. When contracts contain lease and nonlease components, the Company accounts for both components as a single lease component.

On adoption, the Company recognized operating lease liabilities of $617,491 with corresponding right-of-use (“ROU”) assets of $383,723 which is the net of operating lease liabilities on adoption and deferred rent liability of $233,768 at January 1, 2022. As part of the Topic 842 adoption, the company reclassified existing capital lease obligations to finance lease obligations, which are presented as current installments of obligations under finance leases and obligation under leases, noncurrent on the consolidated Balance Sheets. There was no impact on the Statements of Changes in Member’s Equity for the adoption of Topic 842.

Floorspace leases

The Company has obligations as a lessee for floorspace. These leases meet the short-term lease criteria as the floorspace leases generally are cancellable by the Company with a 30 day or less notice. Accordingly, the Company has applied the practical expedient that allows the Company to recognize short-term lease payments on a straight-line basis over the lease term on the consolidated Statements of Income and Comprehensive Income and did not record ROU assets and lease liabilities for floorspace leases as of December 31, 2022.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Office space leases

The Company has obligations as a lessee for office space under a noncancellable lease arrangement that expires in May 2025, with options to renew up to five years. Payments due under the lease contracts include mainly fixed payments. The lease for the office space is classified as operating lease in accordance with Topic 842.

BTM kiosk leases

The Company has obligations as a lessee for BTM kiosks. The leases for the BTM kiosks are classified as finance leases in accordance with Topic 842 that expire on various dates through December 2024. The BTM kiosk lease agreements are for two or three year terms and include various options to either renew the lease, purchase the kiosks or exercise a bargain option to purchase the kiosk at the end of the term.

During November 2022, the Company amended an existing lease agreement with a lessor through various amendments. Under these amendments, the Company extended the lease term and revised the purchase option to include a purchase requirement at the end of the lease term. Under the payment schedule, the Company will pay $1,942,558 of the purchase price over 24 months beginning in January 2023 and will pay the remaining $6,972,662 under the following payment schedule: (a) $1,914,280 payable on April 2023; (b) $2,537,611 payable on July 2023; (c) $1,251,430 payable on October 2023; and (d) $1,269,341 payable on January 2024. As a result of the modification, the Company remeasured its finance lease assets and liabilities on the dates of the modifications. The remeasurement increased net book value of the BTM kiosk by $8,905,378, increased the finance liability by $9,077,278. When the Company purchases the assets at the end of the finance lease, these assets will be amortized over the remaining useful life.

The following table presents additional information about finance leases:

Amount
Finance lease liabilities at December 31, 2021	$32,605,635
Changes due to remeasurement of leases	9,077,278
Payments made during 2022	(17,105,867)

Finance lease liabilities at December 31, 2022	$24,577,046

The components of the lease expense for the year ended December 31, 2022 are as follows:

Amount
Finance lease expense:
Amortization of right-of-use-assets	$13,729,111
Interest on lease liabilities	4,872,143

Total finance lease expense	18,601,254
Operating lease expense	220,107
Short-term lease expense	39,764,569

Total lease expense	$58,585,930

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Other information as of and for the year ended December 31, 2022:
Operating cash flows used for finance leases	(4,872,143)
Operating cash flows used for operating leases	(221,768)
Financing cash flows used for finance leases	(17,105,867)
Weighted-average remaining lease term - finance leases	1.96
Weighted-average remaining lease term - operating leases	2.25
Weighted-average discount rate - finance leases	17.0%
Weighted-average discount rate - operating leases	15.0%

Lease expense for the year ended December 31, 2021 and 2020 comprised the following:

•

Minimum rental payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) during 2021 and 2020 amounted to $ 21,265,577 and $4,146,426, respectively.

•	Amortization of assets held under capital leases is included in depreciation expense.

Maturities of the lease liability under the noncancellable operating lease as of December 31, 2022 are as follows:

Year Ended	Operating Leases
2023	$228,410
2024	235,281
2025	100,969

Total undiscounted lease payments	564,660
Less: imputed interest	(88,543)

Total operating lease liability	476,117
Less: operating lease liabilities, current	(228,410)

Operating lease liabilities, net of current portion	$247,707

At December 31, 2021, future minimum lease payments under the noncancellable operating lease are as follows:

Year Ended
2022	$221,768
2023	228,410
2024	235,281
2025	100,968

$786,427

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Maturities of the lease liability under the noncancellable finance leases as of December 31, 2022 are as follows:

Year Ended	Finance Leases
2023	$20,709,870
2024	11,347,818
2025	108,189

Total undiscounted lease payments	32,057,687
Less: imputed interest	(7,480,641)

Total finance lease liability	24,577,046
Less: current installments of obligations under finance leases	(18,437,333)

Obligations under finance leases, excluding current installments	$6,139,713

As of December 31, 2021, the Company was obligated under capital leases covering certain leases that expire at various dates during the next 4 years. Amounts reported as BTM Kiosks in the consolidated balance sheet obtained under capital leases as of December 31, 2021 and 2020 consisted of the following:

	2021	2020
Cost of BTM kiosks and installation	$46,330,250	$7,538,500
Less: Accumulated depreciation	(11,257,317)	(1,039,863)

	$35,072,933	$6,498,637

At December 31, 2021, aggregate minimum future payments under noncancellable capital lease agreements are as follows:

Year Ended	Amount
2022	$21,653,278
2023	13,465,784
2024	4,631,031

39,750,093
Less: imputed interest	(7,144,458)

Total obligations under capital lease	32,605,635
Less: current installments of obligations	(17,209,198)

Total obligations under capital lease, excluding current installments	$15,396,437

(18) Commitments and Contingencies

Litigation

From time to time in the regular course of its business, the Company is involved in various lawsuits, claims, investigations and other legal matters. Except as noted below, there are no material legal proceedings pending or known by the Company to be contemplated to which the Company is a party or to which any of its property is subject.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

The Company believes that adequate provisions for resolution of all contingencies, claims and pending litigation have been made for probable losses that are reasonably estimable. These contingencies are subject to significant uncertainties and the Company is unable to estimate the amount or range of loss, if any, in excess of amounts accrued. The Company does not believe that the ultimate outcome of these actions will have a material adverse effect on its financial condition but could have a material adverse effect on its results of operations, cash flows or liquidity in a given quarter or year.

On January 13, 2023, Canaccord Genuity Corp. (“Canaccord”) commenced proceedings against the Company by filing a claim with the Superior Court of Justice in Toronto, Ontario which named Lux Vending, LLC as the defendant. Canaccord is a financial services firm in Canada that the Company previously had hired to perform advisory services related to a potential initial public offering in Canada or sales transaction. The claim asserts that Lux Vending, LLC breached the contract by terminating the contract to avoid paying fees for their services and that Canaccord is entitled to $22.3 million in damages equivalent to the fees alleged to be payable for breach of contract that would have been owed upon the closing of a transaction to acquire control, the sale of substantially all the Company’s assets, or a merger transaction pursuant to the previously terminated engagement letter for advisory services. Canaccord proposes that the amount of fees would be calculated on the total cash transaction value of the business combination of $880.0 million. The claim also seeks an award for legal and other costs relating to the proceeding. Apart from the initial exchange of pleadings, as of April 14, 2023, no further steps have been taken in the proceeding.

Bitcoin Depot does not believe the allegations made against it are valid and intends to vigorously defend against them. The range of potential loss related to the identified claim is between $0 and $22.3 million, the amount of damages that Canaccord is seeking in the lawsuit. The additional costs mentioned in the claim are not able to be estimated at this time.

Financial and tax regulations

Legislation or guidance may be issued by U.S. and non U.S. governing bodies, including Financial Crimes Enforcement Network (“FinCen”) and the Internal Revenue Service (“IRS”), that may differ significantly from the Company’s practices or interpretation of the law, which could have unforeseen effects on our financial condition and results of operations, and accordingly, the related impact on our financial condition and results of operations is not estimable. In 2021, the IRS concluded an examination of the Company related to certain regulatory reporting requirements related to cryptocurrency sales to certain customers. Based on the outcome of the examination, the Company has concluded it is not probable that any fines or penalties will be assessed against the Company. As a result, no accrual has been recorded in the accompanying consolidated financial statements.

(19) Subsequent Events

On January 13, 2023, Canaccord commenced proceedings against the Company. The claim asserts that Canaccord is entitled to $22.3 million in fees upon the closing of a transaction to acquire control, sale of substantially all the Company’s assets, or a merger transaction pursuant to a previously terminated engagement letter for advisory services. The Company does not believe the allegations made against it are valid and intends to vigorously defend against them. See Note 18: Commitment and Contingencies - Litigation for additional details related to Canaccord litigation matter.

On February 9, 2023, GSRM and the Company issued a joint press release, indicating GSRM will hold a Special Shareholder meeting to vote on the proposed transaction. Upon closing of the Business Combination, which is expected to occur shortly after the Special Meeting, and subject to the terms of the business combination agreement, the combined company will be named Bitcoin Depot Inc. and trade on the Nasdaq under the ticker symbol “BTM.”

BITCOIN DEPOT INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30, 2023 (unaudited)	December 31, 2022
Assets
Current:
Cash and cash equivalents	$27,415	$37,540
Cryptocurrencies	811	540
Accounts receivable, net	1,133	263
Prepaid expenses and other current assets	3,336	2,015

Total current assets	32,695	40,358
Property and equipment:
Furniture and fixtures	618	618
Leasehold improvements	172	172
Kiosk machines - owned	14,932	15,234
Kiosk machines - leased	33,355	36,591
Vehicles	35	17

Total property and equipment	49,112	52,632
Less: accumulated depreciation	(18,244)	(13,976)

Total property and equipment, net	30,868	38,656
Intangible assets, net	4,600	5,351
Goodwill	8,717	8,717
Operating lease right-of-use assets, net	253	302
Security deposits	17	17
Deferred tax asset	822	—

	14,409	14,387

Total assets	$77,972	$93,401

The accompanying notes are an integral part of these unaudited consolidated financial statements

BITCOIN DEPOT INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30, 2023 (unaudited)	December 31, 2022
Liabilities and Stockholders’ Equity and Member’s Equity
Current:
Accounts payable	$10,852	$8,119
Accrued expenses	24,127	11,309
Note payable	1,868	8,050
Income taxes payable	677	647
Deferred revenue	23	19
Operating lease liabilities, current portion	232	228
Current installments of obligations under finance leases	13,125	18,437
Derivative liabilities	6	—
Other tax payable	795	—

Total current liabilities	$51,705	$46,809
Long-term liabilities
Note payable, non-current	16,144	29,522
Operating lease liabilities, non-current	162	247
Obligations under finance leases, non-current	4,037	6,140
Deferred income tax, net	390	1,239
Tax receivable agreement liability	754	—

Total long-term liabilities	$21,487	$37,148

Total Liabilities	$73,192	$83,957

Commitments and Contingencies (Note 22)
Stockholders’ Equity and Member’s Equity
Series A Preferred Stock, $0.0001 par value; 50,000,000 authorized, 4,300,000 shares issued and outstanding, at June 30, 2023	—	—
Class A common stock, $0.0001 par value; 800,000,000 authorized, 12,358,691 shares issued and outstanding at June 30, 2023	1	—
Class B common stock, $0.0001 par value; 20,000,000 authorized, no shares issued and outstanding at June 30, 2023	—	—
Class E common stock, $0.0001 par value; 2,250,000 authorized, 1,075,761 shares issued and outstanding at June 30, 2023	—	—
Class M common stock, $0.0001 par value; 300,000,000 authorized, no shares issued and outstanding at June 30, 2023	—	—
Class O common stock, $0.0001 par value; 800,000,000 authorized, no shares issued and outstanding at June 30, 2023	—	—
Class V common stock, $0.0001 par value; 300,000,000 authorized, 44,100,000 shares issued and outstanding at June 30, 2023	4	—
Stock subscriptions receivable	(5,613)	—
Additional paid-in capital	15,504	—
Retained earnings (accumulated deficit)	(17,259)	—
Equity attributed to Legacy Bitcoin Depot	—	7,396
Accumulated other comprehensive loss	(203)	(182)

Total Stockholders’ Equity and Equity Attributable to Legacy Bitcoin Depot	$(7,566)	$7,214

Equity attributable to non-controlling interests	12,346	2,230

Total Stockholders’ Equity and Member’s Equity	$4,780	$9,444

Total Liabilities and Stockholders’ Equity and Member’s Equity	$77,972	$93,401

The accompanying notes are an integral part of these unaudited consolidated financial statements

BITCOIN DEPOT INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$197,474	$167,867	$361,077	$322,391
Cost of revenue (excluding depreciation and amortization)	167,242	149,213	308,543	290,482
Operating expenses:
Selling, general, and administrative	16,168	7,241	27,003	14,930
Depreciation and amortization	3,499	4,802	6,295	9,602

Total operating expenses	$19,667	$12,043	$33,298	$24,532

Income from operations	$10,565	$6,611	$19,236	$7,377

Other (expense) income:
Interest expense	(4,404)	(2,947)	(7,351)	(6,044)
Other (expense) income	(10,797)	(90)	(10,913)	12
(Loss) gain on foreign currency transactions	(62)	643	(211)	(189)

Total other (expense) income	$(15,263)	$(2,394)	$(18,475)	$(6,221)

Income (loss) before provision for income taxes and non-controlling interest	(4,698)	4,217	761	1,156
Income tax (expense) benefit	692	(80)	1,314	(392)

Net (loss) income	$(4,006)	$4,137	$2,075	$764

Net income attributable to Legacy Bitcoin Depot unit holders	6,616	4,183	12,906	871
Net income (loss) attributable to non-controlling interest in subsidiary	77	46	(132)	107

Net (loss) income attributable to Bitcoin Depot Inc.	$(10,699)	$—	$(10,699)	$—

Other comprehensive income (loss), net of tax
Net (loss) income	$(4,006)	$4,137	$2,075	$764
Foreign currency translation adjustments	(21)	(222)	(21)	(234)

Total comprehensive (loss) income	$(4,027)	$3,915	$2,054	$530

Comprehensive income attributable to Legacy Bitcoin Depot unit holders	6,595	3,961	12,885	637
Comprehensive income (loss) attributable to non-controlling interest in subsidiary	77	46	(132)	107

Comprehensive (loss) income attributable to Bitcoin Depot Inc.	$(10,699)	$—	$(10,699)	$—

Net (loss) income attributable to Bitcoin Depot Inc.	$(10,699)		$(10,699)
(Loss) earnings per share basic and diluted	$(0.64)		$(0.64)

Weighted average shares: basic and diluted	16,658,691		16,658,691

The accompanying notes are an integral part of these unaudited consolidated financial statements

BITCOIN DEPOT INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

THREE AND SIX MONTHS ENDED JUNE 30, 2023

(UNAUDITED)

(in thousands, except share and per share amounts)

	Equity Attributed to Legacy Bitcoin Depot	Series A Preferred Stock		Class A Common Stock		Class V Common Stock		Class E Common Stock		Accumulated Other Comprehensive (Loss)	Non-Controlling Interest	Stock Subscriptions Receivable	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity and Member’s Equity
		Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
April 1, 2023	13,182	—	—	—	—	—	—	—	—	(182)	2,213	—	—	—	15,213
Distributions	(12,233)	—	—	—	—	—	—	—	—	—	—	—	—	—	(12,233)
Stock compensation prior to transaction	—	—	—	—	—	—	—	—	—	—	190	—	—	—	190
Foreign currency translation	—	—	—	—	—	—	—	—	—	(21)	—	—	—	—	(21)
Net income (loss) prior to transaction	6,616	—	—	—	—	—	—	—	—	—	77	—	—	—	6,693
Recapitalization of Legacy Bitcoin Depot equity and establishment of non-controlling interest	(7,565)	—	—	11,858,691	1	44,100,000	4	1,075,761	—	—	9,866	(4)	—	(5,806)	(3,504)
Establishment of TRA	—	—	—	—	—	—	—	—	—	—	—	—	—	(754)	(754)
Shares issued in connection with the PIPE Financing	—	4,300,000	—	—	—	—	—	—	—	—	—	(5,609)	13,889	—	8,280
Post transaction stock compensation expense related to shares issued to founder	—	—	—	500,000	—	—	—	—	—	—	—	—	1,615	—	1,615
Net Income (loss) after transaction-attributable to Bitcoin Depot Inc.	—	—	—	—	—	—	—	—	—	—	—	—	—	(10,699)	(10,699)

June 30, 2023	—	4,300,000	—	12,358,691	1	44,100,000	4	1,075,761	—	(203)	12,346	(5,613)	15,504	(17,259)	4,780

BITCOIN DEPOT INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

THREE AND SIX MONTHS ENDED JUNE 30, 2023

(UNAUDITED)

(in thousands, except share and per share amounts)

	Equity Attributed to Legacy Bitcoin Depot	Series A Preferred Stock		Class A Common Stock		Class V Common Stock		Class E Common Stock		Accumulated Other Comprehensive (Loss)	Non-Controlling Interest	Stock Subscriptions Receivable	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity and Member’s Equity
		Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
January 1, 2023	7,396	—	—	—	—	—	—	—	—	(182)	2,230	—	—	—	9,444
Distributions	(12,737)	—	—	—	—	—	—	—	—	—	—	—	—	—	(12,737)
Stock compensation prior to transaction	—	—	—	—	—	—	—	—	—	—	382	—	—	—	382
Foreign currency translation	—	—	—	—	—	—	—	—	—	(21)	—	—	—	—	(21)
Net income (loss) prior to transaction	12,906	—	—	—	—	—	—	—	—	—	(132)	—	—	—	12,774
Recapitalization of Legacy Bitcoin Depot equity and establishment of non-controlling interest	(7,565)	—	—	11,858,691	1	44,100,000	4	1,075,761	—	—	9,866	(4)	—	(5,806)	(3,504)
Establishment of TRA	—	—	—	—	—	—	—	—	—	—	—	—	—	(754)	(754)
Shares issued in connection with the PIPE Financing	—	4,300,000	—	—	—	—	—	—	—	—	—	(5,609)	13,889	—	8,280
Post transaction stock compensation expense related to shares issued to founder	—	—	—	500,000	—	—	—	—	—	—	—	—	1,615	—	1,615
Net Income (loss) after transaction-attributable to Bitcoin Depot Inc.	—	—	—	—	—	—	—	—	—	—	—	—	—	(10,699)	(10,699)

June 30, 2023	—	4,300,000	—	12,358,691	1	44,100,000	4	1,075,761	—	(203)	12,346	(5,613)	15,504	(17,259)	4,780

The accompanying notes are an integral part of these unaudited consolidated financial statements

BITCOIN DEPOT INC.

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

THREE AND SIX MONTHS ENDED JUNE 30, 2022

(UNAUDITED)

(in thousands, except share and per share amounts)

	Equity Attributed to Legacy Bitcoin Depot	Accumulated Other Comprehensive (Loss)	Total Equity Attributed to Legacy Bitcoin Depot	Equity Attributed to Non- Controlling Interest	Total Member’s Equity
April 1, 2022	$8,115	$(84)	$8,031	$1,675	$9,706
Distributions	(3,545)	—	(3,545)	—	(3,545)
Stock compensation	—	—	—	303	303
Foreign currency translation	—	(222)	(222)	—	(222)
Net income (loss)	4,183	—	4,183	(46)	4,137

Balance at June 30, 2022	8,753	(306)	8,447	1,932	10,379

Balance at January 1, 2022	17.616	(72)	17,544	1,432	18,976
Distributions	(9,734)	—	(9,734)	—	(9,734)
Stock compensation	—	—	—	607	607
Foreign currency translation	—	(234)	(234)	—	(234)
Net income (loss)	871	—	871	(107)	764

Balance at June 30, 2022	$8,753	$(306)	$8,447	$1,932	$10,379

The accompanying notes are an integral part of these unaudited consolidated financial statements

BITCOIN DEPOT INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands, except share and per share amounts)

	Six Months Ended June 30,
	2023	2022
Cash flows from Operating Activities:
Net Income	$2,075	$764
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of deferred financing costs	515	301
Adjustment to contingent earnout liability	142	—
Depreciation and amortization	6,295	9,602
Expense associated with Series A Preferred Share PIPE Issuance	9,213	—
Non-cash stock compensation	1,997	607
Purchase of services in cryptocurrencies	432	2,376
Deferred taxes	(867)	(338)
Realized gain on cryptocurrencies	—	(989)
Loss on lease modification	1,201	—
Loss on disposal of property and equipment	255	—
Reduction in carrying amount of right-of-use assets	49	38
Cryptocurrency received as payment	(288)	(2,258)
Change in operating assets and liabilities:
Accounts receivable, net	(870)	(25)
Income tax receivable	—	27
Cryptocurrencies	(438)	2,278
Prepaid expenses and other current assets	(978)	11
Accounts payable	(125)	(3,307)
Accrued expenses	8,331	1,324
Income taxes payable	(268)	688
Derivative liabilities	6	—
Deferred revenue	4	91
Operating lease liabilities	(82)	(68)

Net Cash Flows From (Used In) Operations	$26,599	$11,122
Cash flows from Investing Activities:
Acquisition of property and equipment	(18)	(700)

Net Cash Flows From (Used In) Investing Activities	$(18)	$(700)
Cash flows from Financing Activities:
Net proceeds from Merger	3,343	—
PIPE commitment fee paid at closing	(583)	—
Proceeds from issuance of note payable	—	5,000
Principal payments on note payable	(18,926)	(1,600)
Principal payments finance lease	(6,701)	(8,376)
Payment for deferred financing costs	(1,149)	(209)
Distributions	(12,711)	(5,167)

Net Cash Flows From (Used In) Financing Activities	$(36,727)	$(10,352)
Effect of exchange rate changed on cash and cash equivalents	21	(234)

Net change in cash	$(10,125)	$(164)
Cash and cash equivalents - beginning of period	37,540	38,028

Cash and cash equivalents - end of period	$27,415	$37,864

The accompanying notes are an integral part of these unaudited consolidated financial statements

BITCOIN DEPOT INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands, except share and per share amounts)

	Six Months Ended June 30,
	2023	2022
Supplemental disclosures of cash flow information:
Cash paid during the six months ended June 30 for:
Interest	$7,036	$5,636

Income taxes	$2,212	$4

Supplemental disclosures of non-cash investing and financing activities:

See Note 4 for information on non-cash distribution to the Member.

See Note 21 for information on non-cash activity related to a lease termination and new lease arrangement.

The accompanying notes are an integral part of these unaudited consolidated financial statements

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(1) Organization and Background

(a) Organization

Bitcoin Depot Inc. (“Bitcoin Depot”, or the “Company”), a Delaware corporation, was formed on October 14, 2021 as GSR II Meteora Acquisition Corp. (see Note 2(a)). Bitcoin Depot owns and operates a network of cryptocurrency kiosks (“BTMs”) across North America where customers can buy and sell cryptocurrencies. In addition to the BTM network, Bitcoin Depot also sells cryptocurrency to consumers at a network of retail locations through its BDCheckout product offering and through its website via over-the-counter (“OTC”) trade. The BDCheckout offering allows users similar functionality to the BTM kiosks, enabling users to load cash into their accounts at the checkout counter at retailer locations, and use those funds to purchase cryptocurrency. The Company’s website allows users to initiate and complete OTC trades for cryptocurrency. Bitcoin Depot also offers a software solution to other BTM operators through its controlled subsidiary, BitAccess Inc.

(b) Background

Several factors affect the price of cryptocurrencies, including but not limited to: (a) global supply and demand; (b) investors’ expectations with respect to the rate of inflation; (c) interest rates; (d) currency exchange rates, including the rates at which cryptocurrencies may be exchanged for fiat currencies; (e) fiat currency withdrawal and deposit policies of electronic market places where traders may buy and sell cryptocurrencies based on bid-ask trading activity with the various exchanges and the liquidity of those exchanges; (f) interruptions in service from or failures of major cryptocurrency exchanges; (g) investment and trading activities of large investors, including private and registered funds, that may directly or indirectly invest in cryptocurrencies; (h) monetary policies of governments, trade restrictions, currency devaluations and revaluations; (i) regulatory measures, if any, that restrict the use of cryptocurrencies as a form of payment; (j) the maintenance and development of the open-source protocol governing the cryptocurrency’s network; (k) global or regional political, economic or financial events and situations; and (l) expectations among market participants that the value of a cryptocurrency will soon change.

Global supply for a particular cryptocurrency is determined by the asset’s network source code, which sets the rate at which assets may be awarded to network participants. Global demand for cryptocurrencies is influenced by such factors as the increase in acceptance by retail merchants and commercial businesses of a cryptocurrency as a payment alternative, the security of online exchanges and digital wallets, the perception that the use of cryptocurrencies is safe and secure, and the lack of regulatory restrictions on their use. Additionally, there is no assurance that any cryptocurrency will maintain its long-term value in terms of purchasing power. Any of these events could have a material adverse effect on the Company’s financial position and the results of its operations.

(c) Liquidity

As of June 30, 2023, the Company had current assets of $32.7 million, including cash and cash equivalents of $27.4 million, current liabilities of $51.7 million, total stockholders’ equity of $4.8 million and an accumulated deficit of $17.3 million. For the six months ended June 30, 2023, the Company recognized net income of $2.1 million and generated cash flows from operations of $26.6 million. The Company expects its existing cash and cash equivalents, together with cash provided by operations, to be sufficient to fund its operations for a period of 12 months from the date that these consolidated financial statements are issued.

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(2) Basis of Presentation and Summary of Significant Accounting Policies

(a) Basis of Presentation

Reverse Recapitalization

GSR II Meteora Acquisition Corp. (“GSRM”) was a blank check company incorporated as a Delaware corporation on October 14, 2021, for the purpose of effecting a merger or similar business combination with one or more businesses. On March 1, 2022, GSRM consummated its Initial Public Offering (“IPO”). On August 24, 2022, GSRM entered into a Transaction Agreement, as subsequently amended (the “Transaction Agreement”), by and among GSRM, GSR II Meteora Sponsor LLC (the “Sponsor”), Lux Vending, LLC (dba Bitcoin Depot) (“Legacy Bitcoin Depot”) and BT Assets, Inc. (“BT Assets”) (the “Merger”). Prior to the events contemplated in the TA, BT Assets was the sole owner and member in Legacy Bitcoin Depot.

On June 30, 2023 (the “Closing Date”), Legacy Bitcoin Depot merged with and into Bitcoin Depot Operating LLC (“BT OpCo”), with BT OpCo surviving the Merger as the post-transaction operating company owned solely by a newly formed entity, BT HoldCo, LLC (“BT HoldCo”) with common units (the “BT Holdco Common Units”), preferred units (the “BT Holdco Preferred Units”) and earnout units (the “BT Holdco Earnout Units”) outstanding and issued to BT Assets. In connection with the Merger, GSRM changed its name to Bitcoin Depot Inc., purchased BT Holdco Common Units owned by BT Assets and was issued BT Holdco Earnout Units and warrants issued by BT HoldCo to the Company to purchase a number of BT HoldCo Common Units equal to the number of shares of Class A common stock that may be purchased upon the exercise in full of all Warrants outstanding immediately after Closing (“BT Holdco Matching Warrants”). The former owners of Legacy Bitcoin Depot (i.e., BT Assets and the owners thereof) were issued 44,100,000 non-economic, super voting shares of Class V common stock in Bitcoin Depot. The Class V common stock held by BT Assets corresponds to units held by BT Assets in BT HoldCo and represents non-controlling interests in the Company, as described in Note 9. Following the closing of the Merger, the Company is organized under an “Up-C” structure in which the business of the Company is operated by BT HoldCo and its subsidiaries, and Bitcoin Depot’s only material direct asset consists of equity interests in BT HoldCo. At June 30, 2023, the Company holds 12,358,691 common units, 4,300,000 Series A Preferred Units and 43,848,750 warrants in BT HoldCo. Also at June 30, 2023 BT Assets owns 41,200,000 common units, 2,900,000 Founder Preferred Units, 5,000,000 Class 1 Earnout Units, 5,000,000 Class 2 Earnout Units and 5,000,000 Class 3 Earnout Units in BT HoldCo.

On the Closing Date, the Company also issued 4,300,000 shares of Series A Convertible Preferred Stock of the Company (the “Series A Preferred Stock”) in connection with the private placement (“PIPE Financing”) discussed in Note 4, and 12,358,691 shares of Class A common stock.

Notwithstanding the legal form of the Merger pursuant to the Transaction Agreement, the Merger is accounted for as a reverse recapitalization. The Merger will be accounted for as a common control transaction and reverse recapitalization in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), as BT Assets controls BT OpCo both before and after the transactions. Legacy Bitcoin Depot is determined to be the predecessor and represents a continuation of BT OpCo’s balance sheet and consolidated statement of Income (Loss) and Comprehensive Income (Loss), reflective of the recapitalization of the Merger.

As a result of the reverse capitalization accounting, the assets and liabilities of Legacy Bitcoin Depot are reflected by the Company at their historical cost with no additional goodwill or intangible assets recorded, accompanied by a recapitalization of the equity structure.

In connection with the Merger, the Company’s Class A common stock is now listed on The National Association of Securities of Dealers Automated Quotations (“Nasdaq”) under the symbol BTM and warrants to purchase the

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Class A common stock are listed on Nasdaq under the symbol BTMWW in lieu of the GSRM Ordinary Shares and GSRM’s warrants, respectively. GSRM’s units automatically separated into the GSRM’s Ordinary Shares and GSRM’s warrants and ceased trading separately on the Nasdaq following the Closing Date. Prior to the Merger, GSRM neither engaged in any operations nor generated any revenue. Until the Merger, based on GSRM’s business activities, it was a shell company as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The consolidated assets, liabilities and results of operations prior to the Merger reflect those of Legacy Bitcoin Depot, which represents the predecessor of the Company. All such references to the Company for periods prior to the Merger refer to the activity of Lux Vending, LLC.

Unaudited Interim Financial Statements

The unaudited interim consolidated financial statements have been prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) with respect to interim reporting. The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements of Lux Vending, LLC (dba Bitcoin Depot) as of December 31, 2022 and December 31, 2021 included in GSRM’s definitive proxy statement filed with the SEC on June 20, 2023. The Company has included all normal recurring items and adjustments necessary for a fair presentation of the results of the interim period. The Company’s interim unaudited consolidated financial statements are not necessarily indicative of results that may be expected for any other interim period or for the full year.

The Company consolidates business enterprises that it controls by ownership of a majority voting interest. However, there are situations in which consolidation is required even though the usual condition of consolidation (ownership of a majority voting interest) does not apply. An enterprise must consolidate a Variable Interest Entity (“VIE”) if it is determined to be the primary beneficiary of the VIE. The primary beneficiary has both (a) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance, and (b) the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company consolidates all entities that it controls by ownership of a majority voting interest as well as VIEs for which the Company is the primary beneficiary.

In connection with the Merger, the Company became the sole managing member of BT HoldCo, which holds all of the Company’s operating subsidiaries, and has the sole authority to make the key operating decisions on behalf of BT HoldCo. As such, the Company determined that BT HoldCo is a VIE and the Company is the primary beneficiary. Accordingly, these consolidated financial statements include the assets, liabilities and results of operations of BT HoldCo.

The consolidated financial statements of the Company include the accounts of Bitcoin Depot Inc. and its controlled subsidiaries: BT HoldCo, Bitcoin Depot Operating, LLC, Mintz Assets, Inc., Express Vending, Inc., Intuitive Software, LLC, Digital Gold Ventures, Inc. (“Digital Gold”), and BitAccess Inc. BT HoldCo is a holding company with ownership of Bitcoin Depot Operating, LLC. Bitcoin Depot Operating, LLC is a holding company with ownership of Mintz Assets, Inc. and Intuitive Software, LLC. Mintz Assets, Inc. is a holding company that holds the ownership of Express Vending, Inc. Express Vending, Inc. is a Canadian corporation whose business activities include owning and operating a network of BTM kiosks in Canada. Intuitive Software, LLC is a holding company that holds an 82.14% equity interest (through its ownership of Digital Gold) in BitAccess Inc., a Canadian corporation. The non-controlling interests held by investors directly in BT HoldCo and BitAccess are presented separately as further discussed in Note 9. Intercompany balances and transactions have been eliminated in consolidation.

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(b) Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates are used for, but not limited to, valuation of current and deferred income taxes, the determination of the useful lives of property and equipment, recoverability of intangible assets and goodwill, fair value of long-term debt, present value of lease liabilities and right-of-use assets, assumptions and inputs for fair value measurements used in business combinations, impairments of cryptocurrencies, and contingencies, including liabilities that the Company deems are not probable of assertion. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates.

(c) Concentration of Credit Risk Arising from Cash Deposits in Excess of Insured Limits

The Company maintains cash in established U.S. and Canadian financial institutions that often will exceed federally insured limits. The Company has not experienced any losses in such accounts that are maintained at the financial institutions.

The Company maintains cash balances in its BTMs and in fiat wallets with cryptocurrency exchanges to facilitate the purchase and sale of cryptocurrencies. The cash balances in the BTMs are insured up to a specified limit. From time to time, the Company’s cash balance in the BTMs exceeds such limits. The Company had cash of $12.6 million and $16.0 million in BTMs at June 30, 2023 and December 31, 2022, respectively. Cash maintained in fiat wallets with cryptocurrency exchanges is not insured. The Company had $0.6 million and $2.5 million in cash with cryptocurrency exchanges as of June 30, 2023 and December 31, 2022, respectively.

A significant customer concentration is defined as one from whom at least 10% of annual revenue is derived. The Company had no significant customer concentration for the three and six months ended June 30, 2023 and 2022.

(d) Cash and Cash Equivalents

Cash includes cash maintained at various financial institutions, cryptocurrency exchanges, and in BTMs owned and leased by the Company.

Cash equivalents represents cash in transit picked up by armored truck companies from the Company’s BTM machines but not yet deposited in the Company’s bank accounts. As of June 30, 2023 and December 31, 2022, the Company had cash in transit of $5.7 million and $7.8 million, respectively. Management evaluates cash in transit based on outstanding cash deposits on cash picked up by the armored truck companies, historical cash deposits and cash that is lost during transit, which is immaterial.

(e) Cryptocurrencies

Cryptocurrencies are a unit of account that function as a medium of exchange on a respective blockchain network, and a digital and decentralized ledger that keeps a record of all transactions that take place across a peer-to-peer network. The Company primarily purchases cryptocurrencies to sell to customers. The Company’s cryptocurrencies consisted primarily of Bitcoin (“BTC”) as of and for the three and six months ended June 30, 2023 and BTC, Litecoin (“LTC”), and Ethereum (“ETH”) as of and for the year ended December 31, 2022. These are collectively referred to as “cryptocurrencies” in the consolidated financial statements.

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company accounts for cryptocurrencies as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles - Goodwill and Other, and they are recorded on the Company’s consolidated Balance Sheets at cost, less any impairments. The Company has control and ownership of its cryptocurrencies which are stored in both the Company’s proprietary hot wallets and hot wallets hosted by third-party, BitGo, Inc.

The primary purpose of the Company’s operations is to buy and sell Bitcoin using the BTM kiosk network and other services. The Company does not engage in broker-dealer activities. The Company uses various exchanges and liquidity providers to purchase, liquidate and manage its cryptocurrency positions; however, this does not impact the accounting for these assets as intangible assets.

Impairment

Because the Company’s cryptocurrencies are accounted for as indefinite-lived intangible assets, the cryptocurrencies are tested for impairment annually or more frequently if events or changes in circumstances indicate it is more likely than not that the asset is impaired in accordance with ASC 350. The Company has determined that a decline in the quoted market price below the carrying value at any time during the assessed period is viewed as an impairment indicator because the cryptocurrencies are traded in active markets where there are observable prices. Therefore, the fair value is used to assess whether an impairment loss should be recorded. If the fair value of the cryptocurrency decreases below the initial cost basis or the carrying value during the assessed period, an impairment charge is recognized at that time in cost of revenue (excluding depreciation and amortization). After an impairment loss is recognized, the adjusted carrying amount of the cryptocurrency becomes its new accounting basis and this new cost basis will not be adjusted upward for any subsequent increase in fair value. For purposes of measuring impairment on its cryptocurrencies, the Company determines the fair value of its cryptocurrency on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted (unadjusted) prices on the Coinbase exchange, the active exchange that the Company has determined is its principal market (Level 1 inputs).

The Company purchases cryptocurrencies, which are held in the Company’s hot wallets, on a just in time basis to facilitate sales to customers and mitigate exposure to volatility in cryptocurrency prices. As of June 30, 2023, the Company only sells its cryptocurrencies to its customers from its BTM Kiosks and BDCheckout locations in exchange for cash, for a prescribed transaction fee applied to the current market price of the cryptocurrency at the time of the transaction, plus a predetermined markup. When the cryptocurrency is sold to customers, the Company relieves the adjusted cost basis of its cryptocurrency, net of impairments, on a first-in, first-out basis within cost of revenue (excluding depreciation and amortization). In the fourth quarter of 2022, the Company discontinued the sale of ETH and LTC to its customers.

During the year ended December 31, 2021, the Company purchased quantities of cryptocurrencies in excess of expected sales and began selling these cryptocurrencies to customers, on exchange or distributing to the Member during the three and six months ended June 30, 2022. Upon disposition, the Company relieved the adjusted cost basis (net of impairments) of the cryptocurrencies with any gains recorded to cost of revenue (excluding depreciation and amortization).

The related cash flows from purchases and sales of cryptocurrencies are presented as cash flows from operating activities on the consolidated Statements of Cash Flows.

See Notes 2(i) and 2(j) to the consolidated financial statements for further information regarding the Company’s revenue recognition and cost of revenue related to the Company’s cryptocurrencies.

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(f) Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Finance leases are stated at the present value of the future minimum lease payments, less accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation are eliminated from their respective accounts and any resulting gain or loss is recognized in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss) upon disposition.

Depreciation of property and equipment is determined using the straight-line method over the estimated useful lives of the assets, which are as follows:

Furniture and fixtures	7 years
Leasehold improvements	Lesser of estimated useful life or life of the lease
Kiosk machines - owned	5 years
Kiosk machines - leased	2-5 years
Vehicles	5 years

Depreciation expense for the six months ended June 30, 2023 and 2022 totaled $5.5 million, and $8.8 million, respectively. Depreciation expense for the three months ended June 30, 2023 and 2022 totaled $3.1 million and $4.4 million, respectively.

(g) Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset group to its fair value, which is normally determined through analysis of the future net cash flows expected to be generated by the asset group. If such asset group is considered to be impaired, the impairment to be recognized is measured by the amount that the carrying amount of the asset group exceeds the fair value of the asset group. There were no impairments of long-lived assets for the six months ended June 30, 2023 and 2022.

(h) Goodwill and Intangible Assets, net

Goodwill represents the excess of the consideration transferred over the estimated fair value of the acquired assets, assumed liabilities, and any non-controlling interest in the acquired entity in a business combination. The Company tests for impairment at least annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Company performs their annual test for impairment as of December 31 at the reporting unit level. There was no impairment of goodwill for the six months ended June 30, 2023 and 2022.

Intangible assets, net consist of tradenames, customer relationships, and software applications. Intangible assets with finite lives are amortized over their estimated lives and evaluated for impairment when an event or change in circumstances occurs that warrants such a review. Management periodically evaluates whether changes to estimated useful lives of intangible assets are necessary to ensure its estimates accurately reflect the economic use of the related intangible assets.

(i) Revenue Recognition

BTM Kiosks, BDCheckout and OTC

Revenue is principally derived from the sale of cryptocurrencies at the point-of-sale on transactions initiated by customers. These customer-initiated transactions are governed by terms and conditions agreed to at the time of

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

each point-of-sale transaction and do not extend beyond the transaction. The Company charges a fee at the transaction level. The transaction price for the customer is the price of the cryptocurrency, which is based on the exchange value at the time of the transaction, plus a markup, and a nominal flat fee. The exchange value is determined using real-time exchange prices and the markup percentage is determined by the Company and depends on the current market, competition, the geography of the location of the sale, and the method of purchase.

The Company’s revenue from contracts with customers is principally comprised of a single performance obligation to provide cryptocurrencies when customers buy cryptocurrencies at a BTM kiosk, through BDCheckout or directly via an OTC trade. BDCheckout sales are similar to sales from BTM kiosks in that, customers buy cryptocurrencies with cash; however, the BDCheckout transactions are completed at the checkout counter of retail locations, initiated using the Bitcoin Depot mobile app instead of through the BTM kiosks. OTC sales are initiated and completed through the Company’s website. Regardless of the method by which the customer purchases the cryptocurrency, the Company considers its performance obligation satisfied when control of the cryptocurrency is transferred to the customer, which is at the point in time the cryptocurrency is transferred to the customer’s cryptocurrency wallet and the transaction validated on the blockchain.

The typical process time for our transactions with customers is 30 minutes or less. Through December 31, 2022, for reasons of operational practicality, the Company applied an accounting convention at period-ends to use the date of the transaction, which corresponded to the timing of the cash received, for purposes of recognizing revenue. This accounting convention did not result in materially different revenue recognition from using the time the cryptocurrency had transferred to the customer’s wallet and the transaction validated on the blockchain (see Note 6).

In a limited number of BTM kiosks, the Company has the technology to allow customers the ability to sell their cryptocurrencies to the Company. In these limited cases, the Company receives the customer’s cryptocurrencies in the Company’s hot wallet, and the kiosk dispenses U.S. Dollar (“USD”) to the selling customer. Because all orders are processed within a very short time frame (typically within minutes), no orders are pending when the customer receives cash upon completion of the transaction at the kiosk. Revenue is recognized at the time when the cash is dispensed to the customer. The cryptocurrencies received are initially accounted for at cost and reflected in Cryptocurrencies on the consolidated Balance Sheets, net of impairments.

Judgment is required in determining whether the Company is the principal or the agent in transactions with customers. The Company evaluates the presentation of revenue on a gross or net basis based on whether it controls the cryptocurrency before control is transferred to the customer (gross) or whether it acts as an agent by arranging for other customers on the platform to provide the cryptocurrency to the customer (net). The Company controls the cryptocurrency before control is transferred to the customer, has ownership risk related to the cryptocurrency (including market price volatility), sets the transaction fee to be charged, and is responsible for transferring the cryptocurrency to the customer upon purchase. Therefore, the Company is the principal in transactions with customers and presents revenue and cost of revenue (excluding depreciation and amortization) from the sale of cryptocurrencies on a gross basis.

Software Services

The Company, through its subsidiary BitAccess, generates revenue from contracts with third-party BTM operators to provide software services that enables these customers to operate their own BTM kiosks and facilitate customer cash-to-cryptocurrency transactions. In exchange for these software services, the Company earns a variable fee equal to a percentage of the cash value of the transactions processed by the kiosks using the

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

software during the month, paid in BTC. The Company has determined that the software services are a single, series performance obligation to provide continuous access to the transaction processing system that is simultaneously provided to and consumed by the customer. Each day of the service periods comprises a distinct, stand-ready service that is substantially the same and with the same pattern of transfer to the customer as all the other days. The Company allocates the variable service fees earned to each distinct service period on the basis that (a) each variable service fee earned relates specifically to the entity’s efforts to provide the software services during that period and (b) allocation of the variable fee entirely to the distinct period in which the transaction giving rise to the fee occurred is consistent with the allocation objective in ASC 606. Accordingly, the Company allocates and recognizes variable software services revenue in the period in which the transactions giving rise to the earned variable fee occur.

BitAccess also generates revenue by selling kiosk hardware to BTM operators in exchange for cash. Hardware revenue is recognized at a point-in-time when the hardware is shipped to the customer and control is transferred to the customer. When customers pay in advance for the kiosk hardware, the Company records deferred revenue until the hardware is delivered and control is transferred to the customer. Hardware and software services are generally sold separately from each other and are distinct from each other.

The Company has considered whether its contracts with BitAccess customers for software services are themselves derivative contracts or contain an embedded derivative in accordance with ASC 815 - Derivatives and Hedging, because the Company elects to receive BTC as payment for these software fees. The Company determined that the contracts are not themselves derivative contracts in their entirety but do contain an embedded derivative for the right to receive the USD denominated receivable in BTC as settlement. Due to the immaterial amount of BTC not received as settlement of receivables from customers at each month end and because the fair value of the embedded derivative was determined to be de minimis, the Company has not separately disclosed the fair value of the embedded derivative in the Company’s consolidated financial statements.

(j) Cost of Revenue (excluding depreciation and amortization)

The Company’s cost of revenue consists primarily of direct costs related to selling cryptocurrencies and operating the Company’s network of BTM kiosks. The cost of revenue (excluding depreciation and amortization) caption includes cryptocurrency expenses, floorspace expenses, and kiosk operations expenses.

Cryptocurrency expenses

Cryptocurrency expenses include the cost of cryptocurrencies, fees paid to obtain cryptocurrencies, impairment of cryptocurrencies, gains on sales of cryptocurrencies on exchange, fees paid to operate the software on the BTM kiosks, and fees paid to transfer cryptocurrencies to customers.

Floorspace lease expenses

Floorspace lease expenses include lease expense for short-term, cancellable floorspace leases related to the placement of BTM kiosks in retail locations.

Kiosk Operations expenses

Kiosk operations expenses include the cost of kiosk repair and maintenance and the cost of armored trucks to collect and transport cash deposited into the BTM kiosks.

The Company presents cost of revenue in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss) exclusive of depreciation related to BTM kiosks and amortization of intangible assets related to software applications, tradenames and customer relationships.

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(k) Advertising

The Company expenses advertising costs as incurred. Advertising expenses were $2.6 million and $1.7 million for the six months ended June 30, 2023 and 2022, respectively. Advertising expense for the three months ended June 30, 2023 and 2022 totaled $1.5 million and $0.9 million, respectively. Amounts are included in selling, general and administrative expenses in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

(l) Foreign Currency

The functional currency of the Company is the USD. The functional currency of Express Vending, Inc. is the Canadian Dollar. All revenue, cost and expense accounts are translated at an average of exchange rates in effect during the period. Assets and liabilities recorded in foreign currencies are translated at the exchange rate as of the balance sheet date. The resulting translation adjustments are recorded as a separate component of Stockholders’ and Member’s equity, identified as accumulated other comprehensive loss. As a result of the continued integration of BitAccess (the Company’s controlled Canadian subsidiary) during 2022, the Company determined that the functional currency was the USD. Accordingly, assets and liabilities are remeasured into USD at the exchange rates in effect at the reporting date with differences recorded as transactions gains and losses within other income (expense), net within the Consolidated Statement of Income (Loss) and Comprehensive Income (Loss).

(m) Income Taxes

Bitcoin Depot is treated as a corporation for federal income tax purposes.

BT HoldCo is treated as a partnership for federal income tax purposes. Bitcoin Depot Operating, LLC is a single-member limited liability company and owned by BT HoldCo and with the consent of BT HoldCo has elected under the Internal Revenue Code and similar state statutes to be a disregarded entity. In lieu of federal corporate income taxes, Bitcoin Depot Operating, LLC reflects its operating results on the BT HoldCo’s federal tax return as a division of the partnership. As such, there were no federal income taxes for these entities.

Mintz Assets, Inc., is treated as a corporation for federal income tax purposes. Intuitive Software, LLC, and its wholly owned subsidiary, Digital Gold, are treated as corporations for federal income tax purposes. BitAccess Inc. and Express Vending, Inc. are taxed as Canadian corporations. For the three and six months ended June 30, 2023 and 2022, there was no activity for Mintz Assets, Inc., Intuitive Software, LLC and Digital Gold. As such, there were no federal income taxes for these entities.

Deferred taxes are recognized for future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax basis and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect of any tax rate change on deferred taxes is recognized in the period that includes the enactment date of the tax rate change. Realization of deferred tax assets is assessed on an annual basis and, unless a deferred tax asset is more likely than not to be utilized, a valuation allowance is recorded to write down the deferred tax assets to their net realizable value.

In assessing the realizability of deferred income tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred income tax assets will be realized. The ultimate realization of deferred

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

income tax assets is dependent upon the generation of future taxable income during the periods in which those deductible temporary differences reverse. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

(n) Fair Value of Financial Instruments

Certain assets and liabilities are reported or disclosed at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the Company’s principal market for such transactions. If the Company has not established a principal market for such transactions, fair value is determined based on the most advantageous market. The Company uses a three-level hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques. The three levels of the fair value hierarchy are described below:

•	Level 1:	Quoted (unadjusted) prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•	Level 2:

Inputs other than quoted prices that are either directly or indirectly observable, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3:	Inputs that are generally unobservable, supported by little or no market activity, and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

The categorization of an asset or liability within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The valuation techniques used by the Company when measuring fair value maximize the use of observable inputs and minimize the use of unobservable inputs.

(o) Share-Based Compensation

The Company maintained an equity award plan under which the officers and employees of BitAccess were awarded various types of share-based compensation, including options to purchase shares of BitAccess’ common stock and restricted stock units.

On June 30, 2023, the Company approved the Bitcoin Depot Inc. 2023 Omnibus Incentive Plan (the “Incentive Plan”) under which officers and employees may be awarded various types of share-based compensation, including but not limited to, restricted stock, stock options, and restricted stock units.

For stock options, share-based compensation expense is based on the fair value of the awards on the date of grant, as estimated using the Black-Scholes option pricing model. The model requires management to make a number of assumptions, including the fair value and expected volatility of the Company’s underlying common stock price, expected life of the option, risk-free interest rate, and expected dividend yield. The fair value of the underlying stock is the fair value of the Company’s common stock on the date of grant. The expected stock price volatility assumption for the Company’s stock is determined by using a weighted average of the historical stock price volatility of comparable companies from a representative peer group, as sufficient trading history for the Company’s common stock is not available. The Company uses historical exercise information and contractual terms of options to estimate the expected term. The risk-free interest rate for periods within the expected life of the option is based on the U.S. Treasury zero coupon bonds with terms consistent with the expected term of the award at the time of grant. The expected dividend yield assumption is based on the Company’s history and expectation of no dividend payouts.

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

For restricted stock units, the share-based compensation expense is based on the estimated fair value of the Company’s common stock on the date of grant.

The Company recognizes share-based compensation expense associated with these awards on a straight-line basis over the award’s requisite service period (generally the vesting period). Forfeitures are accounted for at the time the forfeiture occurs.

(p) Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (the “CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a global, consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates as one operating segment and one reportable segment.

(q) Net Income Per Share Attributable to Class A Common Stock

Basic earnings per share of Class A common stock is computed by dividing net income attributable to the Company by the weighted-average number of shares of Class A common stock outstanding during the same period. Diluted net income per share of Class A common stock is computed by dividing net income attributable to the Company by the weighted-average number of shares of Class A common stock outstanding adjusted to give effect to potentially dilutive securities. Potential shares of common stock consist of incremental shares issuable upon the assumed exercise of stock options and warrants, vesting of RSUs, vesting of Class E common stock and Class V common stock and conversion of the Company’s preferred stock. Net income per share is not presented for periods prior to the Merger as such amounts would not be meaningful to users of the financial statements because the equity structure materially changed in connection with the Merger.

(r) Litigation

The Company assesses legal contingencies in accordance with ASC 450 - Contingencies and determines whether a legal contingency is probable, reasonably possible or remote. When contingencies become probable and can be reasonably estimated, the Company records an estimate of the probable loss. When contingencies are considered probable or reasonably possible but cannot be reasonably estimated, the Company discloses the contingency when the probable or reasonably possible loss could be material. Legal costs are expensed in the period in which the costs are incurred.

(s) Earnouts

At the closing of the Merger, the Sponsor was entitled to receive up to a total of 1,075,761 earnout shares (“Sponsor Earnout Shares”) in the form of Class E common stock of the Company. In current form, the Sponsor Earnout Shares are represented by the Company’s Class E-1, E-2, and E-3 common stock, each class comprising of one-third (1/3) of the total Sponsor Earnout Shares, or 358,587 shares each. Class E-1 Shares automatically convert to Class A common stock if during the seven year period following the closing of the Merger the Company’s stock price is greater than $12.00 over 10 trading days (which may be consecutive or not consecutive) within any 20 consecutive trading days (“First Milestone”). Class E-2 and Class E-3 are subject to similar milestones. The “Second Milestone” is reached when the Company’s stock price is greater than $14.00 per share over any 10 trading days (which may be consecutive or not consecutive) within any 20 consecutive

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

trading days during the seven year period following the Merger. The “Third Milestone” has a threshold of $16.00 per share over any 10 trading days (which may be consecutive or not consecutive) within any 20 consecutive trading days during the 10 year period following the Merger.

In addition to the Sponsor Earnout Shares, certain owners of BT HoldCo are entitled to receive an additional 15,000,000 BT HoldCo Earnout Units (“BT Earnout”). The BT Earnout is structured similarly to the Sponsor Earnout Shares with consistent milestones and vesting conditions.

The Company evaluated the Sponsor Earnout Shares and BT HoldCo Earnout Shares under ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and concluded equity classification is appropriate. As equity classified contracts, the Sponsor Earnout Shares are not subject to remeasurement provided the conditions for equity classification continue to be met. The Sponsor Earnout Shares have been recorded in connection with the reverse recapitalization accounting as part of the adjustment to accumulated deficit due to the absence of additional paid in capital.

In connection with the Merger, the BT Earnout will be settled in Common Units which represent non-controlling interest, to be measured under the hypothetical liquidation at book value method, as described further in Note 9.

(t) Warrants

In connection with the Merger, the Company assumed a total of 43,848,750 Warrants, consisting of 31,625,000 Public Warrants and 12,223,750 Private Placement Warrants issued by GSRM which continue to exist following the Merger. The outstanding Warrants are accounted for as freestanding equity contracts and are classified in equity under ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity.

(u) Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

(3) Recent Accounting Pronouncements

Accounting Pronouncement Adopted

In October 2021, the FASB issued ASU 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers,” which requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination as if the acquiring entity had originated the contracts. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. The Company adopted this accounting standard effective January 1, 2023 with no impact on the consolidated financial statements.

Accounting Pronouncement Pending Adoption

In June 2022, the FASB issued ASU 2022-03, “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions,” which clarifies that contractual sale restrictions

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

are not considered in measuring fair value of equity securities and requires additional disclosures for equity securities subject to contractual sale restrictions. The standard is effective for public companies for fiscal years beginning after December 15, 2023. Early adoption is permitted. The Company is still assessing the impact if any, on the consolidated financial statements.

(4) Merger

For accounting purposes, the Merger was treated as the equivalent of Bitcoin Depot issuing stock for the net assets of GSRM accompanied by a recapitalization. The following summarizes the elements of the Merger to the consolidated Statement of Cash flows, including the transaction funding, sources and uses of cash (in thousands):

Recapitalization
Cash - GSR II Meteora Acquisition Corp Trust	$332,102
Less: GSRM transactions cost paid from Trust(1)	(25,958)
Less: Purchase of BT HoldCo common units from BT Assets	(10,066)
Less: Redemptions of existing shareholders of GSRM	(292,735)

Net proceeds from SPAC shareholders	3,343
Assumed net liabilities from GSRM, excluding net cash proceeds	(6,847)

Net Impact of the Merger on the Statement of Changes in Stockholders’ Equity	$(3,504)

(1)

Includes the following: Transaction costs paid from SPAC trust account include $18.7 million of non-redemption payments, $4.9 million of other transaction-related expenses and $2.4 million of franchise and income taxes, all of which were recorded by GSRM.

PIPE Financing

On June 23, 2023, GSRM entered into a private placement agreement with certain subscribers (“Subscribers”). Concurrently with the closing of the Merger, the Subscribers purchased 4,300,000 shares of Series A Preferred Stock in exchange for a subscription receivable (“Subscription Receivable”). The terms of the Subscription Receivable provide that the Subscribers will pay a purchase price of up to $43.3 million if the volume-weighted average trading price of the Company’s Class A common stock exceeds certain hurdle prices ranging from $10.50 to $11.39 per share over the period from September 2023 through February 2024 (or April 2024 if the Company elects to extend the observation period based on a notional amount of 5,000,000 shares of Class A common stock). The price paid by the Subscribers will be reduced if the volume-weighted average trading price does not exceed the hurdle prices and, if the Class A common stock trading price declines to zero, could result in the Company making a cash payment to the Subscribers of up to $10.9 million (or $12.1 million if the Company elects to extend the observation period).

For purposes of settlement under the PIPE Agreement, the notional amount of 5,000,000 shares consists of (a) the 4,300,000 shares of Series A Preferred Stock sold at the closing of the Merger (that have substantially the same economics as the Class A common stock (see Notes 15 and 18) as described above, and (b) 700,000 shares of Class A common stock that were held by the Subscribers prior to the consummation of the Transaction. In

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

connection with the Transaction, the Subscribers entered into non-redemption agreements with the Company and received additional shares of Class A common stock in exchange for their commitments not to redeem. See the discussion below under SPAC Share Issuance for further information.

The Subscription Receivable represents a hybrid financial instrument comprising a subscription receivable and an embedded derivative. The host subscription receivable was recognized at its initial fair value of $5.6 million as a reduction in stockholders’ equity. The embedded derivative represents a net cash settled forward contract with a value that is indexed to the trading price of the Company’s Class A common stock. The derivative was bifurcated pursuant to subtopic ASC 815-15 Embedded derivatives and will be carried at its fair value with changes in fair value recognized in earnings.

The Series A Preferred Stock was recorded at fair value of $13.9 million. The excess of the fair value of the Series A Preferred Stock and the fair value of the Subscription Receivable was deemed to reflect the minimum return promised to the Subscribers inherent in the mechanics of the arrangement whereby the Subscribers may ultimately pay less than the purchase price of $43.3 million based on future prices of the Class A common stock. The economics of this element of the transaction are reflected in the bifurcated derivative carried at fair value with changes in fair value recognized in earnings. As a result, the difference between the fair value the Series A Preferred Stock and the fair value of the Subscription Receivable was recognized as an expense at the date of the initial recognition. The expense of $9.2 million also includes $0.9 million of cash fees ($0.6 million paid at the closing of the Merger and $0.3 million due in September 2023) and is included within other (expense) income on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

Non-Redemption Agreements

Prior to the Merger, GSRM entered into voting and non-redemption agreements (“Voting and Non-Redemption Agreements”) with unaffiliated third parties (“Non-Redeeming Stockholders”) in exchange for such Non-Redeeming Stockholders, including Subscriber referenced above, agreeing to either not redeem or to reverse any previously submitted redemption request with respect to an aggregate of 6,833,000 shares of the Company’s Class A common stock sold in its initial public offering (“Non-Redeemed Shares”) and to allow the Company, without another stockholder vote, to further extend the date to consummate an initial business combination on a monthly basis up to eight times by an additional one month each time after July 1, 2023 (each one month extension, a “Monthly Extension”), until March 1, 2024, unless the closing of an initial business combination shall have occurred prior thereto (the “Extension”).

SPAC Share Issuance

In exchange for the foregoing commitments not to redeem such Non-Redeemed Shares, GSRM had agreed to issue to the Non-Redeeming Stockholders an aggregate of 68,330 shares (“Commitment Shares”) (representing 1% of the Non-Redeemed Shares) of the Company’s Class A common stock. The Non-Redeeming Stockholders also received 136,660 shares (“Extension Shares”) of the Company’s Class A common stock in connection with the initial extension. Additionally, a backstop fee was paid immediately upon closing of the Merger, which was paid to all Non-Redeeming Stockholders, except for one investor, to which the Company paid the backstop fee in the form of 454,350 shares of the Company’s Class A common stock. In total, the Company issued 659,340 shares of Class A common stock at the closing of the Merger and $18.7 million of cash was paid out of the SPAC trust account proceeds. The cash paid by GSRM to Non-Redeeming Stockholders of $18.7 million reduced GSRM’s trust account balance at closing of the Merger. In connection with the reverse recapitalization, the Company recorded the remaining trust account balance and other net liabilities as an adjustment to accumulated deficit on the consolidated Balance Sheet and Statement of Changes in Stockholders’ Equity. The expenses

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

related to the Non-Redemption Agreements and the SPAC Share Issuance described above have been recognized in the GSRM Statement of Operations as these transaction occurred prior to the Merger.

(5) Related Party Transactions

During the six months ended June 30, 2023, the Company distributed to BT Assets 112.4 LTC and 7.5 ETH with a total cost basis of $0.02 million. During the six months ended June 30, 2022, the Company distributed to BT Assets 2,760 ETH with a total cost basis of $4.6 million. During the three months ended June 30, 2023 and 2022, the Company distributed to BT Assets $0.0 million and 1,209 ETH with a total cost basis of $2.1 million, respectively. Total cash distributions made to BT Assets during the six months ended June 30, 2023 and June 30, 2022 were $12.7 million and $5.2 million, respectively and are classified as cash outflows from financing activities in the Consolidated Statement of Cash Flows. During the three months ended June 30, 2023 and 2022, total cash of $12.2 million and $1.6 million, respectively was distributed. The total cash and non-cash distributions are reflected in the consolidated Statements of Changes in Stockholders’ Equity.

As part of the Merger, the Chief Executive Officer of the Company was issued 500,000 shares of Class A common stock under the Incentive Plan. The Company recognized compensation expense of $1.6 million during the three and six months ended June 30, 2023 and is included in selling, general and administrative expenses in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

The Company entered into sale bonus agreements with an officer and an employee of Bitcoin Depot as part of the Merger. The Company agreed to pay bonuses to these individuals based on the results of the Merger. The Company accrued an aggregate bonus compensation payable of $2.0 million as of June 30, 2023. The compensation expense is included in selling, general and administrative expenses in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

At the closing of the Merger, the Company entered into the Tax Receivable Agreement with BT HoldCo and BT Assets. Pursuant to the Tax Receivable Agreement, the Company is generally required to pay BT Assets 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign income taxes that we realize, or in certain circumstances is deemed to realize.

Additionally, at the closing of the Merger, BT Assets had a payable to the Company for $0.8 million related to withholding taxes on the 500,000 Class A common stock issued as a transaction bonus to the Chief Executive Officer of the Company. The Company received the $0.8 million in early July 2023 and remitted this amount to the tax authority.

In connection with the closing of the Merger, the Company entered into separate indemnification agreements with its directors and executive officers. These agreements, among other things, require the Company to indemnify its directors and executive officers for certain costs, charges and expenses, including attorneys’ fees, judgments, fines and settlement amounts, reasonably incurred by a director or executive officer in any action or proceeding because of their association with the Company or any of its subsidiaries. No amounts have been recognized related to these agreements as of June 30, 2023.

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(6) Revenue

Revenue disaggregated by revenue stream is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
BTM Kiosks	$196,916	$166,444	$359,942	$317,625
BDCheckout	241	8	601	8
OTC	—	—	—	2,080
Company Website	89	41	168	71
Software Services	150	1,248	288	2,258
Hardware Revenue	78	126	78	349

Total Revenue	$197,474	$167,867	$361,077	$322,391

The net impact to revenue arising from cryptocurrency transactions where control did not transfer to the customer would be a reduction in revenue of $0 million and $0.2 million for the three and six months ended June 30, 2023 and 2022, respectively.

(7) Cost of Revenue (Excluding Depreciation and Amortization)

Cost of Revenue (excluding depreciation and amortization) is comprised of expenses associated with the selling of cryptocurrencies and operating the Company’s BTM kiosks, excluding depreciation and amortization. The following table presents cost of revenue (excluding depreciation and amortization) by category (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cryptocurrency expenses	$153,193	$135,240	$280,854	$262,579
Floorspace lease expenses	8,749	10,178	17,782	20,367
Kiosk operations expenses	5,300	3,795	9,907	7,536

Total Cost of Revenue (excluding depreciation and amortization reported separately)	$167,242	$149,213	$308,543	$290,482

The following table presents the components of cryptocurrency expenses (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cost of Cryptocurrency (1) - BTM Kiosk	$152,783	$134,310	$279,874	$258,763
Cost of Cryptocurrency (1) - OTC	—	—	—	1,958
Cost of Cryptocurrency (1) - BDCheckout	206	7	515	7
Software Processing Fees	54	872	259	1,727
Exchange Fees	2	25	20	58
Mining Fees	144	26	177	66
Software Processing Fee - BDCheckout	4	—	9	—

Total cryptocurrency expenses	$153,193	$135,240	$280,854	$262,579

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(1)

Cost of Cryptocurrency includes impairment losses recognized on cryptocurrencies net of any gains recognized from sales of cryptocurrencies on an exchange. Impairment of $2.4 million and $2.1 million were offset by gains from the sale of cryptocurrencies on exchange of $0.1 million and $0 million for the three months ended June 30, 2023 and 2022, respectively. Impairment of $4.6 million and $5.3 million were offset by gains from the sale of cryptocurrencies on exchange of $0.1 and $1.0 million for the six months ended June 30, 2023 and 2022, respectively.

The Company presents cost of revenue in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss) exclusive of depreciation related to BTM kiosks and amortization of intangible assets related to software applications, tradenames and customer relationships.

The following table reconciles amounts excluded from the cost of revenue (excluding depreciation and amortization) caption in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss) included in total depreciation and amortization expense in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for the period presented (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Depreciation of owned BTM kiosks	$193	$734	$875	$1,464
Depreciation of leased BTM kiosks	2,852	3,687	4,514	7,375
Amortization of intangible assets	378	373	752	746

Total depreciation and amortization excluded from cost of revenue	3,423	4,794	6,141	9,585
Other depreciation and amortization included in operating expenses	76	8	154	17

Total depreciation and amortization	$3,499	$4,802	$6,295	$9,602

(8) Fair Value Measurements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company did not have any assets or liabilities measured at fair value on a recurring basis as of December 31, 2022. As part of the PIPE Agreement, the Company recognized the fair value of the embedded derivative as a liability and the amount was immaterial.

Contingent Consideration

The following table presents the changes in the estimated fair value of the contingent consideration liability measured using significant unobservable inputs (Level 3) (in thousands):

	Six Months Ended June 30, 2023	Year ended December 31, 2022
Balance, beginning of period	$1,841	$2,879
Change in fair value during the period	142	962
Payment made during the period	—	(2,000)

Balance, end of period	$1,983	$1,841

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Contingent consideration related to the BitAccess acquisition in July 2021 was measured at the probability-weighted fair value at the date of acquisition, which was estimated by applying an income valuation approach based on Level 3 inputs consisting primarily of a discount rate and probability of achieving the performance metrics. During the year end December 31, 2022, the Company made the first year payment of $2.0 million to the former owners of BitAccess as the performance conditions were determined to have been met. In addition, the Company amended the contingent consideration arrangement to remove the performance conditions for the second year payment such that the full $2.0 million related to the second year payment will be paid out in accordance with the agreement on July 31, 2023. As such, the contingent consideration liability as of June 30, 2023 and December 31, 2022 is no longer a Level 3 fair value measurement as the contingency has been removed. The current portion of the contingent consideration due has been recorded in Accrued expenses, in the accompanying consolidated Balance Sheet as of June 30, 2023 and December 31, 2022 at present value using a 15% discount rate. The change in fair value of the contingent consideration is recognized in interest expense in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for the six months ended June 30, 2023 and 2022. The difference between the recorded fair value of the payments and the ultimate payment amounts was not material to any period.

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis

The Company’s non-financial assets, such as goodwill, intangible assets, property and equipment, operating lease right-of-use assets and cryptocurrencies are adjusted down to fair value when an impairment charge is recognized. Certain fair value measurements are based predominantly on Level 3 inputs. No impairment charges related to goodwill, intangible assets, operating lease right-of-use assets and property and equipment have been recognized for the six months ended June 30, 2023 and 2022. Fair value of cryptocurrencies are based on Level 1 inputs. The carrying value of the Company’s cryptocurrency reflects any impairment charges recorded since its purchase or receipt.

Assets and Liabilities Not Measured and Recorded at Fair Value

The Company considers the carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses (excluding contingent consideration) in the consolidated financial statements to approximate fair value due to their short maturities.

The Company estimates the fair value of its fixed-rated note payable based on quoted prices in markets that are not active, which is considered a Level 2 valuation input. As of June 30, 2023, the estimated fair value of the fixed-rated note was approximately $19.4 million and the carrying value was $18.0 million.

(9) Non-controlling Interests

Non-controlling Interest - BitAccess

In July 2021, the Company obtained a controlling interest in BitAccess Inc. in a business combination. The un-affiliated interest in BitAccess Inc. is reported as non-controlling interests in the accompanying consolidated financial statements. As of June 30, 2023 and December 31, 2022, the non-controlling interest ownership was 17.86% and 15.31%, respectively.

The non-controlling interest has certain rights as defined in the Amended and Restated Shareholders Agreement, including the right, but not the obligation, to cause the Company to purchase the non-controlling interest immediately prior to a liquidity event (as defined in the Amended and Restated Shareholders Agreement) at the

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

fair value of the non-controlling interest as of the liquidity event. The non-controlling interest is not mandatorily redeemable. The Company also holds a right, but not an obligation, to cause the non-controlling interest holders to sell the non-controlling interest under the same conditions.

Non-controlling Interest - BT HoldCo

The Company is the primary beneficiary of BT HoldCo. The majority stockholder of BT HoldCo, BT Assets, holds 41,200,000 common units, and 2,900,000 preferred units of BT HoldCo, along with 44,100,000 Class V voting, noneconomic shares in the Company. BT Assets has the right to exchange the common units, together with a corresponding number of shares of Class V common stock, for, at the Company’s option, (i) shares of the Company’s Class A common stock or (ii) cash from a substantially concurrent public offering or private sale (based on the price of the Company’s Class A common stock). The ownership interests in BT HoldCo held by BT Assets represent the non-controlling interest not directly attributable to Bitcoin Depot and are reported as part of non-controlling interests in BT HoldCo on the accompanying consolidated financial statements. As of June 30, 2023, BT Assets has not exchanged any common units.

The preferred units are entitled to a $10.00 per unit preference (total preference of $29.0 million) on liquidation or distribution before any distributions may be made to other unitholders (other than certain permitted tax distributions). When the preference amount is paid, the preferred units are automatically converted to common units. As such, the Company uses the hypothetical liquidation at book value (“HLBV”) method to determine its equity in the earnings of BT HoldCo. Under the HLBV method, a calculation is prepared at each balance sheet date to determine the amount that the Company would receive if BT HoldCo were to liquidate all of its assets (at book value in accordance with U.S. GAAP) on that date and distribute the proceeds to the partners based on the contractually-defined liquidation priorities. The difference between the calculated liquidation distribution amounts at the beginning and end of the period, after adjusting for capital contributions and distributions, is the Company’s income or loss from BT HoldCo for the period.

As of June 30, 2023, the non-controlling interest ownership of BT HoldCo was 72.6% and the non-controlling interests measured under the HLBV method were $9.9 million.

BT Assets also holds 15,000,000 earnout units, which are discussed in more detail at Note 14.

(10) Cryptocurrencies

Cryptocurrencies are accounted for as an indefinite-lived intangible assets and are recognized at cost, net of impairment losses. Impairments are recorded whenever the fair value of the cryptocurrency decreases below its carrying value at any time during the period from acquisition. After an impairment loss is recognized, the adjusted carrying amount of the cryptocurrency becomes its new accounting basis and this new adjusted cost basis will not be adjusted upward for any subsequent increase in fair value.

The carrying values of cryptocurrencies were the following at June 30, 2023 and December 31, 2022 (in thousands):

Cryptocurrency	As of June 30, 2023	As of December 31, 2022
BTC	$810	$523
ETH	1	9
LTC	—	8

	$811	$540

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following table presents additional information about the adjusted cost basis of cryptocurrencies (in thousands):

	BTC	ETH	LTC	Total
Beginning balance—January 1, 2023	$523	$9	$8	$540
Purchase or receipts of cryptocurrency	127,530	4	3	127,537
Cost of cryptocurrencies sold or distributed	(125,465)	(12)	(11)	(125,488)
Impairment of cryptocurrencies	(2,187)	—	—	(2,187)

Balance—March 31, 2023	$401	$1	$—	$402

Purchase or receipts of cryptocurrency	153,351	—	—	153,351
Cost of cryptocurrencies sold or distributed	(150,552)	—	—	(150,552)
Impairment of cryptocurrencies	(2,390)	—	—	(2,390)

Balance—June 30, 2023	$810	$1	$—	$811

	BTC	ETH	LTC	Total
Beginning balance—January 1, 2022	$563	$5,989	$6	$6,558
Purchase or receipts of cryptocurrency	128,388	206	847	129,441
Cost of cryptocurrencies sold or distributed	(126,275)	(2,770)	(836)	(129,881)
Impairment of cryptocurrencies	(1,861)	(1,358)	(7)	(3,226)

Balance—March 31, 2022	$815	$2,067	$10	$2,892

Purchase or receipts of cryptocurrency	134,378	11	994	135,383
Cost of cryptocurrencies sold or distributed	(132,542)	(2,073)	(999)	(135,614)
Impairment of cryptocurrencies	(2,075)	—	—	(2,075)

Balance—June 30, 2022	$576	$5	$5	$586

Purchases of cryptocurrencies represent the cash paid by the Company to purchase cryptocurrencies on various exchanges and from liquidity providers and related transaction costs to acquire the cryptocurrencies, as well as any receipts of cryptocurrency sold to the Company by customers to the Company at the BTM kiosks and paid to the Company for software services revenue. Costs of cryptocurrencies sold or distributed represents the cost basis of purchased cryptocurrencies, net of impairment costs recorded through the date of disposition. The Company may be extended short-term credits from various exchanges and liquidity providers to purchase Bitcoin. The trade credits are due and payable in cash within days after they are extended. As of June 30, 2023, and December 31, 2022, the Company had $5.1 million and $1.7 million outstanding within “Accrued Expenses” on the Consolidated Balance Sheets, respectively.

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(11) Goodwill and Intangible Assets, net

Intangible assets, net were comprised of the following at June 30, 2023 (in thousands, except for weighted average period):

	Estimated life	Cost Basis	Accumulated Amortization	Net	Remaining Weighted-Average Amortization Period
Tradenames	5 years	$1,233	$(484)	$749	3.03
Customer relationships	5 years	2,574	(1,012)	1,562	3.03
Software applications	5 years	3,771	(1,482)	2,289	3.03

		$7,578	$(2,978)	$4,600

Intangible assets, net were comprised of the following at December 31, 2022 (in thousands, except for weighted average period):

	Estimated life	Cost Basis	Accumulated Amortization	Net	Remaining Weighted-Average Amortization Period
Tradenames	5 years	$1,233	$(363)	$870	3.53
Customer relationships	5 years	2,574	(756)	1,818	3.53
Software applications	5 years	3,771	(1,108)	2,663	3.53

		$7,578	$(2,227)	$5,351

Amortization expense related to the intangibles with estimated lives of five years totaled $0.8 million and $0.7 million for the six months ended June 30, 2023 and 2022, respectively. Amortization expense for the three months ended June 30, 2023 and 2022 totaled $0.4 million and $0.4 million, respectively. Amounts are included in depreciation and amortization in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

Estimated future amortization expense as of June 30, 2023 approximately as follows (in thousands):

Amount
2023 (for the remainder of)	$764
2024	1,516
2025	1,516
2026	804

Total	$4,600

There was no change in the amount of goodwill from December 31, 2022 to June 30, 2023.

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(12) Note Payable

On December 21, 2020, the Company entered into a $25.0 million credit agreement with a financial institution which is subject to annual interest at a rate of 15% per annum (the “note”). In 2021, the note was amended to provide an additional $15.0 million to fund the acquisition of BitAccess Inc. In March 2022, the note was amended to provide an additional term loan in an aggregate principal amount of $5.0 million.

On May 2, 2023, the Company amended its note with its lender. Pursuant to the amendment, the accelerated repayment feature in the event of a business combination transaction or a change in control transaction was removed and the repayment date was extended to August 15, 2023 to allow for a negotiation of repayment schedule. In addition, the fixed interest rate in the note was modified to increase the rate from 15% per annum to 20% per annum effective February 15, 2023 through August 15, 2023, and a catch-up payment was made for the incremental interest from February 15, 2023 through March 31, 2023, of approximately $0.3 million.

On June 23, 2023, the Company amended and restated its credit agreement with its existing lender. Under the amended and restated credit agreement, the Company refinanced $20.8 million of the note which is subject to an annual interest at a rate of 17% per annum. The Company is required to make monthly interest payments and fixed principal payments every six months beginning on December 15, 2023 through June 15, 2026. The note matures on June 23, 2026, at which time, any outstanding principal balance and any accrued interest become due. Additionally, the Company is required to pay an exit fee of $1.8 million upon maturity or prepayment. The Company recorded a long-term liability which is included within note payable, non-current on the consolidated Balance Sheet. The note is collateralized by substantially all of the assets of the Company and is guaranteed by BT Assets, Inc., Mintz Assets, Inc., Express Vending, Inc., Intuitive Software, LLC, Digital Gold Ventures, Inc. and BitAccess Inc. The Company is subject to certain financial covenants contained in the note, which require the Company to maintain certain cash balances, a minimum consolidated cash interest coverage ratio, and a maximum consolidated total leverage ratio, in addition to customary administrative covenants. The Company accounted for the amended and restated credit agreement as a debt modification in accordance with ASC 470, Debt.

In connection with the amended and restated credit agreement, the Company repaid approximately $16.4 million of the outstanding principal balance, refinanced $20.8 million of the outstanding principal balance and paid an exit fee of $2.3 million.

The Company deferred approximately $2.4 million of costs paid to the lender associated with refinancing of the note, which was reflected as a reduction of the note proceeds. The Company will recognize these deferred financing costs, along with the remaining unamortized deferred financing costs related to the original note, using the effective interest method over the term of the note.

Note payable consisted of the following as of June 30, 2023 and December 31, 2022 (in thousands):

	June 30, 2023	December 31, 2022
Note payable	$20,750	$39,419
Plus: exit fee due upon payment of note	1,764	—
Less: unamortized deferred financing costs	(4,502)	(1,847)

Total Note payable	18,012	37,572
Less: current portion of note payable	(1,868)	(8,050)

Note payable, non-current	$(16,144)	$29,522

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

At June 30, 2023, aggregate future principal payments are, excludes Exit Fee of $1.7 million due at any point the loan is prepaid or at maturity, as follows (in thousands):

Amount
2023 (for the remainder of)	$830
2024	2,282
2025	3,320
2026	14,318

Total	$20,750

(13) Warrants

The following table summarizes the warrants outstanding as of June 30, 2023:

Class of Warrants	Number Outstanding
Public warrants	31,625,000
Private placement warrants	12,223,750

Total Warrants outstanding	43,848,750

Warrants

There are 43,848,750 warrants outstanding of which 31,625,000 (“Public Warrants”) were issued by GSRM at the time of its IPO and 12,223,750 (“Private Warrants” and together the “Warrants”) were issued by GSRM to GSR II Meteora Sponsor LLC (“Sponsor”). As a result of the Merger, these Warrants became Bitcoin Depot Warrants.

Each whole Warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share. A holder may exercise its warrants only for a whole number of shares of Class A common stock. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Company may redeem the Public Warrants at a price of $0.01 per share if the closing price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period. The Private Warrants cannot be redeemed, even if sold or transferred to a non-affiliate. The Warrants will expire five years after the Closing Date or earlier upon redemption or liquidation.

Except as described in this section, the Private Warrants have terms and provisions that are identical to those of the Public Warrants, except the Private Warrants are not subject to redemption, and do not become subject to redemption after transfer to a non-affiliate (a distinction from other private placement warrants issued in connection with SPAC transactions).

The Warrants are accounted for as freestanding equity contracts and are classified in equity under ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity. In connection with the Merger, the Warrants were recorded in connection with the reverse recapitalization accounting as part of the adjustment to accumulated deficit on the consolidated Balance Sheet and Statement of Changes in Stockholders’ Equity.

(14) Earnouts

In connection with the Merger, the Sponsor received the Sponsor Earnout Shares, divided into three classes of Class E common stock; E-1, E-2, and E-3, respectively. All classes of Class E common stock are held by a single

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

party. Upon achieving certain milestones (described below), each share of Class E common stock is automatically converted into shares of the Company’s Class A common stock. For the avoidance of doubt, Class E common stock shares do not have any voting or economic rights, and they represent the right to receive shares of Class A common stock.

In addition to the Sponsor Earnout Shares described above, BT HoldCo also issued earnouts (“BT OpCo Earnout Units”), of which 1,075,061 were issued to the Company and 15,000,000 were issued to BT Assets, Inc. The BT OpCo Earnout Units issued by BT HoldCo are subject to the same vesting conditions as the Sponsor Earnout Shares. Upon vesting, these units will be automatically exchanged into common units of BT HoldCo. BT OpCo Earnout Units held by the Company mirror the Sponsor Earnout Shares arrangement as it is intended to maintain the umbrella partnership C corporation structure of the consolidated reporting group (i.e., for every Class A common stock share outstanding, the Company will have a corresponding Class A Unit in BT HoldCo). BT OpCo Earnout Units issued to BT Assets will impact the non-controlling interest recognized by the Company when these units vest.

The Earnout Shares (both Sponsor Earnout Shares and BT Opco Earnout Units) vest as follows:

First Earnout Period (seven years from date of Merger):

(a) One-third (1/3rd) of the Earnout Shares (Class E-1 common stock), if the closing share price of Bitcoin Depot’s Class A common stock, par value $0.0001 per share (Class A common stock) equals or exceeds $12.00 per share for any 10 trading days within any consecutive 20 trading day period that occurs after the Closing Date; and

(b) One-third (1/3rd) of the Earnout Shares (Class E-2 common stock), if the closing share price of Class A common stock equals or exceeds $14.00 per share for any 10 trading days within any consecutive 20 trading day period.

Second Earnout Period (ten years from date of Merger):

(a) Remaining Earnout Shares (representing one-third (1/3rd)) (Class E-3 common stock) if the closing share price of Bitcoin Depot’s Class A common stock equals or exceeds $16.00 per share for any 10 trading days within any consecutive 20 trading day period that occurs after the Closing Date.

(15) Common Stock, Preferred Stock and Stockholders’ Equity

Common Stock

The Company is authorized to issue seven classes of stock to be designated, respectively, Class A common stock, Class B common stock, Class M common stock, Class O common stock, Class V common stock (together with Class A common stock, Class B common stock, Class M common stock and Class O common stock, the “Voting Common Stock”) and Class E common stock (together with the Voting Common Stock, the “Common Stock”) and Preferred Stock. The total number of shares of capital stock which the Company shall have authority to issue is 2,223,250,000, divided into the following:

Class A common stock:

•	Authorized: 800,000,000, with a par value of $0.0001 per share

•	Issued and Outstanding: 12,358,691 as of June 30, 2023

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Class B common stock:

•	Authorized: 20,000,000, with a par value of $0.0001 per share

•	Issued and Outstanding: Nil as of June 30, 2023

Class M common stock:

•	Authorized: 300,000,000, with a par value of $0.0001 per share

•	Issued and Outstanding: Nil as of June 30, 2023

Class O common stock:

•	Authorized: 800,000,000, with a par value of $0.0001 per share

•	Issued and Outstanding: Nil as of June 30, 2023

Class V common stock:

•	Authorized: 300,000,000, with a par value of $0.0001 per share

•	Issued and Outstanding: 44,100,000 as of June 30, 2023

Class E common stock:

•	Authorized: 2,250,000, with a par value of $0.0001 per share

•	Issued and Outstanding: 1,075,761 as of June 30, 2023

Series A Preferred Stock:

•	Authorized: 50,000,000, with a par value of $0.0001 per share

•	Issued and Outstanding: 4,300,000 as of June 30, 2023

The rights of the holders of Class A common stock, Class B common stock, Class M common stock, and Class O common stock are identical, except with respect to voting and conversion. Class V common stock are voting, noneconomic shares and exchangeable, along with common units of BT HoldCo, into Class A common stock. Shares of Class M common stock are convertible into an equivalent number of shares (one-for-one) of Class A common stock automatically upon transfer, or the Majority Stockholder ceasing to beneficially own at least 20% of the voting power represented by the shares in Class V common stock. Shares of Class E common stock are convertible into an equivalent number of shares (one-for-one) of Class A common stock the reported closing trading price of the common stock exceeds certain thresholds if, from the closing of the Merger until the tenth anniversary thereof, the reported closing trading price of the common stock exceeds certain thresholds and is subject to forfeiture terms (See Note 14). Holders of Class A common stock, Class B common stock and Class O common stock are entitled to one vote per share. Holders of Class M common stock and Class V common stock are entitled to ten votes per share. Any dividends paid to the holders of Class A common stock and Class M common stock will be paid on a pro rata basis. On a liquidation event, any distribution to common stockholders is made on a pro rata basis to the holders of the Class A common stock and Class M common stock. Refer to Note 14 for further discussion regarding the Class E common stock.

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Series A Preferred Stock

In connection with the Merger and PIPE Financing, on June 30, 2023, the Company issued 4,300,000 shares of its Series A Preferred Stock. Holders of the Series A Preferred Stock have no voting rights except in certain matters as described in the Company’s Certificate of Designation. There are no other voting rights associated with the Series A Preferred Stock.

The Series A Preferred Stock is only entitled to dividends when and if declared by the Company’s Board of Directors. There is no stated dividend preference. The Series A Preferred Stock participate fully with respect to all distributions and dividends made to the Company’s Class A common stock, including in the event of a liquidation, dissolution, or winding up of the Company.

The Series A Preferred Stock is convertible at anytime at the option of the holders into Class A common stock at an initial exchange ratio of 1:1, as adjusted for any dilutive events. The Series A Preferred Stock is economically identical to the Company’s Class A common stock and is therefore treated as another class of common stock for reporting purposes (i.e., net income per share calculation), and is classified in permanent equity.

(16) Income Taxes

Following the closing of the transaction on June 30, 2023, BT HoldCo will be treated as a partnership for U.S. federal income tax purposes. As such, BT HoldCo’s earnings and losses will flow through to its partners, including Bitcoin Depot.

The effective tax rate for the three and six months ended June 30, 2023, is 14.7% and (172.7)%, respectively, and 1.9% and 33.9% for the three and six months ended June 30, 2022, respectively. During the three and six months ended June 30, 2023 the Company recognized income tax expense/(benefit) of ($0.7) million and ($1.3) million, respectively, on its share of pre-tax book income, of which ($0.3) million and ($0.9) million was attributed to non-controlling interest. During the three and six months ended June 30, 2022, the Company recognized income tax expense of $0.1 million and $0.4 million on its share of pre-tax book income, of which $0 and $0 was attributed to non-controlling interest.

BitAccess Inc. and Express Vending, Inc. are taxed as Canadian corporations. For the six months ended June 30, 2023, and 2022, there was no activity for Mintz Assets, Inc., Intuitive Software, LLC and Digital Gold. As such, there were no federal income taxes for these entities. BitAccess Inc., and Express Vending, Inc., recorded income tax benefits of ($0.7) million and ($0.1) million, respectively, which was allocated to non-controlling interest.

The effective tax rate differs from the statutory U.S. federal rate of 21% primarily due to the income or loss not being taxed due to the income and loss flowing through to its partners, and differences related to the foreign operations, valuation allowance adjustments and book-tax adjustments relating to share based compensation.

As of June 30, 2023, management determined based on applicable accounting standards and the weight of all available evidence, it was not more likely than not that the Company will realize its deferred tax assets for the difference in tax basis in excess of the financial reporting value for its investment in BT HoldCo. Consequently, the Company has established a full valuation allowance with respect to its deferred tax asset related to its investment in BT HoldCo as of June 30, 2023.

In the event that management subsequently determines that it is more likely than not that the Company will realize its deferred tax assets in the future, a decrease to the valuation allowance will be made, which will reduce the provision for income taxes.

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Additionally, the Company has an uncertain tax position of $0.2 million due to state tax filings. The Company plans to settle open filings during 2023.

Tax Receivable Agreement

Upon the completion of the Merger, Bitcoin Depot is party to the Tax Receivable Agreement (“TRA”). Under the terms of that agreement, Bitcoin Depot generally will be required to pay BT Assets 85% of the tax savings, if any, that PubCo realizes, or in certain circumstances is deemed to realize, as a result of certain Tax Attributes that are created as part of and after the Merger. The payment of cash consideration to BT Assets in connection with the transaction will result in aggregate payments under the Tax Receivable Agreement of approximately $0.8 million. This amount does not take into account any future exchanges of BT HoldCo Common Units by BT Assets pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement. The future amounts payable, as well as the timing of any payments, under the Tax Receivable Agreement are dependent upon significant future events, including (but not limited to) the timing of the exchanges of BT HoldCo Common Units and surrender of a corresponding number of shares of Bitcoin Depot Class V common stock, the price of Bitcoin Depot Class A common stock at the time of each exchange, the extent to which such exchanges are taxable transactions, the depreciation and amortization periods that apply to any increase in tax basis resulting from such exchanges, the types of assets held by BT HoldCo, the amount and timing of taxable income Bitcoin Depot generates in the future, the U.S. federal income tax rate then applicable and the portion of Bitcoin Depot’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. The Company has recognized a Tax Receivable Agreement liability of $0.8 million on the Consolidated Balance Sheets as of June 30, 2023. Changes in this liability will be recognized in future periods through the income tax (expense) benefit caption on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

(17) Share-Based Compensation

The Incentive Plan under which the board is currently authorized to grant awards of incentive stock options, nonstatutory stock options, restricted stock units or restricted stock up to 6,029,445 shares of Class A common stock to eligible recipients, as defined in the Incentive Plan. As of June 30, 2023, 500,000 shares were issued to the Chief Executive Officer of the Company. These shares were considered fully vested and exercised at June 30, 2023 with a fair value price of $3.23 per share. The Company recognized compensation expense of $1.6 million, for the three and six months ended June 30, 2023, respectively, which is included within selling, general and administrative expenses in the consolidated Statement of Income (Loss) and Comprehensive Income (Loss).

BitAccess maintained a stock option plan for its employees under the Amended and Restated Stock Option Plan, (the “BitAccess Plan”). Pursuant to BitAccess Plan agreement, awards of stock options and restricted stock units (“RSU”) are permitted to be made to employees and shareholders of BitAccess. As of June 30, 2023, all awards under the BitAccess Plan had been issued.

The options under the BitAccess Plan generally vest over a two-year period following the one-year anniversary of the date of grant and expire not more than 10 years from the date of grant.

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

A summary of the BitAccess Plan’s stock option activity and related information is as follows:

	Amount or number of Options	Weighted-average exercise price	Weighted-average remaining contractual term	Weighted-average grant-date fair value
Outstanding at January 1, 2023	106,938	$0.59	8.73	$4.26
Granted	39,600	2.86	9.76	3.05
Exercised	(68,058)	—	—	4.44
Forfeited	—	—	—	—

Outstanding at June 30, 2023	78,480	$2.86	9.21	$3.09

Vested at June 30, 2023	4,167	$2.86	—	$3.07

	Amount or number of Options	Weighted-average exercise price	Weighted-average remaining contractual term	Weighted-average grant-date fair value
Outstanding at January 1, 2022	308,253	$—	9.55	$4.44
Granted	84,380	2.86	9.34	3.10
Exercised	(240,195)	—	—	4.44
Forfeited	(45,500)	(2.86)	—	(3.10)

Outstanding at December 31, 2022	106,938	$0.59	8.73	$4.26

Vested at December 31, 2022	1,719	$2.86	—	$3.02

The RSUs under the BitAccess Plan generally vest over a two-year period beginning following the one-year anniversary of the date of grant and expire not more than 10 years from the date of grant. A summary of the BitAccess Plan’s restricted stock unit award activity is as follows:

Restricted
Stock Units
Outstanding at January 1, 2023	81,142
Exercised	(55,501)

Outstanding at June 30, 2023	25,641

Outstanding at January 1, 2022	237,600
Exercised	(156,458)

Outstanding at December 31, 2022	81,142

The Company recognized compensation expense of $0.4 million and $0.6 million during the six months ended June 30, 2023 and 2022, respectively, related to the BitAccess Plan. The Company recognized compensation expense of $0.2 million and $0.3 million during the three months ended June 30, 2023 and 2022, respectively. These amounts are included in selling, general and administrative expenses in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss). As of June 30, 2023, there was $0.6 million of unrecognized compensation expense related to BitAccess Plan’s unvested share options and nonvested restricted shares.

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Phantom Equity Participation Plan

The Company had a Phantom Equity Participation Plan dated July 25, 2021 (the “Phantom Plan”) for certain employees. The Phantom Plan awards eligible participants performance units entitling the holder to receive cash payments contingent upon certain qualifying events. The performance units vest according to the terms approved in the Phantom Plan, contingent upon the employee remaining continuously in service with the Company through the date of the qualifying event. Total units available to be issued under the plan were 15,000, and total units issued were 1,200 as of June 30, 2023. As result of the Merger, the qualifying events was triggered and the Company recorded a liability of $0.4 million as of June 30, 2023 and terminated the Phantom Plan. The remaining 50% will be paid in the form of share based compensation.

(18) Net Income (loss) per Share

The Series A Preferred Stock have similar economic rights to the Class A common stock and management considers them to be in substance common shares for earnings per share (“EPS”) purposes. As a result, the weighted average Series A Preferred Stock outstanding during the period was included in the calculation of weighted average common stock outstanding. No other classes of shares with economic rights were outstanding during the period, and therefore, EPS was not presented for such classes. The Public and Private Warrants along with the BitAccess options were considered in diluted EPS under the treasury stock method, if dilutive. The Class E common stock represents earnout arrangement that are contingently issuable into Class A common stock, and are only considered in the calculation of EPS once the stock price milestones have been achieved. The non-controlling interest was considered in diluted EPS under the if-converted method, if dilutive.

The net loss of $1.6 million at BT HoldCo subsequent to the Merger has been attributed entirely to Bitcoin Depot Inc. within the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) and for purposes of the net income per share calculation because such amounts pertain to compensation expense that do not affect the net assets of BT HoldCo available for liquidation and therefore are not further attributed to the non-controlling interest holders under the HLBV method described in Note 9.

Management determined that EPS was not presented for periods prior to the Merger as it was not considered to be meaningful. The computation of loss per share and weighted average of the Company’s common stock outstanding for the period from the date of transaction close through June 30, 2023 is as follows:

Three and Six Months Ended June 30, 2023
Numerator:
Net income (loss) attributable to Bitcoin Depot Inc. Class A common stock - Basic and Diluted	$(10,699)

Denominator:
Weighted average common stock outstanding - basic and diluted	16,658,691
Net loss per share - Bitcoin Depot Inc.	$(0.64)

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:

Class of security	Number of securities
PubCo Warrants - Public and Private	43,848,750
PubCo Class E Common Stock - Earnouts Units	1,075,761
BT OpCo Founder Convertible Preferred Units(1)	2,900,000
BT OpCo Exchangeable Non-Controlling Interest(1)	41,200,000
BT OpCo Earnouts Units	15,000,000
BitAccess Stock Options	104,121

(1)	Held at BT Assets and exchangeable into Class A common stock of the Company or cash.

(19) Defined Contribution Plan

The Company sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code. Employees who are over the age of 21 years are eligible to participate in the plan. Eligible employees may elect to defer a percentage of eligible compensation, which is subject to an annual limit of the lesser of 90% of eligible compensation or the maximum limit set by the IRS. The Company matches employee contributions up to a maximum of 50% of the participant’s compensation deferral, limited to 6% of the employee’s compensation. For the three and six months ended June 30, 2023 and 2022, the Company made contributions of $0.1 million to the plan. These expenses are included in selling, general and administrative expenses in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

(20) Significant Vendor

For the three and six months ended June 30, 2022, the Company had a significant vendor from which they purchased substantially all of their BTM kiosks, and from which the Company licensed software which was embedded in the kiosks to facilitate cryptocurrency transactions. As the Company migrated substantially all of its legacy BTM kiosks from this third-party vendor to its BitAccess software platform during 2022, the Company no longer considers this a significant vendor as of December 31, 2022.

For the three and six months ended June 30, 2022, the Company purchased software services from this significant vendor of $0.8 million and $1.6 million, respectively, which are included in cost of revenue (excluding depreciation and amortization) in the consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

(21) Leases

The Company adopted Topic 842 effective January 1, 2022 using the modified retrospective transition approach. The Company has elected to adopt practical expedients which permits it to not reassess its prior conclusions about lease identification, lease classification and initial direct cost under the new standard. The Company elected not to recognize ROU assets and lease liabilities for leases with terms of 12 months or less at lease commencement and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. The Company determines if an arrangement is a lease, or contains a lease, at inception of a contract and when the terms of an existing contract are changed. The Company recognizes a lease liability and an ROU asset at the commencement date of each lease. For operating and finance leases, the lease liability is initially measures at the present value of the unpaid lease payments at the lease commencement date. The lease

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

liability is subsequently measured at amortized cost using the effective-interest method. The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before lease commencement date, plus any initial direct costs incurred less any lease incentives received. Variable payments are included in the future lease payments when those variable payments are included in the future lease payment when those variable payments depend on an index or a rate. The discount rate is the implicit rate, if it is readily determinable, or the Company’s incremental borrowing rate. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms and in a similar economic environment. The Company recognizes lease costs associated with short-term leases on a straight-line basis over the lease term. When contracts contain lease and nonlease components, the Company accounts for both components as a single lease component.

On adoption, the Company recognized operating lease liabilities of $0.6 million with corresponding right-of-use (“ROU”) assets of $0.4 million which is the net of operating lease liabilities on adoption and deferred rent liability of $0.2 million at January 1, 2022. As part of the Topic 842 adoption, the Company reclassified existing capital lease obligations to finance lease obligations, which are presented as current installments of obligations under finance leases and obligation under leases, noncurrent on the consolidated Balance Sheets. There was no impact on the Statements of Changes in Member’s Equity for the adoption of Topic 842.

Floorspace leases

The Company has obligations as a lessee for floorspace. These leases meet the short-term lease criteria as the floorspace leases generally are cancellable by the Company with a 30 day or less notice. Accordingly, the Company has applied the practical expedient that allows the Company to recognize short-term lease payments on a straight-line basis over the lease term on the consolidated Statements of Income (Loss) and Comprehensive Income (Loss) and did not record ROU assets and lease liabilities for floorspace leases as of June 30, 2023 and December 31, 2022.

Office space leases

The Company has obligations as a lessee for office space under a noncancellable lease arrangement that expires in May 2025, with options to renew up to five years. Payments due under the lease contracts include mainly fixed payments. The lease for the office space is classified as operating lease in accordance with Topic 842.

BTM Kiosk leases

The Company has obligations as a lessee for BTM kiosks. The leases for the BTM kiosks are classified as finance leases in accordance with Topic 842 that expire on various dates through June 30, 2026. The BTM kiosk lease agreements are for two or three year terms and include various options to either renew the lease, purchase the kiosks or exercise a bargain option to purchase the kiosk at the end of the term.

During the year end December 31, 2022, the Company amended an existing lease agreement with a lessor through various amendments. Under these amendments, the Company extended the lease term and revised the purchase option to include a purchase requirement at the end of the lease term. Under the payment schedule, the Company will pay $1.9 million of the purchase price over 24 months beginning in January 2023 and will pay the remaining $7.0 million under the following payment schedule: (a) $1.9 million paid in April 2023; (b) $2.5 million paid in July 2023; (c) $1.3 million payable in October 2023; and (d) $1.3 million payable in January 2024. As a result of the modification, the Company remeasured its finance lease assets and liabilities on the dates of the modifications. The remeasurement increased net book value of the BTM kiosk by $8.9 million

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

and increased the finance liability by $9.0 million at December 31, 2022. When the Company purchases the assets at the end of the finance lease, these assets will be amortized over the remaining useful life.

On March 31, 2023, the Company terminated an existing lease arrangement with a lessor and simultaneously entered into a new lease arrangement with a new lessor for 689 BTMs. Under this agreement, the new lessor agreed to purchase the BTM’s from the original lessor. Upon the termination of the original agreement, the Company removed the remaining right-of-use asset and the finance lease liability of $2.4 million and $1.9 million respectively and recognized a loss of $0.5 million recorded in other (expense) income in the consolidated Statement of Income (Loss) and Comprehensive Income (Loss). The new lease commenced on March 31, 2023 and has a three year noncancellable period. Total fixed payments due on an undiscounted basis over the three year noncancellable period of the lease are $2.4 million. The Company will acquire the assets for a bargain purchase price of $1 at the end of the term. Due to the bargain purchase option, the Company classified the new lease as a finance lease. The Company recognized a finance lease liability of $1.9 million discounted at an interest rate implicit in the lease and a corresponding right-of-use asset of $1.9 million.

On June 30, 2023, the Company terminated an existing lease arrangement with a lessor and simultaneously entered into a new lease arrangement with a new lessor for 911 BTMs. Under this agreement, the new lessor agreed to purchase the BTM’s from the original lessor. Upon the termination of the original agreement, the Company removed the remaining right-of-use asset and the finance lease liability of $3.3 million and $2.5 million, respectively and recognized a loss of $0.8 million recorded in Other (Expense) Income in the consolidated Statement of Income (Loss) and Comprehensive Income (Loss). The new lease commenced on June 30, 2023 and has a three year noncancellable period. Total fixed payments due on an undiscounted basis over the three year noncancellable period of the lease are $3.2 million. The Company will acquire the assets for a bargain purchase price of $1 at the end of the term. Due to the bargain purchase option, the Company classified the new lease as a finance lease. The Company recognized a finance lease liability of $2.5 million discounted at an interest rate implicit in the lease and a corresponding right-of-use asset of $2.5 million.

The components of the lease expense are as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Finance lease expense:
Amortization of right-of-use-assets	$2,852	$3,687	$4,514	$7,375
Interest on lease liabilities	1,565	1,256	2,672	2,671

Total finance lease expense	4,417	4,943	7,186	10,046
Operating lease expense	57	56	109	115
Short-term lease expense	8,749	10,178	17,782	20,367

Total lease expense	$13,223	$15,177	$25,077	$30,528

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Other information:
Operating cash flows used for finance leases	$(1,565)	$(1,256)	$(2,672)	$(2,670)

Operating cash flows used for operating leases	$(57)	$(55)	$(114)	$(110)

Financing cash flows used for finance leases	$(3,547)	$(4,273)	$(6,701)	$(8,376)

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

	Six Months Ended June 30,
	2023	2022
Weighted-average remaining lease term - finance leases	1.88	2.07
Weighted-average remaining lease term - operating leases	1.92	2.92
Weighted-average discount rate - finance leases	17.6%	18.4%
Weighted-average discount rate - operating leases	15.0%	15.0%

Maturities of the lease liability under the noncancellable operating lease as of June 30, 2023 are as follows (in thousands):

Operating Leases
2023 (for the remainder of)	$114
2024	235
2025	101

Total undiscounted lease payments	450
Less: imputed interest	(56)

Total operating lease liability	394
Less: operating lease liabilities, current	(232)

Operating lease liabilities, net of current portion	$162

Maturities of the lease liability under the noncancellable finance leases as of June 30, 2023 are as follows (in thousands):

Finance Leases
2023 (for the remainder of)	$9,199
2024	7,973
2025	1,848
2026	726

Total undiscounted lease payments	19,746
Less: imputed interest	(2,584)

Total finance lease liability	17,162
Less: current installments of obligations under finance leases	(13,125)

Obligations under finance leases, excluding current installments	$4,037

(22) Commitments and Contingencies

Litigation

From time to time in the regular course of its business, the Company is involved in various lawsuits, claims, investigations and other legal matters. Except as noted below, there are no material legal proceedings pending or known by the Company to be contemplated to which the Company is a party or to which any of its property is subject.

BITCOIN DEPOT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company believes that adequate provisions for resolution of all contingencies, claims and pending litigation have been made for probable losses that are reasonably estimable. These contingencies are subject to significant uncertainties and the Company is unable to estimate the amount or range of loss, if any, in excess of amounts accrued. The Company does not believe that the ultimate outcome of these actions will have a material adverse effect on its financial condition but could have a material adverse effect on its results of operations, cash flows or liquidity in a given quarter or year.

On January 13, 2023, Canaccord Genuity Corp. (“Canaccord”) commenced proceedings against the Company by filing a claim with the Superior Court of Justice in Toronto, Ontario which named Lux Vending, LLC as the defendant. Canaccord is a financial services firm in Canada that the Company previously had hired to perform advisory services related to a potential initial public offering in Canada or sales transaction. The claim asserts that Lux Vending, LLC breached the contract by terminating the contract to avoid paying fees for their services and that Canaccord is entitled to $22.3 million in damages equivalent to the fees alleged to be payable for breach of contract that would have been owed upon the closing of a transaction to acquire control, the sale of substantially all the Company’s assets, or a merger transaction pursuant to the previously terminated engagement letter for advisory services. Canaccord proposes that the amount of fees would be calculated on the total cash transaction value of the business combination of $880.0 million. The claim also seeks an award for legal and other costs relating to the proceeding. Apart from the initial exchange of pleadings, as of August 15, 2023, no further steps have been taken in the proceeding.

Bitcoin Depot does not believe the allegations made against it are valid and intends to vigorously defend against them. The range of potential loss related to the identified claim is between $0 and $22.3 million, the amount of damages that Canaccord is seeking in the lawsuit. The additional costs mentioned in the claim are not able to be estimated at this time.

Financial and tax regulations

Legislation or guidance may be issued by U.S. and non-U.S. governing bodies, including Financial Crimes Enforcement Network (“FinCen”) and the Internal Revenue Service (“IRS”), that may differ significantly from the Company’s practices or interpretation of the law, which could have unforeseen effects on our financial condition and results of operations, and accordingly, the related impact on our financial condition and results of operations is not estimable. Prior to 2022, the IRS concluded an examination of the Company related to certain regulatory reporting requirements related to cryptocurrency sales to certain customers. Based on the outcome of the examination, the Company has concluded it is not probable that any fines or penalties will be assessed against the Company. As a result, no accrual has been recorded in the accompanying consolidated financial statements.

(23) Subsequent Events

On July 13, 2023, the Company paid $2.0 million in full satisfaction of the earnout liability related to the purchase of BitAccess.

On July 17, 2023 and August 4, 2023, the Company filed a Form S-1 and Form S-1/A, respectively, to register up to 83,747,027 shares of Class A common stock, up to 43,848,750 shares of Class A common stock Underlying Warrants and up to 12,223,750 Warrants to purchase Class A common stock.

BITCOIN DEPOT INC.